As filed with the Securities and Exchange Commission on June 4, 2021

Registration No. 333-256391

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 2 TO

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

KANZHUN LIMITED

(Exact name of Registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s name into English)

Cayman Islands	7370	Not Applicable

(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

18/F, GrandyVic Building, Taiyanggong Middle Road

Chaoyang District, Beijing 100020

People’s Republic of China

+86 10-8415-0633

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, NY 10168

+1 800-221-0102

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Z. Julie Gao, Esq. Shu Du, Esq. Skadden, Arps, Slate, Meagher & Flom LLP c/o 42/F, Edinburgh Tower, The Landmark 15 Queen’s Road Central Hong Kong +852 3740-4700	Cathy Yeung, Esq. Allen Wang, Esq. Latham & Watkins LLP 18th Floor, One Exchange Square 8 Connaught Place, Central Hong Kong +852 2912-2500

Approximate date of commencement of proposed sale to the public:

as soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company  ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

†    The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(2)(3)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price(2)(3)	Amount of registration fee(4)
Class A Ordinary Shares, par value US$0.0001 per share(1)	110,400,000	US$9.50	US$1,048,800,000	US$114,424.08

(1)

American depositary shares issuable upon deposit of Class A ordinary shares registered hereby will be registered under a separate registration statement on Form F-6 (Registration No. 333-256721). Each American depositary share represents two Class A ordinary shares.

(2)

Includes Class A ordinary shares that are issuable upon the exercise of the underwriters’ option to purchase additional ADSs. Also includes Class A ordinary shares initially offered and sold outside the United States that may be resold from time to time in the United States either as part of their distribution or within 40 days after the later of the effective date of this registration statement and the date the shares are first bona fide offered to the public. These Class A ordinary shares are not being registered for the purpose of sales outside the United States.

(3)	Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(o) under the Securities Act of 1933.
(4)	US$10,910 previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities, and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS (Subject to Completion)

Dated June 4, 2021.

48,000,000 American Depositary Shares

KANZHUN LIMITED

Representing 96,000,000 Class A Ordinary Shares

We are selling 48,000,000 American depositary shares, or ADSs. Each ADS represents two of our Class A ordinary shares, par value US$0.0001 per share.

This is an initial public offering of American depositary shares, or ADSs, of KANZHUN LIMITED Prior to this offering, there has been no public market for the ADSs or our ordinary shares. We anticipate that the initial public offering price will be between US$17.00 and US$19.00 per ADS. We intend to apply for the listing of the ADSs on Nasdaq Global Select Market under the symbol “BZ.”

Following the completion of this offering, our issued and outstanding share capital will consist of Class A ordinary shares and Class B ordinary shares. Mr. Peng Zhao, our Founder, Chairman and Chief Executive Officer, will beneficially own all of our issued Class B ordinary shares and will be able to exercise 76.2% of the total voting power of our issued and outstanding share capital immediately following the completion of this offering. Holders of Class A ordinary shares and Class B ordinary shares have the same rights except for voting and conversion rights. Each Class A ordinary share is entitled to one vote, and each Class B ordinary share is entitled to 15 votes and is convertible into one Class A ordinary share. Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances.

We have granted the underwriters a 30-day option to purchase up to an additional 7,200,000 ADSs from us at the initial public offering less the underwriting discounts and commissions.

We are an “emerging growth company” under applicable U.S. federal securities laws and are eligible for reduced public company reporting requirements.

A number of new investors have indicated their interest in subscribing for an aggregate of up to US$275 million worth of the ADSs being offered in this offering, including (i) up to US$100 million by UBS Asset Management (Hong Kong) Limited, (ii) up to US$100 million by GIC Private Limited, and (iii) up to US$75 million by an entity affiliated with Mubadala Investment Company, an Abu Dhabi-based sovereign investor. In addition, entities affiliated with Sequoia Capital China, an affiliate of one of our shareholders, and Tiger Global Investments, L.P., another affiliate of one of our shareholders, have indicated their interest in subscribing for an aggregate of up to US$100 million worth of the ADSs being offered in this offering. These subscriptions for ADSs will be at the initial public offering price and on the same terms as the other ADSs being offered in this offering. Assuming an initial public offering price of US$18.00 per ADS, the midpoint of the estimated initial public offering price range, the number of ADSs to be purchased by these investors would be up to 20,833,333 ADSs, representing approximately 43.4% of the ADSs being offered in this offering, assuming the underwriters do not exercise their option to purchase additional ADSs. However, because the indications of interest are not binding agreements or commitments to purchase, such investors may determine to purchase more, fewer or no ADSs in this offering, and we and the underwriters may determine to sell more, fewer or no ADSs in this offering to such investors. The underwriters will receive the same underwriting discounts and commissions on any ADSs purchased by such investors as they will on any other ADSs sold to the public in this offering. For additional information, see “Underwriting.”

Investing in the ADSs involves risks. See “Risk Factors” beginning on page 21 for factors you should consider before buying the ADSs.

PRICE US$             PER ADS

Neither the United States Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per ADS	Total
Initial public offering price	US$	US$
Underwriting discounts and commissions(1)	US$	US$
Proceeds, before expenses, to us	US$	US$

(1)	See “Underwriting” for additional information regarding compensation payable by us to the underwriters.

The underwriters expect to deliver the ADSs to purchasers on or about                    , 2021.

Goldman Sachs	Morgan Stanley	UBS Investment Bank

(in alphabetical order)

China Renaissance

Haitong International	FUTU	Tiger Brokers

The date of this prospectus is                     , 2021.

THE LARGEST[1] ONLINE RECRUITMENT PLATFORM IN CHINA

BOSS 直聘

White Collar
Blue Collar
College Student
Gold Collar
Recruiting Professional
Boss[2]

OUR VISION

1. In terms of average MAU in 2020, according to the CIC report
2. "Boss" refers to executives or middle-level managers of large enterprises and SME and micro business owners

AVERAGE MAU OF BOSS ZHIPIN APP

24.9M
Average MAU for the Three Months Ended March 31, 2021

71.8%
YoY Growth Rate

VERIFIED USERS AS OF MARCH 31, 2021

85.8M
Verified Job Seekers

13.0M
Verified Enterprise Users[1]
66% are Bosses

REVENUES

RMB
1.9B
In 2020
YoY Growth Rate of 94.7%

RMB
788.5M
For the Three Months Ended March 31, 2021
YoY Growth Rate of 179.0%

CALCULATED CASH BILLINGS[2]

RMB
2.5B
In 2020
YoY Growth Rate of 89.7%

RMB
1.2B
For the Three Months Ended March 31, 2021
YoY Growth Rate of 281.0%

1. "Enterprise Users" refers to Bosses and recruiting professionals
2. "Calculated Cash Billings" consists of our revenues plus the change in our deferred revenue in a given period

OUR INNOVATIVE BUSINESS MODEL

Mobile Native + **Recommendation Based** + **Direct Chat**

STRONG NETWORK EFFECTS

More Opportunities
More Employers
Superior Services
More Job Seekers
More Choices
More Interaction
Innovative Technology
More Data Insights
Higher Accuracy
Better Experience

Until                    , 2021 (the 25th day after the date of this prospectus), all dealers that effect transactions in these ADSs, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer’ obligation to deliver a prospectus when acting as an underwriter and with respect to their unsold allotments or subscriptions.

You should rely only on the information contained in this prospectus or in any free writing prospectus that we authorize to be distributed to you. We and the underwriters have not authorized anyone to provide you with any information other than that contained in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you, and neither we, nor the underwriters take responsibility for any other information others may give you. We are offering to sell, and seeking offers to buy the ADSs, only in jurisdictions where such offers and sales are permitted. The information in this prospectus or any free writing prospectus is accurate only as of its date, regardless of its time of delivery or the time of any sale of the ADSs. Our business, financial condition, results of operations and prospects may have changed since that date.

Neither we nor any of the underwriters has taken any action to permit a public offering of the ADSs outside the United States or to permit the possession or distribution of this prospectus or any filed free writing prospectus outside the United States. Persons outside the United States who come into possession of this prospectus or any filed free writing prospectus must inform themselves about and observe any restrictions relating to the offering of the ADSs and the distribution of the prospectus or any filed free writing prospectus outside the United States.

i

Letter from Peng Zhao

Dear investors,

Thank you for your attention and interest in BOSS Zhipin and our business model. As the founder, chairman and CEO of BOSS Zhipin, it is my privilege to share with you who we are and what we strive for.

What does “work” mean for people and what are we working on?

We believe that humans are precious and unique beings. The development of mankind has borne and will continue to bear paramount importance in society and work has played an indispensable part in human evolution over thousands of centuries.

Work enlightens people. When working, people meet, interact and understand each other, identify and solve problems. They are influenced by their surroundings and motivated through challenges. Their horizons are broadened and minds enriched when they constantly explore the world through work.

Work connects people. Each individual’s experience is unique and we are a strong species with collective wisdom that unites and copes with a never ending myriad of complex challenges.

Work provides for people. People have the innate ability to adapt with a primal nature of taking good care of themselves and their loved ones through work.

Therefore, we firmly believe in the simple notion that every hard-working individual deserves to be recognized and to be better served.

However, to secure a suitable job has become one of the biggest challenges people face today. In 2021, someone may illustrate what a black hole is but few can articulate exactly how many trades and professions there are available and what their specific requirements are. Even in the same industry, numerous companies and organizations coexist, and the differences between them and the jobs they offer are difficult to be clearly defined. Information asymmetry and different perceptions toward a job often make it hard for people to make the right choice.

When we describe a “good job”, a “good boss” often takes high priority. One’s workplace wellbeing and passion largely depend on the interactions with his or her immediate supervisor.

What is BOSS Zhipin?

In any business organization, positive interaction between employees and their immediate supervisors determines not only a team’s performance but more importantly, each team member’s everyday happiness and his or her growth and achievement in the next few years.

We have realized that job seekers and supervisors are both eager to get to know each other and to communicate before they become working partners to create value together. We encourage and support supervisors to recruit their own team members as there has historically been a mismatch in understanding each other. At the same time, we encourage job seekers to communicate with their prospective supervisors directly. This is how people became working partners in tribal society centuries ago when there was no such things as a resume.

This is why we are named BOSS Zhipin which stands for Boss direct (“Zhi”) recruitment (“pin”).

BOSS Zhipin is committed to improving the efficiency of connecting workers to jobs through technology. We firmly believe that what we do ultimately is to serve individuals: by assisting individuals’ development, we facilitate efficient allocation of human resources and create greater value for society.

ii

•

We leverage mobile technology. Mobile devices connect people conveniently and efficiently. In the scenario we create, job seekers and employers can communicate with each other anytime, anywhere, enabling flexible and sufficient communication and requiring less time input.

•

We utilize intelligent job and candidate matching and recommendation technology. It is difficult for one to improve his or her decision-making ability on choosing the right job based on individual experience due to limited job changing events in one’s career life. Therefore, they need more intelligent job recommendation powered by a sustainable expert system based on AI technology and strong computing power, which help them process complex information in extensive job hunting and recruitment scenarios.

•

We allow employers to interact and connect with job seekers through direct chat on BOSS Zhipin, rather than simply sending and receiving resumes. Specifically, we encourage employers with various roles and from various positions, especially management, to join the recruitment process from day one to meet their underserved demands. Now, the majority of the enterprise users on BOSS Zhipin are executives or middle-level managers of large enterprises and SME and micro business owners.

We are on our way

Benefiting from the proliferation of mobile internet and thriving startups, as well as the fast development of China’s economy, we have experienced rapid growth for seven years since our establishment. So far, we have served nearly 100 million users and over 6 million enterprises, and we have new users enjoying our services every day.

There is plenty of room for our future growth. China is home to a large non-farm workforce of 586 million. China is also home to a large and growing number of enterprises, with over 40 million enterprises in business. There is a substantial proportion of workers and enterprises who have not benefited from online recruitment services.

Our healthy financial performance and rapid growth is predicated upon the faith our users have in us and the value we have created for them.

We are determined to continue to increase our investment in technology. Our current investments in career service infrastructure, AI technology and other areas are just the early innings. We will hire and cultivate more talented scientists, engineers, product managers and industry experts to further improve our expertise and services. In the future, as a public company, we will shoulder greater responsibility and become more motivated to apply cutting-edge technology to what we believe is the “most important work in the world”.

As you read this letter, workers around the world are creating value for themselves, their loved ones, and the community. It is they who have made this era. It is our privilege to help them find suitable jobs.

The faster society evolves, the more honor and responsibility we feel. We have always loved the cause we have chosen, including its great challenges. With more boundaries to push and unknown territories to explore, we stay confident and incredibly patient because we know……there also lies……the fun of growth.

Peng Zhao

iii

PROSPECTUS SUMMARY

The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements appearing elsewhere in this prospectus. In addition to this summary, we urge you to read the entire prospectus carefully, especially the risks of investing in the ADSs discussed under “Risk Factors,” before deciding whether to invest in the ADSs. This prospectus contains information from an industry report commissioned by us dated March 2021 and prepared by China Insights Consultancy, an independent research firm, to provide information regarding our industry and our market position in China. We refer to this report as the “CIC Report.”

Our Vision

Redefine every individual’s career development with technology and a passion towards delivering user satisfaction, by optimizing efficiency, equality and choice.

Pain Points Our Industry Faces

The online recruitment industry in China has traditionally suffered from two pain points: job seekers find it difficult to locate suitable job positions, and employers find it hard to secure suitable job candidates. Job seekers and employers keep walking past each other in the dark, yearning for a new platform that can deliver unprecedented efficiency.

We believe three common characteristics of traditional industry players caused such pain points.

First, limited functionality beyond submission and downloading of resumes. Information flows one way—from job seekers to employers, via a few pages of stylized introductions, often receiving tardy responses, if any.

Second, a search-based model that unevenly drives internet traffic towards the top—favoring candidates with stellar credentials and well-known corporations with deep pockets, leaving behind the vast majority of average job seekers and SMEs with tremendous unmet demand.

Third, an inability to attract Bosses at scale, relying instead only on recruitment professionals. This resulted from the inefficiencies stemming from the two abovementioned common characteristics. Bosses, including executives, middle-level managers of large enterprises and SMEs, as well as micro business owners, are the only people who truly understand what attributes define the best candidates for a particular job position. This fact is accentuated by the paradigm shift in the Chinese economy towards the next stage of advanced development, and the urgency for businesses to attract a more specialized workforce that can cope with intensified competition.

Who We Are

Cognizant of the industry pain points and their root causes, our founders set out seven years ago to create a transformative product that promotes two-way interactive communication, focuses on intelligent recommendations that is empowering, and brings Bosses onboard the recruitment process. The result was “BOSS Zhipin”—a mobile-native product that promotes instant direct chats between Bosses and job seekers, delivers accurate matching results, and is powered by proprietary AI algorithms and big data insights. This proved to be exactly what the industry needed. Despite being a late comer, we have become the largest online recruitment platform in China, as measured by average MAU in 2020, according to the CIC Report.

Our operating philosophy highly respects job seekers, and we are committed to empowering them by giving them more say in the recruitment process. We do not allow enterprise users to access job seekers’ resumes unless job seekers give express consent. Job seekers can also make their information selectively visible to different types of enterprise users. We believe the superior user experience we provide to individual job seekers attracts them to our platform. Enterprise users also benefit from our operating philosophy as it creates massive opportunities for them to connect with job seekers efficiently.

Our Platform

We connect job seekers and enterprise users in an efficient and seamless manner mainly through our highly interactive BOSS Zhipin mobile app, which together with our other mobile apps and mini programs create a vibrant network. We are relentlessly focused on enhancing user experience by delivering efficient, intuitive and convenient experience to them throughout the recruitment cycle.

Job seekers:    We have a large and fast growing pool of job seekers consisting of white and gold-collar users, blue-collar users and college students.

Enterprise users:    We serve an extensive network of employers covering small, mid-sized and large businesses. Bosses and recruiting professionals of companies of all sizes, including large and small businesses, are the enterprise users of our platform.

Bosses:    Bosses refer to executives or middle-level managers of large enterprises and SMEs and micro business owners, who themselves are supervisors. As of March 31, 2021, 66% of our verified enterprise users are not professional recruiting personnel, and we categorize these people as “Bosses”.

Recruiting professionals:    We also serve recruiting professionals, including human resource officers and specialized hiring function employees of an employer, headhunters and hiring staff from human resource agencies.

We pioneered these features in the online recruiting industry:

•

Getting the Bosses involved early on.    We get the Bosses involved on our platform from day one of our operation. Bosses are the key decision makers who can better assess candidates’ capabilities, such as their soft skills and cultural fit, and more efficiently identify the best people for their businesses. Our innovative model facilitates direct interaction between job seekers and Bosses, meeting the Bosses’ underserved demands to directly participate in the recruiting process at an early stage, and allows us to amass a large number of Bosses.

•

Mobile-native.    We started as a mobile app, and we were built for the era of mobile internet, whereas other recruitment platforms were mainly born in the PC age and later piecemeal adapted a mobile interface. We had the largest average MAU in 2020 among online recruitment platforms in China, according to the CIC Report. Our user interface and service design are centered around our mobile offerings, and we provide social-media-app type of enjoyable and intuitive user experience. Our highly interactive mobile-native platform improves user experience and recruitment efficiency by enabling job seekers and enterprise users to engage in meaningful communication anytime, anywhere and receive quick responses.

•

Recommendation-based.    Since our inception, we have provided targeted job and candidate matches and recommendations by leveraging our massive high quality data and proprietary technology infrastructure, unlike traditional search-based model. The job and candidate recommendation function of our platform uses a feed stream format, which leverages large, live datasets to deliver accurate and tailored matching results for both job seekers and enterprise users.

•

Direct chat.    Either job seekers or enterprise users can initiate direct chat with their counterparties on our platform throughout the recruitment process. Direct chatting ensures that our users are active with real demands for job opportunities or candidates, and users can confirm each other’s intentions and their suitability before the interview. Therefore, direct chatting makes the job hunting experience highly informative and efficient.

We highly respect job seekers and are committed to better empowering them by giving them more say in the recruitment process. It is the job seekers themselves, not our platform, who decide which enterprise users can gain access to the job seekers’ resumes. This provides a powerful protection of job seekers’ privacy. We are also devoted to protecting job seekers against false information and frauds. We place great emphasis on the importance of ensuring the information presented on our platform is verified and authentic. We use a screening and monitoring system to examine and verify the authenticity of the job openings posted by enterprise users and leverage our advanced technology to detect and respond to threats and frauds continuously.

We believe our technology capabilities are at the core of our platform. Our proprietary AI infrastructure optimizes the analytics of large datasets consisting of massive static and dynamic data contributed by our extensive active user base and highly interactive platform. Our platform generates more data as we digitalize more steps across the recruitment value chain, we are able to gather more data to feed into our AI infrastructure. Our access to data combined with advanced data analytics and AI technology ensures the accuracy and completeness of the recommendation algorithm. Rapid product iteration and constant upgrading of our matching system further enable us to provide more accurate job and candidate matching results.

We adopt an ecosystem-friendly revenue model that balances the supply and demand of jobs and candidates. Most of our enterprise users can use our basic services for free, including posting jobs, browsing mini resumes, chatting with job seekers, hosting video and audio interviews and sending offers. For certain positions where the demand exceeds the supply of job seekers to a certain degree, we charge enterprise users a fee for posting such jobs. Enterprise users can also purchase our value-added services to facilitate their recruitment process. We had served 11.4 million verified enterprise users and 5.5 million verified enterprises as of December 31, 2020. Our verified enterprise users and verified enterprises reached 13.0 million and 6.3 million as of March 31, 2021, respectively. In 2020 and the twelve months ended March 31, 2021, we had 2.23 million and 2.89 million paid enterprise customers, respectively. In the three months ended March 31, 2021, we had 1.69 million paid enterprise customers.

We have achieved significant growth. Our average MAU grew by 73.2% from 11.5 million in 2019 to 19.8 million in 2020 and from 14.5 million in the three months ended March 31, 2020 to 24.9 million in the three months ended March 31, 2021, representing growth of 71.8%. Our revenues increased by 94.7% from RMB998.7 million in 2019 to RMB1,944.4 million (US$298.0 million) in 2020 and from RMB282.6 million for the three months ended March 31, 2020 to RMB788.5 million (US$120.4 million) for the three months ended March 31, 2021, representing growth of 179.0%. Our calculated cash billings increased by 89.7% from RMB1,334.0 million in 2019 to RMB2,529.9 million (US$387.7 million) in 2020 and from RMB310.3 million for the three months ended March 31, 2020 to RMB1,182.4 million (US$180.5 million) for the three months ended March 31, 2021, representing growth of 281.0%. We recorded net losses of RMB502.1 million, RMB941.9 million (US$144.4 million) and RMB176.2 million (US$26.9 million) in 2019, 2020 and the three months ended March 31, 2021, respectively. Our adjusted net losses were RMB467.8 million, RMB284.7 million (US$43.6 million) and RMB127.5 million (US$19.5 million) in 2019, 2020 and for the three months ended March 31, 2021, respectively. Our operating cash flow turned positive and reached RMB395.9 million (US$60.7 million) in 2020 and RMB165.3 million (US$25.2 million) for the three months ended March 31, 2021. For discussions of our calculated cash billings and adjusted net loss and reconciliation of calculated cash billings to revenues and reconciliation of adjusted net loss to net loss, see “—Non-GAAP Financial Measures” for details.

We include both job seekers and enterprise users when calculating key metrics, including MAU and DAU. The number of job seekers and enterprise users provide insights to our management’s evaluation of user engagement, customer billings and revenue generation. First, in terms of user engagement, active job seekers and enterprise users are both integral to increasing overall user engagement. Our platform has developed powerful network effects, which rely on the active participation and engagement from both job seekers and enterprise users in the recruitment process on the platform. The increase in the number of job seekers and enterprise users generates more interactions and facilitates the effective connection between jobs and candidates, thereby increasing user engagement. Second, in terms of customer billings and revenue generation, we view the scale of our user base and interaction between job seekers and enterprise users as the keys to creating value and generating monetization opportunities. In addition, we serve individuals during their entire career life cycles. Individuals who join our platform as job seekers at one time and enjoy our services may at another time come back as paid enterprise customers, recruiting on behalf of enterprises. Therefore, every user is potentially fee paying and equally important to the prosperity of our platform.

Our Industry Opportunities

Leveraging our first-mover advantage, innovative business model and market leadership, we believe we can capitalize on the following market trends:

•

Large population of potential job seekers with increasing penetration rate of online recruitment, primarily driven by mobile adoption.    The total population of non-farm employees in China is expected to reach 612 million in 2025. The penetration rate of online recruitment for job seekers increased from 11.3% in 2015 to 17.9% in 2020, and is expected to reach 34.9% in 2025, according to the CIC Report. The shift from PC to mobile is an ongoing industry trend, and we leapfrogged our peers to build a mobile-native online recruitment platform. Job seekers, especially those from younger generations, are switching their jobs more frequently. Due to the proliferation of mobile internet and smart devices, job seekers are increasingly using online recruitment platforms when looking for jobs and especially value those platforms that can match them with the most suitable jobs more efficiently and conveniently.

•

Significant market potential arising from enterprises’ growing recruitment needs and the increasing penetration of online recruitment service market.    As a result of China’s economic growth and the disparity between supply and demand in the labor markets, offline recruiting is typically less efficient and cannot meet enterprise users’ pressing hiring demands. Online recruiting platforms significantly improve the recruitment efficiency and reduce the recruitment cost through technology and innovation. According to the CIC Report, the cost per hire for online recruitment services was approximately one fifth of that for offline recruitment services in 2020. Therefore, more and more businesses begin to turn to online recruitment platforms. The penetration rate of online recruitment for employers in China has increased from 16.9% in 2015 to 24.8% in 2020, and it is expected to reach 36.1% in 2025, according to the CIC Report. In addition to the wider adoption across enterprises for online recruitment solutions, the direct recruitment model attracts more enterprise users across different departments within the same company, further expanding the user base for online recruitment platforms.

•

Massive blue-collar market opportunity.    Blue-collar recruitment is a market with massive opportunities. Blue-collar workers are the largest group of employees which accounted for 67% of non-farm employees in China. In addition, blue-collar workers generally switch jobs more frequently. According to the CIC Report, in 2025 the average frequency of switching jobs is expected to reach 2.1 times per year for non-farm employees in China. Such high frequency is primarily attributed to blue-collar employees. Enterprises with blue-collar recruiting needs also generally come with a high volume of vacancies. Urbanization has brought structural changes that create even more growth opportunities for blue-collar online recruitment. According to the CIC Report, the online penetration rate for blue-collar job seekers was 13.0% in 2020 and is expected to grow to 29.9% in 2025 and, at the same time the revenue for blue-collar online market was RMB22.8 billion in 2020, and is expected to reach RMB128.4 billion in 2025.

•

Rich opportunities for digitalization across recruitment value chain.    Digitalization has created new mode of interaction between people, unlocking untapped potential in the recruitment value chain. Right now, many steps within the recruitment process are still carried out offline, presenting significant opportunities for online recruitment platforms to digitalize the entire job hunting and recruitment process.

Our Strengths

We believe that the following competitive strengths contributed to our success:

•	largest online recruitment platform with full spectrum of user coverage, contributing to stronger network effect;

•	innovative model delivers higher recruitment efficiency and drives rapid expansion;

•	superior individual user experience brings about stronger user loyalty and brand recognition;

•	industry-leading technology capabilities powered by data insights that fuel accurate recommendations;

•	multipronged go-to-market strategy that best serves diverse user demands; and

•	visionary management team with deep industry expertise.

Our Strategies

We seek to connect and empower job seekers and enterprise users through technology and innovation. We plan to attract more users, including both job seekers and enterprise users to our platform, further enhance our user experience, and improve our brand equity by focusing on the following key growth strategies:

•	continuously improve our user experience and increase the breadth and depth of service offerings;

•	further increase our presence in different user groups, especially blue-collar users;

•	continue to invest in technological innovations and deepen our data insights; and

•	explore other potential sectors in the human resource service market and achieve full coverage of users’ career lifecycle.

Summary of Risk Factors

Investing in the ADSs involves significant risks. You should carefully consider all of the information in this prospectus before making an investment in the ADSs. Below please find a summary of the principal risks we face, organized under relevant headings. These risks are discussed more fully in the section titled “Risk Factors.”

Risks Relating to Our Business and Industry

Risks and uncertainties related to our business and industry include, but are not limited to, the following:

•

If we fail to implement new technologies, develop and provide innovative features and services, respond to evolving user preferences, enhance user friendliness of our online recruitment platform, or optimize our technology systems, we may not be able to improve user experience, which may have a material and adverse effect on our user retention, business, financial condition and results of operations;

•

Our business depends on the continued success of our brands, and if we fail to maintain and enhance the recognition of our brands cost-effectively, or the recognition of our brands is adversely affected by any negative publicity concerning us or our directors, management, shareholders or business partners, our reputation and operating results may be harmed;

•

We face significant competition in China’s dynamic online recruitment service market, and potential market entries by established players from other industries may make competition even more fierce. Our market share, financial condition and results of operations may be materially and adversely affected if we are unable to compete effectively;

•

We have a limited operating history, and we may not be able to sustain and manage our growth, control our costs and expenses, implement our business strategies or achieve profitability in the future. Any new product or service we may launch and any new market sectors we may enter will come with additional risks;

•

If our technology capabilities in AI and big data analytics fail to yield satisfactory results or fail to improve, our online recruitment platform may not be able to effectively match our job seekers with suitable enterprise users or to optimally recommend services for our users, and our user growth, retention, results of operations and business prospects may suffer consequently;

•

A slowdown or adverse development in the Chinese or global economy still under COVID-19’s impact may lower the hiring willingness and budget of our current and potential enterprise users, adversely affecting the demand for our products and services and our business in general;

•

Our users may engage in intentional or negligent misconduct or other improper activities on our online recruitment platform or otherwise misuse our online recruitment platform, which may damage our brand image and reputation, our business and our results of operations;

•	We are exposed to potential legal liabilities associated with the recruitment process, which may have a material adverse effect on our business and results of operations;

•

If we fail to attract more enterprise users to our online recruitment platform, or if enterprise customers decide to purchase less of our services for any reason, our revenues may stagnate or decline and our business and prospects may be materially and adversely affected; and

•	Because we store and process data, some of which contains sensitive personal information, we face concerns over the collection, improper use or disclosure of personal information, which could deter current and potential users from using our services, damage our reputation, result in legal liability, bring regulatory scrutiny, and in turn materially and adversely affect our business, financial condition and results of operations.

Risks Relating to Our Corporate Structure

Risks and uncertainties relating to our corporate structure include, but are not limited to, the following:

•

If the PRC government finds that the agreements that establish the structure for operating some of our operations in China do not comply with PRC laws and regulations relating to the relevant industries, or if these laws and regulations or the interpretation of existing laws and regulations change in the future, we could be subject to severe penalties or be forced to relinquish our interests in those operations;

•	The contractual arrangements with our VIE and its shareholders may not be as effective as direct ownership in providing operational control; and

•	Any failure by our VIE or its shareholders to perform their obligations under our contractual arrangements with them would have a material and adverse effect on our business.

Risks Relating to Doing Business in China

We are also subject to risks and uncertainties relating to doing business in China in general, including, but are not limited to, the following:

•	Changes in China’s economic, political or social conditions or government policies could have a material and adverse effect on our business and results of operations;

•	Uncertainties with respect to the PRC legal system could adversely affect us;

•

Litigation and negative publicity surrounding China-based companies listed in the U.S. may result in increased regulatory scrutiny of us and negatively impact the trading price of the ADSs and could have a material adverse effect upon our business, including our results of operations, financial condition, cash flows and prospects; and

•

Our ADSs may be delisted under the Holding Foreign Companies Accountable Act if the PCAOB is unable to inspect auditors who are located in China. The delisting of our ADSs, or the threat of their being delisted, may materially and adversely affect the value of your investment. Additionally, the inability of the PCAOB to conduct inspections deprives our investors with the benefits of such inspections.

Risks Relating to Our ADSs and This Offering

In addition to the risks and uncertainties described above, we are subject to risks relating to our ADSs and this offering, including, but not limited to, the following:

•	There has been no public market for our shares or ADSs prior to this offering, and you may not be able to resell our ADSs at or above the price you paid, or at all;

•	The trading price of the ADSs is likely to be volatile, which could result in substantial losses to investors; and

•

Our proposed dual-class voting structure will limit your ability to influence corporate matters and could discourage others from pursuing any change of control transactions that holders of our Class A ordinary shares and ADSs may view as beneficial.

Corporate History and Structure

We commenced operations by setting up Beijing Huapin Borui Network Technology Co., Ltd., or our VIE, in December 2013. Our holding company, KANZHUN LIMITED, was incorporated in January 2014 to facilitate offshore financing.

In February 2014, KANZHUN LIMITED established a wholly owned subsidiary in Hong Kong, Techfish Limited. In May 2014, Techfish Limited established a wholly owned subsidiary in China, Beijing Glorywolf Co., Ltd., or our WFOE. In May 2014, we gained control over our VIE through our WFOE by entering into a series of contractual arrangements with our VIE and its sole shareholder then. The contractual arrangements with our VIE were subsequently replaced and superseded by updated agreements as a result of change in our VIE’s shareholders in December 2014, June 2016, February 2017, and February 2020.

The following diagram illustrates our corporate structure, including our significant subsidiaries and our VIE, as of the date of this prospectus:

Note:

(1)

Shareholders of our VIE and their respective shareholdings in our VIE and relationships with our company are (i) Mr. Peng Zhao (99.5%), our Founder, Chairman and Chief Executive Officer; and (ii) Ms. Xu Yue (0.5%), our employee. See “Risk Factors—Risks Relating to Our Corporate Structure—The shareholders of our VIE may have actual or potential conflicts of interest with us.”

Implication of Being an Emerging Growth Company

As a company with less than US$1.07 billion in revenue for our last fiscal year, we qualify as an “emerging growth company” pursuant to the Jumpstart Our Business Startups Act of 2012, as

amended, or the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements compared to those that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002 in the assessment of the emerging growth company’s internal control over financial reporting. The JOBS Act also provides that an emerging growth company does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards.

We will remain an emerging growth company until the earliest of (a) the last day of the fiscal year during which we have total annual gross revenues of at least US$1.07 billion; (b) the last day of our fiscal year following the fifth anniversary of the completion of this offering; (c) the date on which we have, during the preceding three-year period, issued more than US$1.0 billion in non-convertible debt; or (d) the date on which we are deemed to be a “large accelerated filer” under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which would occur if the market value of the ADSs that are held by non-affiliates exceeds US$700 million as of the last business day of our most recently completed second fiscal quarter. Once we cease to be an emerging growth company, we will not be entitled to the exemptions provided in the JOBS Act discussed above. We have elected to take advantage of the extended transition period for complying with new or revised accounting standards and acknowledge such election is irrevocable pursuant to Section 107 of the JOBS Act.

Implication of Being a Controlled Company

Upon the completion of this offering, Mr. Peng Zhao, our Founder, Chairman and Chief Executive Officer, will beneficially own 17.6% of our total issued and outstanding ordinary shares, representing 76.2% of our total voting power, assuming that the underwriters do not exercise their option to purchase additional ADSs, or 17.3% of our total issued and outstanding ordinary shares, representing 75.8% of our total voting power, assuming that the option to purchase additional ADSs is exercised by the underwriters in full. As a result, we will be a “controlled company” as defined under the Nasdaq Stock Market Rules because Mr. Zhao will hold more than 50% of the voting power for the election of directors. As a “controlled company,” we are permitted to elect not to comply with certain corporate governance requirements. If we rely on these exemptions, you will not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements.

Corporate Information

Our principal executive offices are located at 18/F, GrandyVic Building, Taiyanggong Middle Road, Chaoyang District, Beijing 100020, People’s Republic of China. Our telephone number at this address is + 86 10 8415 0633. Our registered office in the Cayman Islands is located at the offices of Maples Corporate Services Limited at PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

Investors should submit any inquiries to the address and telephone number of our principal executive offices. Our main website is https://www.zhipin.com/. The information contained on our website is not a part of this prospectus. Our agent for service of process in the United States is Cogency Global Inc., located at 122 East 42nd Street, 18th Floor, New York, NY 10168.

Conventions that Apply to this Prospectus

Unless otherwise indicated or the context otherwise requires, references in this prospectus to:

•	“ADRs” are to the American depositary receipts that may evidence the ADSs;

•	“ADSs” are to the American depositary shares, each of which represents two Class A ordinary shares;

•	“AI” are to artificial intelligence;

•

“blue-collar workers” are to people who perform manual or service-related work in the secondary sectors such as manufacturing and construction industry and the tertiary sector such as accommodation and catering industry, and local life service industry;

•	“Boss” are to executives or middle-level managers of large enterprises and SME and micro business owners;

•	“BVI” are to the British Virgin Islands;

•	“China” or the “PRC” are to the People’s Republic of China, excluding, for the purposes of this prospectus only, Hong Kong, Macau and Taiwan;

•	“Class A ordinary shares” are to our Class A ordinary shares, par value US$0.0001 per share;

•	“Class B ordinary shares” are to our Class B ordinary shares, par value US$0.0001 per share;

•	“DAU” are to the number of verified user accounts, including both job seekers and enterprise users, that logged on to our mobile applications in a given day at least once;

•	“enterprise users” are to Bosses and recruiting professionals;

•	“gold-collar workers” are to people who perform professional, desk, managerial, or administrative work with an annual salary above RMB250,000;

•	“Kanzhun,” “we,” “us,” “our company” and “our” are to KANZHUN LIMITED, our Cayman Islands holding company and its subsidiaries and our VIE;

•	“key accounts” are to paid enterprise customers who contributed RMB50,000 or more of revenues to us in a twelve-month period ended on the end of a given period;

•	“MAU” are to the number of verified user accounts, including both job seekers and enterprise users, that logged on to our mobile applications in a given month at least once;

•	“mid-sized customers” are to paid enterprise customers who contributed between RMB5,000 and RMB50,000 of revenues to us a twelve-month period ended on the end of a given period;

•	“our WFOE” are to Beijing Glorywolf Co., Ltd.;

•	“online recruitment platform” are to our mobile applications, mini programs and websites;

•	“paid enterprise customers” in a given period are to enterprise users and company accounts from which we recognize revenues for our online recruitment services in that period;

•	“RMB” and “Renminbi” are to the legal currency of China;

•	“shares” or “ordinary shares” are to our Class A and Class B ordinary shares, par value US$0.0001 per share;

•	“SME” are to small and medium-sized enterprises;

•	“US$,” “U.S. dollars,” “$,” and “dollars” are to the legal currency of the United States;

•	“white-collar workers” are to people who perform professional, desk, managerial, or administrative work with an annual salary equal or below RMB250,000; and

•	“VIE” are to variable interest entity, and “our VIE” are to Beijing Huapin Borui Network Technology Co., Ltd.

Unless the context indicates otherwise, all information in this prospectus assumes no exercise by the underwriters of their option to purchase up to 7,200,000 additional ADSs representing 14,400,000 Class A ordinary shares from us. Unless otherwise noted, all translations from Renminbi to U.S. dollars and from U.S. dollars to Renminbi in this prospectus are made at a rate of RMB6.5250 to US$1.0000, the exchange rate in effect as of December 31, 2020, or RMB6.5518 to US$1.0000, the exchange rate in effect as of March 31, 2021, as set forth in the H.10 statistical release of The Board of Governors of the Federal Reserve System. We make no representation that any Renminbi or U.S. dollar amounts could have been, or could be, converted into U.S. dollars or Renminbi, as the case may be, at any particular rate, or at all.

The Offering

Offering price	We currently estimate that the initial public offering price will be between US$17.00 and US$19.00 per ADS.

ADSs offered by us	48,000,000 ADSs (or 55,200,000 ADSs if the underwriters exercise their option to purchase additional ADSs in full).

ADSs outstanding immediately after this offering	48,000,000 ADSs (or 55,200,000 ADSs if the underwriters exercise their option to purchase additional ADSs in full).

Ordinary shares issued and outstanding immediately after this offering	659,069,749 Class A ordinary shares (or 673,469,749 Class A ordinary shares if the underwriters exercise their option to purchase additional ADSs) and 140,830,401 Class B ordinary shares.

The ADSs	Each ADS represents two Class A ordinary shares, par value US$0.0001 per share.

The depositary will hold Class A ordinary shares underlying your ADSs. You will have rights as provided in the deposit agreement among us, the depositary and holders and beneficial owners of ADSs from time to time.

We do not expect to pay dividends in the foreseeable future. If, however, we declare dividends on our Class A ordinary shares, the depositary will pay you the cash dividends and other distributions it receives on our ordinary shares after deducting its fees and expenses in accordance with the terms set forth in the deposit agreement.

Subject to the terms of the deposit agreement, you may surrender your ADSs to the depositary for cancellation in exchange for Class A ordinary shares. The depositary will charge you fees for any cancellation.

We may amend or terminate the deposit agreement without your consent. If you continue to hold your ADSs after an amendment to the deposit agreement, you agree to be bound by the deposit agreement as amended.

To better understand the terms of the ADSs, you should carefully read the “Description of American Depositary Shares” section of this prospectus. You should also read the deposit agreement, which is filed as an exhibit to the registration statement that includes this prospectus.

Indication of interest	A number of new investors have indicated their interest in subscribing for an aggregate of up to US$275 million worth of the ADSs being offered in this offering, including (i) up to US$100 million by UBS Asset Management (Hong Kong) Limited, (ii) up to US$100 million by GIC Private Limited, and (iii) up to US$75 million by an entity affiliated with Mubadala Investment Company, an Abu Dhabi-based sovereign investor. In addition, entities affiliated with Sequoia Capital China, an affiliate of one of our shareholders, and Tiger Global Investments, L.P., another affiliate of one of our shareholders, have indicated their interest in subscribing for an aggregate of up to US$100 million worth of the ADSs being offered in this offering. These subscriptions for ADSs will be at the initial public offering price and on the same terms as the other ADSs being offered in this offering. Assuming an initial public offering price of US$18.00 per ADS, the midpoint of the estimated initial public offering price range, the number of ADSs to be purchased by these investors would be up to 20,833,333 ADSs, representing approximately 43.4% of the ADSs being offered in this offering, assuming the underwriters do not exercise their option to purchase additional ADSs. However, because the indications of interest are not binding agreements or commitments to purchase, such investors may determine to purchase more, fewer or no ADSs in this offering, and we and the underwriters may determine to sell more, fewer or no ADSs in this offering to such investors. The underwriters will receive the same underwriting discounts and commissions on any ADSs purchased by such investors as they will on any other ADSs sold to the public in this offering. For additional information, see “Underwriting.”

Option to purchase additional ADSs	We have granted to the underwriters an option, exercisable within 30 days from the date of this prospectus, to purchase up to an aggregate of 7,200,000 additional ADSs.

Use of proceeds	We expect that we will receive net proceeds of approximately US$817.2 million from this offering, assuming an initial public offering price of US$18.00 per ADS, which is the midpoint of the estimated range of the initial public offering price, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use the net proceeds from this offering for (1) investment in technology infrastructure and research and development to upgrade our service offerings and to improve technology capabilities in areas such as AI and big data analytics, (2) marketing activities to drive user growth and to expand into a wider user base and more geographical markets, (3) exploration of new product and service offerings, such as providing other human resource services, and (4) general corporate purposes. See “Use of Proceeds” for more information.

Lock-up	We and each of our officers, directors and existing shareholders have agreed with the underwriters, subject to certain exceptions, not to sell, transfer or otherwise dispose of any ADSs, ordinary shares or similar securities for a period of 180 days after the date of this prospectus. See “Shares Eligible for Future Sale” and “Underwriting” for more information.

Listing	We intend to apply to have the ADSs listed on the Nasdaq Global Select Market under the symbol “BZ.” The ADSs and our ordinary shares will not be listed on any other stock exchange or traded on any automated quotation system.

Payment and settlement	The underwriters expect to deliver the ADSs against payment therefor through the facilities of the Depository Trust Company on , 2021.

Directed Share Program	At our request, the underwriters have reserved for sale, at the initial public offering price, up to 5% of the ADSs offered in this offering to some of our directors, officers, employees, business associates and related persons through a directed share program.

Depositary	Citibank, N.A.

The number of ordinary shares that will be outstanding immediately after this offering:

•

is based on 679,154,619 issued and outstanding ordinary shares (including 563,069,749 Class A ordinary shares and 116,084,870 Class B ordinary shares) as of the date of this prospectus, giving effect to the automatic conversion of all of our issued and outstanding preferred shares into Class A ordinary shares on a one-for-one basis immediately prior to the completion of this offering;

•	includes 24,745,531 Class B ordinary shares that we will issue to TECHWOLF LIMITED, a British Virgin Islands company, immediately after the listing of our ADSs on the Nasdaq Global Select Market;

•	includes 96,000,000 Class A ordinary shares in the form of ADSs that we will issue and sell in this offering, assuming the underwriters do not exercise their option to purchase additional ADSs; and

•

excludes Class A ordinary shares issuable upon exercise of our outstanding options and additional Class A ordinary shares reserved for future issuances upon exercise of options to be granted under our 2020 Share Incentive Plan.

SUMMARY CONSOLIDATED FINANCIAL DATA

The following summary consolidated statement of comprehensive income for the years ended December 31, 2019 and 2020, summary consolidated balance sheet data as of December 31, 2019 and 2020 and summary consolidated cash flow data for the years ended December 31, 2019 and 2020 have been derived from our audited consolidated financial statement included elsewhere in this prospectus. The following summary consolidated statements of comprehensive loss data for the three months ended March 31, 2020 and 2021, summary consolidated balance sheet data as of March 31, 2021, and summary consolidated statements of cash flows data for the three months ended March 31, 2020 and 2021 have been derived from our unaudited interim condensed consolidated financial statements included elsewhere in this prospectus and have been prepared on the same basis as our audited consolidated financial statements and include all adjustments, consisting only of normal and recurring adjustments, that we consider necessary for a fair statement of our financial position and results of operations for the periods presented. Our consolidated financial statements are prepared and presented in accordance with accounting principles generally accepted in the United States of America, or U.S. GAAP. Our historical results do not necessarily indicate results expected for any future periods. You should read this Summary Consolidated Financial Data section together with our consolidated financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

	For the Year Ended December 31,			For the Three Months Ended March 31,
	2019	2020		2020	2021
	RMB	RMB	US$	RMB	RMB	US$
	(in thousands, except for share amount and per share data)
Summary Consolidated Statement of Comprehensive Loss:
Revenues:
Online recruitment services to enterprise customers	986,859	1,927,178	295,353	279,110	782,156	119,380
Others	11,861	17,181	2,633	3,501	6,379	974

Total revenues	998,720	1,944,359	297,986	282,611	788,535	120,354
Operating cost and expenses:
Cost of revenues(1)	(137,812)	(240,211)	(36,814)	(37,851)	(106,856)	(16,309)
Sales and marketing expenses(1)	(916,832)	(1,347,532)	(206,518)	(376,522)	(618,537)	(94,407)
Research and development expenses(1)	(325,569)	(513,362)	(78,676)	(104,801)	(163,767)	(24,996)
General and administrative expenses(1)	(132,999)	(797,008)	(122,147)	(45,651)	(81,712)	(12,472)

Total operating cost and expenses	(1,513,212)	(2,898,113)	(444,155)	(564,825)	(970,872)	(148,184)
Other operating income, net	2,573	8,849	1,356	1,363	2,318	354

Loss from operations	(511,919)	(944,905)	(144,813)	(280,851)	(180,019)	(27,476)

Financial income, net	145	3,098	475	351	1,961	299
Foreign exchange gain/(loss)	1	(5,074)	(778)	(1,121)	464	71
Investment income	9,718	9,095	1,394	5,439	2,811	429
Other expenses	—	(4,109)	(630)	(2,650)	(1,396)	(213)

Loss before income tax expense	(502,055)	(941,895)	(144,352)	(278,832)	(176,179)	(26,890)
Income tax expense	—	—	—	—	—	—

Net loss	(502,055)	(941,895)	(144,352)	(278,832)	(176,179)	(26,890)

	For the Year Ended December 31,			For the Three Months Ended March 31,
	2019	2020		2020	2021
	RMB	RMB	US$	RMB	RMB	US$
	(in thousands, except for share amount and per share data)
Accretion on convertible redeemable preferred shares to redemption value	(232,319)	(283,981)	(43,522)	(64,794)	(92,263)	(14,082)
Net loss attributable to ordinary shareholders	(734,374)	(1,225,876)	(187,874)	(343,626)	(268,442)	(40,972)

Net loss per share attributable to ordinary shareholders
Basic and diluted	(6.86)	(11.03)	(1.69)	(3.20)	(1.97)	(0.30)
Pro forma net loss per share attributable to ordinary shareholders, basic and diluted(2) (unaudited)					(0.29)
Pro forma weighted-average ordinary shares outstanding, basic and diluted(2) (unaudited)					687,607,676
Non-GAAP financial measures:
Calculated cash billings(3)	1,333,974	2,529,888	387,722	310,342	1,182,358	180,463
Adjusted net loss(3)	(467,805)	(284,659)	(43,626)	(262,561)	(127,521)	(19,463)

Notes:

(1)	Share-based compensation expenses were allocated as follows:

	For the Year Ended December 31,			For the Three Months Ended March 31,
	2019	2020		2020	2021
	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)
Share-based compensation expenses:
Cost of revenues	944	1,920	294	257	3,485	532
Sales and marketing expenses	8,443	21,473	3,291	4,557	1,946	297
Research and development expenses	13,595	30,883	4,733	4,972	16,572	2,529
General and administrative expenses	11,268	602,960	92,408	6,485	26,655	4,069

	34,250	657,236	100,726	16,271	48,658	7,427

(2)

Unaudited pro forma basic and diluted net loss per share was computed to give effect to (1) the automatic conversion of all issued and outstanding convertible preferred shares into 551,352,134 ordinary shares immediately prior to the completion of this offering, using the “if converted” method as if the conversion and reclassification had occurred as of the beginning of the year; and (2) recording unrecognized compensation expense related to certain stock options with direct connection with the completion of this offering as if the performance condition for these stock option had been achieved. The following table presents the reconciliations (i) from net loss per share attributable to ordinary shareholders to pro forma net loss per share attributable to ordinary shareholders, and (ii) from weighted average ordinary shares outstanding to pro forma weighted average ordinary shares outstanding.

(in RMB in thousands, except for share and per share data)

For the Three Months Ended March 31, 2021
Numerator
Net loss attributable to ordinary shareholders	(268,442)
Pro forma adjustment of conversion of preferred shares	92,263
Pro forma adjustment of share-based compensation expenses	(22,154)

Numerator for pro forma basic and diluted loss per share	(198,333)

Denominator
Weighted average number of ordinary shares used in computing net loss per share	136,255,542
Pro forma effect of conversion of preferred shares	551,352,134

Denominator for pro forma basic and diluted loss per share	687,607,676

Pro forma net loss per share, basic and diluted	(0.29)

(3)

For discussions of calculated cash billings and its reconciliation to revenues and discussions of adjusted net loss and its reconciliation to net loss , see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures.”

The following table presents our summary consolidated balance sheets data as of December 31, 2019 and 2020 and as of March 31, 2021:

	As of December 31,			As of March 31,
	2019	2020		2021
	RMB	RMB	US$	RMB	US$
	(in thousands)
Summary Consolidated Balance Sheet Data:
Cash and cash equivalents	407,355	3,998,203	612,751	4,101,280	625,978
Short-term investments	1,142,015	536,401	82,207	550,331	83,997
Total current assets	1,707,793	4,747,312	727,557	4,941,745	754,257
Total assets	1,878,999	5,083,279	779,046	5,318,524	811,765
Deferred revenue	614,820	1,200,349	183,962	1,594,172	243,318
Other payable and accrued liabilities	293,202	418,259	64,100	328,372	50,119
Total current liabilities	1,007,855	1,720,023	263,605	2,081,813	317,746
Total liabilities	1,045,514	1,796,396	275,310	2,175,460	332,039
Total mezzanine equity	2,494,421	5,587,000	856,245	5,679,261	866,824
Total shareholders’ deficit	(1,660,936)	(2,300,117)	(352,509)	(2,536,197)	(387,098)

The following table presents our summary consolidated cash flow data for the years ended December 31, 2019 and 2020 and for the three months ended March 31, 2020 and 2021:

	For the Year Ended December 31,			For the Three Months Ended March 31,
	2019	2020		2020	2021
	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)
Summary Consolidated Cash Flow Data:
Net cash (used in)/generated from operating activities	(105,663)	395,911	60,676	(279,342)	165,335	25,235
Net cash (used in)/generated from investing activities	(1,223,803)	467,305	71,617	1,070,370	(76,498)	(11,675)
Net cash generated from/(used in) financing activities	993,475	2,882,112	441,703	1,048,706	(12,192)	(1,861)
Effect of exchange rate changes on cash and cash equivalents	43,113	(154,480)	(23,675)	29,077	26,432	4,034
Net (decrease)/increase in cash and cash equivalents	(292,878)	3,590,848	550,321	1,868,811	103,077	15,733
Cash and cash equivalents at the beginning of the period	700,233	407,355	62,430	407,355	3,998,203	610,245
Cash and cash equivalents at the end of the period	407,355	3,998,203	612,751	2,276,166	4,101,280	625,978

RISK FACTORS

An investment in our ADSs involves significant risks. You should carefully consider all of the information in this prospectus, including the risks and uncertainties described below, before making an investment in our ADSs. Any of the following risks could have a material adverse effect on our business, financial condition and results of operations. In any such case, the market price of our ADSs could decline, and you may lose all or part of your investment.

Risks Relating to Our Business and Industry

If we fail to implement new technologies, develop and provide innovative features and services, respond to evolving user preferences, enhance user friendliness of our online recruitment platform, or optimize our technology systems, we may not be able to improve user experience, which may have a material and adverse effect on our user retention, business, financial condition and results of operations.

Our success depends upon our ability to attract and retain job seekers and enterprise users. Our ability to retain and attract job seekers largely depends on the number of job postings and employers on our online recruitment platform. Our ability to retain and attract enterprise users primarily depends on the number of the job seekers using our online recruitment platform. To encourage more enterprise users and job seekers to come and stay on our online recruitment platform, improving user experience for both of them is a must.

An important way to improve user experience and attract more users is to introduce innovative services and features that are useful for users and that encourage more frequent use of our online recruitment platform. To develop, support and maintain such innovative services and features often requires implementation of new technologies, and we intend to continue to devote resources to the development of additional technologies and services. However, implementation of new technologies in our system may take a long time and may involve technical challenges and large amounts of capital and personnel resources. We may not be able to effectively integrate new technologies on a timely basis, or at all, which may decrease user satisfaction with our services. Such technologies, even if integrated, may not function as expected or may be unable to attract and retain a substantial number of users to use our online recruitment platform. Our failure to keep pace with rapid technological changes may cause our user retention to suffer.

In addition, we must also continue to respond promptly to evolving user preferences, enhance the user friendliness of our online recruitment platform, optimize our mobile applications, and otherwise continue to improve our technology systems, all of which may require us to incur substantial costs and expenses. For example, as part of our efforts to meet evolving user preferences, we have established a dedicated team to develop products and services uniquely designed to meet the needs of blue-collar job seekers. If such costs and expenses fail to effectively translate into improved user experience or user growth, we may not be successful in retaining and attracting our users.

We cannot assure you that our efforts to improve user experience and increase user base will always be successful. We also cannot predict whether our new products, service and features will be well received by users consistently, or whether we will be successful in cost-effectively implementing new technologies, enhancing user friendliness of our online recruitment platform, and otherwise improving our technology systems. If we cannot improve user experience, we may not be able to retain or attract users, and our business, financial condition and results of operations may be materially and adversely affected.

Our business depends on the continued success of our brands, and if we fail to maintain and enhance the recognition of our brands cost-effectively, or the recognition of our brands is adversely affected by any negative publicity concerning us or our directors, management, shareholders or business partners, our reputation and operating results may be harmed.

We believe that maintaining and enhancing our brands is important to the success of our business. Well-recognized brands are critical to increasing the number and the level of engagement of our users. Since we operate in a competitive industry, brand maintenance and enhancement also directly affect our ability to maintain our market position. We have continued to exercise strict quality control on our online recruitment platform to ensure that our brand image is not tarnished by substandard services. We have also conducted and will continue to conduct various marketing and brand promotion activities both online and offline to enhance our brands, to guide public perception of our brands, products and services, and ultimately to distinguish our online recruitment platform from those of our competitors. We have historically spent significantly on these marketing and promotional activities, with our sales and marketing expenses accounting for 69.3% of our revenues in the year ended December 31, 2020 and 78.4% of our revenues in the three months ended March 31, 2021, and we may need to increase such sales and marketing expenses in the future to continue to maintain and enhance brand awareness and brand loyalty, to retain and attract users as well as to promote our online recruitment platform. However, there can be no assurance that these sales and marketing activities will be successful or that we will be able to achieve the brand promotion effect we expect from them. If we cannot properly manage our sales and marketing expenses or if our sales and marketing activities underperform our expectations, our financial condition, results of operations and business prospects will be damaged as a result.

Moreover, any negative publicity relating to our company, services or our directors, management, shareholders or business partners, regardless of its veracity, could harm our brands and the perception of our brands in the market. As our business expands and grows, we may be exposed to heightened public scrutiny in markets where we already operate as well as in new markets where we may operate. We could become a target for regulatory or public scrutiny in the future and scrutiny and public exposure could severely damage our reputation as well as our business and prospects.

Furthermore, our brand names and our business may be harmed by aggressive marketing and communication strategies by competitors and third parties. We may be subject to government or regulatory investigation or third-party claims as a result and we may be required to spend significant time and incur substantial costs to react to and address these consequences. There is no assurance that we will be able to effectively refute each of the allegations within a reasonable period of time, or at all. Additionally, public allegations, directly or indirectly, against us or our directors, management, shareholders or business partners, may be posted online by anyone on an anonymous basis. The availability of information on social media platforms is virtually immediate, as is its impact. Social media platforms may not necessarily filter or check the accuracy of information before publishing them, and we may be afforded little or no time to respond. As a result, our reputation may be materially and adversely affected, our ability to attract and retain users and maintain our market share may suffer, and our financial conditions may deteriorate.

We face significant competition in China’s dynamic online recruitment service market, and potential market entries by established players from other industries may make competition even more fierce. Our market share, financial condition and results of operations may be materially and adversely affected if we are unable to compete effectively.

The online recruitment service market in China is competitive and rapidly evolving. We face constant pressure to attract and retain users, expand the market for our products and services and incorporate new capabilities and technologies. Our online recruitment platform competes with other major dedicated job search platforms and niche market players that focus on certain industry verticals, such as technology, or user segments, such as job seekers for high-end positions. Other large internet companies and classified advertisement platforms have also entered the market for online recruitment services. In addition, we face competition from professional networking platforms and existing participants in the offline recruitment industry who may develop online recruitment services and products.

Many of our competitors or potential competitors have long operating histories, have international strategic partners, have local government sponsorship, have a larger user base, and may have greater financial, management, technological development, sales, marketing and other resources than we do. They may also be able to adopt our business model and intensify competition. As a result, we may experience reduced margins, loss of market share or less use of our services and products by job seekers and enterprise users. Existing or future competitors could develop or offer services and products which provide significant performance, price, creative, technological or other advantages over counterparts from us. If we are unable to compete effectively with current or future competitors as a result of these or other factors, our market share, financial condition and results of operations may be materially and adversely affected.

We have a limited operating history, and we may not be able to sustain and manage our growth, control our costs and expenses, implement our business strategies or achieve profitability in the future. Any new product or service we may launch and any new market sectors we may enter will come with additional risks.

We have experienced rapid growth in our business and operations since our inception in 2014, which places significant demands on our management, operational and financial resources. We have also been loss-making since our inception, and we generated net losses of RMB502.1 million, RMB941.9 million (US$144.4 million) and RMB176.2 million (US$26.9 million) in 2019, 2020 and the three months ended March 31, 2021, respectively. Given our limited operating history, our continued net losses and the rapidly evolving market where we compete, we may encounter difficulties as we establish, expand or enhance our operations, feature and service development, sales and marketing efforts, technology and general and administrative capabilities. As a result, we may not generate net profits or sustain our historical levels of growth in the future. We believe that our continued growth and our ability to achieve profitability will depend on many factors, including our ability to further improve our user experience and broaden the spectrum of our service offerings, to further increase our presence in different user groups, especially blue-collar users, to continue to invest in technologies and deepen our data insights, and to explore other potential sectors in the human resource service market and achieve full coverage of users’ career lifecycle. There can be no assurance that we will achieve any of the above, and our failure to do so may materially and adversely affect our business and results of operations.

Particularly, our efforts to expand our product and service offerings to users and explore other sectors in the human resource service market will require significant resource investments from us, and such efforts may not be successful. Expansion into new product and service offerings or other sectors in the human resource service market may be subject to risks such as:

•	limited brand recognition (compared with our established products and services or market sectors);

•	costs incurred in product and service development and marketing;

•	lack of experience and expertise in connection with the new product and service or market vertical;

•	adjustment to the preferences and customs of a different group of users;

•	compliance with potential new regulations and policies;

•	difficulties in managing upsized operations and maintaining operational efficiency; and

•	competition with new competitors, including those with more established local presence.

The occurrence of any of these risks could negatively affect our business in new markets and consequently our business and operating results.

We expect our costs and expenses to continue to increase in the future as we expand our user base, broaden our service offerings and develop and implement new products, services and features that may entail more complexity. We expect to continue to invest in our infrastructure in order to provide our products and services more rapidly and reliably to users. Continued growth could strain our ability to maintain reliable service levels for our users, develop and improve our operational, financial, legal and management controls, and enhance our reporting systems and procedures. If we are unable to generate adequate revenues and to manage our costs and expenses, we may continue to incur significant net losses in the future and may not be able to achieve or subsequently maintain profitability. If we fail to achieve the necessary level of efficiency in our operation as it grows, our business, operating results and financial condition could be harmed.

If our technology capabilities in AI and big data analytics fail to yield satisfactory results or fail to improve, our online recruitment platform may not be able to effectively match our job seekers with suitable enterprise users or to optimally recommend services for our users, and our user growth, retention, results of operations and business prospects may suffer consequently.

The core functionalities of our online recruitment platform, namely personalized matching between job seekers and employers, onboard identity verifications, ongoing risk assessment of employers, and service recommendation for users, are all dependent on our technology capabilities in AI and big data analytics. Our technology capabilities in AI and big data analytics, therefore, are crucial to us continuing to retain and attract users to our online recruitment platform. Our users will continue to compare the core functionalities of our online recruitment platform against those of the platforms run by our competitors, and may switch to a competitor platform if our online recruitment platform underperforms their expectations. In addition, managing some of the other important aspects of our operations, such as sales and marketing activities, also requires us to make decisions informed by our AI technology and data analytics. Any failure to improve our technology capabilities in AI and big data analytics and any failure of our technology capabilities in those regards to produce satisfactory results may materially and adversely affect our user retention, financial condition and results of operations.

A slowdown or adverse development in the Chinese or global economy still under COVID-19’s impact may lower the hiring willingness and budget of our current and potential enterprise users, adversely affecting the demand for our products and services and our business in general.

COVID-19 has had a severe and negative impact on the Chinese and the global economy, and whether this will lead to a prolonged downturn in the economy is still unknown. The growth of the Chinese economy has slowed in recent years. Even before the COVID-19 pandemic, the global macroeconomic environment was facing challenges, such as the economic slowdown in the Eurozone since 2014, uncertainties over the impact of Brexit and the ongoing global trade disputes and tariffs. The growth of China’s economy has slowed down since 2012 compared to the previous decade and the trend may continue. There is considerable uncertainty over the long-term effects of the monetary and fiscal policies adopted by the central banks and financial authorities of some of the world’s leading economies, including the United States and China. In addition, there have been concerns about the relationship between China and the United States resulting from the current trade tension between the two countries. There have been further uncertainties related to the U.S. Federal Reserve’s progressive policies to strengthen the market in 2020. It is unclear whether these challenges and uncertainties will be contained or resolved and what effects they may have on the global political and economic conditions in the long term. Economic conditions in China are sensitive to global economic conditions, as well as changes in domestic economic and political policies and the expected or perceived overall economic growth rate in China. Any severe or prolonged slowdown in the global or Chinese economy may materially and adversely affect our business, results of operations and financial condition.

Substantially all of our operations are conducted in China, and the vast majority of our revenues are generated from providing services to enterprise customers operating in China. In an environment of slower economic growth or recession, employers may take actions such as hiring fewer employees, engaging in hiring freezes, reducing hiring budgets or the number of hiring headcounts, and curtailing spending on online recruitment services and other human resource related services. As a result, if there are slowdowns or other adverse developments in China’s economic growth, our business, financial condition, results of operations and cash flow may be materially and adversely affected.

Our users may engage in intentional or negligent misconduct or other improper activities on our online recruitment platform or otherwise misuse our online recruitment platform, which may damage our brand image and reputation, our business and our results of operations.

Our online recruitment platform has instant messaging functions that allow users to communicate with each other and engage in job application activities. We adopt a comprehensive suite of registration procedures to verify the identity of our job seekers and enterprise customers. Job seekers are required to complete our mobile phone verification process by providing personal and professional information such as name, education background, employment status, recent employment, work experience, position desired, and salary expectation. We also implement a robust multi-factor onboard screening system to examine and verify the authenticity of the identification information of enterprise users, which leverages a combination of factors. Since we have limited control over the real-time and offline behavior of our users, it is still possible for our online recruitment platform to be misused by our users for inappropriate or illegal purposes.

We have implemented control procedures on our online recruitment platform to detect and block illegal or inappropriate content and illegal or fraudulent activities conducted through the misuse of our online recruitment platform. We may be required by relevant governmental authorities to report certain misbehaviors for further investigation if such misbehaviors are subject to regulatory investigation or other governmental proceedings. Despite our detection and filtering efforts, we may not be able to identify every incident of inappropriate content or illegal or fraudulent activities, prevent all such content from being further disseminated or prohibit such activities from occurring. We may not be able to filter all the content generated by our users as it appears, especially in the context of instant messaging between job seekers and enterprise users. Therefore, our users may engage in illegal, obscene or incendiary conversations or engage in unethical or illegal activities via our online recruitment platform.

If user misconduct and misuse of our online recruitment platform for inappropriate or illegal purposes occur on our online recruitment platform, claims may be brought against us for torts, defamation, libel, negligence, copyright, patent or trademark infringement. In response to allegations of illegal or inappropriate activities conducted through our online recruitment platform, relevant governmental authorities may intervene and hold us liable for non-compliance with applicable laws and regulations and subject us to administrative penalties or other sanctions, such as requiring us to restrict or discontinue some or all of our features and services. In addition, our users may suffer or allege to have suffered physical, financial or emotional harm caused by contacts initiated on our online recruitment platform. Our business and public perception of our brands may be materially and adversely affected if we do face civil lawsuits or other liabilities initiated by such affected users. Defending any actions brought by such affected users could be costly and require significant time and attention of our management and other resources, which would materially and adversely affect our business.

We are exposed to potential legal liabilities associated with the recruitment process, which may have a material adverse effect on our business and results of operations.

We are exposed to potential claims associated with the recruitment process, including claims by enterprise users seeking to hold us liable for recommending a job seeker who subsequently proves to be unsuitable for the position filled, claims by current or previous employers alleging breach of employment contracts, claims by job seekers against us alleging our failure to maintain the confidentiality of their personal information and employment searches or alleging discrimination or other violations of employment law or other laws or regulations by our enterprise users, and claims by either employers or their employees alleging the failure of our products and services to comply with laws or regulations relating to employment, data privacy or other related matters. We do not maintain insurance coverage for liabilities arising from claims by employers, employees, candidates or third parties. Any such claims, regardless of merit, may force us to participate in time-consuming, costly litigation or investigation, divert significant management and staff attention, and damage our reputation and brand names.

If we fail to attract more enterprise users to our online recruitment platform, or if enterprise customers decide to purchase less of our online recruitment services for any reason, our revenues may stagnate or decline and our business and prospects may be materially and adversely affected.

In 2020 and the three months ended March 31, 2021, approximately 99% of our revenues were generated from enterprise customers. Enterprise customers are by far the most important source of revenue for us, and attracting more enterprise users to our online recruitment platform is therefore of critical importance to us. Due to their contribution to our revenues and ability to spend, large businesses with sufficient funds would benefit us most as a revenue source, and we need to invest in developing and promoting products and services that meet their needs. Additionally, SMEs can also be a source of enterprise user growth for us, as they have historically been underserved and usually lack direct access to a scaled user base and effective means to promulgate their businesses. In order to expand our market reach to more small and mid-sized businesses, especially in less developed cities, we provide free or lower-fee services or annual subscription packages to them so they can take advantage of our online recruitment platform. We, however, cannot assure you that our efforts will convince more enterprise users to use our online recruitment platform. There is also no guarantee that our existing enterprise customers will continue to pay for our online recruitment services at the same frequency or price going forward, as competition or alternative means of job hunting may put pressure on the demand and pricing for our online recruitment services. If we are not successful in expanding our enterprise user base or improving our monetization of enterprise customers, our revenues may stagnate or decline and our business and prospects may be materially and adversely affected.

Because we store and process data, some of which contains sensitive personal information, we face concerns over the collection, improper use or disclosure of personal information, which could deter current and potential users from using our services, damage our reputation, result in legal liability, bring regulatory scrutiny, and in turn materially and adversely affect our business, financial condition and results of operations.

We are subject to the laws, regulations, guidelines and industry recommendations relating to the protection of personal information in China, which covers areas such as the collection, storage,

processing or use of such personal information. For example, under the Cyber Security Law of the People’s Republic of China that became effective on June 1, 2017, network service providers have various personal information security protection obligations, including restrictions on the collection and use of personal information of users, and they are required to take steps to prevent personal data from being divulged, stolen, or tampered with. See also “Regulation—Regulations Relating to Privacy Protection.” Any concerns or claims about our practices with regard to the collection, storage, processing or use of personal information or other privacy-related matters, even if ungrounded, could damage our reputation and results of operations.

In particular, if we fail to secure our users’ identity and protect their identity-specific data, including but not limited to name, education background, employment status, recent employment history of job seekers and business license information of enterprise users, our users may be vulnerable to insults, harassment, blackmails or physical injuries, and their family, property and other assets may also be put at risk. As a result, we may be held liable for these incidents, and our users may feel insecure and cease to use our online recruitment platform. Our reputation may also be seriously harmed and we may be unable to retain and attract users, which would in turn have a material adverse effect on our business and results of operations.

Any system failure or compromise of our security that results in the unauthorized access to or release of personal or private information, such as data, photo or messaging history of our users could significantly limit the adoption of our services, as well as harm our reputation and brands, result in litigation against us, liquidated and other damages, regulatory investigations and penalties, and we could be subject to material liability. We expect to continue expending significant resources to protect against security breaches. The risk that these types of events could seriously harm our business is likely to increase as we expand the scope of services we offer and as we increase the size of our user base.

In addition, regulatory requirements regarding the protection of personal information are constantly evolving and can be subject to different interpretations or significant change from time to time, making the extent of our responsibilities in that regard uncertain. An example of such evolving regulatory requirements is the Draft Law of Personal Information Protection, which was published for public comments on October 21, 2020. When it is passed in the future, this law will function jointly with the Cyber Security Law to regulate China’s online spheres in relation to personal information protection. Our practice may become inconsistent with these laws and regulations. If so, in addition to the possibility of fines, this could result in an order requiring that we change our practices, which could have an adverse effect on our business and results of operations. Complying with new data privacy and information security laws and regulations could cause us to incur substantial costs or require us to change our business practices in a manner materially adverse to our business. See also “—Risks Relating to Doing Business in China—Uncertainties with respect to the PRC legal system could adversely affect us.”

Moreover, we could be required to disclose certain personal information to PRC governmental authorities for the purpose of, among others, safeguarding the national security, investigating crimes, investigating infringement of information network communication rights, and cooperating with the supervision and inspection of telecommunication regulatory authorities. Disclosing personal information under such circumstances may cause our users to lose trust in our ability to safeguard their privacy. Failure to comply with these requirements could subject us to administrative penalties or other regulatory or enforcement actions.

Content posted or displayed on or linked to our online recruitment platform may be found objectionable by PRC regulatory authorities and may subject us to penalties and other negative consequences.

The PRC government has adopted laws and regulations governing internet and wireless access and the distribution of information over the internet and wireless telecommunications networks. Under these laws and regulations, internet content providers and internet publishers are prohibited from posting or displaying over the internet or wireless networks content that, among other things, violates the principle of the PRC constitution, laws and regulations, impairs the national dignity of China or the public interest, or is obscene, superstitious, fraudulent or defamatory. Furthermore, internet content providers are also prohibited from displaying content that may be deemed by relevant government authorities as instigating ethnical hatred and harming ethnical unity, harming the national religious policy, “socially destabilizing” or leaking “state secrets” of the PRC. Failure to comply with these requirements may result in the revocation of licenses to provide internet content or other approvals, licenses or permits, the closure of the concerned platforms and reputational harm. The operator may also be held liable for any censored information displayed on or linked to their platform. The liabilities and penalties resulting from such non-compliance may materially and adversely damage our business and results of operations.

On December 15, 2019, the Cyberspace Administration of China, or the CAC, released the Provisions on Ecological Governance of Network Information Content, or PEGNIC, which came into force on March 1, 2020. The PEGNIC is one of the latest regulations governing the distribution of information over the internet and wireless telecommunications networks in which it classifies the network information into three categories, namely the “encouraged information,” the “illegal information” and the “undesirable information.” While illegal information is strictly prohibited from distribution, the internet content providers are required to take relevant measures to prevent and resist the production and distribution of undesirable information. PEGNIC further clarifies the duties owed by the internet content providers in preventing the display of content that against the PEGNIC, such as obligations to improve the systems for user registration, account management, information release review, follow-up comments review, website ecological management, real-time inspection, emergency response and disposal mechanism for cyber rumor and black industry chain information.

We have designed and implemented procedures to monitor content on our online recruitment platform. However, it may not be possible to determine in all cases the types of content that could result in our liability as a distributor of such content, and we may not be able to capture all violating content in time, especially in instant messaging. If any of the content posted or displayed on our online recruitment platform is deemed by the PRC government to violate any content restrictions, we may not be able to continue to display such content and could become subject to penalties, including confiscation of income, fines, suspension of business and revocation of required licenses, which could materially and adversely affect our business, financial condition and results of operations.

PRC regulatory authorities may also conduct various reviews and inspections on our business operations, especially those related to content distribution, from time to time. If any non-compliance incidents in our business operations are identified, we may be required to take certain rectification measures in accordance with applicable laws and regulations, or we may be subject to other regulatory actions such as administrative penalties. It may be difficult to determine the type of content or actions that may result in liability to us and, if we are found to be liable, we may be prevented from operating our business in the PRC. Moreover, complying with relevant regulatory requirements may result in limitation to our scope of services, reduction in user engagement or loss of users, diversion of our management team’s attention and increased operational costs and expenses. The costs of compliance with these regulations may continue to increase as a result of more content being made available by an increasing number of users of our online recruitment platform, which may adversely affect our results of operations.

Any lack of or failure to maintain requisite approvals, licenses or permits applicable to our business may have a material and adverse impact on our business, financial condition and results of operations, and compliance with applicable laws or regulations may require us to obtain additional approvals or licenses or change our business model.

Our business is subject to supervision and regulation by various governmental authorities in China. These governmental authorities include the CAC, The Ministry of Commerce, or MOFCOM, the Ministry of Industry and Information Technology, or the MIIT, the State Administration for Market Regulation, or the SAMR, the Ministry of Culture and Tourism, or the MCT, the National Radio and Television Administration, and their corresponding local regulatory authorities. These governmental authorities promulgate and enforce laws and regulations that cover a variety of business activities that relating to our operations, such as provision of internet information, among other things. These regulations in general regulate the entry into, the permitted scope of, as well as approvals, licenses and permits for, the relevant business activities.

We have obtained the value-added telecommunication service license concerning the internet information service, or ICP license, for provision of internet information services. The ICP license is essential to the operation of our existing and future business and is subject to regular government review or renewal. However, we cannot assure you that we can successfully renew our ICP license in a timely manner or at all as required by PRC laws to operate our online recruitment platform. Due to the evolving nature of the interpretation and application of the laws and regulations applicable to our industry in China, we cannot assure you that the permitted scope and other aspects of our ICP license are sufficient as legally required to conduct all of our present business. The scope of our current ICP license does not cover instant information interaction services. The regulatory authorities may determine that the scope of our ICP license is not broad enough to carry on all of our businesses and require that we expand the scope of our ICP license. We may not be able to meet such requirement, because holding a license for providing internet news information, or Internet News Information Service License, is a prerequisite to expanding the scope of our ICP license to include instant information interaction services. However, to our knowledge, Internet News Information Service Licenses are only granted to news providers and state-owned entities in practice. As of the date of this prospectus, we have not been subject to any penalties imposed by, or any investigations initiated by, the relevant governmental authorities due to any insufficiency in the scope of our current ICP license, but we may be subject to such penalties or investigations in the future, in which case we may be involved in legal proceedings, have any illegal gains confiscated, have our relevant business suspended, or face other penalties.

As of the date of this prospectus, we have not obtained certain approvals, licenses and permits that may be required for some aspects of our operations. According to the PRC Administrative Provisions on Internet Audio-Visual Program Services, a provider of online audio-visual service must obtain a license for online transmission of audio-visual programs, or Audio-Visual License issued by the National Radio and Television Administration. We are required to but have not obtained the Audio-Visual License for providing internet audio-visual program services through our online recruitment platform, including providing certain short educational videos for users, providing in-app streaming interviewing and allowing users to upload and share short career-related videos. We do not consider such services to be material to our business and the revenues generated through the provision of such services account for an insignificant portion of our total revenues. We are not eligible to apply for an Audio-Visual License under the current regulatory regime, because we are not a wholly state-owned or state-controlled entity as required for this license under PRC law. As of the date of this prospectus, we have not been subject to any material penalties imposed by, or any investigations initiated by, the relevant governmental authorities because we provide internet audio-visual program services through our online recruitment platform without an Audio-Visual License, but we may be subject to such penalties or investigations in the future, in which case we may be involved in legal proceedings, have any illegal gains confiscated, have our relevant business suspended, or face other penalties, which we believe would not materially and adversely affect our business, financial conditions and results of operation.

We may be required to apply for and obtain additional licenses, permits or approvals, make additional registrations, update our registrations or expand the scope of our permits and approvals, and we cannot assure you that we will be able to meet these requirements timely, or at all, in the future. As we expand our business scope and explore different business initiatives, the business measures we have adopted or may adopt in the future may be challenged under PRC laws and regulations. For instance, while we believe we are not subject to any online game virtual currency laws and regulations for certain virtual tokens we offer in our mobile applications, the PRC government authorities may take a view contrary to ours. As a result, we may be required to obtain additional approvals or licenses. If we fail to timely obtain, maintain or renew all the required licenses or permits or make all the necessary filings, we may be subject to various penalties or other regulatory actions, such as confiscation of revenues from the unlicensed activities, the imposition of fines and the discontinuation or restriction of our operations. Any such penalties may disrupt our operations and materially and adversely affect our business, financial condition and results of operations.

Our business is subject to the complex and evolving laws and regulations in China. Many of these laws and regulations are subject to change and uncertain interpretation, and could result in claims, changes to our business practices, monetary penalties, increased cost of operations, or declines in user growth or engagement, or otherwise harm our business.

We are subject to a variety of laws and regulations that involve matters important to or may otherwise impact our business, including, among others, provision of value-added telecommunications services, talent intermediary services, information security and censorship, foreign exchange and taxation. See also “Regulation.” The introduction of new products and services may subject us to additional laws, regulations, or other government scrutiny.

These laws and regulations are continually evolving and may change significantly. As a result, the application, interpretation, and enforcement of these laws and regulations are often uncertain, particularly in the rapidly evolving industry in which we operate. In addition, these laws and regulations may be interpreted and applied inconsistently by different agencies or authorities, and inconsistently with our current policies and practices. These laws and regulations may also be costly to comply with, and such compliance or any associated inquiries or investigations or any other government actions may

•	delay or impede our development of new services,

•	result in negative publicity, increase our operating costs,

•	require significant management time and attention, and

•

subject us to remedies, administrative penalties and even criminal liabilities that may harm our business, including fines assessed for our current or historical operations, or demands or orders that we modify or cease existing business practices.

The promulgation of new laws or regulations, or the new interpretation of existing laws and regulations, in each case that restrict or otherwise unfavorably impact the ability or manner in which we provide our services could require us to change certain aspects of our business to ensure compliance, which could decrease demand for our products and services, reduce revenues, increase costs, require us to obtain more licenses, permits, approvals or certificates, or subject us to additional liabilities. To the extent any new or more stringent measures are required to be implemented, our business, financial condition and results of operations could be adversely affected.

If our job seekers’ or employers’ profiles are out-of-date, inaccurate, fraudulent or lack credible information, we may not be able to effectively create value for our users, which could materially and adversely impact our reputation and business prospects.

We adopt a comprehensive suite of registration procedures to verify the identity of our job seekers and enterprise users, and we also have ongoing risk assessment procedures for enterprise users. Our intelligence system detects suspicious user input that may undermine the integrity of the community and will then require such users to go through additional authentication procedures. With these rigorous verification procedures in place, we still cannot assure you that we will be able to remove all the job seekers and enterprise users that submit out-of-date, inaccurate, fraudulent or otherwise incredible profile information to our database. If we are not able to effectively filter out these job seekers and enterprise users, our users that submit legit and accurate profile information may be misled or even defrauded by them, wasting their time and resources in the process, and our reputation and business prospects will also be materially and adversely impacted as a result.

If user traffic to our online recruitment platform stagnates or declines for any reason, our operating and financial prospects may be harmed.

Our ability to attract and maintain user traffic to our online recruitment platform is important for our continuing growth. If user traffic to our online recruitment platform declines for any reason, our business and results of operations may be harmed. We depend in part on various app stores, online articles, internet search engines and portals to direct a significant amount of user traffic to our mobile applications and websites. However, the amount of user traffic directed to our mobile applications and websites is not entirely within our control. Our competitors’ better relationship with certain app stores or social media platforms, greater online presence or news coverage, and more search engine optimization efforts may result in their mobile applications and websites receiving more directed user traffic or a higher search result page ranking than ours. App stores could recommend mobile applications from our competitors more prominently than they do ours, social media platforms may direct more attention to products and services from our competitors, and internet search engines could revise their methodologies, which may adversely affect the placement of our search result page ranking. Any such changes could decrease user traffic to our mobile applications and websites and adversely affect the growth of our user base, which may in turn harm our business and operating results.

We may need additional capital, and we may be unable to obtain such capital in a timely manner or on acceptable terms, or at all.

To pursue our business objectives and respond to business opportunities, challenges or unforeseen circumstances, including to improve our brand awareness, develop new services or further improve existing services, expand into new markets and acquire complementary businesses and technologies, we may require additional capital from time to time. However, additional funds may not be available when we need them on reasonable terms, or at all. Our ability to obtain additional capital is subject to a variety of uncertainties, including:

•	our market position and competitiveness in the industry where we operate;

•	our future profitability, overall financial condition, results of operations and cash flows;

•	general market conditions for capital raising activities by online recruitment services companies in China; and

•	economic, political and other conditions in China.

If we are unable to obtain additional capital in a timely manner or on acceptable terms, or at all, our ability to continue to pursue our business objectives and respond to business opportunities,

challenges or unforeseen circumstances could be significantly limited, and our business, results of operations, financial condition and prospects could be materially and adversely affected. In addition, our future capital needs and other business reasons could require us to sell additional equity or debt securities or obtain a credit facility. The sale of additional equity or equity-linked securities could dilute our shareholders. The incurrence of indebtedness would result in increased debt service obligations and could result in operating and financing covenants that would restrict our operations or our ability to pay dividends to our shareholders.

We face risks associated with the misconduct of our employees, business partners and their employees and other related personnel, and we may be subject to allegations, harassing or other detrimental conduct by third parties and other forms of negative publicity, which could harm our reputation and cause us to lose market share and users.

We rely on our employees to maintain and operate our business and have implemented internal policies to guide the actions of our employees. However, we do not have full control over every action of our employees, and any misbehavior of our employees could materially and adversely affect our reputation and business. For example, if our employees download pirated software to their work computers or perform other unauthorized actions on our technology systems, we may be exposed to security breaches. Despite the security measures we have implemented, our systems and procedures and those of our business partners may be vulnerable to security breaches, acts of vandalism, software viruses, misplaced or lost data, programming or human errors or other similar events caused by our employees, our business partners and their employees and other related personnel, which may disrupt our delivery of services or expose the identities and confidential information of our users and personnel. If an actual or perceived breach of our security occurs, the market perception of the effectiveness of our security measures could be harmed, we may lose current and potential users, and we may be exposed to legal and financial risks, including those from legal claims, regulatory fines and penalties, which in turn could adversely affect our business, reputation and results of operations.

With respect to employees, we could also in the future face a wide variety of claims, including discrimination (for example, based on gender, age, race or religious affiliation), sexual harassment, privacy, labor and employment claims. Often these cases raise complex factual and legal issues, and the result of any such claims are inherently unpredictable. Claims against us, whether meritorious or not, could require significant amounts of management time and corporate resources to defend, could result in significant media coverage and negative publicity, and could be harmful to our reputation and our brands. If any of these claims were to be determined adversely to us, or if we were to enter settlement arrangements, we could be exposed to monetary damages or be forced to change the way in which we operate our business, which could have an adverse effect on our business, financial condition and results of operations.

We also work with our business partners in our business operation, and their performance affects the image of our brands. However, we do not directly supervise them in providing services to us or our users. Although we generally select business partners with strong reputation and track record, we may not be able to successfully monitor, maintain and improve the quality of their services. In the event of any unsatisfactory performance by our business partners and/or their employees, our business operation may be negatively impacted and our users may experience disruptions in services or decline in service quality, which may materially and adversely affect our reputation, our ability to retain and expand our user base, and our business, financial condition and results of operations.

Our online recruitment platform depends on effective interoperation with mobile and computer operating systems, hardware, networks, regulations, and standards that we do not control. Changes in our online recruitment platform or to those operating systems, hardware, networks, regulations, or standards may seriously harm our user retention, growth, and engagement. Our business depends on our ability to maintain and scale our technology infrastructure. Any service disruption in our services could damage our reputation, result in a potential loss of users and decrease in user engagement, and seriously harm our business.

Our online recruitment platform, especially its mobile applications, must remain interoperable with popular operating systems, such as iOS and Android, and related hardware. We have no control over these operating systems or hardware, and any changes to these systems or hardware that degrade the functionality of our services, or give preferential treatment to competitive online platforms, could seriously harm usage of our online recruitment platform. We plan to continue to introduce new services in the future. It may take time to optimize such services to function with these operating systems and hardware, thereby impacting the popularity of such services.

To deliver high quality products and services through our online recruitment platform, it is crucial that our online recruitment platform works well with a range of mobile technologies, systems, networks, regulations and standards that we do not control. In particular, any future changes to iOS or Android operating systems may impact the accessibility, speed, functionality and other performance aspects of our online recruitment platform.

Our business and the continuing performance, reliability and availability of our technology systems and online recruitment platform also depend on the performance and reliability of China’s internet, mobile, and other infrastructures that are not under our control. Disruptions in internet infrastructure or the failure of telecommunications network operators to provide us with the bandwidth needed to provide our products and services may interfere with the speed and availability of our products and services on our online recruitment platform. If our online recruitment platform is unavailable when users attempt to access them, or if our online recruitment platform does not respond as quickly as users expect, users may not return to use our online recruitment platform as often in the future, or at all, and may use our competitors’ products or services instead. In addition, we have no control over the costs of the services provided by China’s telecommunications operators. If mobile internet access fees or other charges to internet users increase, user traffic may decrease, which may in turn cause our revenues to significantly decrease.

We may, from time to time, be subject to legal proceedings during the course of our business operations. Our directors, management, shareholders and employees may also from time to time be subject to legal proceedings, which could adversely affect our reputation and results of operations.

From time to time, we are subject to allegations, and may be party to legal claims and regulatory proceedings, relating to our business operations and business partners. Such allegations, claims and proceedings may be brought by third parties, including users, employees, business partners, governmental or regulatory bodies, competitors or other third parties, and may include class actions. The outcome of litigation, particularly class action lawsuits, is difficult to assess or quantify. Plaintiffs in these types of lawsuits may seek recovery of very large or indeterminate amounts, and the magnitude of the potential loss relating to such lawsuits may remain unknown for substantial periods of time. We may incur significant expenses related to such proceedings, which may negatively affect our operating results if changes to our business operations are required. There may also be negative publicity associated with litigation that could decrease user acceptance of our online recruitment services, regardless of whether the allegations are valid or whether we are ultimately found liable. In addition, our directors, management, shareholders and employees may from time to time be subject to litigation, regulatory investigations, proceedings and/or negative publicity or otherwise face potential liability and expense in relation to commercial, labor, employment, securities or other matters, which could adversely affect our reputation and results of operations. As a result, litigation may adversely affect our business, financial condition, results of operations or liquidity.

After we become a publicly listed company, we may face additional exposure to claims and lawsuits. These claims could divert management time and attention away from our business and result in significant costs to investigate and defend, regardless of the merits of the claims. In some instances, we may elect or be forced to pay substantial damages if we are unsuccessful in our efforts to defend against these claims, which could harm our business, financial condition and results of operations.

The ongoing COVID-19 pandemic could adversely affect our business, results of operations and financial condition.

The ongoing COVID-19 pandemic has continued to spread across the world and has created unique global and industry-wide challenges. COVID-19 has resulted in quarantines, travel restrictions, and the temporary closure of offices and facilities in China and many other countries. New COVID-19 variants have also emerged, potentially extending the period during which COVID-19 will negatively impact the global economy.

Our revenue growth was negatively impacted in the first quarter of 2020 by the COVID-19 pandemic. We started to recover in late first quarter of 2020. People may spend less time at home or online and more time on outdoor activities going forward due to possibilities such as availability of effective vaccines and loosening of restrictions on travel and public gatherings. The increased unemployment and reduced income to both job seekers and businesses resulting from COVID-19 could also hinder the disposable income job seekers can spend on our products and services and lessen the hiring willingness and budgets of our enterprise users. In addition, we may need to make adjustments to operation hours, make work-from-home arrangements and even temporarily close our offices in the event that COVID-19 strikes in a future wave, and we may experience lower work efficiency and productivity during such period. While we might have benefited from the increased online traffic resulting from COVID-19 to our online recruitment platform, there is no guarantee that we can rely on such benefit in the future.

The potential downturn brought by and the duration of the COVID-19 pandemic may be difficult to assess or predict, and any associated negative impact on us will depend on many factors beyond our control. The extent to which the COVID-19 pandemic impacts our long-term results remains uncertain, and we are closely monitoring its impact on us. Our business, results of operations, financial conditions and prospects could be adversely affected directly, as well as indirectly to the extent that the ongoing COVID-19 pandemic harms the Chinese and global economy in general. To the extent the COVID-19 pandemic adversely affects our business and financial results, it may also heighten many of the other risks described in this ‘‘Risk Factors’’ section.

Our operating metrics are subject to inherent challenges in measurement, and real or perceived inaccuracies in those metrics may materially and adversely affect our business and operating results.

We regularly review operating metrics, such as the number of our paid enterprise customers and MAU, to evaluate growth trends, measure our performance and make strategic decisions. These metrics are calculated using internal company data and have not been validated by an independent third party. While these numbers are based on what we believe to be reasonable estimates for the applicable period of measurement, there are inherent challenges in measuring usage and user engagement across our large user base. Errors or inaccuracies in our metrics could result in incorrect business decisions and inefficiencies. For example, if a significant understatement or overstatement of the number of users were to occur, we may expend resources to implement unnecessary business measures or fail to take required actions to attract a sufficient number of users to satisfy our growth strategies.

Our measures of operating metrics may differ from estimates published or adopted by third parties, including but not limited to business partners, market and investment research organizations (including short-selling research firms), investors and media, or from similarly titled metrics used by our competitors or other companies in the relevant industries due to differences in methodology and assumptions. If these third parties do not perceive our operating metrics to be accurate representations of operations, or if we discover material inaccuracies in our operating metrics, our brand value and reputation may be materially harmed, our users and business partners may be less willing to allocate their resources or spending to us, and we may face lawsuits or disputes in relation to the inaccuracies. As a result, our business and operating results may be materially and adversely affected.

Computer and mobile malware, viruses, hacking and phishing attacks, spamming and improper or illegal use of our online recruitment platform may affect user experience, which could reduce our ability to attract users and materially and adversely affect our business, financial condition and results of operations.

Computer and mobile malware, viruses, hacking and phishing attacks have become more prevalent in our industry, have occurred on our online recruitment platform in the past, and may occur again in the future. Although it is difficult to determine what, if any, direct harm may result from an interruption or attack, any failure to maintain performance, reliability, security and availability of our online recruitment platform and technology infrastructure to the satisfaction of our users may seriously harm our reputation and our ability to retain existing users and attract new users.

In addition, spammers may use our online recruitment platform to send targeted and untargeted spam messages to users, which may affect user experience. In spamming activities, spammers typically create multiple user accounts for the purpose of sending spam messages. Although we attempt to identify and delete accounts created for spamming purposes, we may not be able to effectively eliminate all spam messages from our online recruitment platform in a timely fashion. Our actions to combat spam may also require diversion of significant time and focus of our technology team from improving our online recruitment platform. As a result, our users may use our online recruitment platform less or stop using them altogether, which may result in continuing operational costs to us.

If the software used in our online recruitment platform and technology systems contains undetected programming errors or vulnerabilities, our business could be adversely affected.

Our online recruitment platform and technology systems rely on software, including software developed or maintained internally and/or by third parties. In addition, our online recruitment platform and technology systems depend on the ability of such software to store and process large amount of data. The software on which we rely in the past has contained, and may now or in the future contain, undetected programming errors, bugs, or vulnerabilities. Some errors may only be discovered after the code has been released for external or internal use. Errors, vulnerabilities, or other design defects within the software on which we rely may result in a negative experience for users using our online recruitment platform, delay introductions of new features or enhancements, result in errors or compromise our ability to protect the data of our users and/or our intellectual property or lead to reductions in our ability to provide some or all of our services. In addition, any errors, bugs, vulnerabilities, or defects discovered in the software on which we rely, and any associated degradations or interruptions of service, could result in harm to our reputation and loss of users, which could adversely affect our business, financial condition and operation results.

Our online recruitment platform and technology systems contain open source software, which may pose particular risk to our proprietary software and online recruitment platform features and functionalities in a manner that negatively affect our business.

We use open source software in our online recruitment platform and technology systems and will continue to use open source software in the future. To handle risks in this regard, we have set up an internal system that monitors any change in the source code of any open source software we use in our operation, made risk management plan for open source software, and increasingly invested in developing our proprietary software. Despite these risk management efforts, open source software licenses could be construed in a manner that imposes unanticipated conditions or restrictions on our ability to provide our services through the various features and functionalities of our online recruitment platform. Additionally, we may face claims from third parties claiming ownership of, or demanding release of, the open source software or derivative works that we developed using such software. These claims could result in litigation and could require us to make our software source code freely available, purchase a costly license or cease offering the implicated services unless and until we can re-engineer them to avoid infringement. This re-engineering process could require significant additional technology and development resources, and we may not be able to complete it successfully.

We are dependent on app stores to distribute our mobile applications.

We offer our online recruitment services through our online recruitment platform, an important component of which is our mobile applications. Our mobile applications are offered via app stores operated by third parties, such as Apple App Store and various Android app stores, which could suspend or terminate our users’ access to our mobile applications, increase access costs or change the terms of access in a way that makes our mobile applications less desirable or harder to access. As such, the promotion, distribution and operation of our mobile applications are subject to such distribution platforms’ standard terms and policies for application developers, which are subject to the interpretation of, and frequent changes by, these distribution channels. If Apple’s App Store or any Android app stores interpret or change their standard terms and conditions in a manner that is detrimental to us, or terminate their existing relationship with us, our business, financial condition and results of operations may be materially and adversely affected. In the future, it is possible that compliance requirements of app stores may cause us to suspend our mobile applications from such stores. As a result, our ability to expand our user base may be hindered if potential users experience difficulties in or are barred from accessing our mobile applications. Any such incident may adversely affect our brands and reputation, business, financial condition and results of operations.

We are subject to risks relating to third-party online payment platforms.

Currently, we collect payments for our services through third-party online payment systems. In all these online payment transactions, secured transmission of confidential information such as our users’ credit card numbers and personal information over public networks is essential to maintaining users’ trust and confidence on our online recruitment platform.

We do not have control over the security measures of our third-party online payment vendors. Any security breaches of the online payment systems that we use could expose us to litigation and possible liability for failing to secure confidential user information and could, among other things, damage our reputation and the perceived security of all of the online payment systems that we use. If a well-publicized internet or mobile network security breach were to occur, users may become reluctant to pay for our services even if the publicized breach did not involve payment systems or methods used by us. In addition, billing software errors could damage user confidence in these online payment systems. If any of the above were to occur and damage our reputation or the perceived security of the online payment systems we use, we may lose users and users may be discouraged from purchasing our services, which may have a material adverse effect on our business.

In addition, there are currently only a limited number of reputable third-party online payment systems in China. If any of these major payment systems decides to cease to provide services to us, or significantly increase the percentage they charge us for using their payment systems for our services, our results of operations may be materially and adversely affected.

Our results of operations are subject to fluctuations due to seasonality.

We experience fluctuations in our revenue streams which affect our ability to predict quarterly results. For example, in a given year, our revenue is typically higher during the fourth quarter as many enterprises usually make hiring plans in the fourth quarter and purchase recruitment services then, and our revenue is typically lower in the first quarter as recruitment activities generally slow down around the Chinese New Year. Due to these factors, our revenues may vary materially from quarter to quarter and quarterly results may not be comparable to the corresponding periods of prior years. Such uncertainty makes it difficult for us to predict revenues for a particular quarter. Further, our quarterly sales and marketing expenses are generally the highest in the first quarter of every year as we increase our sales and branding activities during the Chinese New Year season. Therefore, actual results may differ significantly from our targets or estimated quarterly results, which could cause the price of our ADSs to fall.

We may not be able to adequately protect our intellectual property, which could cause us to be less competitive, and third-party infringements of our intellectual property rights may adversely affect our business.

We believe that our patents, copyrights, trademarks and other intellectual property are essential to our success. See also “Business—Intellectual Properties.” We have devoted considerable time and energy to the development and improvement of our online recruitment platform and our technology system infrastructure.

We rely on a combination of patent, copyright and trademarks laws, trade secrets protection and other contractual restrictions for the protection of the intellectual property used in our business. Effective intellectual property protection may not be available or may not be sought, and contractual disputes may affect the use of the intellectual property governed by private contract. Although our contracts with users and business partners typically prohibit the unauthorized use of our brands, images and other intellectual property rights, there can be no assurance that they will always comply with these terms. These agreements may not effectively prevent the unauthorized use of our intellectual properties or disclosure of confidential information and may not provide an adequate remedy for such unauthorized use or disclosure of personal information. Although we enter into confidentiality and non-disclosure agreements with our employees, and we also have in place various relevant internal rules and polices that require compliance from our employees, these agreements could be breached, the internal rules and policies could be violated, we may be involved in disputes in respect of these agreements and internal rules and policies for which we may not have adequate remedies, and our proprietary technology, know-how or other intellectual property could otherwise become known to third parties. In addition, third parties may independently discover trade secrets and proprietary information, limiting our ability to assert any trade secret rights against such parties.

While we actively take steps to protect our proprietary rights, such steps may not be adequate to prevent the infringement or misappropriation of our intellectual property. As of the date of this prospectus, we have not registered certain trademarks for certain goods or services we use in our business. We also cannot assure our registered trademarks have covered an adequate scope of our existing and future business operations and as of the date of this prospectus, we are in the process of registering certain trademarks that are necessary based on the current scope of our business. However, there can be no assurance that any of our trademark applications will ultimately proceed to registration or will result in registration with adequate scope for our business, particularly if such requested trademarks are found to conflict with the registered trademarks owned by third parties, including our competitors. Some of our pending applications or registrations may be successfully challenged or invalidated by others. If our trademark applications are not successful, we may have to use different marks for affected services, or seek to enter into arrangements with any third parties who may have prior registrations, applications or rights, which might not be available on commercially reasonable terms, if at all.

It is often difficult to maintain and enforce intellectual property rights in China. Statutory laws and regulations are subject to judicial interpretation and their enforcement may lack consistency. Accordingly, we may not be able to effectively protect our intellectual property rights or to enforce our related contractual rights in China. Preventing any unauthorized use of our proprietary technology, trademarks and other intellectual property is difficult and expensive, and litigation may be necessary in the future to enforce our intellectual property rights. Future litigation could result in substantial costs and diversion of our resources, and could disrupt our business, as well as materially and adversely affect our financial condition and results of operations.

We have been and may be in the future subject to intellectual property infringement claims or other allegations by third parties, which may materially and adversely affect our business, financial condition and prospects.

We have ever been and may in the future be subject to intellectual property infringement claims or other allegations by third party owners or right holders of patents, copyrights, trademarks, trade secrets and content for services we provide or for information or content displayed on, retrieved from or linked to, recorded, stored or made accessible on our online recruitment platform, or otherwise distributed to our users, including in connection with the music, movies and videos played, recorded, stored or made accessible on our online recruitment platform during user profile display or advertisement display, which may materially and adversely affect our business, financial condition and prospects.

Generally, companies in the internet-related industries are frequently involved in litigation based on allegations of infringement of intellectual property rights, unfair competition, invasion of privacy, defamation and other violations of other parties’ rights. The validity, enforceability and scope of protection of intellectual property rights in internet-related industries, particularly in China, are uncertain and still evolving. As we face increasing competition and as litigation becomes a more common method for resolving commercial disputes in China, we face a higher risk of being the subject of intellectual property infringement claims or other legal proceedings.

We allow users to upload text, pictures, audio, video and other content to our online recruitment platform and users to download, share, link to and otherwise access other content on our online recruitment platform. Under relevant PRC laws and regulations, online service providers, which provide storage space for users to upload works or links to other services or content, could be held liable for copyright infringement under various circumstances, including situations where the online service provider knows or should reasonably have known that the relevant content uploaded or linked to on its platform infringes upon the copyright of others and the online service provider failed to take necessary actions to prevent such infringement. We have procedures implemented to reduce the likelihood that content might be used without proper licenses or third-party consents. However, these procedures may not be effective in preventing the unauthorized posting or distribution of copyrighted content, and we may be considered failing to take necessary actions against such infringement. Therefore, we may face liability for copyright or trademark infringement, defamation, unfair competition, libel, negligence, and other claims based on the nature and content of the materials that are delivered, shared or otherwise accessed through our online recruitment platform.

Defending claims is costly and can impose a significant burden on our management and employees, and there can be no assurance that favorable final outcomes will be obtained in all cases. Such claims, even if they do not result in liability, may harm our reputation. Any resulting liability or expenses, or changes required to be made to our online recruitment platform to reduce the risk of future liability, may have a material adverse effect on our business, financial condition and prospects.

Our advertising content may subject us to penalties and other administrative actions.

Under PRC advertising laws and regulations, we are obligated to monitor our advertising content to ensure that such content is true and accurate and in full compliance with applicable laws and regulations. Violation of these laws and regulations may subject us to penalties, including fines, confiscation of our advertising income, orders to cease dissemination of the advertisements and orders to publish an announcement correcting the misleading information. In circumstances involving serious violations by us, PRC governmental authorities may force us to terminate our advertising operations or revoke our licenses. See “Regulation—Regulations Relating to Advertisement.”

While we have made significant efforts to ensure that our advertisements are in full compliance with applicable PRC laws and regulations, we cannot assure you that all the content contained in such advertisements is true and accurate as required by the advertising laws and regulations, especially given the uncertainty in the interpretation of these PRC laws and regulations. If we are found to be in violation of applicable PRC advertising laws and regulations, we may be subject to penalties and our reputation may be harmed, which may negatively affect our business, financial condition, results of operations and prospects.

Increasing focus with respect to environmental, social and governance matters may impose additional costs on us or expose us to additional risks. Failure to comply with the laws and regulations on environmental, social and governance matters may subject us to penalties and adversely affect our business, financial condition and results of operations.

The PRC government and public advocacy groups have been increasingly focused on environment, social and governance, or ESG, issues in recent years, making our business more sensitive to ESG issues and changes in governmental policies and laws and regulations associated with environment protection and other ESG-related matters. Investor advocacy groups, certain institutional investors, investment funds, and other influential investors are also increasingly focused on ESG practices and in recent years have placed increasing importance on the implications and social cost of their investments. Regardless of the industry, increased focus from investors and the PRC government on ESG and similar matters may hinder access to capital, as investors may decide to reallocate capital or to not commit capital as a result of their assessment of a company’s ESG practices. Any ESG concern or issue could increase our regulatory compliance costs. If we do not adapt to or comply with the evolving expectations and standards on ESG matters from investors and the PRC government or are perceived to have not responded appropriately to the growing concern for ESG issues, regardless of whether there is a legal requirement to do so, we may suffer from reputational damage and the business, financial condition, and the price of our ADSs could be materially and adversely effected.

Existing or future strategic alliances, long-term investments and acquisitions may have a material and adverse effect on our business, reputation and results of operations.

We may enter into strategic alliances, including joint ventures or minority equity investments, with various third parties to further our business purpose from time to time. These alliances could subject us to a number of risks, including risks associated with sharing proprietary information, non-performance by the third party and increased expenses in establishing new strategic alliances, any of which may materially and adversely affect our business. We may have limited ability to monitor or control the actions of these third parties and, to the extent any of these strategic third parties suffers negative publicity or harm to their reputation from events relating to their business, we may also suffer negative publicity or harm to our reputation by virtue of our association with any such third party.

In addition, if appropriate opportunities arise, we may acquire additional assets, products, technologies or businesses that are complementary to our existing business. Future acquisitions and the subsequent integration of new assets and businesses into our own would require significant attention from our management and could result in a diversion of resources from our existing business, which in turn could have an adverse effect on our business operations. Acquisitions may not achieve our goals and could be viewed negatively by users, business partners or investors. Acquisitions could result in the use of substantial amounts of cash, potentially dilutive issuances of equity securities, the occurrence of significant goodwill impairment charges, amortization expenses for other intangible assets and exposure to potential unknown liabilities of the acquired business. Moreover, the costs of identifying and consummating acquisitions may be significant. In addition to possible shareholders’ approval, we may also have to obtain approvals and licenses from relevant governmental authorities for the acquisitions and to comply with any applicable PRC laws and regulations, which could result in increased delay and costs.

Our business depends substantially on the continuing efforts of our executive officers and other key employees. If we lose their services or do not plan their succession effectively, our business operations and growth prospects may be materially and adversely affected.

Our future success depends heavily on the continuing services of our executive officers and other key employees. In particular, we rely on the expertise, experience and vision of our Founder, Chairman and Chief Executive Officer, Mr. Peng Zhao, as well as other members of our senior management team. If one or more of our executive officers or other key employees were unable or unwilling to continue their services with us or are otherwise subject to any legal or regulatory liabilities in their personal capacity or otherwise, we might not be able to replace them easily, in a timely manner, or at all. Competition for qualified talent is intense, there can be no assurance that we will be able to attract or retain qualified employees. As a result, our business may be materially and adversely affected, our financial condition and results of operations may be severely affected, and we may incur additional expenses to recruit, train and retain key personnel.

Moreover, if any of our executive officers or other key employees joins a competitor or forms a competing company, we may lose know-how, trade secrets, business partners, user base and market share. Each of our executive officers and key employees has entered into an employment agreement, a confidentiality and intellectual property ownership agreement and a non-compete agreement. However, these agreements may be deemed invalid or unenforceable under PRC laws and other applicable laws and regulations in other jurisdictions. If any dispute arises between our executive officers or key employees and us, there can be no assurance that we would be able to enforce these agreements in China and other jurisdictions, where these executive officers and key employees may reside.

Effective succession planning is also important to the long-term success of our business. If we fail to ensure effective transfer of knowledge and smooth transitions involving key employees, it could significantly hinder our strategic planning and execution. The loss of senior management or any ineffective transitions in management could delay or prevent the achievement of our development and strategic objectives, which could adversely affect our business, financial condition, results of operations, and cash flows.

Competition for qualified personnel is often intense. If we are unable to recruit, train and retain sufficient qualified personnel while controlling our labor costs, our business may be materially and adversely affected.

Our ability to continue to conduct and expand our operations depends on our ability to attract and retain a large and growing number of qualified personnel in China and also globally. Our ability to meet our labor needs, including our ability to find qualified personnel to fill positions that become vacant, while controlling labor costs, is generally subject to numerous external factors, including the availability of a sufficient number of qualified persons in the markets where we operate, unemployment levels within those markets, prevailing wage rates, changing demographics, health and other insurance costs and adoption of new or revised employment and labor laws and regulations. If we are unable to locate, attract or retain qualified personnel, or manage leadership transition successfully, the quality of service we provide to users may decrease and our financial performance may be adversely affected. In addition, if our costs of labor or related costs increase for other reasons or if new or revised labor laws, rules or regulations or healthcare laws are adopted or implemented that further increase our labor costs, our financial performance could be materially and adversely affected.

We may not have sufficient insurance to cover our business risks, so that any uninsured occurrence of business disruption may result in substantial costs to us and the diversion of our resources, which could have an adverse effect on our results of operations and financial condition.

We provide social security insurance for our employees as required by PRC law, and we also provide supplemental commercial medical insurance for our employees. We do not maintain business interruption insurance or key-man insurance. We consider this practice to be reasonable in light of the nature of our business, which is in line with the practices of other companies of similar size in the same industry in China. In addition, insurance companies in China currently offer limited business-related insurance products. Any uninsured occurrence of business disruption, litigation or natural disaster, or significant damages to our uninsured equipment or facilities could disrupt our business operations, requiring us to incur substantial costs and divert our resources, which could have an adverse effect on our business, financial condition and results of operations could be materially and adversely affected.

If we fail to develop and maintain an effective system of internal control over financial reporting, we may be unable to accurately report our financial results or prevent fraud, and investor confidence and the market price of our ADSs may be adversely impacted.

Prior to this offering, we have been a private company with limited accounting personnel and other resources with which to address our internal control over financial reporting. In connection with the audit of our consolidated financial statements as of and for the fiscal years ended December 31, 2019 and 2020, we and our independent registered public accounting firm identified two material weaknesses in our internal control over financial reporting. As defined in the standards established by the U.S. Public Company Accounting Oversight Board, or PCAOB, a “material weakness” is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis.

The material weaknesses that have been identified relate to (i) our lack of sufficient competent financial reporting and accounting personnel with appropriate understanding of U.S. GAAP to address complex U.S. GAAP technical accounting issues and to prepare and review the consolidated financial statements and related disclosures in accordance with U.S. GAAP and financial reporting requirements set forth by the SEC, and (ii) our lack of period-end financial closing policies and procedures for preparation of consolidated financial statements and related disclosures in accordance with U.S. GAAP and financial reporting requirements set forth by the SEC.

Following the identification of the material weaknesses and other significant control deficiencies, we have taken measures and plan to continue to take measures to remediate these deficiencies. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Internal Control Over Financial Reporting.” However, the implementation of these measures may not fully address these deficiencies in our internal control over financial reporting, and we cannot conclude that they have been fully remediated. Our failure to correct these deficiencies or our failure to discover and address any other deficiencies could result in inaccuracies in our financial statements and impair our ability to comply with applicable financial reporting requirements and related regulatory filings on a timely basis. Moreover, ineffective internal control over financial reporting could significantly hinder our ability to prevent fraud.

After we become a public company in the United States, we will be subject to the Sarbanes-Oxley Act of 2002. Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404, will require that we include a report from management on our internal control over financial reporting in our annual report on Form 20-F beginning with our annual report for the fiscal year ending December 31, 2022. In addition, once we cease to be an “emerging growth company” as such term is defined in the JOBS Act, our independent registered public accounting firm must attest to and report on the effectiveness of our internal control over financial reporting. Our management may conclude that our internal control over financial reporting is not effective. Moreover, even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm, after conducting its own independent testing, may issue a report that is qualified if it is not satisfied with our internal control over financial reporting or the level at which our controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from us. In addition, after we become a public company, our reporting obligations may place a significant strain on our management, operational and financial resources and systems for the foreseeable future. We may be unable to timely complete our evaluation testing and any required remediation.

During the course of documenting and testing our internal control procedures, in order to satisfy the requirements of Section 404, we may identify other or more material weaknesses or deficiencies in our internal control over financial reporting. In addition, if we fail to maintain the adequacy of our internal control over financial reporting, as these standards are modified, supplemented or amended from time to time, we may not be able to conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404. Generally speaking, if we fail to achieve and maintain an effective internal control environment, we could suffer material misstatements in our financial statements and fail to meet our reporting obligations, which would likely cause investors to lose confidence in our reported financial information. This could in turn limit our access to capital markets, harm our results of operations and lead to a decline in the trading price of our ADSs. Additionally, ineffective internal control over financial reporting could expose us to increased risk of fraud or misuse of corporate assets and subject us to potential delisting from the stock exchange on which we list, regulatory investigations and civil or criminal sanctions. We may also be required to restate our consolidated financial statements for prior periods.

We have granted and expect to continue to grant share-based awards in the future under our share incentive plan, which may result in increased share-based compensation expenses.

In order to attract and retain qualified employees, provide incentives to our directors and employees, and promote the success of our business, we adopted a share incentive plan in September 2020, which was amended and restated in May 2021 (as so amended and restated, the “2020 Share Incentive Plan”). The maximum aggregate number of ordinary shares that may be issued under the 2020 Share Incentive Plan is 145,696,410, and upon the completion of this offering and commencing in 2022, it will be increased on the first day of each fiscal year by 1.5% of our total number of issued and outstanding shares on an as-converted basis on the last day of the immediately preceding calendar year; after five of such automatic annual increases, our board of directors will determine the amount of annual increases, if any, to the maximum number of ordinary shares issuable under the 2020 Share Incentive Plan. As of the date of this prospectus, 135,579,826 options to purchase our Class A ordinary shares have been granted and outstanding, excluding options that were forfeited or canceled after the relevant grant dates. For the years ended December 31, 2019 and 2020 and the three months ended March 31, 2021, we recorded RMB34.3 million, RMB657.2 million (US$100.7 million) and RMB48.7 million (US$7.4 million) in share-based payment expenses, respectively.

We believe the granting of share-based awards is of significant importance to our ability to attract and retain key personnel and employees, and we will continue to grant share-based awards to employees in the future. As a result, our expenses associated with share-based payment expenses may increase, which may have an adverse effect on our results of operations.

We face certain risks related to our leased properties.

We lease real properties in China from third parties primarily as office space. We have not registered some of our lease agreements for these properties with the PRC governmental authorities as required by PRC law. Although the failure to do so does not in itself invalidate the lease agreements, we may be ordered by the PRC government authorities to rectify such noncompliance and, if such noncompliance is not rectified within a given period of time, we may be subject to fines imposed by PRC government authorities ranging from RMB1,000 and RMB10,000 for each lease agreement that has not been registered with the relevant PRC governmental authorities. In addition, our use of certain leased properties does not comply with the approved use stipulated in the title certificates of such properties. Our lease agreements may be claimed as null and void by the relevant PRC governmental authorities, and we may not be able to continue to use such leased properties as a result of such non-compliance and may have to relocate to other premises. In addition, certain of our leased properties were subject to mortgage when we entered our lease agreements. If the ownership of such properties changes as a result of the foreclosure of the mortgage, we may not be able to enforce our rights to the leased properties under the respective lease agreements against the mortgagee. We cannot assure you that suitable alternative locations are readily available on commercially reasonable terms, or at all, and if we are unable to relocate our affected operations in a timely manner, our operations may be adversely affected.

The ownership certificates or other similar proof of most of our leased properties have not been provided to us by the relevant lessors. Therefore, we cannot assure you that such lessors are entitled to lease the relevant real properties to us. If the lessors are not entitled to lease the real properties to us and the owners of such real properties decline to ratify the lease agreements between us and the respective lessors, we may not be able to enforce our rights to lease such properties under the respective lease agreements against the owners. As of the date of this prospectus, we are not aware of any claim or challenge brought by any third parties against us or our lessors with respect to the defects in our leasehold interests. If our lease agreements are claimed as null and void by the owners of the leased real properties, we could be required to vacate the properties and incur additional costs, in the event of which we could only initiate the claim against the lessors under relevant lease agreements for indemnities for their breach of the relevant leasing agreements. We cannot assure you that suitable alternative locations are readily available on commercially reasonable terms, or at all, and if we are unable to relocate our officers in a timely manner, our operations may be interrupted.

We face risks related to natural and other disasters, including severe weather conditions or outbreaks of health epidemics, and other extraordinary events, which could significantly disrupt our operations.

In addition to the impact of COVID-19, our business could be materially and adversely affected by natural disasters, other health epidemics or other public safety concerns affecting the PRC, and particularly Beijing. Natural disasters may give rise to server interruptions, breakdowns, system failures, technology platform failures, internet failures or other operation interruptions for us and our business partners, which could cause the loss or corruption of data or malfunction of software or hardware as well as adversely affect our ability and the ability of our business partners to conduct daily operations. Our business could also be adversely affected if employees of ours or our business partners are affected by health epidemics. In addition, our results of operations could be adversely affected to the extent that any health epidemic harms the Chinese economy in general.

Our headquarters is located in Beijing, China, where most of our directors and management and the majority of our employees currently reside. Most of our system hardware and the back-up systems supplied by third-party cloud service providers are hosted in facilities located in China. Consequently, if any natural disasters, health epidemics or other public safety concerns were to affect China and Beijing in particular, our operation may experience material disruptions, which may materially and adversely affect our business, financial condition and results of operations.

Risks Relating to Our Corporate Structure

If the PRC government finds that the agreements that establish the structure for operating some of our operations in China do not comply with PRC laws and regulations relating to the relevant industries, or if these laws and regulations or the interpretation of existing laws and regulations change in the future, we could be subject to severe penalties or be forced to relinquish our interests in those operations.

Foreign ownership in entities that provide internet and other related businesses, including but not limited to, the value-added telecommunication services, internet culture business and radio and television program services, is subject to restrictions under current PRC laws and regulations, unless certain exceptions are available. Specifically, the operation of certain value-added telecommunications services are considered “restricted,” and foreign ownership of an internet information service provider may not exceed 50%, and the major foreign investor is required to have a record of good performance and operating experience in managing value-added telecommunications business. The provision of radio and television program services and the internet cultural services are considered “prohibited.”

We are a Cayman Islands company and our PRC subsidiaries are considered a foreign-invested enterprise. To ensure compliance with the PRC laws and regulations, we conduct our foreign investment-restricted business in China through Beijing Huapin Borui Network Technology Co., Ltd., or our VIE, and our VIE currently holds the value-added telecommunication business license and other licenses necessary for our operation of such restricted business, based on a series of contractual arrangements by and among Beijing Glorywolf Co., Ltd., or our WFOE, our VIE and its shareholders. These contractual agreements enable us to (i) exercise effective control over our VIE, (ii) receive substantially all of the economic benefits of our VIE, and (iii) have an exclusive call option to purchase all or part of the equity interests in our VIE when and to the extent permitted by PRC law. As a result of these contractual arrangements, we exert control over our VIE and consolidate financial results of our VIE in our financial statements under U.S. GAAP. See “Corporate History and Structure” for further details.

In the opinion of our PRC legal counsel, Tian Yuan Law Firm, (i) the ownership structures of our VIE and our WFOE in China are not in violation of mandatory provisions of applicable PRC laws and regulations currently in effect; and (ii) the agreements under the contractual arrangements among our WFOE, our VIE and its shareholders governed by PRC law are valid and binding upon each party to such agreements and enforceable against each party thereto in accordance with their terms and applicable PRC laws and regulations currently in effect. However, we have been further advised by our PRC legal counsel that there are substantial uncertainties regarding the interpretation and application of current or future PRC laws and regulations. Thus, the PRC government may ultimately take a view contrary to the opinion of our PRC legal counsel. If the PRC government otherwise find that we are in violation of any existing or future PRC laws or regulations or lack the necessary permits or licenses to operate our business, the relevant governmental authorities would have broad discretion in dealing with such violation, including, without limitation:

•	revoking the business licenses and/or operating licenses of our PRC entities;

•	imposing fines on us;

•	confiscating any of our income that they deem to be obtained through illegal operations, or imposing other requirements with which we or our VIE may not be able to comply;

•	discontinuing or placing restrictions or onerous conditions on our operations;

•	placing restrictions on our right to collect revenues;

•	shutting down our servers or blocking our online recruitment platform;

•

requiring us to restructure our ownership structure or operations, including terminating the contractual arrangements with our VIE and deregistering the equity pledges of our VIE, which in turn would affect our ability to consolidate, derive economic interests from, or exert effective control over our VIE;

•	restricting or prohibiting our use of the proceeds from this offering or other of our financing activities to finance the business and operations of our VIE; or

•	taking other regulatory or enforcement actions that could be harmful to our business.

Any of these events could cause significant disruption to our business operations and severely damage our reputation, which would in turn have a material adverse effect on our business, financial condition and results of operations. If occurrences of any of these events results in our inability to direct the activities of our VIE that most significantly impact their economic performance, and/or our failure to receive the economic benefits and residual returns from our VIE, and we are not able to restructure our ownership structure and operations in a satisfactory manner, we may not be able to consolidate the financial results of our VIE in our consolidated financial statements in accordance with U.S. GAAP.

The contractual arrangements with our VIE and its shareholders may not be as effective as direct ownership in providing operational control.

We have to rely on the contractual arrangements with our VIE and its shareholders to operate the business in areas where foreign ownership is restricted, including but not limited to, provision of certain value-added telecommunication services. These contractual arrangements, however, may not be as effective as direct ownership in providing us with control over our VIE. For example, our VIE and its shareholders could breach their contractual arrangements with us by, among other things, failing to conduct the operations of our VIE in an acceptable manner or taking other actions that are detrimental to our interests.

If we had direct ownership of our VIE in China, we would be able to exercise our rights as a shareholder to effect changes in the board of directors of our VIE, which in turn could implement changes, subject to any applicable fiduciary obligations, at the management and operational level. However, under the current contractual arrangements, we rely on the performance by our VIE and its shareholders of their obligations under the contracts to exercise control over our VIE. The shareholders of our VIE may not act in the best interests of our company or may not perform their obligations under these contracts. If any dispute relating to these contracts remains unresolved, we will have to enforce our rights under these contracts through the operations of PRC law and arbitration, litigation and other legal proceedings and therefore will be subject to uncertainties in the PRC legal system. See “—Any failure by our VIE or its shareholders to perform their obligations under our contractual arrangements with them would have a material and adverse effect on our business.”

Any failure by our VIE or its shareholders to perform their obligations under our contractual arrangements with them would have a material and adverse effect on our business.

If our VIE or its shareholders fail to perform their respective obligations under the contractual arrangements, we may have to incur substantial costs and expend additional resources to enforce such arrangements. We may also have to rely on legal remedies under PRC law, including seeking specific performance or injunctive relief, and contractual remedies, which we cannot assure you will be sufficient or effective under PRC law. For example, if the shareholders of our VIE were to refuse to transfer their equity interests in our VIE to us or our designee if we exercise the purchase option pursuant to these contractual arrangements, or if they were otherwise to act in bad faith toward us, then we may have to take legal actions to compel them to perform their contractual obligations. In addition, if any third parties claim any interest in such shareholders’ equity interests in our VIE, our ability to exercise shareholders’ rights or foreclose the share pledge according to the contractual arrangements may be impaired. If these or other disputes between the shareholders of our VIE and third parties were to impair our control over our VIE, our ability to consolidate the financial results of our VIE would be affected, which would in turn result in a material adverse effect on our business, operations and financial condition.

All the agreements under our contractual arrangements are governed by PRC law and provide for the resolution of disputes through arbitration in China. Accordingly, these contracts would be interpreted in accordance with PRC law and any disputes would be resolved in accordance with PRC legal procedures. The legal system in the PRC is not as developed as in some other jurisdictions, such as the United States. As a result, uncertainties in the PRC legal system could limit our ability to enforce these contractual arrangements. See “Risks Relating to Doing Business in China—Uncertainties with respect to the PRC legal system could adversely affect us.” Meanwhile, there are very few precedents and little formal guidance as to how contractual arrangements in the context of a consolidated VIE should be interpreted or enforced under PRC law. There remain significant uncertainties regarding the ultimate outcome of such arbitration should legal action become necessary. In addition, under PRC law, rulings by arbitrators are final, parties cannot appeal the arbitration results in courts, and if the losing parties fail to carry out the arbitration awards within a prescribed time limit, the prevailing parties may only enforce the arbitration awards in PRC courts through arbitration award recognition proceedings, which would require additional expenses and delay. In the event we are unable to enforce these contractual arrangements, or if we suffer significant delay or other obstacles in the process of enforcing these contractual arrangements, we may not be able to exert effective control over our VIE, and our ability to conduct our business may be negatively affected.

The shareholders of our VIE may have actual or potential conflicts of interest with us.

The shareholders of our VIE may have actual or potential conflicts of interest with us. These shareholders may breach, or cause our VIE to breach, or refuse to renew, the existing contractual arrangements we have with them and our VIE, which would have a material and adverse effect on our ability to effectively control our VIE and receive economic benefits from it. For example, the shareholders may be able to cause our agreements with our VIE to be performed in a manner adverse to us by, among other things, failing to remit payments due under the contractual arrangements to us on a timely basis. We cannot assure you that when conflicts of interest arise any or all of these shareholders will act in the best interests of our company or such conflicts will be resolved in our favor.

Currently, we do not have any arrangements to address potential conflicts of interest between these shareholders and our company, except that we could exercise our purchase option under the exclusive call option agreements with these shareholders to request them to transfer all of their equity interests in the VIE to a PRC entity or individual designated by us, to the extent permitted by PRC law. For Mr. Peng Zhao, who is our director and Chief Executive Officer and also a major shareholder of our VIE, we rely on him to abide by the laws of the Cayman Islands, which provide that directors and officers owe a fiduciary duty to the company that requires them to act in good faith and in what they believe to be the best interests of the company and not to use their position for personal gains. The shareholders of our VIE have executed powers of attorney to appoint our WFOE to vote on their behalf and exercise voting rights as shareholders of our VIE. If we cannot resolve any conflict of interest or dispute between us and the shareholders of our VIE, we would have to rely on legal proceedings, which could result in disruption of our business and subject us to substantial uncertainty as to the outcome of any such legal proceedings.

The shareholders of our VIE may be involved in personal disputes with third parties or other incidents that may have an adverse effect on their respective equity interests in our VIE and the validity or enforceability of our contractual arrangements with our VIE and its shareholders. For example, in the event that any individual shareholder of our VIE divorces his or her spouse, the spouse may claim that the equity interest of our VIE held by such shareholder is part of their community property and should be divided between such shareholder and his or her spouse. If such claim is supported by the court, the relevant equity interest may be obtained by the shareholder’s spouse or another third party who is not subject to obligations under our contractual arrangements, which could result in a loss of the effective control over our VIE by us. Similarly, if any of the equity interests of our VIE is inherited by a third party with whom the current contractual arrangements are not binding, we could lose our control over our VIE or have to maintain such control by incurring unpredictable costs, which could cause significant disruption to our business and operations and harm our financial condition and results of operations.

Although under our current contractual arrangements, (i) our VIE’s shareholders’ spouses have executed spousal consent letters under which the spouses agree not to assert any rights over the equity interest in our VIE held by these VIE shareholders, and (ii) it is expressly provided that our VIE and its shareholders shall not assign any of their respective rights or obligations to any third party without the prior written consent of our WFOE, we cannot assure you that these undertakings and arrangements will be complied with or effectively enforced. In the case any of them is breached or becomes unenforceable and leads to legal proceedings, it could disrupt our business, distract our management’s attention and subject us to substantial uncertainties as to the outcome of any such legal proceedings.

Contractual arrangements in relation to our VIE may be subject to scrutiny by the PRC tax authorities and they may determine that we or our VIE owes additional taxes, which could negatively affect our financial condition and the value of your investment.

Under applicable PRC laws and regulations, arrangements and transactions among related parties may be subject to audit or challenge by the PRC tax authorities. We could face material and adverse tax consequences if the PRC tax authorities determine that the contractual arrangements in relation to our VIE were not entered into on an arm’s length basis in such a way as to result in an impermissible reduction in taxes under applicable PRC laws, rules and regulations, and adjust the taxable income of our VIE in the form of a transfer pricing adjustment. A transfer pricing adjustment could, among other things, result in a reduction of expense deductions recorded by our VIE for PRC tax purposes, which could in turn increase its tax liabilities without reducing our PRC subsidiaries’ tax expenses. In addition, the PRC tax authorities may impose late payment fees and other penalties on our VIE for the adjusted but unpaid taxes according to the applicable regulations. Our financial position could be materially and adversely affected if our VIE’s tax liabilities increase or if it is required to pay late payment fees and other penalties.

Our current corporate structure and business operations may be substantially affected by the newly enacted Foreign Investment Law.

On March 15, 2019, the National People’s Congress promulgated the PRC Foreign Investment Law, which took effect on January 1, 2020. Since it is relatively new, substantially uncertainties exist in relation to its interpretation and implementation. The PRC Foreign Investment Law does not explicitly classify whether VIEs that are controlled through contractual arrangements would be deemed as foreign invested enterprises if they are ultimately “controlled” by foreign investors. However, it has a catch-all provision under definition of “foreign investment” that includes investments made by foreign investors in China through other means as provided by laws, administrative regulations or other methods prescribed by the State Council. Therefore, it still leaves leeway for future laws, administrative regulations or provisions of the State Council to provide for contractual arrangements as a form of foreign investment, at which time it will be uncertain whether our contractual arrangements will be deemed to be in violation of the market access requirements for foreign investment in the PRC and if yes, how our contractual arrangements should be dealt with.

The PRC Foreign Investment Law grants national treatment to foreign-invested entities, except for those foreign-invested entities that operate in industries specified as either “restricted” or “prohibited” from foreign investment in The Special Administrative Measures (Negative List) for Access of Foreign Investment jointly promulgated by the Ministry of Commerce and the National Development and Reform Commission, or the NDRC, and took effect in July 2020. The PRC Foreign Investment Law provides that (i) foreign-invested entities operating in “restricted” industries are required to obtain market entry clearance and other approvals from relevant PRC government authorities;(ii) foreign investors shall not invest in any industries that are “prohibited” under the Negative List. If our control over our VIE through contractual arrangements are deemed as foreign investment in the future, and any business of our VIE is “restricted” or “prohibited” from foreign investment under the “negative list” effective at the time, we may be deemed to be in violation of the PRC Foreign Investment Law, the contractual arrangements that allow us to have control over our VIE may be deemed as invalid and illegal, and we may be required to unwind such contractual arrangements and/or restructure our business operations, any of which may have a material adverse effect on our business operation.

Furthermore, if future laws, administrative regulations or provisions mandate further actions to be taken by companies with respect to existing contractual arrangements, we may face substantial uncertainties as to whether we can complete such actions in a timely manner, or at all. Failure to take timely and appropriate measures to cope with any of these or similar regulatory compliance challenges could materially and adversely affect our current corporate structure and business operations.

We may lose the ability to use and enjoy assets held by our VIE that are critical to the operation of our business if our VIE declare bankruptcy or become subject to a dissolution or liquidation proceeding.

Our VIE holds certain assets that may be critical to the operation of our business. If the shareholders of our VIE breach the contractual arrangements and voluntarily liquidate our VIE, or if our VIE declares bankruptcy and all or part of its assets become subject to liens or rights of third-party creditors or are otherwise disposed of without our consent, we may be unable to continue some or all of our business activities, which could materially and adversely affect our business, financial condition and results of operations. In addition, if our VIE undergoes an involuntary liquidation proceeding, third-party creditors may claim rights to some or all of its assets, thereby hindering our ability to operate our business, which could materially or adversely affect our business, financial condition and results of operations.

Risks Relating to Doing Business in China

Changes in China’s economic, political or social conditions or government policies could have a material and adverse effect on our business and results of operations.

The vast majority of our operations are located in China. Accordingly, our business, prospects, financial condition and results of operations may be influenced to a significant degree by political, economic and social conditions in China generally and by continued economic growth in China as a whole.

The Chinese economy differs from the economies of most developed countries in many respects, including the amount of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. Although the Chinese government has implemented measures emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets and the establishment of improved corporate governance in business enterprises, a substantial portion of productive assets in China are still owned by the government. In addition, the Chinese government continues to play a significant role in regulating industry development by imposing industrial policies. The Chinese government also exercises significant control over China’s economic growth through allocating resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies.

While the Chinese economy has experienced significant growth over the past decades, growth has been uneven, both geographically and among various sectors of the economy. The online recruitment service industry is highly sensitive to general economic changes. Any adverse changes in economic conditions in China, in the policies of the Chinese government or in the laws and regulations in China could have a material adverse effect on the overall economic growth of China. Such developments could adversely affect our business and operating results, lead to a reduction in demand for our services and adversely affect our competitive position. The Chinese government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures may benefit the overall Chinese economy, but may have a negative effect on us. For example, our financial condition and results of operations may be adversely affected by government control over capital investments or changes in tax regulations. The growth rate of the Chinese economy has gradually slowed since 2010, and the impact of COVID-19 on the global and Chinese economy in 2020 is severe. Any prolonged slowdown in the global and Chinese economy may reduce the demand for our services and materially and adversely affect our business and results of operations.

Uncertainties with respect to the PRC legal system could adversely affect us.

The PRC legal system is a civil law system based on written statutes. Unlike the common law system, prior court decisions may be cited for reference but have limited precedential value. The PRC legal system is evolving rapidly, and the interpretations of many laws, regulations and rules may contain inconsistencies and enforcement of these laws, regulations and rules involves uncertainties.

Our WFOE is a foreign-invested enterprise and is subject to laws and regulations applicable to foreign-invested enterprises, and our WFOE and our VIE are also subject to various Chinese laws and regulations generally applicable to companies incorporated in China. However, since these laws and regulations are relatively new and the PRC legal system continues to rapidly evolve, the interpretations of many laws, regulations and rules are not always uniform and enforcement of these laws, regulations and rules involves uncertainties.

From time to time, we may have to resort to administrative and court proceedings to enforce our legal rights. However, since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory and contractual terms, it may be more difficult to evaluate the outcome of administrative and court proceedings and the level of protection we enjoy than in more developed legal systems. Furthermore, the PRC legal system is based in part on government policies and internal rules, some of which are not published on a timely basis or at all, and which may have a retroactive effect. As a result, we may not be aware of our violation of any of these policies and rules until sometime after the violation. In addition, any administrative and court proceedings in China may be protracted, resulting in substantial costs and diversion of resources and management attention. Such uncertainties, including uncertainty over the scope and effect of our contractual, property (including intellectual property) and procedural rights, and any failure to respond to changes in the regulatory environment in China could materially and adversely affect our business and impede our ability to continue our operations.

Litigation and negative publicity surrounding China-based companies listed in the U.S. may result in increased regulatory scrutiny of us and negatively impact the trading price of the ADSs and could have a material adverse effect upon our business, including our results of operations, financial condition, cash flows and prospects.

We believe that litigation and negative publicity surrounding companies with operations in China that are listed in the U.S. have negatively impacted stock prices for such companies. Various equity-based research organizations have published reports on China-based companies after examining, among other things, their corporate governance practices, related party transactions, sales practices and financial statements that have led to special investigations and stock suspensions on national exchanges. Any similar scrutiny of us, regardless of its lack of merit, could result in a diversion of management resources and energy, potential costs to defend ourselves against rumors, decreases and volatility in the ADS trading price, and increased directors and officers insurance premiums and could have a material adverse effect upon our business, including our results of operations, financial condition, cash flows and prospects.

Our ADSs may be delisted under the Holding Foreign Companies Accountable Act if the PCAOB is unable to inspect auditors who are located in China. The delisting of our ADSs, or the threat of their being delisted, may materially and adversely affect the value of your investment. Additionally, the inability of the PCAOB to conduct inspections deprives our investors with the benefits of such inspections.

The Holding Foreign Companies Accountable Act, or the HFCA Act, was enacted on December 18, 2020. The HFCA Act states if the SEC determines that we have filed audit reports issued by a registered public accounting firm that has not been subject to inspection by the PCAOB for three consecutive years beginning in 2021, the SEC shall prohibit our shares or ADSs from being traded on a national securities exchange or in the over the counter trading market in the U.S.

Our auditor, the independent registered public accounting firm that issues the audit report included elsewhere in this prospectus, as an auditor of companies that are traded publicly in the United States and a firm registered with the PCAOB, is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess its compliance with the applicable professional standards. Since our auditor is located in China, a jurisdiction where the PCAOB has been unable to conduct inspections without the approval of the Chinese authorities, our auditor is currently not inspected by the PCAOB.

On March 24, 2021, the SEC adopted interim final rules relating to the implementation of certain disclosure and documentation requirements of the HFCA Act. We will be required to comply with these rules if the SEC identifies us as having a “non-inspection” year under a process to be subsequently established by the SEC. The SEC is assessing how to implement other requirements of the HFCA Act, including the listing and trading prohibition requirements described above.

The SEC may propose additional rules or guidance that could impact us if our auditor is not subject to PCAOB inspection. For example, on August 6, 2020, the President’s Working Group on Financial Markets, or the PWG, issued the Report on Protecting United States Investors from Significant Risks from Chinese Companies to the then President of the United States. This report recommended the SEC implement five recommendations to address companies from jurisdictions that do not provide the PCAOB with sufficient access to fulfil its statutory mandate. Some of the concepts of these recommendations were implemented with the enactment of the HFCA Act. However, some of the recommendations were more stringent than the HFCA Act. For example, if a company was not subject to PCAOB inspection, the report recommended that the transition period before a company would be delisted would end on January 1, 2022.

The SEC has announced that the SEC staff is preparing a consolidated proposal for the rules regarding the implementation of the HFCA Act to address the recommendations in the PWG report. It is unclear when the SEC will complete its rulemaking and when such rules will become effective and what, if any, of the PWG recommendations will be adopted. The implications of this possible regulation in addition to the requirements of the HFCA Act are uncertain. Such uncertainty could cause the market price of our ADSs to be materially and adversely affected, and our securities could be delisted or prohibited from being traded “over-the-counter” earlier than would be required by the HFCA Act. If our securities are unable to be listed on another securities exchange by then, such a delisting would substantially impair your ability to sell or purchase our ADSs when you wish to do so, and the risk and uncertainty associated with a potential delisting would have a negative impact on the price of our ADSs.

The PCAOB’s inability to conduct inspections in China prevents it from fully evaluating the audits and quality control procedures of our independent registered public accounting firm. As a result, we and investors in our ordinary shares are deprived of the benefits of such PCAOB inspections. The inability of the PCAOB to conduct inspections of auditors in China makes it more difficult to evaluate the effectiveness of our independent registered public accounting firm’s audit procedures or quality control procedures as compared to auditors outside of China that are subject to the PCAOB inspections, which could cause investors and potential investors in our stock to lose confidence in our audit procedures and reported financial information and the quality of our financial statements.

In May 2013, the PCAOB announced that it had entered into a Memorandum of Understanding on Enforcement Cooperation with the China Securities Regulatory Commission, or the CSRC, and the PRC Ministry of Finance, which establishes a cooperative framework between the parties for the production and exchange of audit documents relevant to investigations undertaken by the PCAOB in the PRC or by the CSRC or the PRC Ministry of Finance in the United States. The PCAOB continues to be in discussions with the CSRC and the PRC Ministry of Finance to permit joint inspections in the PRC of audit firms that are registered with the PCAOB and audit Chinese companies that trade on U.S. exchanges.

We may rely on dividends and other distributions on equity paid by our PRC subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of our PRC subsidiaries to make payments to us could have a material and adverse effect on our ability to conduct our business.

We are a holding company, and we may rely on dividends and other distributions on equity paid by our PRC subsidiaries for our cash and financing requirements, including the funds necessary to pay dividends and other cash distributions to our shareholders and service any debt we may incur. Current PRC regulations permit our PRC subsidiaries to pay dividends to us only out of their accumulated after-tax profits upon satisfaction of relevant statutory conditions and procedures, if any, determined in accordance with Chinese accounting standards and regulations. In addition, each of our PRC subsidiaries is required to set aside at least 10% of its accumulated profits each year, after making up previous years’ accumulated losses, if any, to fund certain reserve funds until the total amount set aside reaches 50% of its registered capital. For a detailed discussion of applicable PRC regulations governing distribution of dividends, see “Regulation—Regulations Relating to Dividend Distribution.” Additionally, if our PRC subsidiaries incur debt on their own behalf in the future, the instruments governing their debt may restrict their ability to pay dividends or make other distributions to us. Any limitation on the ability of our PRC subsidiaries to pay dividends or make other distributions to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends, or otherwise fund and conduct our business.

Any restriction on currency exchange may limit the ability of our PRC subsidiaries to use their Renminbi revenues to pay dividends to us. The PRC government may continue to strengthen its capital controls and our PRC subsidiaries’ dividends and other distributions may be subject to tightened scrutiny in the future. Any limitation on the ability of our PRC subsidiaries to pay dividends or make other distributions to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends, or otherwise fund and conduct our business.

In addition, the Enterprise Income Tax Law and its implementation rules provide that a withholding tax at a rate of 10% will be applicable to dividends payable by Chinese companies to non-PRC-resident enterprises unless reduced under treaties or arrangements between the PRC central government and governments of other countries or regions where the non-PRC resident enterprises are tax resident. See “—If we are classified as a PRC resident enterprise for PRC income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC shareholders or ADS holders.”

Increases in labor costs and enforcement of stricter labor laws and regulations in China may adversely affect our business and our profitability.

China’s overall economy and the average wage in China have increased in recent years and are expected to continue to grow. The average wage level for our employees has also increased in recent years. We expect that our labor costs, including wages and employee benefits, will continue to increase. Unless we are able to pass on these increased labor costs to those who pay for our services, our profitability and results of operations may be materially and adversely affected.

In addition, we have been subject to stricter regulatory requirements in terms of entering into labor contracts with our employees and paying various statutory employee benefits, including pensions insurance, housing provident fund, medical insurance, work-related injury insurance, unemployment insurance and maternity insurance to designated government agencies for the benefit of our employees. Pursuant to the PRC Labor Contract Law and its implementation rules, employers are subject to stricter requirements in terms of signing labor contracts, minimum wages, paying remuneration, determining the term of employee’s probation and unilaterally terminating labor contracts. In addition, enterprises are forbidden to force laborers to work beyond the time limit and employers shall pay laborers for overtime work in accordance with the laws and regulations. In the event that we decide to terminate some of our employees or otherwise change our employment or labor practices, the PRC Labor Contract Law and its implementation rules may limit our ability to effect those changes in a desirable or cost-effective manner, which could adversely affect our business and results of operations.

We cannot assure you that we have complied, or as the interpretation and implementation of labor-related laws and regulations are still evolving, we cannot assure you that we will be able to comply with all labor-related law and regulations, including those relating to obligations to make social insurance payments, to contribute to the housing provident fund, and to make overtime payment and other similar payment payable by us to our employees. If we are deemed to have violated relevant labor laws and regulations, we could be required to provide additional compensation to our employees and be subject to orders by competent labor authorities for rectification, and failure to comply with the orders may further subject us to administrative fines. In such an event, our business, financial condition and results of operations will be adversely affected.

Our business may be negatively affected by the potential obligations if we fail to comply with social insurance and housing provident fund related laws and regulations.

We are required by PRC labor laws and regulations to pay various statutory employee benefits, including pensions insurance, medical insurance, work-related injury insurance, unemployment insurance, maternity insurance and housing provident fund, to designated government agencies for the benefit of our employees and associates. In October 2010, the Standing Committee of the National People’s Congress promulgated the Social Insurance Law of PRC, effective on July 1, 2011 and amended on December 29, 2018. On April 3, 1999, the State Council promulgated the Regulations on the Administration of Housing Provident Fund, which was amended on March 24, 2002 and March 24, 2019. Companies registered and operating in China are required under the Social Insurance Law of PRC and the Regulations on the Administration of Housing Provident Fund to apply for social insurance registration and housing provident fund deposit registration within 30 days of their establishment and to pay for their employees different social insurance including pension insurance, medical insurance, work-related injury insurance, unemployment insurance and maternity insurance to the extent required by law. We could be subject to orders by competent labor authorities for rectification if we fail to comply with such social insurance and housing provident fund related laws and regulations, and failure to comply with the orders may further subject us to administrative fines. The relevant government agencies may examine whether an employer has made adequate payments of the requisite statutory employee benefits, and employers who fail to make adequate payments may be subject to late payment fees, fines and/or other penalties. We engage third-party human resources agencies to pay social insurance and housing provident fund for some of our employees. Any failure to make such contribution by these third-party agents may directly expose us to penalties imposed by the local authorities and/or legal claims raised by our employees. As of the date of this prospectus, we have not received any notice from the relevant government authorities or any claim or request from these employees in this regard. If the relevant PRC authorities determine that we shall make supplemental social insurance and housing provident fund contributions or that we are subject to fines and legal sanctions in relation to our failure to make social insurance and housing provident fund contributions in full for our employees, our business, financial condition and results of operations may be adversely affected.

Fluctuations in exchange rates could have a material and adverse effect on our results of operations and the value of your investment.

The conversion of Renminbi into foreign currencies, including U.S. dollars, is based on rates set by the People’s Bank of China. The Renminbi has fluctuated against the U.S. dollar, at times significantly and unpredictably. The value of Renminbi against the U.S. dollar and other currencies is affected by changes in China’s political and economic conditions and by China’s foreign exchange policies, among other things. We cannot assure you that Renminbi will not appreciate or depreciate significantly in value against the U.S. dollar in the future. It is difficult to predict how market forces or PRC or U.S. government policy may impact the exchange rate between Renminbi and the U.S. dollar in the future.

Any significant appreciation or depreciation of Renminbi may materially and adversely affect our revenues, earnings and financial position, and the value of, and any dividends payable on, our ADSs in

U.S. dollars. For example, to the extent that we need to convert U.S. dollars we receive into Renminbi to pay our operating expenses, appreciation of Renminbi against the U.S. dollar would have an adverse effect on the RMB amount we would receive from the conversion. Conversely, a significant depreciation of Renminbi against the U.S. dollar may significantly reduce the U.S. dollar equivalent of our earnings, which in turn could adversely affect the price of our ADSs.

Very limited hedging options are available in China to reduce our exposure to exchange rate fluctuations. To date, we have not entered into any hedging transactions in an effort to reduce our exposure to foreign currency exchange risk. While we may decide to enter into hedging transactions in the future, the availability and effectiveness of these hedges may be limited and we may not be able to adequately hedge our exposure or at all. In addition, our currency exchange losses may be magnified by PRC exchange control regulations that restrict our ability to convert Renminbi into foreign currency. As a result, fluctuations in exchange rates may have a material adverse effect on your investment.

PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay or prevent us from using the proceeds of this offering to make loans or additional capital contributions to our PRC subsidiaries and our VIE, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

We are an offshore holding company conducting our operations in China through our PRC subsidiaries and our VIE. We may make loans to our PRC subsidiaries and our VIE subject to the approval from or registration with governmental authorities and limitation on amount, we may make additional capital contributions to our wholly foreign-owned subsidiaries in China, we may establish new PRC subsidiaries and make capital contributions to these new PRC subsidiaries, or we may acquire offshore entities with business operations in China in an offshore transaction.

Most of the aforementioned ways of making loans or investments in PRC entities are subject to PRC regulations and approvals. For example, any loans to our PRC subsidiaries and our VIE are subject to applicable foreign loan registrations with the local counterpart of SAFE and limitation on amount under PRC law. If we decide to finance our wholly owned PRC subsidiary by means of capital contributions, these capital contributions are subject to filing and registration with certain PRC government authorities, including MOFCOM or its local counterparts and the SAMR through its Enterprise Registration System, the National Enterprise Credit Information Publicity System and the local counterpart of SAFE. In addition, an FIE shall use its capital pursuant to the principle of authenticity and self-use within its business scope.

SAFE promulgated the Notice of the State Administration of Foreign Exchange on Reforming the Mode of Management of Settlement of Foreign Exchange Capital of Foreign Invested Enterprises, or SAFE Circular 19, effective June 2015 and amended on December 2019, in replacement of a former regulation. According to SAFE Circular 19, the flow and use of the RMB capital converted from foreign currency-denominated registered capital of a foreign-invested company is regulated such that RMB capital may not be used for the issuance of RMB entrusted loans (unless otherwise permitted in the business license), the repayment of inter-enterprise loans or the repayment of bank loans that have been transferred to a third party. Although SAFE Circular 19 allows RMB capital converted from foreign currency-denominated registered capital of a foreign-invested enterprise to be used for equity investments within China, it also reiterates the principle that RMB converted from the foreign currency-denominated capital of a foreign-invested company may not be directly or indirectly used for purposes beyond its business scope. Thus, it is unclear whether SAFE will permit such capital to be used for equity investments in China in actual practice. SAFE promulgated the Notice of the State Administration of Foreign Exchange on Reforming and Standardizing the Foreign Exchange Settlement Management Policy of Capital Account, or SAFE Circular 16, effective on June 9, 2016, which reiterates some of the rules set forth in SAFE Circular 19, but changes the prohibition against using RMB capital converted from foreign currency-denominated registered capital of a foreign-invested company to issue RMB entrusted loans to a prohibition against using such capital to issue loans to non-associated enterprises. Specifically, SAFE Circular 16 provides that the capital of an FIE shall not be used for the following purposes: (i) directly or indirectly used for payment beyond the business scope of such FIE or the payment prohibited by relevant laws and regulations; (ii) directly or indirectly used for investment in securities or investments in financial management other than banks’ principal-secured products unless otherwise provided by relevant laws and regulations; (iii) the granting of loans to non-affiliated enterprises, except where it is expressly permitted in the business license; and (iv) paying the expenses related to the purchase of real estate that is not for self-use (except for the foreign-invested real estate enterprises). Violations of SAFE Circular 19 and SAFE Circular 16 could result in administrative penalties. SAFE Circular 19 and SAFE Circular 16 may significantly limit our ability to transfer any foreign currency we hold, including the net proceeds from this offering, to our PRC subsidiaries, which may adversely affect our liquidity and our ability to fund and expand our business in China. On October 23, 2019, the SAFE promulgated the Notice of the State Administration of Foreign Exchange on Further Promoting the Convenience of Cross-border Trade and Investment, or the SAFE Circular 28, which, among other things, allows all foreign-invested companies to use Renminbi converted from foreign currency-denominated capital for equity investments in China, as long as the equity investment is genuine, does not violate applicable laws, and complies with the negative list on foreign investment. On April 10, 2020, the SAFE promulgated the Circular on Optimizing Administration of Foreign Exchange to Support the Development of Foreign-related Business, or SAFE Circular 8, under which eligible enterprises are allowed to make domestic payments by using their capital funds, foreign loans and the income under capital accounts of overseas listing without providing the evidentiary materials concerning authenticity of each expenditure in advance, provided that their capital use shall be authentic and conforms to the prevailing administrative regulations on the use of income under capital accounts. However, since the SAFE Circular 28 and SAFE Circular 8 are relatively new, it is unclear how SAFE and competent banks will carry them out in practice.

In light of the various requirements imposed by PRC regulations on loans to and direct investment in PRC entities by offshore holding companies, we cannot assure you that we will be able to complete the necessary government registrations or obtain the necessary government approvals on a timely basis, or at all, with respect to future loans by us to our PRC subsidiaries or our VIE or its subsidiaries or with respect to future capital contributions by us to our PRC subsidiaries. If we fail to complete such registrations or obtain such approvals, our ability to use the proceeds from our initial public offering and to capitalize or otherwise fund our PRC operations may be negatively affected, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

Governmental control of currency conversion may limit our ability to utilize our revenues effectively and affect the value of your investment.

The PRC government imposes controls on the convertibility of the RMB into foreign currencies and, in certain cases, the remittance of currency out of China. We receive substantially all of our revenues in RMB. Under our current corporate structure, our company in the Cayman Islands may rely on dividend payments from our PRC subsidiaries to fund any cash and financing requirements we may have. Under existing PRC foreign exchange regulations, payments of current account items, such as profit distributions and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval from SAFE by complying with certain procedural requirements. Therefore, our wholly foreign-owned subsidiaries in China are able to pay dividends in foreign currencies to us without prior approval from SAFE, subject to the condition that the remittance of such dividends outside of the PRC complies with certain procedures under PRC foreign exchange regulation, such as the overseas investment registrations by our shareholders or the ultimate shareholders of our corporate shareholders who are PRC residents. But approval from or registration with appropriate government authorities or delegated banks is required where RMB is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. The PRC government may also at its discretion restrict access in the future to foreign currencies for current account transactions. If the foreign exchange control system prevents us from obtaining sufficient foreign currencies to satisfy our foreign currency demands, we may not be able to pay dividends in foreign currencies to our shareholders, including holders of our ADSs.

PRC regulations relating to offshore investment activities by PRC residents may limit our PRC subsidiaries’ ability to increase their registered capital or distribute profits to us or otherwise expose us or our PRC resident beneficial owners to liability and penalties under PRC law.

In July 2014, SAFE promulgated the Circular on Relevant Issues Concerning Foreign Exchange Control on Domestic Residents’ Offshore Investment and Financing and Roundtrip Investment Through Special Purpose Vehicles, or SAFE Circular 37. SAFE Circular 37 requires PRC residents (including PRC individuals and PRC corporate entities as well as foreign individuals that are deemed as PRC residents for foreign exchange administration purposes) to register with SAFE or its local branches in connection with their direct or indirect offshore investment activities. SAFE Circular 37 further requires amendment to the SAFE registrations in the event of any changes with respect to the basic information of the offshore special purpose vehicle, such as change of a PRC individual shareholder, name and operation term, or any significant changes with respect to the offshore special purpose vehicle, such as increase or decrease of capital contribution, share transfer or exchange, or mergers or divisions. SAFE Circular 37 is applicable to our shareholders who are PRC residents and may be applicable to any offshore acquisitions that we make in the future. According to the Notice on Further Simplifying and Improving Policies for the Foreign Exchange Administration of Direct Investment released on February 13, 2015 by the SAFE, local banks will examine and handle foreign exchange registration for overseas direct investment, including the initial foreign exchange registration and amendment registration, under SAFE Circular 37 from June 1, 2015. The PRC residents shall, by themselves or entrusting accounting firms or banks, file with the online information system designated by SAFE with respect to its existing rights under offshore direct investment each year prior to the requisite time.

If our shareholders or beneficial owners who are PRC residents do not complete their registration or change of the registration with the local SAFE branches or qualified local banks or complete annual filing of its existing rights under offshore direct investment, or fail to obtain the approval or complete the filing with NDRC or MOFCOM or their local counterparts relating to the overseas investment activities, our PRC subsidiaries may be prohibited from distributing to us its profits and proceeds from any reduction in capital, share transfer or liquidation, and we may be restricted in our ability to contribute additional capital to our PRC subsidiaries. Moreover, failure to comply with the SAFE registration described above could result in liability under PRC laws for evasion of applicable foreign exchange restrictions.

We have used our best efforts to notify PRC residents who directly or indirectly hold shares in our Cayman Islands holding company and who are known to us as being PRC residents to timely complete the foreign exchange registrations and the relevant changes and annual filings of its existing rights under offshore direct investment. However, we may not be informed of the identities of all the PRC residents or entities holding direct or indirect interest in our company, nor can we compel our all shareholders or beneficial owners who are PRC residents to comply with SAFE registration requirements or other regulations relating to overseas investment activities issued by NDRC and MOFCOM. We cannot assure you that all shareholders or beneficial owners of ours who are PRC residents have complied with, and will in the future make, obtain or update any applicable registrations or approvals required by, SAFE regulations or other regulations relating to overseas investment activities issued by NDRC and MOFCOM.

The failure or inability of such shareholders or beneficial owners to comply with SAFE regulations, or failure by us to amend the foreign exchange registrations of our PRC subsidiaries, or other regulations relating to overseas investment activities issued by NDRC and MOFCOM, could subject us to fines or legal sanctions, restrict our overseas or cross-border investment activities, limit our PRC subsidiaries’ ability to make distributions or pay dividends to us or affect our ownership structure. As a result, our business operations and our ability to distribute profits to you could be materially and adversely affected.

China’s M&A Rules and certain other PRC regulations establish complex procedures for certain acquisitions of PRC companies by foreign investors, which could make it more difficult for us to pursue growth through acquisitions in China.

A number of PRC laws and regulations have established procedures and requirements that could make merger and acquisition activities in China by foreign investors more time consuming and complex. In addition to the Anti-Monopoly Law of the PRC itself, these include the Rules on Acquisition of Domestic Enterprises by Foreign Investors, or the M&A Rules, adopted by six PRC regulatory agencies in 2006, which was amended in 2009, and the Rules of the Ministry of Commerce on Implementation of Security Review System of Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the Security Review Rules, promulgated in 2011. These laws and regulations impose requirements in some instances that MOFCOM be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise. In addition, the Anti-Monopoly Law of the PRC requires that MOFCOM be notified in advance of any concentration of undertaking if certain thresholds are triggered. Moreover, the Security Review Rules specify that mergers and acquisitions by foreign investors that raise “national defense and security” concerns and mergers and acquisitions through which foreign investors may acquire de facto control over domestic enterprises that raise “national security” concerns are subject to strict review by MOFCOM, and prohibit any attempt to bypass a security review, including by structuring the transaction through a proxy or contractual control arrangement. In the future, we may grow our business by acquiring complementary businesses. Complying with the requirements of the relevant regulations to complete such transactions could be time consuming, and any required approval processes, including approval from MOFCOM, may delay or inhibit our ability to complete such transactions, which could affect our ability to expand our business or maintain our market share.

The approval of the China Securities Regulatory Commission may be required in connection with this offering, and, if required, we cannot predict whether we will be able to obtain such approval.

The M&A Rules requires overseas special purpose vehicles that are controlled by PRC companies or individuals formed for the purpose of seeking a public listing on an overseas stock exchange through acquisitions of PRC domestic companies using shares of such special purpose vehicles or held by their shareholders as considerations to obtain the approval of the China Securities Regulatory Commission, or the CSRC, prior to the listing and trading of such special purpose vehicle’s securities on an overseas stock exchange. However, the application of the M&A Rules remains unclear. If CSRC approval is required, it is uncertain whether it would be possible for us to obtain the approval. Any failure to obtain or delay in obtaining CSRC approval for this offering would subject us to sanctions imposed by the CSRC and other PRC regulatory agencies.

Our PRC legal counsel has advised us based on their understanding of the current PRC laws, regulations and rules that the CSRC’s approval may not be required for the listing and trading of our

ADSs on the Nasdaq Global Select Market in the context of this offering, given that: (i) the CSRC currently has not issued any definitive rule or interpretation concerning whether offerings like ours in this prospectus are subject to this regulation, (ii) our WFOE was incorporated as a wholly foreign-owned enterprise by means of direct investment rather than by merger or acquisition of equity interest or assets of a PRC domestic company owned by PRC companies or individuals as defined under the M&A Rules, and (iii) no explicit provision in the M&A Rules clearly classifies contractual arrangements as a type of acquisition transaction subject to such Rules.

However, our PRC legal counsel has further advised us that there remains some uncertainty as to how the M&A Rules will be interpreted or implemented in the context of an overseas offering and its opinions summarized above are subject to any new laws, regulations and rules or detailed implementations and interpretations in any form relating to the M&A Rules. We cannot assure you that relevant PRC government agencies, including the CSRC, would reach the same conclusion as our PRC legal counsel does. If it is determined that CSRC approval is required for this offering, we may face sanctions by the CSRC or other PRC regulatory agencies for failure to obtain or delay in obtaining CSRC approval for this offering. These sanctions may include fines and penalties on our operations in China, limitations on our operating privileges in China, delays in or restrictions on the repatriation of the proceeds from this offering into the PRC, restrictions on or prohibition of the payments or remittance of dividends by our subsidiaries in China, or other actions that could have a material and adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our ADSs. The CSRC or other PRC regulatory agencies may also take actions requiring us, or making it advisable for us, to halt this offering before the settlement and delivery of the ADSs that we are offering. Consequently, if you engage in market trading or other activities in anticipation of and prior to the settlement and delivery of the ADSs we are offering, you would be doing so at the risk that the settlement and delivery may not occur. In addition, if the CSRC or other regulatory agencies later promulgate new rules or explanations requiring that we obtain their approvals for this offering, we may be unable to obtain a waiver of such approval requirements.

Any failure to comply with PRC regulations regarding the registration requirements for employee stock incentive plans may subject the PRC plan participants or us to fines and other legal or administrative sanctions.

Pursuant to SAFE Circular 37, PRC residents who participate in share incentive plans in overseas non-publicly-listed companies due to their position as director, senior management or employees of the PRC subsidiaries of the overseas companies may submit applications to SAFE or its local branches for foreign exchange registration with respect to offshore special purpose companies. Our directors, executive officers and other employees who are PRC residents and have been granted share-based awards may follow SAFE Circular 37 to apply for the foreign exchange registration before we become a U.S. publicly listed company. Pursuant to the Notice on Issues Concerning the Foreign Exchange Administration for Domestic Individuals Participating in Stock Incentive Plan of Overseas Publicly Listed Company, issued by SAFE in February 2012, employees, directors, supervisors and other senior management participating in any stock incentive plan of an overseas publicly listed company who are PRC citizens or who are non-PRC citizens residing in China for a continuous period of not less than one year, subject to a few exceptions, are required to register with SAFE through a domestic qualified agent, which could be a PRC subsidiary of such overseas listed company or another qualified institution selected by such PRC subsidiary, and complete certain other procedures. Such participants must also retain an overseas entrusted institution to handle matters in connection with their exercise of share-based awards, the purchase and sale of corresponding shares or interests and fund transfers. In addition, the domestic qualified agent is required to amend the SAFE registration for any material change to the share incentive plan, the domestic qualified agent or the overseas entrusted institution or other material changes. We and our directors, executive officers and other employees who are PRC citizens or who reside in the PRC for a continuous period of not less than one year and who have been granted share-based awards are subject to these regulations upon the completion of this offering. Failure to complete the SAFE registrations may subject them to fines and legal sanctions and may also limit our ability to contribute additional capital into our wholly foreign-owned subsidiaries in China and limit these subsidiaries’ ability to distribute dividends to us. We also face regulatory uncertainties that could restrict our ability to adopt additional incentive plans for our directors and employees under PRC law.

In addition, the State Administration of Taxation, or the SAT has issued certain circulars concerning employee share options and restricted shares. Under these circulars, our employees working in China who exercise share options or are granted restricted shares will be subject to PRC individual income tax. Our PRC subsidiaries have obligations to file documents related to employee share options or restricted shares with relevant tax authorities and to withhold individual income taxes of those employees who exercise their share options. If our employees fail to pay or we fail to withhold their income taxes according to relevant laws and regulations, we may face sanctions imposed by the tax authorities or other PRC government authorities.

If we are classified as a PRC resident enterprise for PRC income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC shareholders or ADS holders.

Under the PRC Enterprise Income Tax Law and its implementation rules, an enterprise established outside of the PRC with a “de facto management body” within the PRC is considered a PRC resident enterprise and will be subject to the enterprise income tax on its global income at the rate of 25%. The implementation rules define the term “de facto management body” as the body that exercises full and substantial control over and overall management of the business, productions, personnel, accounts and properties of an enterprise. In 2009, the SAT issued a circular, known as Circular 82, which provides certain specific criteria for determining whether the “de facto management body” of a PRC-controlled enterprise that is incorporated offshore is located in China. Although Circular 82 only applies to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not those controlled by PRC individuals or foreigners like us, the criteria set forth in the circular may reflect the SAT’s general position on how the “de facto management body” test should be applied in determining the tax resident status of all offshore enterprises. According to Circular 82, an offshore incorporated enterprise controlled by a PRC enterprise or a PRC enterprise group will be regarded as a PRC tax resident by virtue of having its “de facto management body” in China and will be subject to PRC enterprise income tax on its global income only if all of the following conditions are met: (i) the primary location of the day-to-day operational management is in the PRC; (ii) decisions relating to the enterprise’s financial and human resource matters are made or are subject to approval by organizations or personnel in the PRC; (iii) the enterprise’s primary assets, accounting books and records, company seals, and board and shareholder resolutions, are located or maintained in the PRC; and (iv) at least 50% of voting board members or senior executives habitually reside in the PRC.

We believe that none of our entities outside of China is a PRC resident enterprise for PRC tax purposes. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body.” If the PRC tax authorities determine that we are a PRC resident enterprise for enterprise income tax purposes, we will be subject to the enterprise income tax on our global income at the rate of 25% and we will be required to comply with PRC enterprise income tax reporting obligations. In addition, gains realized on the sale or other disposition of the ADSs or our ordinary shares may be subject to PRC tax, at a rate of 10% in the case of non-PRC enterprises unless otherwise reduced or exempted by relevant tax treaties or similar arrangements, or 20% in the case of non-PRC individuals, if such gains are deemed to be from PRC sources. It is unclear whether non-PRC shareholders of our company would be able to claim the benefits of any tax treaties between their country of tax residence and the PRC in the event that we are treated as a PRC resident enterprise. Any such tax may reduce the returns on your investment in the ADSs.

In addition to the uncertainty as to the application of the “resident enterprise” classification, we cannot assure you that the PRC government will not amend or revise the taxation laws, rules and regulations to impose stricter tax requirements or higher tax rates. Any of such changes could materially and adversely affect our financial condition and results of operations.

We may not be able to obtain certain benefits under relevant tax treaty on dividends paid by our PRC subsidiaries to us through our Hong Kong subsidiary.

We are a holding company incorporated under the laws of the Cayman Islands and as such rely on dividends and other distributions on equity from our PRC subsidiaries to satisfy part of our liquidity requirements. Pursuant to the PRC Enterprise Income Tax Law, a withholding tax rate of 10% currently applies to dividends paid by a PRC “resident enterprise” to a foreign enterprise investor, unless any such foreign investor’s jurisdiction of incorporation has a tax treaty with China that provides for preferential tax treatment. Pursuant to the Arrangement between the Mainland of China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation on Income, such withholding tax rate may be lowered to 5% if a Hong Kong resident enterprise owns no less than 25% of a PRC enterprise. According to the Announcement of the State Administration of Taxation on Issues concerning the “Beneficial Owner” in Tax Treaties, which became effective in April 2018, whether a resident enterprise is a “beneficial owner” that can apply for a low tax rate under tax treaties depends on an overall assessment of several factors, which may bring uncertainties to the applicability of preferential tax treatment under the tax treaties. Furthermore, the Administrative Measures for Non-Resident Enterprises to Enjoy Treatments under Treaties, which became effective in January 2020, requires non-resident enterprises to determine whether they are qualified to enjoy the preferential tax treatment under the tax treaties and file relevant report and materials with the tax authorities. There are also other conditions for enjoying the reduced withholding tax rate according to other relevant tax rules and regulations. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Taxation.” In the future we intend to re-invest all earnings, if any, generated from our PRC subsidiaries for the operation and expansion of our business in China. Should our tax policy change to allow for offshore distribution of our earnings, we would be subject to a significant withholding tax. We cannot assure you that our determination regarding our qualification to enjoy the preferential tax treatment will not be challenged by the relevant tax authority or we will be able to complete the necessary filings with the relevant tax authority and enjoy the preferential withholding tax rate of 5% under the arrangement with respect to dividends to be paid by our PRC subsidiaries to our Hong Kong subsidiary.

We face uncertainty with respect to indirect transfers of equity interests in PRC resident enterprises by their non-PRC holding companies.

In February 2015, SAT issued the Public Notice Regarding Certain Corporate Income Tax Matters on Indirect Transfer of Properties by Non-Resident Enterprises, or SAT Public Notice 7. SAT Public Notice 7 extends its tax jurisdiction to not only indirect transfers but also transactions involving transfer of other taxable assets, through the offshore transfer of a foreign intermediate holding company. In addition, SAT Public Notice 7 provides certain criteria on how to assess reasonable commercial purposes and has introduced safe harbors for internal group restructurings and the purchase and sale of equity through a public securities market. SAT Public Notice 7 also brings challenges to both the foreign transferor and transferee (or other person who is obligated to pay for the transfer) of the taxable assets. Where a non-resident enterprise conducts an “indirect transfer” by transferring the taxable assets indirectly by disposing of the equity interests of an overseas holding company, the non-resident enterprise being the transferor, or the transferee, or the PRC entity which directly owned the taxable assets may report to the relevant tax authority such indirect transfer. Using a “substance over form” principle, the PRC tax authority may disregard the existence of the overseas holding company if it lacks a reasonable commercial purpose and was established for the purpose of reducing, avoiding or deferring PRC tax. As a result, gains derived from such indirect transfer may be subject to PRC enterprise income tax, and the transferee or other person who is obligated to pay for the transfer is obligated to withhold the applicable taxes, currently at a rate of 10% for the transfer of equity interests in a PRC resident enterprise unless otherwise reduced or exempted by relevant tax treaties or similar arrangements. On October 17, 2017, SAT issued the Bulletin on Issues Concerning the Withholding of Non-PRC Resident Enterprise Income Tax at Source, or SAT Bulletin 37, which came into effect on December 1, 2017 and amended on June 15, 2018. The SAT Bulletin 37 further clarifies the practice and procedure of the withholding of nonresident enterprise income tax.

We face uncertainties on the reporting and consequences of future private equity financing transactions, share exchanges or other transactions involving the transfer of shares in our company by investors that are non-PRC resident enterprises. The PRC tax authorities may pursue such non-resident enterprises with respect to a filing or the transferees with respect to withholding obligation, and request our PRC subsidiaries to assist in the filing. As a result, we and non-resident enterprises in such transactions may become at risk of being subject to filing obligations or being taxed under SAT Public Notice 7 and SAT Bulletin 37, and may be required to expend valuable resources to comply with them or to establish that we and our non-resident enterprises should not be taxed under these regulations, which may have a material adverse effect on our financial condition and results of operations.

If the custodians or authorized users of controlling non-tangible assets of our company, including our corporate chops and seals, fail to fulfill their responsibilities, or misappropriate or misuse these assets, our business and operations could be materially and adversely affected.

Under PRC law, legal documents for corporate transactions are executed using the chops or seal of the signing entity or with the signature of a legal representative whose designation is registered and filed with the relevant branch of the Administration for Market Regulation. Although we usually utilize chops to enter into contracts, the designated legal representatives of our WFOE and our VIE have the apparent authority to enter into contracts on behalf of these entities without chops and bind the entities. The designated legal representatives of our PRC entities have signed employment agreements with us or these PRC entities under which they agree to abide by various duties. In order to maintain the physical security of our chops and chops of our PRC entities, we generally store these items in secured locations accessible only by the authorized personnel in the administrative department of each of our subsidiaries. Although we monitor such authorized personnel, there is no assurance such procedures will prevent all instances of abuse or negligence. Accordingly, if any of our authorized personnel misuse or misappropriate our corporate chops or seals, we could encounter difficulties in maintaining control over the relevant entities and experience significant disruption to our operations. If a designated legal representative obtains control of the chops in an effort to obtain control over our PRC entities, we or our PRC entities would need to pass a new shareholder or board resolution to designate a new legal representative and we would need to take legal action to seek the return of the chops, apply for new chops with the relevant authorities, or otherwise seek legal redress for the violation of the representative’s fiduciary duties to us, which could involve significant time and resources and divert management attention away from our regular business. In addition, the affected entities may not be able to recover corporate assets that are sold or transferred out of our control in the event of such a misappropriation if a transferee relies on the apparent authority of the representative and acts in good faith.

If additional remedial measures are imposed on the “big four” PRC-based accounting firms, including our independent registered public accounting firm, in administrative proceedings brought by the SEC alleging such firms’ failure to meet specific criteria set by the SEC with respect to requests for the production of documents, we could fail to timely file future financial statements in compliance with the requirements of the Exchange Act.

Starting in 2011 the Chinese affiliates of the “big four” accounting firms, including our independent registered public accounting firm, were affected by a conflict between U.S. and Chinese law. Specifically, for certain U.S.-listed companies operating and audited in mainland China, the SEC and the PCAOB sought to obtain from the Chinese firms access to their audit work papers and related documents. The firms were, however, advised and directed that under Chinese law, they could not respond directly to the U.S. regulators on those requests, and that requests by foreign regulators for access to such papers in China had to be channeled through the CSRC.

In late 2012, this impasse led the SEC to commence administrative proceedings under Rule 102(e) of its Rules of Practice and also under the Sarbanes-Oxley Act of 2002 against the Chinese accounting firms, including our independent registered public accounting firm. A first instance trial of the proceedings in July 2013 in the SEC’s internal administrative court resulted in an adverse judgment against the firms. The administrative law judge proposed penalties on the firms including a temporary suspension of their right to practice before the SEC, although that proposed penalty did not take effect pending review by the Commissioners of the SEC. On February 6, 2015, before a review by the Commissioner had taken place, the firms reached a settlement with the SEC. Under the settlement, the SEC accepts that future requests by the SEC for the production of documents will normally be made to the CSRC. The firms will receive matching Section 106 requests, and are required to abide by a detailed set of procedures with respect to such requests, which in substance require them to facilitate production via the CSRC. If they fail to meet specified criteria, the SEC retains authority to impose a variety of additional remedial measures on the firms depending on the nature of the failure. Remedies for any future noncompliance could include, as appropriate, an automatic six-month bar on a single firm’s performance of certain audit work, commencement of a new proceeding against a firm, or, in extreme cases, the resumption of the current proceeding against all four firms. If additional remedial measures are imposed on the Chinese affiliates of the “big four” accounting firms, including our independent registered public accounting firm, in administrative proceedings brought by the SEC alleging the firms’ failure to meet specific criteria set by the SEC with respect to requests for the production of documents, we could be unable to timely file future financial statements in compliance with the requirements of the Exchange Act.

In the event that the SEC restarts the administrative proceedings, depending upon the final outcome, listed companies in the United States with major PRC operations may find it difficult or impossible to retain auditors in respect of their operations in the PRC, which could result in financial statements being determined not to be in compliance with the requirements of the Exchange Act, including possible delisting. Moreover, any negative news about any such future proceedings against these audit firms may cause investor uncertainty regarding China-based, U.S.-listed companies and the market price of our ADSs may be adversely affected.

If our independent registered public accounting firm was denied, even temporarily, the ability to practice before the SEC and we were unable to timely find another registered public accounting firm to audit and issue an opinion on our financial statements, our financial statements could be determined not to be in compliance with the requirements of the Exchange Act. Such a determination could ultimately lead to the delisting of our ADSs from the Nasdaq Global Select Market or deregistration from the SEC, or both, which would substantially reduce or effectively terminate the trading of the ADSs in the United States.

Risks Relating to Our ADSs and This Offering

There has been no public market for our shares or ADSs prior to this offering, and you may not be able to resell our ADSs at or above the price you paid, or at all.

Prior to this initial public offering, there has been no public market for our shares or ADSs. We will apply to list our ADSs on the Nasdaq Global Select Market. Our shares will not be listed on any exchange or quoted for trading on any over-the-counter trading system. If an active trading market for our ADSs does not develop after this offering, the market price and liquidity of our ADSs will be materially and adversely affected.

Negotiations with the underwriters will determine the initial public offering price for our ADSs which may bear no relationship to their market price after the initial public offering. We cannot assure you that an active trading market for our ADSs will develop or that the market price of our ADSs will not decline below the initial public offering price.

The trading price of the ADSs is likely to be volatile, which could result in substantial losses to investors.

The trading price of the ADSs is likely to be volatile and could fluctuate widely due to factors beyond our control. This may happen because of broad market and industry factors, including the performance and fluctuation of the market prices of other companies with business operations located mainly in China that have listed their securities in the United States. The securities of some of these companies, including online recruitment services companies, have experienced significant volatility since their initial public offerings, including, in some cases, substantial price declines in their trading prices. The trading performances of other Chinese companies’ securities after their offerings may affect the attitudes of investors toward Chinese companies listed in the United States in general and consequently may impact the trading performance of the ADSs, regardless of our actual operating performance.

In addition to market and industry factors, the price and trading volume for the ADSs may be highly volatile for factors specific to our own operations, including the following:

•	actual or anticipated variations in our revenues, earnings and cash flow;

•	the financial projections we may provide to the public, any changes in these projections or our failure to meet these projections;

•	fluctuations in key operating metrics;

•	announcements of new investments, acquisitions, strategic partnerships or joint ventures by us or our competitors;

•	announcements of new offerings, solutions and expansions by us or our competitors;

•	announcements of studies and reports relating to the quality of the services offered in our online recruitment platform or similar platforms of our competitors;

•

failure of securities analysts to initiate or maintain coverage of our company, changes in financial estimates by securities analysts who follow our company or our failure to meet these estimates or the expectations of investors;

•	detrimental adverse publicity about us, our services or our industry;

•	announcements of new regulations, rules or policies relevant to our business;

•	additions or departures of key personnel;

•	release of lockup or other transfer restrictions on our outstanding equity securities or sales of additional equity securities;

•	potential litigation or regulatory investigations; and

•	other events or factors, including those resulting from war, epidemics, incidents of terrorism or responses to these events.

Any of these factors may result in large and sudden changes in the volume and price at which the ADSs will trade. Furthermore, the stock market in general experiences price and volume fluctuations that are often unrelated or disproportionate to the operating performance of companies like us. These broad market and industry fluctuations may adversely affect the market price of our ADSs. Volatility or a lack of positive performance in our ADS price may also adversely affect our ability to retain key employees, most of whom have been granted equity incentives.

In the past, shareholders of public companies have often brought securities class action suits against those companies following periods of instability in the market price of their securities. If we were involved in a class action suit, it could divert a significant amount of our management’s attention and other resources from our business and operations and require us to incur significant expenses to defend the suit, which could harm our results of operations. Any such class action suit, whether or not successful, could harm our reputation and restrict our ability to raise capital in the future. In addition, if a claim is successfully made against us, we may be required to pay significant damages, which could have a material adverse effect on our financial condition and results of operations.

Our proposed dual-class voting structure will limit your ability to influence corporate matters and could discourage others from pursuing any change of control transactions that holders of our Class A ordinary shares and ADSs may view as beneficial.

Our authorized share capital will be divided into Class A ordinary shares and Class B ordinary shares effective immediately prior to the completion of this offering (with certain shares remaining undesignated, with power for our directors to designate and issue such classes of shares as they think fit). Holders of Class A ordinary shares will be entitled to one vote per share, while holders of Class B ordinary shares will be entitled to 15 votes per share. We will issue Class A ordinary shares represented by our ADSs in this offering. Each Class B ordinary share is convertible into one Class A ordinary share at any time by the holder thereof, while Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances. After this offering, the holder of Class B ordinary shares will have the ability to control matters requiring shareholders’ approval, including any amendment of our memorandum and articles of association. Any future issuances of Class B ordinary shares may be dilutive to the voting power of holders of Class A ordinary shares. Any conversions of Class B ordinary shares into Class A ordinary shares may dilute the percentage ownership of the existing holders of Class A ordinary shares within their class of ordinary shares. Such conversions may increase the aggregate voting power of the existing holders of Class A ordinary shares. In the event that we have multiple holders of Class B ordinary shares in the future and certain of them convert their Class B ordinary shares into Class A ordinary shares, the remaining holders who retain their Class B ordinary shares may experience increases in their relative voting power.

Upon the completion of this offering, Mr. Peng Zhao, our Founder, Chairman and Chief Executive Officer, will beneficially own all of our issued Class B ordinary shares. These Class B ordinary shares will constitute 17.6% of our total issued and outstanding share capital immediately after the completion of this offering and 76.2% of the aggregate voting power of our total issued and outstanding share capital immediately after the completion of this offering due to the disparate voting powers associated with our dual-class share structure, assuming the underwriters do not exercise their option to purchase additional ADSs. As a result of the dual-class share structure and the concentration of ownership, holders of Class B ordinary shares will have considerable influence over matters such as decisions regarding mergers and consolidations, election of directors and other significant corporate actions. Such holders may take actions that are not in the best interest of us or our other shareholders. This concentration of ownership may discourage, delay or prevent a change in control of our company, which could have the effect of depriving our other shareholders of the opportunity to receive a premium for their shares as part of a sale of our company and may reduce the price of our ADSs. This concentrated control will limit your ability to influence corporate matters and could discourage others from pursuing any potential merger, takeover or other change of control transactions that holders of Class A ordinary shares and ADSs may view as beneficial.

The dual-class structure of our ordinary shares may adversely affect the trading market for our ADSs.

Certain shareholder advisory firms have announced changes to their eligibility criteria for inclusion of shares of public companies on certain indices, including the S&P 500, to exclude companies with multiple classes of shares and companies whose public shareholders hold no more than 5% of total voting power from being added to such indices. In addition, several shareholder advisory firms have announced their opposition to the use of multiple class structures. As a result, the dual-class structure of our ordinary shares may prevent the inclusion of our ADSs representing Class A ordinary shares in such indices and may cause shareholder advisory firms to publish negative commentary about our corporate governance practices or otherwise seek to cause us to change our capital structure. Any such exclusion from indices could result in a less active trading market for our ADSs. Any actions or publications by shareholder advisory firms critical of our corporate governance practices or capital structure could also adversely affect the value of our ADSs.

If securities or industry analysts do not publish research or publishes inaccurate or unfavorable research about our business, or if they adversely change their recommendations regarding the ADSs, the market price for our ADSs and trading volume could decline.

The trading market for our ADSs will depend in part on the research and reports that securities or industry analysts publish about us or our business. If research analysts do not establish and maintain adequate research coverage or if one or more of the analysts who covers us downgrades our ADSs or publishes inaccurate or unfavorable research about our business, the market price for our ADSs would likely decline. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, we could lose visibility in the financial markets, which, in turn, could cause the market price or trading volume for our ADSs to decline.

We currently do not expect to pay dividends in the foreseeable future after this offering and you must rely on price appreciation of our ADSs for return on your investment.

We currently intend to retain most, if not all, of our available funds and any future earnings after this offering to fund the development and growth of our business. As a result, we do not expect to pay any cash dividends in the foreseeable future. Therefore, you should not rely on an investment in our ADSs as a source for any future dividend income.

Our board of directors has complete discretion as to whether to distribute dividends, subject to certain requirements of Cayman Islands law. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our directors. Under Cayman Islands law, a Cayman Islands company may pay a dividend out of either profit or share premium account, provided that in no circumstances may a dividend be paid out of the share premium account if this would result in the company being unable to pay its debts as they fall due in the ordinary course of business immediately following the date on which the dividend is proposed to be paid. Even if our board of directors decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on our future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, received by us from our subsidiaries, our financial condition, contractual restrictions and other factors deemed relevant by our board of directors. Accordingly, the return on your investment in our ADSs will likely depend entirely upon any future price appreciation of our ADSs. There is no guarantee that our ADSs will appreciate in value after this offering or even maintain the price at which you purchased the ADSs. You may not realize a return on your investment in our ADSs and you may even lose your entire investment in our ADSs.

Because our initial public offering price is substantially higher than our net tangible book value per share, you will experience immediate and substantial dilution.

If you purchase ADSs in this offering, you will pay more for your ADSs than the amount paid by our existing shareholders for their ordinary shares on a per ADS basis. As a result, you will experience immediate and substantial dilution of approximately US$14.76 per ADS, representing the difference between the initial public offering price of US$18.00 per ADS, the midpoint of the estimated public offering price range shown on the front cover of this prospectus, and our net tangible book value per ADS as of March 31, 2021, after giving effect to the net proceeds we receive from this offering. See “Dilution” for a more complete description of how the value of your investment in the ADSs will be diluted upon the completion of this offering.

Techniques employed by short sellers may drive down the market price of the ADSs.

Short selling is the practice of selling securities that the seller does not own but rather has borrowed from a third party with the intention of buying identical securities back at a later date to return to the lender. The short seller hopes to profit from a decline in the value of the securities between the sale of the borrowed securities and the purchase of the replacement shares, as the short seller expects to pay less in that purchase than it received in the sale. As it is in the short seller’s interest for the price of the security to decline, many short sellers publish, or arrange for the publication of, negative opinions regarding the relevant issuer and its business prospects in order to create negative market momentum and generate profits for themselves after selling a security short. These short attacks have, in the past, led to selling of shares in the market.

Public companies that have substantially all of their operations in China have been the subject of short selling. Much of the scrutiny and negative publicity has centered on allegations of a lack of effective internal control over financial reporting resulting in financial and accounting irregularities and mistakes, inadequate corporate governance policies or a lack of adherence thereto and, in many cases, allegations of fraud. As a result, many of these companies are now conducting internal and external investigations into the allegations and, in the interim, are subject to shareholder lawsuits and/or SEC enforcement actions.

It is not clear what effect such negative publicity could have on us. If we were to become the subject of any unfavorable allegations, whether such allegations are proven to be true or untrue, we could have to expend a significant amount of resources to investigate such allegations and/or defend ourselves. While we would strongly defend against any such short seller attacks, we may be constrained in the manner in which we can proceed against the relevant short seller by principles of freedom of speech, applicable state law or issues of commercial confidentiality. Such a situation could be costly and time-consuming, and could distract our management from growing our business. Even if such allegations are ultimately proven to be groundless, allegations against us could severely impact our business operations, and any investment in the ADSs could be greatly reduced or even rendered worthless.

Substantial future sales or perceived potential sales of our ADSs in the public market could cause the price of our ADSs to decline.

Sales of our ADSs in the public market after this offering, or the perception that these sales could occur, could cause the market price of our ADSs to decline. All ADSs sold in this offering will be freely transferable without restriction or additional registration under the Securities Act. The remaining ordinary shares issued and outstanding after this offering and the concurrent private placements will be available for sale, upon the expiration of the 180-day lock-up period beginning from the date of this prospectus, subject to volume and other restrictions as applicable provided in Rules 144 and 701 under the Securities Act. Any or all of these shares may be released prior to the expiration of the lock-up period at the discretion of the representatives of the underwriters of this offering. To the extent shares are released before the expiration of the lock-up period and sold into the market, the market price of our ADSs could decline.

After completion of this offering, certain holders of our Class A ordinary shares may cause us to register under the Securities Act the sale of their shares, subject to the 180-day lock-up period in connection with this offering. Registration of these shares under the Securities Act would result in ADSs representing these shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of such registration. Sales of these registered shares in the form of ADSs in the public market could cause the price of our ADSs to decline.

Because the amount, timing, and whether or not we distribute dividends at all are entirely at the discretion of our board of directors, you must rely on price appreciation of our ADSs for return on your investment.

Our board of directors has discretion as to whether to distribute dividends, subject to certain requirements of Cayman Islands law. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our directors. Under Cayman Islands law, a Cayman Islands company may pay a dividend out of either profit or share premium account provided that in no circumstances may a dividend be paid out of the share premium account if this would result in the company being unable to pay its debts as they fall due in the ordinary course of business immediately following the date on which the dividend is proposed to be paid. Even if our board of directors decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on our future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, received by us from our subsidiaries, our financial condition, contractual restrictions and other factors deemed relevant by our board of directors. Accordingly, the return on your investment in the ADSs will likely depend entirely upon any future price appreciation of our ADSs. There is no guarantee that the ADSs will appreciate in value after our initial public offering or even maintain the price at which you purchased the ADSs. You may not realize a return on your investment in the ADSs, and you may even lose your entire investment in the ADSs.

There can be no assurance that we will not be a passive foreign investment company, or PFIC, for United States federal income tax purposes for any taxable year, which could subject United States investors in our ADSs or ordinary shares to significant adverse United States income tax consequences.

A non-U.S. corporation, such as our company, will be classified as a passive foreign investment company, or PFIC, for U.S. federal income tax purposes for any taxable year if either (i) 75% or more of its gross income for such year consists of certain types of “passive” income, or (ii) 50% or more of the value of its assets (generally determined on the basis of a quarterly average) during such year is attributable to assets that produce or are held for the production of passive income (the “asset test”). Although the law in this regard is not entirely clear, we treat our VIE as being owned by us for U.S. federal income tax purposes because we control their management decisions and are entitled to substantially all of the economic benefits associated with them. As a result, we consolidate their results of operations in our consolidated U.S. GAAP financial statements. If it were determined, however, that we are not the owner of our VIE for U.S. federal income tax purposes, we may be treated as a PFIC for the current taxable year and any subsequent taxable year. Assuming that we are the owner of our VIE for U.S. federal income tax purposes, and based on the current and anticipated value of our assets and composition of our income and assets (taking into account the expected cash proceeds from, and our anticipated market capitalization following, this offering), we do not presently expect to be a PFIC for the current taxable year or the foreseeable future.

However, while we do not expect to be or become a PFIC, no assurance can be given in this regard because the determination of whether we are or will become a PFIC for any taxable year is a fact-intensive inquiry made annually that depends, in part, upon the composition of our income and assets. Fluctuations in the market price of our ADSs may cause us to be or become a PFIC for the current or subsequent taxable years because the value of our assets for the purpose of the asset test, including the value of our goodwill and other unbooked intangibles, may be determined by reference to the market price of our ADSs from time to time (which may be volatile). The composition of our income and assets may also be affected by how, and how quickly, we use our liquid assets and the cash raised in this offering.

If we were to be or become a PFIC for any taxable year during which a U.S. Holder (as defined in “Taxation—United States Federal Income Tax Considerations”) holds our ADSs or ordinary shares, certain adverse U.S. federal income tax consequences could apply to such U.S. Holder. See “Taxation—United States Federal Income Tax Considerations—Passive Foreign Investment Company Rules.”

Our post-offering memorandum and articles of association contain anti-takeover provisions that could have a material adverse effect on the rights of holders of our ordinary shares and ADSs.

Our post-offering memorandum and articles of association contain certain provisions to limit the ability of others to acquire control of our company or cause us to engage in change-of-control transactions, including a provision that grants authority to our board of directors to establish and issue from time to time one or more series of preferred shares without action by our shareholders and to determine, with respect to any series of preferred shares, the terms and rights of that series, any or all of which may be greater than the rights associated with our ordinary shares in the form of ADSs. These provisions could have the effect of depriving our shareholders of the opportunity to sell their shares at a premium over the prevailing market price by discouraging third parties from seeking to obtain control of our company in a tender offer or similar transactions.

Our post-offering memorandum and articles of association and the deposit agreement provide that the United States District Court for the Southern District of New York (or, if the United States District Court for the Southern District of New York lacks subject matter jurisdiction over a particular dispute, the state courts in New York County, New York) is the exclusive judicial forum within the U.S. for the resolution of any complaint asserting a cause of action arising out of or relating in any way to the federal securities laws of the United States, and any suit, action or proceeding arising out of or relating in any way to the ADSs or the deposit agreement, which could limit the ability of holders of our ordinary shares, the ADSs or other securities to obtain a favorable judicial forum for disputes with us, our directors and officers, the depositary, and potentially others.

Our post-offering memorandum and articles of association provide that the United States District Court for the Southern District of New York (or, if the United States District Court for the Southern District of New York lacks subject matter jurisdiction over a particular dispute, the state courts in New

York County, New York) is the exclusive forum within the United States for the resolution of any complaint asserting a cause of action arising out of or relating in any way to the federal securities laws of the United States, regardless of whether such legal suit, action, or proceeding also involves parties other than our company. Our deposit agreement with the depositary bank also provides that the United States District Court for the Southern District of New York (or, if the United States District Court for the Southern District of New York lacks subject matter jurisdiction over a particular dispute, the state courts in New York County, New York) will have jurisdiction to hear and determine any suit, action, or proceeding and to settle any dispute between the depositary bank and us that may arise out of or relate in any way to the deposit agreement, including claims under the Securities Act or the Exchange Act. Holders and beneficial owners of our ADSs, by holding an ADS or an interest therein, understand and irrevocably agree that any legal suit, action, or proceeding against or involving us or the depositary bank arising out of or related in any way to the deposit agreement, ADSs, or the transactions contemplated thereby or by virtue of ownership thereof, including without limitation claims under the Securities Act or the Exchange Act, may only be instituted in the United States District Court for the Southern District of New York (or, if the United States District Court for the Southern District of New York lacks jurisdiction or such designation of the exclusive forum is, or becomes, invalid, illegal, or unenforceable, in the state courts of New York County, New York). However, the enforceability of similar federal court choice of forum provisions has been challenged in legal proceedings in the United States, and a court could find this type of provision to be inapplicable, unenforceable, or inconsistent with other documents relevant to the filing of such lawsuits. If a court were to find the federal court choice of forum provision contained in our post-offering memorandum and articles of association or our deposit agreement with the depositary bank to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions. If upheld, the forum selection clause in our post-offering memorandum and articles of association, as well as the forum selection provisions in the deposit agreement, may limit a security-holder’s ability to bring a claim against us, our directors and officers, the depositary bank, and potentially others in his or her preferred judicial forum, and this limitation may discourage such lawsuits. In addition, the Securities Act provides that both federal and state courts have jurisdiction over suits brought to enforce any duty or liability under the Securities Act or the rules and regulations thereunder. Accepting or consent to this forum selection provision does not constitute a waiver by you of compliance with federal securities laws and the rules and regulations thereunder. You may not waive compliance with federal securities laws and the rules and regulations thereunder. The exclusive forum provision in our post-offering memorandum and articles of association will not operate so as to deprive the courts of the Cayman Islands from having jurisdiction over matters relating to our internal affairs.

You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law.

We are an exempted company incorporated under the laws of the Cayman Islands. Our corporate affairs are governed by our memorandum and articles of association, the Companies Act (As Revised) of the Cayman Islands (the “Companies Act”) and the common law of the Cayman Islands. The rights of shareholders to take action against our directors, actions by our minority shareholders and the fiduciary duties of our directors owed to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from the common law of England, the decisions of whose courts are of persuasive authority, but are not binding, on a court in the Cayman Islands. The rights of our shareholders and the fiduciary duties of our directors owed to us under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a less developed body of securities laws than the United States. Some U.S. states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands. In addition, Cayman Islands companies may not have the standing to initiate a shareholder derivative action in a federal court of the United States.

Shareholders of Cayman Islands exempted companies like us have no general rights under Cayman Islands law to inspect corporate records or to obtain copies of lists of shareholders of these companies. Our directors have discretion under our memorandum and articles of association that will become effective immediately prior to completion of this offering to determine whether or not, and under what conditions, our corporate records may be inspected by our shareholders, but are not obliged to make them available to our shareholders. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.

As a result of all of the above, our public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of our board of directors or controlling shareholders than they would as public shareholders of a company incorporated in the United States. For a discussion of significant differences between the provisions of the Companies Act of the Cayman Islands and the laws applicable to companies incorporated in the United States and their shareholders, see “Description of Share Capital—Our Post-Offering Memorandum and Articles of Association—Differences in Corporate Law.”

You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing actions in China against us or our management named in the prospectus based on foreign laws.

We are an exempted company incorporated under the laws of the Cayman Islands. However, we conduct substantially all of our operations in China and most of our assets are located in China. In addition, all of our directors and senior executive officers reside within China for at least a significant portion of the time and most are PRC nationals. As a result, it may be difficult for you to effect service of process upon us or our management residing in China. It may also be difficult for you to enforce in U.S. courts of the judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors. In addition, there is uncertainty as to whether the courts of the Cayman Islands or the PRC would recognize or enforce judgments of U.S. courts against us or such persons predicated upon the civil liability provisions of the securities laws of the United States or any state. On January 9, 2021, MOFCOM promulgated the Order of the Ministry of Commerce of the People’s Republic of China, or Order No. 1, with immediate effect. Under Order No. 1, a citizen, if legal person or other organization of China is prohibited or restricted by foreign legislation and other measures from engaging in normal economic, trade and related activities with a third state (or region) or its citizens, legal persons or other organizations, the citizen, legal person or other organization shall truthfully report such matters to MOFCOM within 30 days. Upon assessment and confirmation that there exists unjustified extra-territorial application of foreign legislation and other measures, MOFCOM will issue a prohibition order to prevent the relevant foreign legislation and other measures from being accepted, executed, or observed, but such a citizen, legal person or other organization may apply to MOFCOM for an exemption from compliance with such prohibition order. However, since Order No. 1 is relatively new, its enforcement involves uncertainty in practice.

The recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. China does not have any treaties or other forms of written arrangement with the United States that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, the PRC courts will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC laws or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States.

It may be difficult for overseas regulators to conduct investigation or collect evidence within China.

Shareholder claims or regulatory investigation that are common in the United States generally are difficult to pursue as a matter of law or practicality in China. For example, in China, there are significant legal and other obstacles to providing information needed for regulatory investigations or litigation initiated outside China. Although the authorities in China may establish a regulatory cooperation mechanism with the securities regulatory authorities of another country or region to implement cross-border supervision and administration, such cooperation with the securities regulatory authorities in the Unities States may not be efficient in the absence of mutual and practical cooperation mechanism. Furthermore, according to Article 177 of the PRC Securities Law, or Article 177, which became effective in March 2020, no overseas securities regulator is allowed to directly conduct investigation or evidence collection activities within the territory of the PRC. While detailed interpretation of or implementation rules under Article 177 have yet to be promulgated, the inability for an overseas securities regulator to directly conduct investigation or evidence collection activities within China may further increase difficulties faced by you in protecting your interests. See also “—Risks Relating to Our ADSs and This Offering—You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law” for risks associated with investing in us as a Cayman Islands company.

You may experience dilution of your holdings due to inability to participate in rights offerings.

We may, from time to time, distribute rights to our shareholders, including rights to acquire securities. However, we cannot make such rights available to you in the United States unless we register both the rights and the securities to which the rights relate under the Securities Act or an exemption from the registration requirements is available. Under the deposit agreement, the depositary will not distribute rights to holders of ADSs unless the distribution and sale of rights and the securities to which these rights relate are either exempt from registration under the Securities Act with respect to all holders of ADSs, or are registered under the provisions of the Securities Act. The depositary may, but is not required to, attempt to sell these undistributed rights to third parties, and may allow the rights to lapse. We may be unable to establish an exemption from registration under the Securities Act, and we are under no obligation to file a registration statement with respect to these rights or underlying securities or to endeavor to have a registration statement declared effective. Accordingly, holders of ADSs may be unable to participate in our rights offerings and may experience dilution of their holdings as a result.

You may not receive cash dividends if the depositary decides it is impractical to make them available to you.

The depositary will pay cash dividends on the ADSs only to the extent that we decide to distribute dividends on our ordinary shares or other deposited securities, and we do not have any present plan to pay any cash dividends on our ordinary shares in the foreseeable future. To the extent that there is a distribution, the depositary of our ADSs has agreed to pay to you the cash dividends or other distributions it or the custodian receives on our ordinary shares or other deposited securities after deducting its fees and expenses. You will receive these distributions in proportion to the number of ordinary shares your ADSs represent. However, the depositary may, at its discretion, decide that it is impractical to make a distribution available to any holders of ADSs. For example, the depositary may determine that it is not practicable to distribute certain property through the mail, or that the value of certain distributions may be less than the cost of mailing them. In these cases, the depositary may decide not to distribute such property to you.

We have not determined a specific use for a portion of the net proceeds from this offering and we may use these proceeds in ways with which you may not agree.

We have not determined a specific use for a portion of the net proceeds of this offering, and our management will have considerable discretion in deciding how to apply these proceeds. You will not have the opportunity to assess whether the proceeds are being used appropriately before you make your investment decision. You must rely on the judgment of our management regarding the application of the net proceeds of this offering. Our management has discretion over the use of proceeds we receive from this offering, and we could spend the proceeds we receive from this offering in ways our ADS holders may not agree with or that do not yield a favorable return, or no return at all. Our actual use of these proceeds may differ substantially from our plans, if any, in the future. We cannot assure you that the net proceeds will be used in a manner that would improve our results of operations or increase our ADS price, nor that these net proceeds will be placed only in investments that generate income or appreciate in value.

You may be subject to limitations on transfer of your ADSs.

Your ADSs are transferable on the books of the depositary. However, the depositary may close its books at any time or from time to time when it deems expedient in connection with the performance of its duties. The depositary may close its books from time to time for a number of reasons, including in connection with corporate events such as a rights offering, during which time the depositary needs to maintain an exact number of ADS holders on its books for a specified period. The depositary may also close its books in emergencies, and on weekends and public holidays. The depositary may refuse to deliver, transfer or register transfers of the ADSs generally when our share register or the books of the depositary are closed, or at any time if we or the depositary thinks it is advisable to do so because of any requirement of law or of any government or governmental body, or under any provision of the deposit agreement, or for any other reason.

We will incur increased costs as a result of being a public company, particularly after we cease to qualify as an “emerging growth company.”

We have become a public company and expect to incur significant legal, accounting and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act of 2002, as well as rules subsequently implemented by the SEC and the Nasdaq Global Select Market, impose various requirements on the corporate governance practices of public companies. We expect these rules and regulations to increase our legal and financial compliance costs and to make some corporate activities more time-consuming and costly.

As a result of becoming a public company, we will need to increase the number of independent directors and adopt policies regarding internal controls and disclosure controls and procedures. We also expect that operating as a public company will make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. In addition, we will incur additional costs associated with our public company reporting requirements. It may also be more difficult for us to find qualified persons to serve on our board of directors or as executive officers. We are currently evaluating and monitoring developments with respect to these rules and regulations, and we cannot predict or estimate with any degree of certainty the amount of additional costs we may incur or the timing of such costs.

In addition, after we are no longer an “emerging growth company,” we expect to incur significant expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and the other rules and regulations of the SEC.

We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to United States domestic public companies.

Because we qualify as a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, including:

•	the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q or current reports on Form 8-K;

•	the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act;

•

the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time;

•	the selective disclosure rules by issuers of material nonpublic information under Regulation FD; and

•	certain audit committee independence requirements in Rule 10A-3 of the Exchange Act.

We will be required to file an annual report on Form 20-F within four months of the end of each fiscal year. In addition, we intend to publish our results on a quarterly basis as press releases, distributed pursuant to the rules and regulations of the Nasdaq Global Select Market. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. As a result, you may not be afforded the same protections or information that would be made available to you were you investing in a U.S. domestic issuer.

We are an emerging growth company within the meaning of the Securities Act and may take advantage of certain reduced reporting requirements.

As a company with less than US$1.07 billion in revenues for our last fiscal year, we qualify as an “emerging growth company” pursuant to the JOBS Act. Therefore, we may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404, in the assessment of the emerging growth company’s internal control over financial reporting and permission to delay adopting new or revised accounting standards until such time as those standards apply to private companies. As a result, if we elect not to comply with such reporting and other requirements, in particular the auditor attestation requirements, our investors may not have access to certain information they may deem important.

The JOBS Act also provides that an emerging growth company does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards, and we have elected to take advantage of such exemptions. This election allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies, and as a result of this election our financial statements may not be comparable to those of companies that comply with public company effective dates, including other emerging growth companies that have not made this election.

We cannot predict if investors will find our ADSs less attractive or our company less comparable to certain other public companies because we may rely on more of these exemptions and elections. If some investors find our ADSs less attractive as a result, there may be a less active trading market for our ADSs and our ADS price may be more volatile.

We will be a “controlled company” within the meaning of the Nasdaq Stock Market Rules and, as a result, may rely on exemptions from certain corporate governance requirements that provide protection to shareholders of other companies.

We will be a “controlled company” as defined under the Nasdaq Stock Market Rules because Mr. Peng Zhao, our Founder, Chairman and Chief Executive Officer, will beneficially own more than 50% of our total voting power immediately after the completion of this offering. For so long as we remain a controlled company under that definition, we are permitted to elect to rely on, and may rely on, certain exemptions from corporate governance rules, including an exemption from the rule that a majority of our board of directors must be independent directors. As a result, you may not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements.

As an exempted company incorporated in the Cayman Islands, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from the Nasdaq listing standards; these practices may afford less protection to shareholders than they would enjoy if we complied fully with such corporate governance listing standards.

After we are listed on the Nasdaq Global Select Market, we will be subject to the Nasdaq Stock Market’s corporate governance listing standards. However, Nasdaq Stock Market’s rules permit a foreign private issuer like us to follow the corporate governance practices of its home country. Certain corporate governance practices in the Cayman Islands, which is our home country, may differ significantly from the Nasdaq Stock Market’s corporate governance listing standards. For example, Cayman Islands does not require us to comply with the following corporate governance listing standards of the Nasdaq Stock Market: (i) having the majority of our board of directors composed of independent directors, (ii) having a minimum of three members in our audit committee, (iii) holding annual shareholders’ meetings, (iv) having a compensation committee composed entirely of independent directors, and (v) having a nominating and corporate governance committee composed entirely of independent directors. We do not intend to hold annual shareholders’ meetings and annual elections of directors after the completion of this offering. If we choose to follow additional home country practices in the future, our shareholders may be afforded less protection than they would otherwise enjoy under the Nasdaq Stock Market’s corporate governance listing standards applicable to U.S. domestic issuers.

The voting rights of holders of ADSs are limited by the terms of the deposit agreement, and you may not be able to exercise your right to direct how the Class A ordinary shares which are represented by your ADSs are voted.

Holders of ADSs do not have the same rights as our shareholders. As a holder of our ADSs, you will not have any direct right to attend general meetings of our shareholders or to cast any votes at such meetings. As an ADS holder, you will only be able to exercise the voting rights carried by the underlying Class A ordinary shares which are represented by your ADSs indirectly by giving voting instructions to the depositary in accordance with the provisions of the deposit agreement. Under the deposit agreement, you may vote only by giving voting instructions to the depositary. Upon receipt of your voting instructions, the depositary will try, as far as is practicable, to vote the Class A ordinary shares underlying your ADSs in accordance with your instructions, in the case of voting by poll, and in accordance with the instructions provided by a majority of the ADS holders who provide instructions, in the case of a vote by show of hands. If we ask for your instructions, then upon receipt of your voting instructions, the depositary will try to vote the underlying Class A ordinary shares in accordance with these instructions. If we do not instruct the depositary to ask for your instructions, the depositary may still vote in accordance with instructions you give, but it is not required to do so. You will not be able to directly exercise your right to vote with respect to the underlying Class A ordinary shares unless you withdraw the shares, and become the registered holder of such shares prior to the record date for the general meeting. Under our post-offering memorandum and articles of association that will become effective immediately prior to completion of this offering, the minimum notice period required to be given by our company to our registered shareholders to convene a general meeting will be seven calendar days. When a general meeting is convened, you may not receive sufficient advance notice of the meeting to withdraw the shares underlying your ADSs and become the registered holder of such shares to allow you to attend the general meeting and to vote directly with respect to any specific matter or resolution to be considered and voted upon at the general meeting. In addition, under our post-offering memorandum and articles of association that will become effective immediately prior to completion of this offering, for the purposes of determining those shareholders who are entitled to attend and vote at any general meeting, our directors may close our register of members and/or fix in advance a record date for such meeting, and such closure of our register of members or the setting of such a record date may prevent you from withdrawing the Class A ordinary shares underlying your ADSs and becoming the registered holder of such shares prior to the record date, so that you would not be able to attend the general meeting or to vote directly. If we ask for your instructions, the depositary will notify you of the upcoming vote and will arrange to deliver our voting materials to you. We have agreed to give the depositary notice of shareholder meetings sufficiently in advance of such meetings. Nevertheless, we cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote the underlying Class A ordinary shares represented by your ADSs. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for their manner of carrying out your voting instructions. This means that you may not be able to exercise your right to direct how the shares underlying your ADSs are voted and you may have no legal remedy if the shares underlying your ADSs are not voted as you requested. In addition, in your capacity as an ADS holder, you will not be able to call a shareholders’ meeting. Except in limited circumstances, the depositary for our ADSs will give us a discretionary proxy to vote the Class A ordinary shares underlying your ADSs if you do not vote at shareholders’ meetings, which could adversely affect your interests.

We are entitled to amend the deposit agreement and to change the rights of ADS holders under the terms of such agreement, or to terminate the deposit agreement, without the prior consent of the ADS holders.

We are entitled to amend the deposit agreement and to change the rights of the ADS holders under the terms of such agreement, without the prior consent of the ADS holders. We and the depositary may agree to amend the deposit agreement in any way we decide is necessary or advantageous to us. Amendments may reflect, among other things, operational changes in the ADS program, legal developments affecting ADSs or changes in the terms of our business relationship with the depositary. In the event that the terms of an amendment impose or increase fees or charges (other than in connection with foreign exchange control regulations, and taxes and other governmental charges, delivery and other such expenses) or materially prejudice an existing substantial right of the ADS holders, ADS holders will only receive 30 days’ advance notice of the amendment, and no prior consent of the ADS holders is required under the deposit agreement. Furthermore, we may decide to terminate the ADS facility at any time for any reason. For example, terminations may occur when we decide to list our shares on a non-U.S. securities exchange and determine not to continue to sponsor an ADS facility or when we become the subject of a takeover or a going-private transaction. If the ADS facility will terminate, ADS holders will receive at least 30 days’ prior notice, but no prior consent is required from them. Under the circumstances that we decide to make an amendment to the deposit agreement that is disadvantageous to ADS holders or terminate the deposit agreement, the ADS holders may choose to sell their ADSs or surrender their ADSs and become direct holders of the underlying common shares, but will have no right to any compensation whatsoever.

ADS holders may not be entitled to a jury trial with respect to claims arising under the deposit agreement, which could result in less favorable outcomes to the plaintiff(s) in any such action.

The deposit agreement governing the ADSs representing our Class A ordinary shares provides that, subject to the depositary’s right to require a claim to be submitted to arbitration, the United States District Court for the Southern District of New York (or, if the United States District Court for the Southern District of New York lacks subject matter jurisdiction over a particular dispute, in the state courts in New York County, New York) shall have exclusive jurisdiction to hear and determine claims arising out of or relating in any way to the deposit agreement (including claims arising under the Exchange Act or the Securities Act) and in that regard, to the fullest extent permitted by law, ADS holders waive the right to a jury trial of any claim they may have against us or the depositary arising out of or relating to our shares, the ADSs or the deposit agreement, including any claim under the U.S. federal securities laws.

If we or the depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable based on the facts and circumstances of that case in accordance with the applicable state and federal law. To our knowledge, the enforceability of a contractual pre-dispute jury trial waiver in connection with claims arising under the federal securities laws has not been finally adjudicated by the United States Supreme Court. However, we believe that a contractual pre-dispute jury trial waiver provision is generally enforceable, including under the laws of the State of New York, which govern the deposit agreement. In determining whether to enforce a contractual pre-dispute jury trial waiver provision, courts will generally consider whether a party knowingly, intelligently and voluntarily waives the right to a jury trial. We believe that this is the case with respect to the deposit agreement and the ADSs. It is advisable that you consult legal counsel regarding the jury waiver provision before investing in the ADSs.

If you or any other holders or beneficial owners of ADSs bring a claim against us or the depositary in connection with matters arising under the deposit agreement or the ADSs, including claims under federal securities laws, you or such other holder or beneficial owner may not be entitled to a jury trial with respect to such claims, which may have the effect of limiting and discouraging lawsuits against us or the depositary, lead to increased costs to bring a claim, limited access to information and other imbalances of resources between such holder and us, or limit such holder’s ability to bring a claim in a judicial forum that such holder finds favorable. If a lawsuit is brought against us or the depositary under the deposit agreement, it may be heard only by a judge or justice of the applicable trial court, which would be conducted according to different civil procedures and may result in different outcomes than a trial by jury would have had, including results that could be less favorable to the plaintiff(s) in any such action.

Nevertheless, if this jury trial waiver provision is not enforced, to the extend a court action proceeds, it would proceed under the terms of the deposit agreement with a jury trial. No condition, stipulation or provision of the deposit agreement or ADSs shall relieve us or the depositary from our respective obligations to comply with the Securities Act and the Exchange Act nor serve as a waiver by any holder or beneficial owner of ADSs of compliance with the U.S. federal securities laws and the rules and regulations promulgated thereunder.

The depositary for the ADSs will give us a discretionary proxy to vote our ordinary shares underlying your ADSs if you do not timely provide voting instructions to the depositary, except in limited circumstances, which could adversely affect your interests.

Under the deposit agreement for the ADSs, if you do not timely provide voting instructions to the depositary, the depositary will give us a discretionary proxy to vote our ordinary shares underlying your ADSs at shareholders’ meetings unless:

•	we have failed to timely provide the depositary with notice of the meeting and related voting materials;

•	we have instructed the depositary that we do not wish a discretionary proxy to be given;

•	we have informed the depositary that there is substantial opposition as to a matter to be voted on at the meeting;

•	we have informed the depositary that a matter to be voted on at the meeting may have a material adverse impact on shareholders; or

•	the voting at the meeting is to be made on a show of hands.

The effect of this discretionary proxy is that if you do not timely provide voting instructions to the depositary in the manner required by the deposit agreement, you cannot prevent our ordinary shares underlying your ADSs from being voted, except under the circumstances described above. This may make it more difficult for shareholders to influence the management of our company. Holders of our ordinary shares are not subject to this discretionary proxy.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that reflect our current expectations and views of future events. The forward looking statements are contained principally in the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” Known and unknown risks, uncertainties and other factors, including those listed under “Risk Factors,” may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements.

You can identify some of these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “is/are likely to,” “potential,” “continue” or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include statements relating to:

•	our mission, goals and strategies;

•	our future business development, financial condition and results of operations;

•	the expected growth of the online recruitment service industry in China;

•	our expectations regarding the prospects of our business model and demand for and market acceptance of our services;

•	our expectations regarding maintaining and strengthening our relationships with users, business partners and other stakeholders;

•	competition in our industry;

•	our proposed use of proceeds from this offering;

•	relevant government policies and regulations relating to our industry;

•	general economic and business conditions globally and in China; and

•	assumptions underlying or related to any of the foregoing.

These forward-looking statements involve various risks and uncertainties. Although we believe that our expectations expressed in these forward-looking statements are reasonable, our expectations may later be found to be incorrect. Our actual results could be materially different from our expectations. Important risks and factors that could cause our actual results to be materially different from our expectations are generally set forth in “Prospectus Summary—Summary of Risk Factors,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business,” “Regulation” and other sections in this prospectus. You should read thoroughly this prospectus and the documents that we refer to with the understanding that our actual future results may be materially different from and worse than what we expect. We qualify all of our forward-looking statements by these cautionary statements.

This prospectus contains certain data and information that we obtained from various government and private publications. Statistical data in these publications also includes projections based on a number of assumptions. Our industry may not grow at the rate projected by market data, or at all. Failure of this market to grow at the projected rate may have a material and adverse effect on our business and the market price of the ADSs. In addition, the rapidly evolving nature of this industry results in significant uncertainties for any projections or estimates relating to the growth prospects or future condition of our market. Furthermore, if any one or more of the assumptions underlying the market data are later found to be incorrect, actual results may differ from the projections based on these assumptions. You should not place undue reliance on these forward-looking statements.

The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should read this prospectus and the documents that we refer to in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect.

USE OF PROCEEDS

We estimate that we will receive net proceeds from this offering of approximately US$817.2 million, or approximately US$940.3 million if the underwriters exercise their option to purchase additional ADSs, after deducting underwriting discounts and commissions and the estimated offering expenses payable by us. These estimates are based upon an assumed initial public offering price of US$18.00 per ADS, which is the midpoint of the price range shown on the front page of this prospectus. A US$1.00 increase (decrease) in the assumed initial public offering price of US$18.00 per ADS would increase (decrease) the net proceeds to us from this offering by US$45.6 million, assuming the number of ADSs offered by us, as set forth on the front cover of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated expenses payable by us.

The primary purposes of this offering are to create a public market for our shares for the benefit of all shareholders, retain talented employees by providing them with equity incentives, and obtain additional capital. We plan to use the net proceeds of this offering as follows:

•

approximately 40% for investment in technology infrastructure and research and development to upgrade our service offerings and to improve technology capabilities in areas such as AI and big data analytics;

•	approximately 35% for marketing activities to drive user growth and to expand into a wider user base and more geographical markets;

•	approximately 15% for exploration of new product and service offerings, such as providing other human resource services; and

•

the balance for general corporate purposes, which may include strategic investments and acquisitions, although we have not identified any specific investments or acquisition opportunities at this time.

The foregoing represents our current intentions based upon our present plans and business conditions to use and allocate the net proceeds of this offering. Our management, however, will have significant flexibility and discretion to apply the net proceeds of this offering. If an unforeseen event occurs or business conditions change, we may use the proceeds of this offering differently than as described in this prospectus. See “Risk Factors—Risks relating to Our ADSs and This Offering—We have not determined a specific use for a portion of the net proceeds from this offering and we may use these proceeds in ways with which you may not agree.”

To the extent that the net proceeds we receive from this offering are not immediately applied for the above purposes, we plan to invest the net proceeds in short-term, interest-bearing, debt instruments or demand deposits.

In using the proceeds of this offering, we are permitted under PRC laws and regulations as an offshore holding company to provide funding to our PRC subsidiary only through loans or capital contributions and to our consolidated VIE only through loans, subject to satisfaction of applicable government registration and approval requirements. We cannot assure you that we will be able to obtain these government registrations or approvals on a timely basis, or at all. See “Risk Factors—Risks Relating to Doing Business in China—PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay or prevent us from using the proceeds of this offering to make loans or additional capital contributions to our PRC subsidiaries and our VIE, which could materially and adversely affect our liquidity and our ability to fund and expand our business.”

DIVIDEND POLICY

Our board of directors has discretion on whether to distribute dividends, subject to certain requirements of Cayman Islands law. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our board of directors. In either case, all dividends are subject to certain restrictions under Cayman Islands law, namely that our company may only pay dividends out of profits or share premium account, and provided always that in no circumstances may a dividend be paid out of the share premium account if this would result in our company being unable to pay its debts as they fall due in the ordinary course of business immediately following the date on which the dividend is proposed to be paid. Even if we decide to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant.

We do not have any present plan to pay any cash dividends on our ordinary shares in the foreseeable future after this offering. We currently intend to retain most, if not all, of our available funds and any future earnings to operate and expand our business.

We are a holding company incorporated in the Cayman Islands. We may rely on dividends from our subsidiary in China for our cash requirements, including any payment of dividends to our shareholders. PRC regulations may restrict the ability of our PRC subsidiary to pay dividends to us. See “Regulation—Regulations Relating to Dividend Distribution.”

If we pay any dividends on our ordinary shares, we will pay those dividends which are payable in respect of the underlying Class A ordinary shares represented by the ADSs to the depositary, as the registered holder of such Class A ordinary shares, and the depositary then will pay such amounts to the ADS holders in proportion to the underlying Class A ordinary shares represented by the ADSs held by such ADS holders, subject to the terms of the deposit agreement, including the fees and expenses payable thereunder. See “Description of American Depositary Shares.” Cash dividends on our ordinary shares, if any, will be paid in U.S. dollars.

CAPITALIZATION

The following table sets forth our capitalization as of March 31, 2021:

•	on an actual basis;

•

on a pro forma basis to reflect the automatic conversion and the re-designation of the issued and outstanding preferred shares on a one-for-one basis into Class A ordinary shares immediately prior to the completion of this offering; and

•

on a pro forma as adjusted basis to reflect (i) the automatic conversion and the re-designation of the issued and outstanding preferred shares on a one-for-one basis into Class A ordinary shares immediately prior to the completion of this offering, (ii) the issuance of 24,745,531 Class B ordinary shares to TECHWOLF LIMITED, a British Virgin Islands company, at a par value of US$0.0001 per share, immediately after the listing of our ADSs on the Nasdaq Global Select Market; and (iii) the issuance and sale of 48,000,000 ADSs representing 96,000,000 Class A ordinary shares by us in this offering at an assumed initial public offering price of US$18.00 per ADS, the midpoint of the estimated range of the initial public offering price shown on the front cover of this prospectus, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, assuming the underwriters do not exercise their option to purchase additional ADSs.

You should read this table together with our consolidated financial statements and the related notes included elsewhere in this prospectus and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	As of March 31, 2021
	Actual		Pro Forma		Pro Forma As Adjusted(1)
	(in thousands)
	RMB	US$	RMB	US$	RMB	US$
Mezzanine Equity:
Series A convertible redeemable preferred shares (US$0.0001 par value; 60,000,000 authorized, issued and outstanding on an actual basis, and none issued and outstanding on a pro forma or a pro forma as adjusted basis)	36,772	5,612	—	—	—	—
Series B convertible redeemable preferred shares (US$0.0001 par value; 40,000,000 authorized, issued and outstanding on an actual basis, and none issued and outstanding on a pro forma or a pro forma as adjusted basis)	69,104	10,547	—	—	—	—
Series C convertible redeemable preferred shares (US$0.0001 par value; 147,068,133 authorized, issued and outstanding on an actual basis, and none issued and outstanding on a pro forma or a pro forma as adjusted basis)	486,203	74,209	—	—	—	—
Series D convertible redeemable preferred shares (US$0.0001 par value; 60,856,049 authorized, issued and outstanding on an actual basis, and none issued and outstanding on a pro forma or a pro forma as adjusted basis)	386,869	59,048	—	—	—	—
Series E convertible redeemable preferred shares (US$0.0001 par value; 144,073,367 authorized, issued and outstanding on an actual basis, and none issued and outstanding on a pro forma or a pro forma as adjusted basis)	1,873,758	285,992	—	—	—	—

	As of March 31, 2021
	Actual		Pro Forma		Pro Forma As Adjusted(1)
	(in thousands)
	RMB	US$	RMB	US$	RMB	US$
Series F convertible redeemable preferred shares (US$0.0001 par value; 99,354,585 authorized, issued and outstanding on an actual basis, and none issued and outstanding on a pro forma or a pro forma as adjusted basis)	2,930,151	447,228	—	—	—	—
Subscription receivables from shareholders	(103,596)	(15,812)	—	—	—	—

Total Mezzanine Equity	5,679,261	866,824	—	—	—	—
Shareholders’ (Deficit)/Equity:
Ordinary shares (US$0.0001 par value; 827,539,829 Class A ordinary shares and 121,108,037 Class B ordinary shares authorized, 15,375,468 Class A ordinary shares and 116,084,870 Class B ordinary shares issued, and 11,717,615 Class A ordinary shares and 116,084,870 Class B ordinary shares outstanding on an actual basis; 563,069,749 Class A ordinary shares and 116,084,870 Class B ordinary shares issued and outstanding on a pro forma basis; 659,069,749 Class A ordinary shares and 140,830,401 Class B ordinary shares issued and outstanding on a pro forma as adjusted basis)	80	12	446	68	524	80
Treasury shares (3,657,853 shares on an actual, a pro forma, or a pro forma as adjusted basis)	—	—	—	—	—	—
Additional paid-in capital(2)	366,366	55,918	6,045,261	922,686	12,858,392	1,962,574
Accumulated other comprehensive loss	(104,419)	(15,936)	(104,419)	(15,936)	(104,419)	(15,936)
Accumulated deficit	(2,798,224)	(427,092)	(2,798,224)	(427,092)	(4,257,373)	(649,802)

Total Shareholders’ (Deficit)/Equity(2)	(2,536,197)	(387,098)	3,143,064	479,726	8,497,124	1,296,916

Total Mezzanine Equity and Shareholders’ (Deficit)/Equity(2)	3,143,064	479,726	3,143,064	479,726	8,497,124	1,296,916

(1)

The pro forma as adjusted information discussed above is illustrative only. Our additional paid-in capital, total shareholders’ (deficit)/equity and total mezzanine equity and shareholders’ (deficit)/equity following the completion of this offering are subject to adjustment based on the actual initial public offering price and other terms of this offering determined at pricing.

(2)

A US$1.00 increase (decrease) in the assumed initial public offering price of US$18.00 per ADS, which is the midpoint of the estimated range of the initial public offering price shown on the cover page of this prospectus, would increase (decrease) each of additional paid-in capital, total shareholders’ (deficit)/equity and total mezzanine equity and shareholders’ (deficit)/equity by US$45.6 million.

DILUTION

If you invest in the ADSs, your interest will be diluted to the extent of the difference between the initial public offering price per ADS and our net tangible book value per ADS after this offering. Dilution results from the fact that the initial public offering price per ordinary share is substantially in excess of the book value per ordinary share attributable to the existing shareholders for our presently outstanding ordinary shares on an as-converted basis.

Our net tangible book value as of March 31, 2021 was approximately US$479.3 million, or US$3.75 per ordinary share and US$7.50 per ADS. Net tangible book value represents the amount of our total consolidated tangible assets less the amount of our total consolidated liabilities. Dilution is determined by subtracting net tangible book value per ordinary share, after giving effect to (i) the additional proceeds we will receive from this offering, and (ii) the issuance of 24,745,531 Class B ordinary shares to TECHWOLF LIMITED, a British Virgin Islands company, at a par value of US$0.0001 per share, immediately after the listing of our ADSs on the Nasdaq Global Select Market, from the assumed initial public offering price of US$9.00 per Class A ordinary share, which is the midpoint of the estimated initial public offering price range set forth on the front cover of this prospectus adjusted to reflect the ADS-to-ordinary share ratio, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. Because the Class A ordinary shares and Class B ordinary shares have the same dividend and other rights, except for voting and conversion rights, the dilution is presented based on all issued and outstanding ordinary shares, including Class A ordinary shares and Class B ordinary shares (including the aforementioned 24,745,531 Class B ordinary shares to be issued to TECHWOLF LIMITED after the listing of our ADSs).

Without taking into account any other changes in pro forma net tangible book value after March 31, 2021, other than to give effect to our sale of the ADSs offered in this offering at the assumed initial public offering price of US$18.00 per ADS, which is the midpoint of the estimated initial public offering price range, after deduction of the underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of March 31, 2021 would have been US$1,296.5 million, or US$1.62 per ordinary share and US$3.24 per ADS. This represents an immediate decrease in net tangible book value of US$2.13 per ordinary share and US$4.26 per ADS to the existing shareholders and an immediate dilution in net tangible book value of US$7.38 per ordinary share and US$14.76 per ADS to investors purchasing ADSs in this offering. The following table illustrates such dilution:

	Per Ordinary Share	Per ADS
Assumed initial public offering price	US$9.00	US$18.00
Net tangible book value as of March 31, 2021	US$3.75	US$7.50
Pro forma net tangible book value after giving effect to the conversion of our preferred shares	US$0.71	US$1.42
Pro forma as adjusted net tangible book value after giving effect to the conversion of our preferred shares, the issuance of Class B ordinary shares to TECHWOLF LIMITED, and this offering	US$1.62	US$3.24
Amount of dilution in net tangible book value to new investors in this offering	US$7.38	US$14.76

A US$1.00 increase (decrease) in the assumed initial public offering price of US$18.00 per ADS would increase (decrease) our pro forma as adjusted net tangible book value after giving effect to this offering by US$45.6 million, the pro forma as adjusted net tangible book value per ordinary share and per ADS after giving effect to this offering by US$0.06 per ordinary share and US$0.12 per ADS, and the dilution in pro forma as adjusted net tangible book value per ordinary share and per ADS to new investors in this offering by US$0.44 per ordinary share and US$0.88 per ADS, assuming no change to the number of ADSs offered by us as set forth on the front cover of this prospectus, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

The following table summarizes, on a pro forma as adjusted basis as of March 31, 2021, the differences between existing shareholders and the new investors with respect to the number of ordinary shares (in the form of ADSs or shares) purchased from us, the total consideration paid and the average price per ordinary share and per ADS paid before deducting the underwriting discounts and commissions and estimated offering expenses payable by us. The total number of ordinary shares does not include ordinary shares underlying the ADSs issuable upon the exercise of the option to purchase additional ADSs granted to the underwriters.

	Ordinary Shares Purchased		Total Consideration			Average Price Per Ordinary Share		Average Price Per ADS
	Number	Percent	Amount		Percent
Existing shareholders	703,900,150	88.00%	US$	789,476,310	47.75%	US$	1.12	US$	2.24
New investors	96,000,000	12.00%	US$	864,000,000	52.25%	US$	9.00	US$	18.00

Total	799,900,150	100.00%	US$	1,653,476,310	100.0%

The pro forma as adjusted information discussed above is illustrative only. Our net tangible book value following the completion of this offering is subject to adjustment based on the actual initial public offering price of the ADSs and other terms of this offering determined at pricing.

The discussion and tables above assume no exercise of options outstanding as of the date of this prospectus. As of the date of this prospectus, there are 135,579,826 outstanding options with a weighted average exercise price of US$1.79 per share. To the extent that any of these options are exercised, there will be further dilution to new investors.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated in the Cayman Islands as an exempted company with limited liability in order to enjoy the following benefits:

•	political and economic stability;

•	an effective judicial system;

•	a favorable tax system;

•	the absence of exchange control or currency restrictions; and

•	the availability of professional and support services.

However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include but are not limited to:

•

the Cayman Islands has a less developed body of securities laws as compared to the United States and these securities laws provide significantly less protection to investors as compared to the United States; and

•	Cayman Islands companies may not have standing to sue before the federal courts of the United States.

Our post-offering memorandum and articles of association do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be arbitrated.

Substantially all of our operations are conducted in China, and a majority of our assets are located in China. The majority of our directors and executive officers are nationals or residents of jurisdictions other than the United States and a substantial portion of their assets are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

We have appointed Cogency Global Inc., located at 122 East 42nd Street, 18th Floor, New York, NY 10168, as our agent upon whom process may be served in any action brought against us under the securities laws of the United States.

We have been advised by Harney Westwood & Riegels, our counsel as to Cayman Islands law, that there is uncertainty as to whether the courts of the Cayman Islands would (i) recognize or enforce judgments of U.S. courts obtained against us or our directors or officers that are predicated upon the civil liability provisions of the federal securities laws of the United States or the securities laws of any state in the United States, or (ii) entertain original actions brought in the Cayman Islands against us or our directors or officers that are predicated upon the federal securities laws of the United States or the securities laws of any state in the United States. We have also been advised by Harney Westwood & Riegels that there is currently no statutory enforcement or treaty between the United States and the Cayman Islands providing for enforcement of judgments. However, a judgment obtained in the United States may be recognized and enforced in the courts of the Cayman Islands at common law, without any re-examination on the merits of the underlying dispute, by an action commenced on the foreign judgment debt in the Grand Court of the Cayman Islands, provided such judgment (a) is given by a foreign court of competent jurisdiction, (b) is final, (c) is not in respect of taxes, a fine or a penalty, and (d) was not obtained in a manner and is not of a kind the enforcement of which is contrary to natural justice or public policy of the Cayman Islands.

Tian Yuan Law Firm, our counsel as to PRC law, has advised us that there is uncertainty as to whether the courts of China would:

•

recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

•	entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

Tian Yuan Law Firm has further advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law and other applicable laws and regulations based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or in the Cayman Islands. Under the PRC Civil Procedures Law, foreign shareholders may originate actions based on PRC law against a company in China for disputes if they can establish sufficient nexus to the PRC for a PRC court to have jurisdiction, and meet other procedural requirements, including, among others, the plaintiff must have a direct interest in the case, and there must be a concrete claim, a factual basis and a cause for the suit. It will be, however, difficult for U.S. shareholders to originate actions against us in the PRC in accordance with PRC laws because we are incorporated under the laws of the Cayman Islands and it will be difficult for U.S. shareholders, by virtue only of holding the ADSs or ordinary shares, to establish a connection to the PRC for a PRC court to have jurisdiction as required under the PRC Civil Procedures Law.

CORPORATE HISTORY AND STRUCTURE

Corporate History

We commenced operations by setting up Beijing Huapin Borui Network Technology Co., Ltd., or our VIE, in December 2013. Our holding company, KANZHUN LIMITED, was incorporated in January 2014 to facilitate offshore financing.

In February 2014, KANZHUN LIMITED established a wholly owned subsidiary in Hong Kong, Techfish Limited. In May 2014, Techfish Limited established a wholly owned subsidiary in China, Beijing Glorywolf Co., Ltd., or our WFOE. In May 2014, we gained control over our VIE through our WFOE by entering into a series of contractual arrangements with our VIE and its sole shareholder then. The contractual arrangements with our VIE were subsequently replaced and superseded by updated agreements as a result of change in our VIE’s shareholders in December 2014, June 2016, February 2017, and February 2020.

The following diagram illustrates our corporate structure, including our significant subsidiaries and our VIE, as of the date of this prospectus:

Note:

(1)

Shareholders of our VIE and their respective shareholdings in our VIE and relationships with our company are (i) Mr. Peng Zhao (99.5%), our Founder, Chairman and Chief Executive Officer; and (ii) Ms. Xu Yue (0.5%), our employee. See “Risk Factors—Risks Relating to Our Corporate Structure—The shareholders of our VIE may have actual or potential conflicts of interest with us.”

Contractual Arrangements with Our VIE and Its Shareholders

Current PRC laws and regulations impose certain restrictions or prohibitions on foreign ownership of companies that engage in value-added telecommunication services and certain other businesses.

We are an exempted company incorporated in the Cayman Islands. Our WFOE is our PRC subsidiary and is a foreign-invested enterprise under PRC Laws. To comply with PRC laws and regulations, we conduct certain of our business in the PRC through our VIE based on a series of contractual arrangements by and among our WFOE, our VIE and its shareholders.

Our contractual arrangements with our VIE and its shareholders allow us to (i) exercise effective control over our VIE, (ii) receive substantially all of the economic benefits of our VIE, and (iii) have an exclusive call option to purchase all or part of the equity interests in our VIE when and to the extent permitted by PRC law.

As a result of our direct ownership in our WFOE and the contractual arrangements with our VIE, we are regarded as the primary beneficiary of our VIE, and we treat our VIE as our consolidated affiliated entity under U.S. GAAP. We have consolidated the financial results of our VIE in our consolidated financial statements in accordance with U.S. GAAP.

The following is a summary of the currently effective contractual arrangements by and among our WFOE, our VIE and its shareholders.

Agreements that provide us with effective control over our VIE

Powers of Attorney.    Pursuant to the powers of attorney executed by our VIE’s shareholders on February 21, 2020, each of them irrevocably authorized our WFOE or its designee(s) to act on their respective behalf as proxy attorney, to the extent permitted by law, to exercise all rights of shareholders concerning all the equity interest held by each of them in our VIE, including but not limited to attending shareholders’ meetings, signing the resolutions and minutes of such meetings, designating and appointing legal representatives, directors and senior management of our VIE, and exercising all the other rights as shareholders that it is entitled under relevant PRC laws and regulations and the articles of association of our VIE, including but not limited to voting rights the right to sell, transfer, pledge or dispose of all the equity held in part or in whole. The powers of attorney remain irrevocably effective as long as such VIE shareholders remain as our VIE’s shareholders.

Equity Interest Pledge Agreement.    Under the equity interest pledge agreement among our WFOE, our VIE and its shareholders dated February 21, 2020, our VIE’s shareholders pledged all of their equity interests of our VIE to our WFOE as security for the payment of service fees pursuant to the exclusive technology development, consulting and service agreement by the VIE. If any of the specified events of default occurs, our WFOE may exercise the right to enforce the pledge immediately. Our WFOE may transfer all or any of its rights and obligations under the equity interest pledge agreement to its designee(s) at any time. The agreement will remain in effect until the full payment of the service fees and the fulfillment of all the obligations under the exclusive technology development, consulting and service agreement.

We have completed the registration of the equity interest pledge under the equity interest pledge agreement in relation to our VIE with the relevant office of the State Administration for Market Regulation in accordance with applicable PRC laws and regulations.

Agreements that allow us to receive economic benefits from our VIE

Exclusive Technology Development, Consulting and Service agreement.    Pursuant to the exclusive technology development, consulting and service agreement between our WFOE and our VIE dated February 10, 2017, our WFOE has the exclusive right to provide our VIE services, including but not limited to, research, development, application and implementation of technology, daily maintenance, monitor, debugging, and troubleshooting of computer network system, consulting services for the procurement of software and hardware systems, and training and technical support services. In exchange, our WFOE is entitled to receive a service fee from our VIE on a quarterly basis at an amount as approved by our WFOE and the board of our company (including the director(s) appointed by preferred shareholders). The agreement has a term of 10 years unless otherwise terminated by our WFOE and our VIE and may be extended at the end of each term with the prior written consent of our WFOE for a further 10 years or otherwise as agreed by our WFOE and our VIE.

Agreements that provide us with the option to purchase the equity interests in our VIE

Exclusive Call Option Agreement.    Under the exclusive call option agreement among our WFOE, our VIE and its shareholders dated February 21, 2020, each of the shareholders of our VIE has irrevocably granted our WFOE an exclusive call option to purchase, or designate a third-party to purchase, all or any part of their equity interests in our VIE at a purchase price of RMB100 or equal to the lowest price permissible by the then-applicable PRC laws and regulations at our WFOE’s sole and absolute discretion to the extent permitted by PRC law. The shareholders of our VIE shall promptly give all considerations they received from the exercise of the options to our WFOE or its designee(s). Our VIE and/or its shareholders covenant that, without our WFOE’s or our company’s prior written consent, they will not, among other things, (i) sell, transfer, pledge or otherwise dispose of their equity interests in our VIE, or create any encumbrance on their equity interests in our VIE, except for those encumbrances created by our VIE’s shareholders on our VIE under the equity interest pledge agreement; (ii) amend our VIE’s articles of association, or change our VIE’s registered capital or shareholding structure; (iii) cause our VIE to enter into any material contract, being contracts with value exceeding RMB50,000, except in the ordinary course of business; (iv) allow our VIE to incur, inherit, guarantee or permit any debts, except for those payables incurred in the ordinary course of business but not incurred by way of borrowing; (v) merge or consolidate our VIE with any other entity or acquire or invest in any other entity; (vi) distribute any dividend, however, upon request by our WFOE, our VIE shall immediately distribute all distributable profits to its shareholders; or (vii) sell, transfer, mortgage or otherwise dispose of any of our VIE’s assets or allow any encumbrance of any assets. The exclusive call option agreement has a term of 10 years and may be extended unilaterally by our WFOE for a further 10 years.

Spousal Consent Letter.    Pursuant to the spousal consent letter executed by the spouses of both shareholders of our VIE on February 21, 2020, the signing spouse unconditionally and irrevocably agreed that the equity interest in our VIE held by and registered in the name of such shareholder be disposed of in accordance with the exclusive call option agreement, the equity interest pledge agreement, and the power of attorney described above, and that such shareholder may perform, amend or terminate such agreements without the signing spouse’s consent. Additionally, the signing spouse agreed not to assert any rights over the equity interest in our VIE held by such shareholder. In addition, in the event that the signing spouse obtains any equity interest in our VIE held by such shareholder for any reason, she agrees to be bound by and upon request by our WFOE sign any legal documents substantially similar to the contractual arrangements described above, as may be amended from time to time.

In the opinion of Tian Yuan Law Firm, our PRC legal counsel:

•

the ownership structures of our VIE and our WFOE in China, both currently and immediately after giving effect to this offering, are not in violation of applicable PRC laws and regulations currently in effect; and

•

the contractual arrangements between our WFOE, our VIE and its shareholders governed by PRC law are valid, binding and enforceable, and will not result in any violation of applicable PRC laws and regulations currently in effect.

However, our PRC legal counsel has also advised us that there are substantial uncertainties regarding the interpretation and application of current and future PRC laws, regulations and rules. Accordingly, the PRC regulatory authorities may take a view that is contrary to the opinion of our PRC legal counsel. It is uncertain whether any new PRC laws or regulations relating to VIE structures will be adopted or if adopted, what they would provide. If we or our VIE are found to be in violation of any existing or future PRC laws or regulations, or fail to obtain or maintain any of the required permits or approvals, the relevant PRC regulatory authorities would have broad discretion to take action in dealing with such violations or failures. See “Risk Factors—Risks relating to Our Corporate Structure—If the PRC government finds that the agreements that establish the structure for operating some of our operations in China do not comply with PRC laws and regulations relating to the relevant industries, or if these laws and regulations or the interpretation of existing laws and regulations change in the future, we could be subject to severe penalties or be forced to relinquish our interests in those operations,” “Risk Factors—Risks Relating to Our Corporate Structure—Our current corporate structure and business operations may be substantially affected by the newly enacted Foreign Investment Law” and “Risk Factors—Risks Relating to Doing Business in China—Uncertainties with respect to the PRC legal system could adversely affect us.”

SELECTED CONSOLIDATED FINANCIAL DATA

The following selected consolidated statement of comprehensive income for the years ended December 31, 2019 and 2020, selected consolidated balance sheet data as of December 31, 2019 and 2020 and selected consolidated cash flow data for the years ended December 31, 2019 and 2020 have been derived from our audited consolidated financial statement included elsewhere in this prospectus. The following selected consolidated statements of comprehensive loss data for the three months ended March 31, 2020 and 2021, selected consolidated balance sheet data as of March 31, 2021, and selected consolidated statements of cash flows data for the three months ended March 31, 2020 and 2021 have been derived from our unaudited interim condensed consolidated financial statements included elsewhere in this prospectus and have been prepared on the same basis as our audited consolidated financial statements and include all adjustments, consisting only of normal and recurring adjustments, that we consider necessary for a fair statement of our financial position and results of operations for the periods presented. Our consolidated financial statements are prepared and presented in accordance with accounting principles generally accepted in the United States of America, or U.S. GAAP. Our historical results do not necessarily indicate results expected for any future periods. You should read this Selected Consolidated Financial Data section together with our consolidated financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

	For the Year Ended December 31,			For the Three Months Ended March 31,
	2019	2020		2020	2021
	RMB	RMB	US$	RMB	RMB	US$
	(in thousands, except for share amount and per share data)
Selected Consolidated Statement of Comprehensive Loss:
Revenues:
Online recruitment services to enterprise customers	986,859	1,927,178	295,353	279,110	782,156	119,380
Others	11,861	17,181	2,633	3,501	6,379	974

Total revenues	998,720	1,944,359	297,986	282,611	788,535	120,354
Operating cost and expenses:
Cost of revenues(1)	(137,812)	(240,211)	(36,814)	(37,851)	(106,856)	(16,309)
Sales and marketing expenses(1)	(916,832)	(1,347,532)	(206,518)	(376,522)	(618,537)	(94,407)
Research and development expenses(1)	(325,569)	(513,362)	(78,676)	(104,801)	(163,767)	(24,996)
General and administrative expenses(1)	(132,999)	(797,008)	(122,147)	(45,651)	(81,712)	(12,472)

Total operating cost and expenses	(1,513,212)	(2,898,113)	(444,155)	(564,825)	(970,872)	(148,184)
Other operating income, net	2,573	8,849	1,356	1,363	2,318	354

Loss from operations	(511,919)	(944,905)	(144,813)	(280,851)	(180,019)	(27,476)

Financial income, net	145	3,098	475	351	1,961	299
Foreign exchange gain/(loss)	1	(5,074)	(778)	(1,121)	464	71
Investment income	9,718	9,095	1,394	5,439	2,811	429
Other expenses	—	(4,109)	(630)	(2,650)	(1,396)	(213)

	For the Year Ended December 31,			For the Three Months Ended March 31,
	2019	2020		2020	2021
	RMB	RMB	US$	RMB	RMB	US$
	(in thousands, except for share amount and per share data)
Loss before income tax expense	(502,055)	(941,895)	(144,352)	(278,832)	(176,179)	(26,890)
Income tax expense	—	—	—	—	—	—

Net loss	(502,055)	(941,895)	(144,352)	(278,832)	(176,179)	(26,890)

Accretion on convertible redeemable preferred shares to redemption value	(232,319)	(283,981)	(43,522)	(64,794)	(92,263)	(14,082)
Net loss attributable to ordinary shareholders	(734,374)	(1,225,876)	(187,874)	(343,626)	(268,442)	(40,972)

Net loss per share attributable to ordinary shareholders
Basic and diluted	(6.86)	(11.03)	(1.69)	(3.20)	(1.97)	(0.30)
Pro forma net loss per share attributable to ordinary shareholders, basic and diluted(2) (unaudited)					(0.29)
Pro forma weighted-average ordinary shares outstanding, basic and diluted(2) (unaudited)					687,607,676

Notes:

(1)	Share-based compensation expenses were allocated as follows:

	For the Year Ended December 31,			For the Three Months Ended March 31,
	2019	2020		2020	2021
	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)
Share-based compensation expenses:
Cost of revenues	944	1,920	294	257	3,485	532
Sales and marketing expenses	8,443	21,473	3,291	4,557	1,946	297
Research and development expenses	13,595	30,883	4,733	4,972	16,572	2,529
General and administrative expenses	11,268	602,960	92,408	6,485	26,655	4,069

	34,250	657,236	100,726	16,271	48,658	7,427

(2)

Unaudited pro forma basic and diluted net loss per share was computed to give effect to (1) the automatic conversion of all issued and outstanding convertible preferred shares into 551,352,134 ordinary shares immediately prior to the completion of this offering, using the “if converted” method as if the conversion and reclassification had occurred as of the beginning of the year; and (2) recording unrecognized compensation expense related to certain stock options with direct connection with the completion of this offering as if the performance condition for these stock option had been achieved. The following table presents the reconciliations (i) from net loss per share attributable to ordinary shareholders to pro forma net loss per share attributable to ordinary shareholders, and (ii) from weighted average ordinary shares outstanding to pro forma weighted average ordinary shares outstanding.

(in RMB in thousands, except for share and per share data)

For the Three Months Ended March 31, 2021
Numerator
Net loss attributable to ordinary shareholders	(268,442)
Pro forma adjustment of conversion of preferred shares	92,263
Pro forma adjustment of share-based compensation expenses	(22,154)

Numerator for pro forma basic and diluted loss per share	(198,333)

Denominator
Weighted average number of ordinary shares used in computing net loss per share	136,255,542
Pro forma effect of conversion of preferred shares	551,352,134

Denominator for pro forma basic and diluted loss per share	687,607,676

Pro forma net loss per share, basic and diluted	(0.29)

The following table presents our selected consolidated balance sheets data as of December 31, 2019 and 2020 and as of March 31, 2021:

	As of December 31,			As of March 31,
	2019	2020		2021
	RMB	RMB	US$	RMB	US$
	(in thousands)
Selected Consolidated Balance Sheet Data:
Cash and cash equivalents	407,355	3,998,203	612,751	4,101,280	625,978
Short-term investments	1,142,015	536,401	82,207	550,331	83,997
Total current assets	1,707,793	4,747,312	727,557	4,941,745	754,257
Total assets	1,878,999	5,083,279	779,046	5,318,524	811,765
Deferred revenue	614,820	1,200,349	183,962	1,594,172	243,318
Other payable and accrued liabilities	293,202	418,259	64,100	328,372	50,119
Total current liabilities	1,007,855	1,720,023	263,605	2,081,813	317,746
Total liabilities	1,045,514	1,796,396	275,310	2,175,460	332,039
Total mezzanine equity	2,494,421	5,587,000	856,245	5,679,261	866,824
Total shareholders’ deficit	(1,660,936)	(2,300,117)	(352,509)	(2,536,197)	(387,098)

The following table presents our selected consolidated cash flow data for the years ended December 31, 2019 and 2020 and for the three months ended March 31, 2020 and 2021:

	For the Year Ended December 31,			For the Three Months Ended March 31,
	2019	2020		2020	2021
	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)
Selected Consolidated Cash Flow Data:
Net cash (used in)/generated from operating activities	(105,663)	395,911	60,676	(279,342)	165,335	25,235
Net cash (used in)/generated from investing activities	(1,223,803)	467,305	71,617	1,070,370	(76,498)	(11,675)
Net cash generated from/(used in) financing activities	993,475	2,882,112	441,703	1,048,706	(12,192)	(1,861)
Effect of exchange rate changes on cash and cash equivalents	43,113	(154,480)	(23,675)	29,077	26,432	4,034

Net (decrease)/increase in cash and cash equivalents	(292,878)	3,590,848	550,321	1,868,811	103,077	15,733
Cash and cash equivalents at the beginning of the period	700,233	407,355	62,430	407,355	3,998,203	610,245

Cash and cash equivalents at the end of the period	407,355	3,998,203	612,751	2,276,166	4,101,280	625,978

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus. Our actual results may differ materially from those we currently anticipate as a result of many factors, including those we describe under “Risk Factors” and elsewhere in this prospectus. See “Special Note Regarding Forward-Looking Statements.”

Overview

We are the largest online recruitment platform in China, as measured by average MAU in 2020, according to the CIC Report, We connect job seekers and enterprise users in an efficient and seamless manner mainly through our highly interactive BOSS Zhipin mobile app, which together with our other mobile apps and mini programs create a vibrant network. We are relentlessly focused on enhancing user experience by delivering efficient, intuitive and convenient experience to them throughout the recruitment cycle.

We have a large and fast growing pool of job seekers consisting of white and gold-collar users, blue-collar users and college students. We also serve an extensive network of employers covering small, mid-sized and large businesses. Leveraging our large user base, we provide enterprise users with a wide range of services which give employers the flexibility to either purchase our services in small scale and on demand or subscribe annually to enjoy all of our services. Our service offerings allow enterprise users to take advantage of our online recruiting platform and access massive quality talents in a cost effective way.

We have achieved significant growth. Our average MAU grew by 73.2% from 11.5 million in 2019 to 19.8 million in 2020 and from 14.5 million in the three months ended March 31, 2020 to 24.9 million in the three months ended March 31, 2021, representing growth of 71.8%. Our revenues increased by 94.7% from RMB998.7 million in 2019 to RMB1,944.4 million (US$298.0 million) in 2020 and from RMB282.6 million for the three months ended March 31, 2020 to RMB788.5 million (US$120.4 million) for the three months ended March 31, 2021, representing growth of 179.0%. Our calculated cash billings increased by 89.7% from RMB1,334.0 million in 2019 to RMB2,529.9 million (US$387.7 million) in 2020 and from RMB310.3 million for the three months ended March 31, 2020 to RMB1,182.4 million (US$180.5 million) for the three months ended March 31, 2021, representing growth of 281.0%. We recorded net losses of RMB502.1 million, RMB941.9 million (US$144.4 million) and RMB176.2 million (US$26.9 million) in 2019, 2020 and the three months ended March 31, 2021, respectively. Our adjusted net losses were RMB467.8 million, RMB284.7 million (US$43.6 million) and RMB127.5 million (US$19.5 million) in 2019, 2020 and for the three months ended March 31, 2021, respectively. Our operating cash flow turned positive and reached RMB395.9 million (US$60.7 million) in 2020 and RMB165.3 million (US$25.2 million) for the three months ended March 31, 2021. For discussions of our calculated cash billings and adjusted net loss and reconciliation of calculated cash billings to revenues and reconciliation of adjusted net loss to net loss, see “—Non-GAAP Financial Measures” for details.

Key Factors Affecting Our Results of Operations

Our business and results of operations are affected by a number of general factors that impact China’s online recruitment service market, including, among others:

•	China’s overall economic growth and development, along with its structural transformation into a service-based and technology-driven economy;

•	greater challenges in hiring leading to the increasing adoption of recruitment services;

•	digitalization of the recruitment industry;

•	the emergence of the direct recruitment model;

•	growth of the blue-collar sector;

•	the high growth potential in online penetration among employers;

•	competitive landscape of China’s online recruitment service industry and our market position therein; and

•	government policies and regulations affecting China’s online recruitment service industry.

Unfavorable changes in any of these general conditions could negatively impact demand for our services and materially and adversely affect our results of operations. While our business is influenced by these general factors, our results of operations are more directly affected by the following company-specific factors.

Our ability to expand our large and active user base

A large and active user base is the core reason why job seekers and enterprise users are attracted to and continue to use our online recruitment platform, as enterprise users primarily look for a large talent pool to recruit from and job seekers value access to a multitude of actively hiring employers when using recruitment services. We must be able to grow our MAU, which we view as a key indicator of the size of our active user base, in order to support our business development. Our average MAU grew by 73.2% from 11.5 million in 2019 to 19.8 million in 2020 and further increased to 24.9 million for the three months ended March 31, 2021. Whether we can continue to grow our MAU mainly depends on our ability to provide superior user experience. To this end, we will continue to focus on providing a personalized user experience through enhancing our AI and big data technology capabilities that power the matching between job seekers and enterprise users, offering more efficient and flexible communication methods for our users, and improving the reliability of our online recruitment platform.

Our acquisition of paid enterprise customers

Growth in the number of paid enterprise customers, who include enterprise users and company accounts from which we recognize revenues for our online recruitment services in a given period, is a key driver of our revenue growth, as substantially all of our revenues comes from providing online recruitment services to paid enterprise customers. The continued growth of our business therefore depends on our acquisition of paid enterprise customers. The number of our paid enterprise customers increased by 80.1% from 1.24 million in 2019 to 2.23 million in 2020. Our paid enterprise customers increased by 120.0% from 1.31 million in the twelve months ended March 31, 2020 to 2.89 million in the twelve months ended March 31, 2021. Our paid enterprise customers increased by 207.8% from 548 thousand in the three months ended March 31, 2020 to 1.69 million in the three months ended March 31, 2021. In order to improve our acquisition of paid enterprise customers, we will continue to focus our resources on maintaining relationships with existing enterprise users, improving service quality, converting free enterprise users and their companies to paid enterprise customers, exploring new services, features and functionalities responsive to user needs, promoting awareness of our brands, and marketing our services to a wider user group and in more geographical markets.

Our ability to expand our services to existing paid enterprise customers

We believe that there is a significant opportunity for cross selling more of our online recruitment services to our existing paid enterprise customers. Among our paid enterprise customers, those who contributed revenues of RMB5,000 or more to us in a twelve-month period ended on the end of a given period accounted for the majority of our revenue source in 2019, 2020 and the three months ended March 31, 2021. Paid enterprise customers who contributed RMB5,000 or more, but less than

RMB50,000 of revenues to us in a twelve-month period ended on the end of a given period, or mid-sized customers, contributed 36.4%, 35.8% and 31.1% of our total revenues in 2019, 2020 and the three months ended March 31, 2021, respectively. In addition, paid enterprise customers who contributed RMB50,000 or more of revenues to us in a twelve-month period ended on the end of a given period, or key accounts, contributed 15.6%, 17.0% and 17.7% of our total revenues in 2019, 2020 and the three months ended March 31, 2021, respectively. We value key accounts because they typically are large enterprises with steady demand for our online recruitment services and a stable recruiting budget. The number of key accounts increased by 92.9% from 970 in 2019 to 1,871 in 2020 and by 107.7% from 1,123 in the twelve months ended March 31, 2020 to 2,332 in the twelve months ended March 31, 2021.

The consistent revenue contribution of mid-size customers and key accounts speaks to the importance of expanding our services to existing paid enterprise customers, which will increase their spending and move more of our paid enterprise customers into the mid-sized and key account groups. To expand our services to existing paid enterprise customers, we plan to introduce new service offerings, better educate existing paid enterprise customers about the value of additional services, and recommend more customized services to each paid enterprise customers based on analysis of its historical hiring behaviors.

Our ability to promote our brands and market our services more effectively

Our investment in branding, marketing and promotional activities contributes to our user acquisition, and whether such investment is cost-effective has a significant impact on our results of operations. To achieve maximum return for our branding and marketing investments, we set and adjust our branding and marketing strategies based on data analytics of factors such as occupational structure, average income of target demographics, and characteristics of different marketing channels. Our sales and marketing expenses represented 91.8% and 69.3% of our revenues in 2019 and 2020, respectively; in the three months ended March 31, 2020 and the three months ended March 31, 2021, this percentage is 133.2% and 78.4%, respectively. The declining proportion of our sales and marketing expense to revenues signifies higher efficiency of our branding, marketing and promotional activities during the period, but we will need to continue to monitor and manage our sales and marketing expenses if we are to achieve profitability in the future.

Our ability to enhance our operating efficiency

Our results of operations are further affected by our operating efficiency in aspects other than sales and marketing, as measured by our total operating costs and expenses excluding sales and marketing expenses as a percentage of our revenues. Certain items of our operating costs and expenses, including our research and development expenses, have trended downwards as a percentage of our revenues from 2019 to 2020 and from the three months ended March 31, 2020 to the three months ended March 31, 2021. As our business grows further, we expect to improve the efficiency and utilization of our personnel, and leverage our scale to achieve greater operating leverage.

Key Components of Results of Operations

Revenues

We derive substantially all of our revenues from paid enterprise customers on our online recruitment platform. We provide online recruitment services to enterprise users and companies that help them better access and interact with job seekers.

Operating costs and expenses

Our operating costs and expenses consist of cost of revenues, sales and marketing expenses, research and development expenses, and general and administrative expenses.

Cost of revenues.    Our cost of revenues primarily consist of third-party payment processing costs, payroll and other employee-related costs, and server and bandwidth costs.

Sales and marketing expenses.    Our sales and marketing expenses primarily consist of (i) advertising expenses, including expenses relating to our online traffic acquisition and branding activities, (ii) payroll and other employee-related expenses for our sales and marketing staff, and (iii) other miscellaneous expenses for our sales functions. Our advertising expenses are mainly incurred to (i) promote our brands through marketing campaigns, TV commercials and outdoor advertisements, (ii) manage public relations for pro bono events, and (iii) purchase online traffic acquisition services, such as those that enhance our exposure on social media and priority in search results in app stores and search engines. The following table sets forth the components of our sales and marketing expenses by amounts and percentages of our revenues for the periods presented.

	For the Year Ended December 31,					For the Three Months Ended March 31,
	2019		2020			2020		2021
	RMB	%	RMB	US$	%	RMB	%	RMB	US$	%
	(in thousands, except for percentages)
Sales and marketing expenses:
Advertising expenses	538,940	54.0	812,415	124,508	41.8	276,824	98.0	427,337	65,224	54.2
Payroll and other employee-related expenses	335,912	33.6	470,644	72,129	24.2	86,950	30.8	166,798	25,458	21.2
Others	41,980	4.2	64,473	9,881	3.3	12,748	4.4	24,402	3,725	3.0

Total	916,832	91.8	1,347,532	206,518	69.3	376,522	133.2	618,537	94,407	78.4

Research and development expenses.    Our research and development expenses primarily consist of payroll and other employee-related expenses for our research and development staff.

General and administrative expenses.    Our general and administrative expenses primarily consist of payroll and other employee-related expenses for our managerial and administrative staff.

Taxation

Cayman Islands

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains, or appreciation, and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the government of the Cayman Islands except for stamp duties, which may be applicable on instruments executed in, or brought within the jurisdiction of, the Cayman Islands. In addition, the Cayman Islands does not impose withholding tax on dividend payments.

Hong Kong

Our subsidiary in Hong Kong is subject to 16.5% Hong Kong profit tax for its taxable income earned. Additionally, payments of dividends by our subsidiary in Hong Kong to our company are not subject to any Hong Kong withholding tax. No provision for Hong Kong profits tax was made as we had no estimated assessable profit that was subject to Hong Kong profits tax during 2019 and 2020.

PRC

Under the PRC Enterprise Income Tax Law effective from January 1, 2008, our PRC subsidiaries and our VIE are subject to the statutory rate of 25%, subject to preferential tax treatments available to qualified enterprises as stipulated under PRC tax laws and regulations.

Enterprises that qualify as “high and new technology enterprises” are entitled to a preferential rate of 15% for three years. Enterprises that qualify as “small low-profit enterprises” are entitled to a preferential rate of 20%.

Beijing Huapin Borui Network Technology Co., Ltd., or our VIE, was certified as a “high and new technology enterprise” under the relevant PRC laws and regulations, and accordingly was eligible for a preferential tax rate of 15% in each of 2019 and 2020. Our WFOE was subject to an enterprise income tax rate of 20% in 2019 and 2020.

If our company in the Cayman Islands or any of our subsidiaries outside of China were deemed a “resident enterprise” under the PRC Enterprise Income Tax Law, it would be subject to enterprise income tax on its worldwide income at a rate of 25%. See “Risk Factors—Risks Relating to Doing Business in China—If we are classified as a PRC resident enterprise for PRC income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC shareholders or ADS holders.”

We are subject to VAT at a rate of approximately 3% for small-scale-VAT-payer entities or 6% for general-VAT-payer entities on the services and solutions we provide to our customers, less any deductible VAT we have already paid or borne in accordance with PRC law. We are also subject to surcharges on VAT payments in accordance with PRC law.

Pursuant to the PRC Enterprise Income Tax Law, a 5% or 10% withholding tax is levied on dividends declared to our intermediary holding company in Hong Kong from China effective from January 1, 2008. See “Risk Factors—Risks Relating to Doing Business in China—We may not be able to obtain certain benefits under relevant tax treaty on dividends paid by our PRC subsidiaries to us through our Hong Kong subsidiary.”

Impact of COVID-19

The ongoing COVID-19 pandemic has severely impacted China and the rest of the world, and it has resulted in quarantines, travel restrictions, and the temporary closure of offices and facilities in China and many other countries. Our revenue growth was negatively impacted in the first quarter of 2020 by the COVID-19 pandemic. We started to recover in late first quarter of 2020. The potential downturn brought by and the duration of the ongoing COVID-19 pandemic may be difficult to assess or predict, and any associated negative impact on us will depend on many factors beyond our control, such as the availability and effectiveness of any vaccines. While we might have benefited from the increased online traffic resulting from COVID-19 to our online recruitment platform, there is no guarantee that we can rely on such benefit in the future. The extent to which the COVID-19 pandemic impacts our long-term results remains uncertain, and we are closely monitoring its impact on us. See “Risk Factors—Risks Relating to Our Business and Industry—The ongoing COVID-19 pandemic could adversely affect our business, results of operations and financial condition.”

Results of Operations

The following table sets forth a summary of our consolidated results of operations for the periods presented, both in absolute amounts and as percentages of our total revenues.

	For the Year Ended December 31,					For the Three Months Ended March 31,
	2019		2020			2020		2021
	RMB	%	RMB	US$	%	RMB	%	RMB	US$	%
	(in thousands, except for percentages)
Revenues:
Online recruitment services to enterprise customers	986,859	98.8	1,927,178	295,353	99.1	279,110	98.8	782,156	119,380	99.2
Others	11,861	1.2	17,181	2,633	0.9	3,501	1.2	6,379	974	0.8

Total revenues	998,720	100.0	1,944,359	297,986	100.0	282,611	100.0	788,535	120,354	100.0
Operating cost and expenses:
Cost of revenues(1)	(137,812)	(13.8)	(240,211)	(36,814)	(12.4)	(37,851)	(13.4)	(106,856)	(16,309)	(13.6)
Sales and marketing expenses(1)	(916,832)	(91.8)	(1,347,532)	(206,518)	(69.3)	(376,522)	(133.2)	(618,537)	(94,407)	(78.4)
Research and development expenses(1)	(325,569)	(32.6)	(513,362)	(78,676)	(26.4)	(104,801)	(37.1)	(163,767)	(24,996)	(20.8)
General and administrative expenses(1)	(132,999)	(13.3)	(797,008)	(122,147)	(41.0)	(45,651)	(16.2)	(81,712)	(12,472)	(10.4)

Total operating cost and expenses	(1,513,212)	(151.5)	(2,898,113)	(444,155)	(149.1)	(564,825)	(199.9)	(970,872)	(148,184)	(123.1)
Other operating income, net	2,573	0.3	8,849	1,356	0.5	1,363	0.5	2,318	354	0.3

Loss from operations	(511,919)	(51.3)	(944,905)	(144,813)	(48.6)	(280,851)	(99.4)	(180,019)	(27,476)	(22.8)

Financial income, net	145	0.0	3,098	475	0.2	351	0.1	1,961	299	0.2
Foreign exchange gain/(loss)	1	0.0	(5,074)	(778)	(0.3)	(1,121)	(0.4)	464	71	0.1
Investment income	9,718	1.0	9,095	1,394	0.5	5,439	1.9	2,811	429	0.4
Other expenses	—	—	(4,109)	(630)	(0.2)	(2,650)	(0.9)	(1,396)	(213)	(0.2)

Loss before income tax expense	(502,055)	(50.3)	(941,895)	(144,352)	(48.4)	(278,832)	(98.7)	(176,179)	(26,890)	(22.3)
Income tax expense	—	—	—	—	—	—	—	—	—	—

Net loss	(502,055)	(50.3)	(941,895)	(144,352)	(48.4)	(278,832)	(98.7)	(176,179)	(26,890)	(22.3)

Non-GAAP financial measures:
Calculated cash billings(2)	1,333,974	133.6	2,529,888	387,722	130.1	310,342	109.8	1,182,358	180,463	149.9
Adjusted net loss(2)	(467,805)	(46.8)	(284,659)	(43,626)	(14.6)	(262,561)	(92.9)	(127,521)	(19,463)	(16.2)

Notes:
(1)	Share-based compensation expenses were allocated as follows:

	For the Year Ended December 31,			For the Three Months Ended March 31,
	2019	2020		2020	2021
	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)
Share-based compensation expenses:
Cost of revenues	944	1,920	294	257	3,485	532
Sales and marketing expenses	8,443	21,473	3,291	4,557	1,946	297
Research and development expenses	13,595	30,883	4,733	4,972	16,572	2,529
General and administrative expenses	11,268	602,960	92,408	6,485	26,655	4,069

	34,250	657,236	100,726	16,271	48,658	7,427

(2)	For discussions of calculated cash billings and its reconciliation to revenues and discussions of adjusted net loss and its reconciliation to net loss , see “—Non-GAAP Financial Measures.”

Non-GAAP Financial Measures

Calculated cash billings

Calculated cash billings is a non-GAAP financial measure. Calculated cash billings consists of our revenues plus the change in our deferred revenue in a given period. We derived calculated cash billings by adding the change in deferred revenue to our revenues. Our management uses calculated cash billings to measure and monitor our sales growth because we generally bill our paid enterprise customers at the time of sale, but may recognize a portion of the related revenue ratably over time. We consider calculated cash billings to provide valuable insights into the cash that will be generated from our sales and a valuable measure for monitoring our service demand and financial performance.

This non-GAAP financial measure should not be considered in isolation from, or as a substitute for, its most directly comparable financial measure prepared in accordance with GAAP. A reconciliation of the historical non-GAAP financial measure to its most directly comparable GAAP measure has been provided in the financial statement tables included below. Investors are encouraged to review the reconciliation of the historical non-GAAP financial measure to its most directly comparable GAAP financial measure. As calculated cash billings has material limitations as an analytical metric and may not be calculated in the same manner by all companies, it may not be comparable to other similarly titled measures used by other companies. In light of the foregoing limitations, you should not consider calculated cash billings as a substitute for, or superior to, revenues prepared in accordance with GAAP. We encourage investors and others to review our financial information in its entirety and not rely on a single financial measure.

We compensate for these limitations by relying primarily on our GAAP results and using calculated cash billings only as a supplemental measure. The table below sets forth a reconciliation of our calculated cash billings to revenues for the periods indicated:

	For the Year Ended December 31,			For the Three Months Ended March 31,
	2019	2020		2020	2021
	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)
Revenues	998,720	1,944,359	297,986	282,611	788,535	120,354
Add:
Change in deferred revenue	335,254	585,529	89,736	27,731	393,823	60,109

Calculated cash billings	1,333,974	2,529,888	387,722	310,342	1,182,358	180,463

Adjusted Net Loss

We use adjusted net loss, a non-GAAP financial measure, in evaluating our operating results and for financial and operational decision-making purposes. Adjusted net loss represents net loss excluding share-based compensation expenses, and such adjustment has no impact on income tax.

We present this non-GAAP financial measure because it is used by our management to evaluate our operating performance and formulate business plans. Adjusted net loss enables our management to assess our operating results without considering the impact of share-based compensation expenses, which are non-cash charges. We believe that adjusted net loss helps identify underlying trends in our business that could otherwise be distorted by the effect of certain expenses that are included in net loss. We also believe that the use of the non-GAAP measure facilitates investors’ assessment of our operating performance. We believe that adjusted net loss provides useful information about our operating results, enhances the overall understanding of our past performance and future prospects and allows for greater visibility with respect to key metrics used by our management in its financial and operational decision making.

Adjusted net loss should not be considered in isolation or construed as an alternative to net loss or any other measure of performance or as an indicator of our operating performance. Investors are encouraged to review our historical adjusted net loss to the most directly comparable GAAP measure, net loss. Adjusted net loss presented here may not be comparable to similarly titled measures presented by other companies. Other companies may calculate similarly titled measures differently, limiting their usefulness as comparative measures to our data. We encourage investors and others to review our financial information in its entirety and not rely on a single financial measure.

The table below sets forth a reconciliation of our net loss to adjusted net loss for the periods indicated:

	For the Year Ended December 31,			For the Three Months Ended March 31,
	2019	2020		2020	2021
	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)
Net loss	502,055	941,895	144,352	278,832	176,179	26,890
Minus:
Share-based compensation expenses	34,250	657,236	100,726	16,271	48,658	7,427

Adjusted net loss	467,805	284,659	43,626	262,561	127,521	19,463

Three months ended March 31, 2021 compared to three months ended March 31, 2020

Revenues

Our revenues primarily come from online recruitment services provided to paid enterprise customers, and increased by 179.0% from RMB282.6 million in the three months ended March 31, 2020 to RMB788.5 million (US$120.4 million) in the three months ended March 31, 2021. This increase primarily resulted from the growth of our paid enterprise customers due to the strength of our innovative business model and as business activities and recruitment demand gradually recovered from the COVID-19 pandemic. Our paid enterprise customers increased by 120.0% from 1.31 million in the twelve months ended March 31, 2020 to 2.89 million in the twelve months ended March 31, 2021, and increased by 207.8% from 548 thousand in the three months ended March 31, 2020 to 1.69 million in the three months ended March 31, 2021. Particularly, revenues from mid-sized customers increased by 123.0% from RMB109.9 million in the three months ended March 31, 2020 to RMB245.1 million (US$37.4 million) in the three months ended March 31, 2021, while revenues from key accounts increased by 167.7% from RMB52.2 million to RMB139.8 million (US$21.3 million) in the same period. The number of our key accounts increased by 107.7% from 1,123 in the twelve months ended March 31, 2020 to 2,332 in the twelve months ended March 31, 2021. The revenue from lower paying paid enterprise customers grew faster than that from the rest of our paid enterprise customers from the three months ended March 31, 2020 to the three months ended March 31, 2021, contributing to the difference between the percentage change in our revenue and the percentage change in the number of paid enterprise customers during these periods.

The growth of our paid enterprise customers across the spectrum was driven by the increase in our average MAU, which grew by 71.8% from 14.5 million in the three months ended March 31, 2020 to 24.9 million in the three months ended March 31, 2021.

Cost of revenues

Our cost of revenues increased by 182.3% from RMB37.9 million in the three months ended March 31, 2020 to RMB106.9 million (US$16.3 million) in the three months ended March 31, 2021, primarily driven by our business growth and the expansion of our user base.

Sales and marketing expenses

Our sales and marketing expenses increased by 64.3% from RMB376.5 million in the three months ended March 31, 2020 to RMB618.5 million (US$94.4 million) in the three months ended March 31, 2021, primarily due to an increase of RMB150.5 million (US$23.0 million), or 54.4%, in advertising expenses and an increase of RMB79.8 million (US$12.2 million), or 91.8%, in payroll and other employee-related expenses for our sales and marketing staff, as we enhanced our marketing efforts during the 2021 Chinese New Year.

Research and development expenses

Our research and development expenses increased by 56.3% from RMB104.8 million in the three months ended March 31, 2020 to RMB163.8 million (US$25.0 million) in the three months ended March 31, 2021, which was mainly attributable to an increase in payroll and other employee-related expenses as we hired more research and development staff.

General and administrative expenses

Our general and administrative expenses increased by 79.0% from RMB45.7 million in the three months ended March 31, 2020 to RMB81.7 million (US$12.5 million) in the three months ended March 31, 2021, which was mainly attributable to an increase in employee-related expenses associated with the increase in the number of our general and administrative staff.

Loss from operations

As a result of the foregoing, we incurred RMB280.9 million of loss from operations in the three months ended March 31, 2020, as compared to a loss from operations of RMB180.0 million (US$27.5 million) in the three months ended March 31, 2021.

Income tax expense

We did not pay any income tax or receive any income tax benefit in in the three months ended March 31, 2020 and in the three months ended March 31, 2021, mainly because we had no taxable income in those periods.

Net loss

As a result of the foregoing, our net loss was RMB278.8 million in the three months ended March 31, 2020, as compared to a net loss of RMB176.2 million (US$26.9 million) in the three months ended March 31, 2021.

Year Ended December 31, 2020 Compared to Year Ended December 31, 2019

Revenues

Our revenues primarily comes from online recruitment services provided to paid enterprise customers, and they increased by 94.7% from RMB998.7 million in 2019 to RMB1,944.4 million (US$298.0 million) in 2020. This increase was primarily due to the growth of our paid enterprise customers, which increased by 80.1% from 1.24 million in 2019 to 2.23 million in 2020. Particularly, revenues from mid-sized customers increased by 91.7% from RMB363.3 million in 2019 to RMB696.3 million (US$106.7 million) in 2020, while revenues from key accounts increased by 112.3% from RMB155.8 million to RMB330.8 million (US$50.7 million) in the same periods. The number of our key accounts increased by 92.9% from 970 in 2019 to 1,871 in 2020.

The growth of our paid enterprise customers across the spectrum was driven by the increase in our average MAU during the same period, which grew by 73.2% from 11.5 million in 2019 to 19.8 million in 2020.

Cost of revenues

Our cost of revenues increased by 74.3% from RMB137.8 million in 2019 to RMB240.2 million (US$36.8 million) in 2020. This increase was mainly attributable to increases in third-party payment processing costs, payroll and other employee-related costs, and server and bandwidth costs, which were due to our expanding user base and increased transaction volume.

Sales and marketing expenses

Our sales and marketing expenses increased by 47.0% from RMB916.8 million in 2019 to RMB1,347.5 million (US$206.5 million) in 2020, primarily due to an increase of RMB273.5 million (US$41.9 million), or 50.7%, in advertising expenses and an increase of RMB134.7 million (US$20.6 million), or 40.1%, in payroll and other employee-related expenses for our sales and marketing staff, which were mainly due to our enhanced marketing efforts to acquire more active users.

Research and development expenses

Our research and development expenses increased by 57.7% from RMB325.6 million in 2019 to RMB513.4 million (US$78.7 million) in 2020, which was mainly attributable to an increase in payroll and other employee-related expenses for our research and development staff.

General and administrative expenses

Our general and administrative expenses increased by 499.3% from RMB133.0 million in 2019 to RMB797.0 million (US$122.1 million) in 2020, which was mainly attributable to an increase of RMB533.1 million (US$81.7 million) in share-based compensation expense due to an issuance of Class B ordinary shares to our Founder, Chairman and Chief Executive Officer, Mr. Peng Zhao.

Loss from operations

As a result of the foregoing, we incurred RMB944.9 million (US$144.8 million) of loss from operations in 2020, as compared to a loss from operations of RMB511.9 million in 2019.

Income tax expense

We did not pay any income tax or receive any income tax benefit in 2019 and 2020, mainly because we had no taxable income in those periods.

Net loss

As a result of the foregoing, our net loss was RMB941.9 million (US$144.4 million) in 2020, as compared to a net loss of RMB502.1 million in 2019.

Selected Quarterly Results of Operations

The following table sets forth our unaudited consolidated quarterly results of operations for the periods indicated. You should read the following table in conjunction with our consolidated financial statements and the related notes included elsewhere in this prospectus. We have prepared this unaudited condensed consolidated quarterly financial data on the same basis as we have prepared our audited consolidated financial statements. The unaudited condensed consolidated quarterly financial data includes all adjustments, consisting only of normal and recurring adjustments, that our management considered necessary for a fair statement of our financial position and operating results for the quarters presented.

Our quarterly revenues generally increased over these periods, subject to certain seasonal fluctuations.

	For the Three Months Ended,
	March 31,	June 30,	September 30,	December 31,	March 31,	June 30,	September 30,	December 31,	March 31,
	2019	2019	2019	2019	2020	2020	2020	2020	2021
	RMB	RMB	RMB	RMB	RMB	RMB	RMB	RMB	RMB
					(in thousands)
Revenues:
Online recruitment services to enterprise customers	162,605	238,953	285,134	300,167	279,110	421,475	585,556	641,037	782,156
Others	2,115	2,657	3,200	3,889	3,501	5,008	4,576	4,096	6,379

Total net revenues	164,720	241,610	288,334	304,056	282,611	426,483	590,132	645,133	788,535

Operating cost and expenses:
Cost of revenues(1)	(27,162)	(31,969)	(38,069)	(40,612)	(37,851)	(54,221)	(68,885)	(79,254)	(106,856)
Sales and marketing expenses(1)	(304,946)	(180,347)	(199,761)	(231,778)	(376,522)	(366,396)	(283,595)	(321,019)	(618,537)
Research and development expenses(1)	(65,467)	(70,965)	(88,008)	(101,129)	(104,801)	(117,014)	(139,592)	(151,955)	(163,767)
General and administrative expenses(1)	(24,944)	(23,132)	(31,562)	(53,361)	(45,651)	(58,640)	(67,052)	(625,665)	(81,712)
Total operating cost and expenses	(422,519)	(306,413)	(357,400)	(426,880)	(564,825)	(596,271)	(559,124)	(1,177,893)	(970,872)
Other operating income, net	—	332	885	1,356	1,363	2,332	3,400	1,754	2,318

Loss from operations	(257,799)	(64,471)	(68,181)	(121,468)	(280,851)	(167,456)	34,408	(531,006)	(180,019)

Financial income, net	(271)	25	135	256	351	111	504	2,132	1,961
Foreign exchange (loss) /gain	1	—	2	(2)	(1,121)	(2)	(1,099)	(2,852)	464
Investment income	—	466	4,145	5,107	5,439	148	734	2,774	2,811

	For the Three Months Ended,
	March 31,	June 30,	September 30,	December 31,	March 31,	June 30,	September 30,	December 31,	March 31,
	2019	2019	2019	2019	2020	2020	2020	2020	2021
	RMB	RMB	RMB	RMB	RMB	RMB	RMB	RMB	RMB
					(in thousands)
Other expenses	—	—	—	—	(2,650)	(184)	(746)	(529)	(1,396)

Loss before income tax expense	(258,069)	(63,980)	(63,899)	(116,107)	(278,832)	(167,383)	33,801	(529,481)	(176,179)
Income tax expense	—	—	—	—	—	—	—	—	—

Net loss	(258,069)	(63,980)	(63,899)	(116,107)	(278,832)	(167,383)	33,801	(529,481)	(176,179)

Non-GAAP financial measures:
Calculated cash billings(2)	256,123	305,024	364,642	408,185	310,342	524,663	754,809	940,074	1,182,358
Adjusted net (loss)/income(2)	(252,341)	(56,777)	(54,207)	(104,480)	(262,561)	(143,406)	52,300	69,008	(127,521)

Notes:

(1)	Share-based compensation expenses were allocated as follows:

	For the Three Months Ended,
	March 31,	June 30,	September 30,	December 31,	March 31,	June 30,	September 30,	December 31,	March 31,
	2019	2019	2019	2019	2020	2020	2020	2020	2021
	RMB	RMB	RMB	RMB	RMB	RMB	RMB	RMB	RMB
	(in thousands)
Share-based compensation expenses:
Cost of revenues	216	220	228	280	257	375	307	981	3,485
Sales and marketing expenses	1,810	1,846	2,150	2,637	4,557	6,331	2,080	8,505	1,946
Research and development expenses	2,777	3,093	3,544	4,181	4,972	7,968	7,451	10,492	16,572
General and administrative expenses	925	2,044	3,770	4,529	6,485	9,303	8,661	578,511	26,655
	5,728	7,203	9,692	11,627	16,271	23,977	18,499	598,489	48,658

(2)	The following table reconciles, for the periods presented, our calculated cash billings to revenues and our adjusted net (loss)/income to net (loss)/income. See “Non-GAAP Financial Measures.”

	For the Three Months Ended,
	March 31, 2019	June 30, 2019	September 30, 2019	December 31, 2019	March 31, 2020	June 30, 2020	September 30, 2020	December 31, 2020	March 31, 2021
	RMB	RMB	RMB	RMB	RMB	RMB	RMB	RMB	RMB
	(in thousands)
Revenues	164,720	241,610	288,334	304,056	282,611	426,483	590,132	645,133	788,535
Add:
Change in deferred revenue	91,403	63,414	76,308	104,129	27,731	98,180	164,677	294,941	393,823

Calculated cash billings	256,123	305,024	364,642	408,185	310,342	524,663	754,809	940,074	1,182,358

Net (loss)/income	(258,069)	(63,980)	(63,899)	(116,107)	(278,832)	(167,383)	33,801	(529,481)	(176,179)
Add:
Share-based compensation	5,728	7,203	9,692	11,627	16,271	23,977	18,499	598,489	48,658

Adjusted net (loss)/income	(252,341)	(56,777)	(54,207)	(104,480)	(262,561)	(143,406)	52,300	69,008	(127,521)

We experienced seasonal fluctuations in our results of operations for the periods presented. See “—Seasonality.” The trend we have experienced in the past may not apply to, or be indicative of, our future results of operations.

Seasonality

Our results of operations are subject to seasonal fluctuations in market conditions primarily due to enterprise users’ purchasing patterns. For example, in a given year, our revenue is typically higher during the fourth quarter as many enterprises usually make hiring plans in the fourth quarter and purchase recruitment services then, and our revenue is typically lower in the first quarter as recruitment activities generally slow down around the Chinese New Year. Our quarterly sales and marketing expenses are generally the highest in the first quarter of every year as we increase our sales and branding activities during the Chinese New Year season. Overall, the historical seasonality of our business has been relatively mild, but the seasonal trends that we have experienced in the past may not be indicative of our future operating results. See also “Risk Factors—Risks Relating to Our Business and Industry—Our results of operations are subject to fluctuations due to seasonality.”

Liquidity and Capital Resources

To date, we have financed our operations primarily through cash flows from operations and cash generated by historical equity financing activities. As of December 31, 2019 and 2020 and March 31, 2021, our cash and cash equivalents were RMB407.4 million, RMB3,998.2 million (US$612.8 million) and RMB4,101.3 million (US$626.0 million), respectively. Our cash and cash equivalents primarily consist of cash on hand, cash in bank, time deposits and highly liquid investments with a maturity of generally three months or less. As of December 31, 2019 and 2020 and March 31, 2021, our short-term investments were RMB1,142.0 million, RMB536.4 million (US$82.2 million) and RMB550.3 million (US$84.0 million), respectively. Short-term investments consist of wealth management products purchased from commercial banks and investment banks, with a fixed or variable interest rate and a maturity of under one year.

We believe that our current cash and cash equivalents and expected proceeds from this offering will be sufficient to meet our current and anticipated working capital requirements and capital expenditures for the twelve-month period after the completion of this offering. We may, however, need additional cash resources in the future if we experience changes in business conditions or other developments. We may also need additional cash resources in the future if we identify and wish to pursue opportunities for investment, acquisition, capital expenditure or similar actions.

As of March 31, 2021, 11.1% and 88.9% of our cash and cash equivalents were held in and outside of mainland China, respectively, with 3.4% of our cash and cash equivalents being held by our VIE. As of the same date, 9.5% of our cash and cash equivalents were denominated in Renminbi and 88.9% were denominated in U.S. dollars.

Although we consolidate the results of our VIE, we only have access to the assets or earnings of our VIE through our contractual arrangements with our VIE and its shareholders. See “Corporate History and Structure—Contractual Arrangements with Our VIE and Its Shareholders.” For restrictions and limitations on liquidity and capital resources as a result of our corporate structure, see “—Holding Company Structure.”

All of our revenues have been, and we expect at least a substantial majority of them will likely continue to be, in the form of Renminbi. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior SAFE approval as long as certain routine procedural requirements are fulfilled. Therefore, our PRC subsidiaries are allowed to pay dividends in foreign currencies to us without prior SAFE approval by following certain routine procedural requirements. However, current PRC regulations permit our PRC subsidiaries to pay dividends to us only out of its accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. Each of our PRC subsidiaries is required to set aside at least 10% of its after-tax profits after making up previous years’ accumulated losses each year, if any, to fund certain reserve funds until the total amount set aside reaches 50% of its registered capital. These reserves are not distributable as cash dividends. Historically, our PRC subsidiaries have not paid dividends to us, and they will not be able to pay dividends until they generate accumulated profits. Furthermore, capital account transactions, which include foreign direct investment and loans, must be approved by and/or registered with SAFE, its local branches and certain local banks.

As a Cayman Islands exempted company and offshore holding company, we are permitted under PRC laws and regulations to provide funding to our PRC subsidiaries only through loans or capital contributions, subject to the filing, approval or registration of government authorities and limits on the amount of loans. This may delay us from using the proceeds from this offering to make loans or capital contributions to our PRC subsidiaries. See “Risk Factors—Risks Relating to Doing Business in China—PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay or prevent us from using the proceeds of this offering to make loans or additional capital contributions to our PRC subsidiaries and our VIE, which could materially and adversely affect our liquidity and our ability to fund and expand our business.”

The following table sets forth a summary of our cash flows for the periods presented:

	For the Year Ended December 31,			For the Three Months Ended March 31,
	2019	2020		2020	2021
	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)
Summary Consolidated Cash Flow Data:
Net cash (used in)/generated from operating activities	(105,663)	395,911	60,676	(279,342)	165,335	25,235
Net cash (used in)/generated from investing activities	(1,223,803)	467,305	71,617	1,070,370	(76,498)	(11,675)
Net cash generated from/(used in) financing activities	993,475	2,882,112	441,703	1,048,706	(12,192)	(1,861)
Effect of exchange rate changes on cash and cash equivalents	43,113	(154,480)	(23,675)	29,077	26,432	4,034

Net (decrease)/increase in cash and cash equivalents	(292,878)	3,590,848	550,321	1,868,811	103,077	15,733
Cash and cash equivalents at the beginning of the period	700,233	407,355	62,430	407,355	3,998,203	610,245

Cash and cash equivalents at the end of the period	407,355	3,998,203	612,751	2,276,166	4,101,280	625,978

Operating activities

Net cash generated from operating activities in the three months ended March 31, 2021 was RMB165.3 million (US$25.2 million). The difference between this net cash generated from operating activities and the net loss of RMB176.2 million (US$26.9 million) in the same period was due to adjustments for non-cash items that primarily include share-based compensation of RMB48.7 million (US$7.4 million), amortization of right-of-use assets of RMB21.3 million (US$3.2 million) and depreciation and amortization expense of RMB17.1 million (US$2.6 million), as well as cash released from a decrease in working capital mainly resulting from an increase of RMB393.8 million (US$60.1 million) in deferred revenue and an increase of RMB75.3 million (US$11.5 million) in accounts payable, both of which reflected the increasing scale of our business and our growing user base, partially offset by a RMB105.0 million (US$16.0 million) increase in prepayments and other current assets, a RMB89.9 million (US$13.7 million) decrease in other payable and accrued liabilities and a RMB17.3 million (US$2.6 million) decrease in operating lease liabilities.

Net cash generated from operating activities in 2020 was RMB395.9 million (US$60.7 million). The difference between this net cash generated from operating activities and the net loss of RMB941.9 million (US$144.4 million) in the same period was due to adjustments for non-cash items that primarily include share-based compensation of RMB657.2 million (US$100.7 million), amortization of right-of-use assets of RMB66.9 million (US$10.3 million) and depreciation and amortization expense of RMB41.1 million (US$6.3 million), as well as cash released from a decrease in working capital mainly resulting from an increase of RMB585.5 million (US$89.7 million) in deferred revenue and an increase of RMB130.5 million (US$20.0 million) in other payables and accrued liabilities, both of which reflected the increasing scale of our business and our growing user base, partially offset by a RMB71.8 million (US$11.0 million) decrease in operating lease liabilities, a RMB46.1 million (US$7.1 million) increase in prepayments and other current assets, and a RMB22.7 million (US$3.5 million) decrease in accounts payable.

Net cash used in operating activities in 2019 was RMB105.7 million. The difference between this net cash used in operating activities and the net loss of RMB502.1 million in the same period was primarily due to adjustments for non-cash items that primarily include amortization of right-of-use assets of RMB39.5 million, share-based compensation of RMB34.3 million and depreciation and amortization expense of RMB18.1 million, as well as cash released from a decrease in working capital mainly resulting from an increase of RMB335.3 million in deferred revenue and an increase of RMB79.3 million in other payable and accrued liabilities, both of which reflected the increasing scale of our business and our growing user base, partially offset by a RMB42.7 million decrease in operating lease liabilities and a RMB28.2 million increase in amounts due from related parties.

Investing activities

Net cash used in investing activities in the three months ended March 31, 2021 was RMB76.5 million (US$11.7 million), primarily due to purchase of short-term investments of RMB570.0 million (US$87.0 million) and purchase payments for of property, equipment and software of RMB61.5 million (US$9.4 million), partially offset by proceeds from maturity of short-term investments of RMB555.0 million (US$84.7 million).

Net cash generated from investing activities in 2020 was RMB467.3 million (US$71.6 million), primarily due to proceeds from sale and maturity of short-term investments of RMB2,439.9 million (US$373.9 million), partially offset by cash purchase payments for short-term investments of RMB1,834.4 million (US$281.1 million) and cash purchase payments for property, equipment and software of RMB138.2 million (US$21.2 million).

Net cash used in investing activities in 2019 was RMB1,223.8 million, consisting primarily of cash purchase payments for short-term investments of RMB1,171.9 million.

Financing activities

Net cash used in financing activities in the three months ended March 31, 2021 was RMB12.2 million (US$1.9 million), primarily due to the repurchase of Class B ordinary shares from TECHWOLF LIMITED for a total cash consideration of RMB11.6 million (US$1.8 million).

Net cash generated from financing activities in 2020 was RMB2,882.1 million (US$441.7 million), consisting of proceeds of RMB2,803.1 million (US$429.6 million) from issuance of convertible redeemable preferred shares, net of issuance cost, and proceeds of RMB79.0 million (US$12.1 million) from issuance of our Class A ordinary shares.

Net cash generated from financing activities in 2019 was RMB993.5 million, consisting of proceeds of RMB993.5 million from issuance of convertible redeemable preferred shares, net of issuance cost.

Capital Expenditures

We incurred capital expenditures of RMB64.0 million in 2019, RMB138.2 million (US$21.2 million) in 2020 and RMB61.5 million (US$9.4 million) in the three months ended March 31, 2021. Capital expenditures primarily represent cash we paid for the purchase of servers and other electronic equipments. We intend to fund our future capital expenditures with our existing cash balance and proceeds from this offering. We will continue to incur capital expenditures to meet the expected growth of our business.

Contractual Obligations

The following table sets forth our contractual obligations as of December 31, 2020:

		Payment Due by Period
	Total	Less than 1 year	1–3 years	3–5 years	More than 5 years
	(in RMB thousands)
Operating lease commitments	150,266	62,358	49,970	28,027	9,911
Advertising commitments	107,694	60,641	47,053	—	—

Except for those disclosed above, we did not have any significant capital or other commitments, long-term obligations, or guarantees as of December 31, 2020.

Off-Balance Sheet Commitments and Arrangements

We have not entered into any financial guarantees or other commitments to guarantee the payment obligations of any unconsolidated third parties. In addition, we have not entered into any derivative contracts that are indexed to our shares and classified as shareholders’ equity or that are not reflected in our consolidated financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. Moreover, we do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or product development services with us.

Critical Accounting Policies and Significant Judgments and Estimates

An accounting policy is considered critical if it requires an accounting estimate to be made based on assumptions about matters that are highly uncertain at the time such estimate is made, and if different accounting estimates that reasonably could have been used, or changes in the accounting estimates that are reasonably likely to occur periodically, could materially impact the consolidated financial statements.

We prepare our financial statements in conformity with U.S. GAAP, which requires us to make judgments, estimates and assumptions. We continually evaluate these estimates and assumptions based on the most recently available information, our own historical experience and various other assumptions that we believe to be reasonable under the circumstances. Since the use of estimates is an integral component of the financial reporting process, actual results could differ from our expectations as a result of changes in our estimates. Some of our accounting policies require a higher degree of judgment than others in their application and require us to make significant accounting estimates.

The following descriptions of critical accounting policies, judgments and estimates should be read in conjunction with our consolidated financial statements and accompanying notes and other disclosures included in this prospectus. When reviewing our financial statements, you should consider (i) our selection of critical accounting policies, (ii) the judgments and other uncertainties affecting the application of such policies and (iii) the sensitivity of reported results to changes in conditions and assumptions.

Revenue Recognition

We accounted for revenue under ASC Topic 606, “Revenue from Contracts with Customers,” and all periods have been presented under ASC 606. Consistent with the criteria of Topic 606, we recognize revenue to depict the transfer of promised services to customers in an amount that reflects the consideration to which we expect to receive in exchange for those services.

To achieve that core principle, we apply the five steps defined under Topic 606: (i) identify the contract(s) with a customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations in the contract, and (v) recognize revenue when (or as) the entity satisfies a performance obligation. We assess our revenue arrangements against specific criteria in order to determine if we are acting as principal or agent. Revenue arrangements with multiple performance obligations are divided into separate distinct services. Revenue is recognized upon the transfer of control of promised services to a customer. Revenue is recorded net of value-added tax.

We generate revenue by providing services to enterprise customers and job seekers to assist in the recruitment process over mobile apps and websites, which means matching enterprise customers with suitable job seekers through AI matching technology, and stimulating real time interaction between them via in-app communication tools.

Online recruitment services offered to enterprise customers

We provide online recruitment support services carrying different kinds of features on our platforms, mainly including paid job postings, bulk invite-sending tools, message sending tools and other services. Enterprise customers could also purchase subscription packages which contain an array of features, including popular in-demand job postings and interaction privilege with job seekers during the subscription period.

Based on the historical pattern by which we satisfy its performance obligation and how enterprise customers benefit from our performance obligations, we recognize our revenue from the services provided under two models: time-based model and item-based model.

Time-based model

Under the time-based model, our obligation is to deliver corresponding services to enterprise customers during a particular subscription period, a certain paid job posting display period, or a certain privilege period for virtual tools such as message sending, etc., ranging from one month up to one year. For the services covered within a particular subscription package, they have the same contract period length during the subscription period. We record the upfront cash payment from the enterprise customers as deferred revenue and then recognize the revenue on a straight-line basis over the subscription period in which the enterprise customers are entitled to the corresponding privileges, as we are standing ready to provide services and a time-based measure of progress best reflects the satisfaction of the performance obligations.

Item-based model

Under the item-based model, our obligation is to deliver corresponding services in the form of other various virtual tools. Revenues for services provided in form of such virtual tools are recognized at the point in time when the services are provided to the enterprise customers. We record the upfront cash payment from the enterprise customers as part of deferred revenue, and then recognize the revenue at the point in time upon we deliver the corresponding services or at the point when the virtual tools expire.

Other services

Other services mainly represent paid value-added services offered to job seekers, including priority placement of their professional profiles, increased resume exposure to enterprise customers, candidate competitive analysis, message filtering services and five-dimensional personality test, etc.

Arrangements with multiple performance obligations

Our contracts with enterprise customers may include bulk sales of services in the form of virtual tools and services contained in subscription packages, therefore multiple performance obligations exist. For those services in the form of virtual tools and contained in subscription packages included in bulk sales, the selling prices are consistently made references of the standalone selling prices when sold separately. We allocate the transaction price to each performance obligation based on the relative standalone selling prices, considering bulk sale price discounts offered to certain enterprise customers where applicable.

Deferred revenue

We record deferred revenue when we receive enterprise customers’ payments in advance of transferring control of service to the enterprise customers. Substantially all deferred revenue at the beginning of 2019 and 2020 was recognized as revenue during the annual fiscal period, and substantially all deferred revenue at the beginning of 2021 is expected to be recognized as revenue during the subsequent annual period.

Remaining performance obligations

Remaining performance obligations represent the amount of contracted future revenue not yet recognized as the amounts relate to undelivered performance obligations. Substantially all of Group’s contracts are less than one year in duration. As such, we have elected to apply the practical expedient which allows an entity to exclude disclosures about its remaining performance obligations if the performance obligation is part of a contract that has an original expected duration of one year or less.

Share-based Compensation

We grant share options to our management, other key employees and eligible nonemployees (collectively, “Share-based Awards”). We account for these share-based awards in accordance with ASC 718 Compensation—Stock Compensation.

The Share-based Awards with service conditions only are measured at the grant date fair value of the awards and recognized as expenses using the straight-line method, net of estimated forfeitures, if any, over the requisite service period. The Share-based Awards that are subject to both service conditions and the occurrence of an initial public offering (“IPO”) or change of control as a performance condition, are measured at the grant date fair value. Cumulative share-based compensation expenses for the awards that have satisfied the service condition will be recorded upon the completion of the IPO, using the graded-vesting method.

For nonemployees’ share-based awards, we adopted ASU 2018-07 “Improvements to Nonemployee Share-Based Payment Accounting” for the periods presented. In accordance with ASU 2018-07, it clarifies that equity-classified nonemployee share-based awards are measured at the grant date. Nonemployee Share-based Awards are measured at the grant date fair value of the awards and recognized as expenses using a straight-line method over the requisite service period, which is the vesting period.

Fair value of options

In order to attract and retain the right talent, we offer share-based compensation incentives to our employees, directors and consultants. We used a Binomial Option Pricing model to determine the total fair value of the awarded options, which is to be expensed over the vesting period. Significant estimate on assumptions, such as the grant date share price, expected volatility, expected early exercise multiple, option life, risk-free interest rate and dividend yield, are required to derive such expense amounts. As we continue to grow and move into key stages of product development, we expect to continue offering share-based incentives to our employees, directors and consultants and the amount of expenses may increase in future.

The assumptions used in share-based compensation expense recognition represent management’s best estimates, but these estimates involve inherent uncertainties and application of management judgment. If factors change or different assumptions are used, the share-based compensation expenses could be materially different for any period. Moreover, the estimates of fair value of the awards are not intended to predict actual future events or the value that ultimately will be realized by grantees who receive share-based awards.

Key assumptions are set forth as follows:

	Year Ended December 31,		For the Three Months Ended March 31,
	2019	2020	2021
Exercise price (US$)	0.0001 -1.8	0.05 - 5.33	0.0001 - 5.33
Fair value of the ordinary shares on the date of option grant (US$)	1.01 - 1.52	1.84 - 3.27	6.78
Risk-free interest rate	1.80% - 2.76%	0.82% - 1.70%	1.96%
Option life (in years)	10	10	10
Expected dividend yield	0%	0%	0%
Expected volatility	56.1% - 57.8%	56.5% - 59.0%	59.8%
Expected early exercise multiple	2.2x - 2.8x	2.2x - 2.8x	2.2x -2.8x

•

Fair value of the ordinary shares on the date of option grant (US$)—Because our ordinary shares are not yet publicly traded, we are required to estimate the fair value of our ordinary shares, as discussed in “Ordinary Share Valuation” below.

•	Risk-free interest rate—The risk-free rate is based on the U.S. Treasury yield for our risk-free interest rate that corresponds with the expected term.

•	Option life (in years)—We adopted option life in accordance with the contractual terms of the options.

•	Expected dividend yield—We have no history of paying cash dividends on our ordinary shares and do not expect to pay dividends in the foreseeable future.

•

Expected volatility—We adopted the average volatility of the comparable companies as the proxy of the expected volatility of the underlying share. The volatility of each comparable company was based on the historical daily stock prices for a period with length commensurate to the remaining maturity life of the stock options.

•

The expected early exercise multiple was estimated as the average ratio of the stock price to the exercise price when employees would decide to voluntarily exercise their vested options. As we did not have sufficient information of past employee exercise history, it was estimated by referencing to a widely accepted academic research publication.

Mezzanine Equity

Mezzanine equity represents the Series A, Series B, Series C, Series D, Series E and Series F convertible preferred shares (collectively, the “Preferred Shares”) issued by us. Preferred Shares are contingently redeemable upon the occurrence of an event that is outside of our control. Therefore, we classify the Preferred Shares as mezzanine equity.

Fair value of ordinary shares

Prior to our initial public offering, we were a private company with no quoted market prices for our ordinary shares. We therefore needed to make estimates of the fair value of our ordinary shares at various dates for the purpose of determining the fair value of our ordinary shares at the date of the grant of share-based compensation awards to our employees as one of the inputs into determining the grant date fair value of the award.

We estimated the fair value of our company’s ordinary share as of various dates during the period from January 2014 to December 2020 with the assistance from an independent third-party valuation firm. The fair value assessment of the ordinary shares is conducted in accordance with the guidance provided by the American Institute of Certified Public Accountants Practice Guide, Valuation of Privately-Held-Company Equity Securities Issued as Compensation.

To estimate the fair value of the ordinary shares at each valuation date, we firstly derived the total equity value of our company using market approach or income approach. The market approach, specifically the backsolve method, is adopted when preferred share transactions with unrelated parties occurred close to the valuation dates, otherwise, income approach, specifically the discounted cash flow method, is adopted. The income approach is based on our projected cash flows using management’s best estimates as of each valuation date and involves applying appropriate discount rates to estimated cash flows that are based on earnings forecasts.

We then derived the value of each class of shares (including the ordinary shares) by allocating equity value to each class of shares under a hybrid framework which includes a probability weighted option pricing model (OPM) and an analysis assuming an IPO as a possible future event, we considered the following different scenarios under this hybrid framework: (1) liquidation scenario, (2) redemption scenario and (3) IPO conversion scenario. Under the liquidation and redemption scenarios, since holders of preferred shares would have priority over ordinary shares or receive a redemption amount or convert to ordinary shares, respectively, the Option Pricing Method was used to allocate equity value.

Option Pricing Method treats the preferred and ordinary shares as call options with distinct claims on our company’s total equity value on liquidation preference or redemption amount of the preferred shares. The option’s exercise price is based on a comparison with the total equity value, which is determined based on the liquidation preference or redemption amount under the applicable scenario. The characteristics of each class of shares, including the conversion ratio, the redemption provision and any liquidation preference of the preferred shares, determine the class of share’s claim on the equity value. Black-Scholes model was used to price the call option. After deriving the values of the preferred and ordinary shares under each of the scenarios, by the method described above, probabilities of each scenario were applied to arrive at the probability weighted value of each class of shares.

After deriving the values of the preferred and ordinary shares under each of the scenarios, by the method described above, probabilities of each scenario were applied to arrive at the probability weighted value of each class of shares. After the allocation above, discount for lack of marketability for ordinary shares was applied to arrive at the fair value per share of ordinary shares on a non-marketable basis.

The following table sets forth the fair value of our ordinary shares estimated at the grant dates of options with the assistance from an independent valuation firm.

Date of Valuation	Fair Value Per Share (US$)	DLOM for ordinary shares	WACC	Valuation Method
2019/3/8	1.01	25%	NA	backsolve method
2019/7/4	1.07	24%	NA	backsolve method
2019/9/30	1.33	23%	22%	discounted cash flow method
2019/12/31	1.52	23%	22%	discounted cash flow method
2020/2/10	1.84	19%	NA	backsolve method
2020/6/30	2.23	19%	21%	discounted cash flow method
2020/9/30	2.74	19%	21%	discounted cash flow method
2020/11/27	3.27	18%	NA	backsolve method
2021/3/31	6.78	8%	20%	discounted cash flow method

The option-pricing method was used to allocate equity value of our company to preferred and ordinary shares, taking into account the guidance prescribed by the AICPA Audit and Accounting Practice Aid. This method requires making estimates of the anticipated timing of a potential liquidity event, such as a sale of our company or an initial public offering, and estimates of the volatility of our equity securities. The anticipated timing is based on the plans of our board and management. The other major assumptions used in calculating the fair value of ordinary shares include:

•

Weighted average cost of capital, or WACC: The WACCs were determined in consideration of factors including risk-free rate, comparative industry risk, equity risk premium, company size and non-systematic risk factors.

•

Comparable companies: In deriving the WACCs, which are used as the discount rates under the income approach, certain publicly traded companies in the internet industry were selected for reference as our guideline companies.

•

Discount for lack of marketability, or DLOM: DLOM was quantified by the protective put options mode. Under this option-pricing method, which assumed that the put option is struck at the price of the stock before the privately held shares can be sold, the cost of the put option was considered as a basis to determine the DLOM. This option pricing method is one of the methods commonly used in estimating DLOM as it can take into consideration factors such as timing of a liquidity event, for instance an initial public offering, and estimated volatility of our shares. The farther the valuation date is from an expected liquidity event, the higher the put option value is and thus the higher the implied DLOM is. The lower DLOM is used for the valuation, the higher the determined fair value of the ordinary shares becomes.

The determination of the equity value requires complex and subjective judgments to be made regarding prospects of the industry and the products at the valuation date, our projected financial and operating results, our unique business risks and the liquidity of our shares.

The fair value of our ordinary shares increased from US$1.01 per share in March 2019 to US$1.52 per share in December 2019, which was primarily due to the following factors: (i) in March and July 2019, we issued Series E-1 and Series E-2 preferred shares to certain investors, which provided us with additional capital for business expansion and contributed to the increase in fair value of our ordinary shares during this period, and (ii) the growth of our business and improvement in our financial performance.

The fair value of our ordinary shares further increased from US$1.52 per share in December 2019 to US$3.27 per share in November 2020, which was primarily due to the following factors: (i) in February and November 2020, we issued Series F and Series F+ preferred shares to certain investors, which provided us with additional capital for business expansion and contributed to the increase in fair value of our ordinary shares during this period, and (ii) the growth of our business and the improvement in our financial performance and an updated business outlook based on a review of our actual financial performance due to the continuous development of our businesses.

The fair value of our ordinary shares further increased from US$3.27 in November 2020 to US$6.78 in March 2021 primarily due to the following factors: (i) the continued strong growth of our business, as measured in terms of number of verified enterprise users and verified enterprises, MAU and total revenues during the three months ended March 31, 2021; (ii) a review of our actual financial performance achieved during the three months ended March 31, 2021, which made our projected financials less uncertain and decreased our discount rate from 21% in November 2020 to 20% in March 2021; (iii) as we progressed further towards IPO, we further increased our estimated probability of IPO, which improved the fair value of our ordinary shares given decrease of premium value of prevailing rights associated with our convertible preferred shares under the hybrid equity allocation valuation framework; (iv) as we approached IPO, we estimated a lack of marketability discount rate decreased from 18% in November 2020 to 8% in March 2021; and (v) the capital market continued to reward high growth software companies in expanding addressable markets with exposure to favorable industry trends such as online service provider. The trading multiples of comparable companies engaged in online business industry has significantly increased from November 2020 to March 2021 since the outbreak of COVID-19 in 2020.

The fair value of our ordinary shares increased from US$6.78 per share in March 2021 to US$9.00, the midpoint of the estimated initial public offering price range shown on the front cover of this prospectus, primarily due to the following factors:

•

Substantially enhanced financial resources upon the completion of this offering and reduced cost of capital—A successful initial public offering will provide us with (i) proceeds that substantially strengthen our financial position and funding for the realization of our business plan, (ii) direct access to the public corporate debt and equity markets, and (iii) higher brand value to attract new customers as a publicly listed company. These factors will substantially strengthen our ability to rapidly grow business, raise our overall profile and reduce our cost of capital, which have been reflected in the valuation implied by the price range; and

•

Substantially enhanced liquidity and marketability of the ordinary shares—Due to this offering, if the we perform a valuation of our ordinary shares as of the date of this prospectus using the same methodology with the same assumptions as those on the most recent and only valuation date in the last six months (e.g., using the same financial projections prepared for the valuation as of March 31, 2021), the implied discount rate for business enterprise value (i.e., weighted average cost of capital) would have decreased from 20% to 17% and the discount for lack of marketability would have decreased from 8% to 0%. As a result, the per ordinary share fair value would increase from US$6.78 to US$9.13, which is close to the midpoint of the estimated initial public offering price range.

Holding Company Structure

KANZHUN LIMITED is a holding company with no material operations of its own. We conduct our operations primarily through our PRC subsidiaries and our VIE in China. As a result, KANZHUN LIMITED’s ability to pay dividends depends upon dividends paid by our PRC subsidiaries. If our existing PRC subsidiaries or any newly formed ones incur debt on their own behalf in the future, the instruments governing their debt may restrict their ability to pay dividends to us. In addition, our wholly foreign-owned subsidiaries in China are permitted to pay dividends to us only out of its retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. Under PRC law, each of our PRC subsidiaries and our VIE is required to set aside at least 10% of its after-tax profits each year, after making up previous years’ accumulated losses, if any, to fund certain statutory reserve funds until such reserve funds reach 50% of their registered capital. In addition, our wholly foreign-owned subsidiaries in China and our VIE may allocate a portion of its after-tax profits based on PRC accounting standards to a surplus fund at their discretion. The statutory reserve funds and the discretionary funds are not distributable as cash dividends. Remittance of dividends by a wholly foreign-owned company out of China is subject to examination by the banks designated by SAFE. Our PRC subsidiaries have not paid dividends and will not be able to pay dividends until they generate accumulated profits and meet the requirements for statutory reserve funds.

Inflation

To date, inflation in China has not materially affected our results of operations. According to the National Bureau of Statistics of China, the year-over-year percent changes in the consumer price index for December 2019 and 2020 were increases of 4.5% and 0.2%, respectively. Although we have not been materially affected by inflation in the past, we may be affected if China experiences higher rates of inflation in the future.

Quantitative and Qualitative Disclosures about Market Risk

Foreign exchange risk

All of our revenues and substantially all of our expenses are denominated in RMB. The majority of our bank balances and cash are denominated in U.S. dollars. We do not believe that we currently have any significant direct foreign exchange risk and therefore have not used any derivative financial instruments to hedge exposure to such risk. However, we monitor our currency risk exposure by periodically reviewing foreign currency exchange rates and will consider hedging significant foreign currency exposure should the need arise. Although our exposure to foreign exchange risks should be limited in general, the value of your investment in the ADSs will be affected by the exchange rate between U.S. dollar and RMB because the value of our business is effectively denominated in RMB, while the ADSs will be traded in U.S. dollars.

The value of the Renminbi against the U.S. dollar and other currencies is affected by changes in China’s political and economic conditions and by China’s foreign exchange policies, among other things. In July 2005, the PRC government changed its decades-old policy of pegging the value of the Renminbi to the U.S. dollar, and the Renminbi appreciated more than 20% against the U.S. dollar over the following three years. Between July 2008 and June 2010, this appreciation subsided and the exchange rate between the Renminbi and the U.S. dollar remained within a narrow band. Since June 2010, the Renminbi has fluctuated against the U.S. dollar, at times significantly and unpredictably. It is difficult to predict how market forces or PRC or U.S. government policy may impact the exchange rate between the Renminbi and the U.S. dollar in the future.

To the extent that we need to convert U.S. dollars into RMB for our operations, appreciation of the RMB against the U.S. dollar would have an adverse effect on the RMB amount we receive from the conversion. Conversely, if we decide to convert RMB into U.S. dollars for the purpose of making payments for dividends on our ordinary shares or ADSs or for other business purposes, appreciation of the U.S. dollar against the RMB would have a negative effect on the U.S. dollar amounts available to us.

We estimate that we will receive net proceeds of approximately US$817.2 million from this offering, after deducting underwriting discounts and commissions and the estimated offering expenses payable by us, based on the assumed initial offering price of US$18.00 per ADS, the midpoint of the estimated initial public offering price range set forth on the front cover of this prospectus. Assuming that we convert the full amount of the net proceeds from this offering into RMB, a 10% appreciation of the U.S. dollar against RMB, from a rate of RMB6.5518 to US$1.0000, the rate in effect as of March 31, 2021, to a rate of RMB7.2070 to US$1.0000, will result in an increase of RMB535.4 million in our net proceeds from this offering. Conversely, a 10% depreciation of the U.S. dollar against the RMB, from a rate of RMB6.5518 to US$1.0000, the rate in effect as of March 31, 2021, to a rate of RMB5.8966 to US$1.0000, will result in a decrease of RMB535.4 million in our net proceeds from this offering.

Interest rate risk

Our exposure to interest rate risk primarily relates to the interest income generated by excess cash, which is mostly held in interest-bearing bank deposits and wealth management products. Interest-earning instruments carry a degree of interest rate risk. We have not been exposed to material risks due to changes in market interest rates, and we have not used any derivative financial instruments to manage our interest risk exposure.

After completion of this offering, we may invest the net proceeds that we receive from this offering in interest-earning instruments. Investments in both fixed-rate and floating rate interest-earning instruments carry a degree of interest rate risk. Fixed-rate securities may have their fair market value adversely impacted due to a rise in interest rates, while floating-rate securities may produce less income than expected if interest rates fall.

Internal Control Over Financial Reporting

Prior to this offering, we have been a private company with limited accounting personnel and other resources with which to address our internal control over financial reporting. In connection with the audits of our consolidated financial statements included in this prospectus, we and our independent registered public accounting firm identified two material weaknesses in our internal control over financial reporting. As defined in the standards established by the U.S. Public Company Accounting Oversight Board, a “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis.

The material weaknesses that have been identified relate to (i) our lack of sufficient competent financial reporting and accounting personnel with appropriate understanding of U.S. GAAP to address complex U.S. GAAP technical accounting issues and to prepare and review the consolidated financial statements and related disclosures in accordance with U.S. GAAP and financial reporting requirements set forth by the SEC, and (ii) our lack of period-end financial closing policies and procedures for preparation of consolidated financial statements and related disclosures in accordance with U.S. GAAP and financial reporting requirements set forth by the SEC.

We have implemented and plan to implement a number of measures to address the material weaknesses that has been identified in connection with the audits of our consolidated financial statements as of and for the years ended December 31, 2019 and 2020. We have hired additional qualified financial and accounting staff with working experience of U.S. GAAP and SEC reporting requirements. Furthermore, we will continue to further strengthen our reporting process and our compliance process, including establishing a comprehensive accounting policies and procedures manual in line with U.S. GAAP and SEC reporting requirements, to allow early detection, prevention and resolution of potential compliance issues with U.S. GAAP and SEC reporting requirements. We intend to conduct more U.S. GAAP accounting and SEC reporting training programs and send our financial staff to attend external U.S. GAAP and SEC reporting training courses. We also intend to hire additional resources to strengthen the financial reporting function and set up a financial and system control framework in line with U.S. GAAP and SEC reporting requirements. However, we cannot assure you that all these measures will be sufficient to remediate our material weaknesses in time, or at all. See ‘‘Risk Factors—Risks Relating to Our Business and Industry—If we fail to develop and maintain an effective system of internal control over financial reporting, we may be unable to accurately report our financial results or prevent fraud, and investor confidence and the market price of our ADSs may be adversely impacted.”

As a company with less than US$1.07 billion in revenues for fiscal year of 2020, we qualify as an “emerging growth company” pursuant to the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002 in the assessment of the emerging growth company’s internal control over financial reporting.

Recent Accounting Pronouncements

A list of recently issued accounting pronouncements that are relevant to us is included in note 2 of our consolidated financial statements included elsewhere in this prospectus.

INDUSTRY

The information presented in this section has been derived from an industry report dated March 2021 and a user survey, each commissioned by us and prepared by CIC, an independent research firm, to provide information regarding our industry and our market position in China. We refer to this report as the “CIC Report” and the survey as the “CIC Survey”.

MASSIVE AND FAST-GROWING HUMAN RESOURCE SERVICES MARKET IN CHINA

China’s human resource service market size in terms of revenue reached approximately RMB565.1 billion in 2020, and is expected to continue to grow to reach approximately RMB1,299.0 billion by 2025, representing a CAGR of 18.1% between 2020 and 2025. China’s human resource service market is still at the early stage of development compared with the developed markets, presenting significant growth potential. The human resource service market size as percentage of nominal GDP in China was 0.6% in 2020, lower than that of 1.9% in the UK, 1.6% in Japan, and 0.9% in the US, according to the CIC Report, National Bureau of Statistics, and International Monetary Fund. The human resource service market size as percentage of nominal GDP in both China and these developed markets are expected to see an increase in the next five years.

Human resource service market in China can be categorized into four segments: recruitment services, human resource outsourcing and management services, payroll and personnel services, and others. Recruitment services refer to online or offline talent acquisition solutions which help connect recruiters and job seekers, and facilitate the hiring process. Human resource outsourcing and management services include flexible employment, business process outsourcing, and labor dispatch service. Payroll and personnel services include personnel management, and payroll and benefits outsourcing services. Others include talent training and development, human resource information system, human resource consulting, etc.

Fast-growing human resource service market in China

Notes:

(1)	Human resource service market excludes the freelance job platform market.
(2)

In the flexible employment business, service providers sign labor contracts with talents, and thus labor costs and service premium received from customers are included in revenue. Revenues do not include salary and social insurance collections in the personnel management, payroll or benefits outsourcing, and labor dispatch business. Only service premiums are counted in the revenues of these businesses.

The following factors are and will continue to be the major drivers of the fast growing human resource service market in China.

•

Talent and human resource service demand increases massively driven by thriving China private sector companies and rapid expansion of new economy businesses. The number of private sector companies in China increased from 8.5 million in 2010 to 35.2 million in 2019, according to the National Bureau of Statistics.

•

Enterprises in China are facing increasingly fierce competition, and need to focus on core business. They eagerly seek efficient and cost-effective solutions from professional human resource service providers as the labor cost continues to grow.

•	Favorable government policies and increasing public expenditure on human resources promote the sustainable development of the market.

EVOLVING RECRUITMENT SERVICES MARKET IN CHINA

Greater	challenges in hiring leads to the increasing adoption of recruitment services

Recruitment service market is a major segment of China’s human resource service market, and sits upstream of the human resource service value chain. It is also the fastest-growing segment in China’s human resource service market between 2020 and 2025. The size of the recruitment service market in China totaled approximately RMB170.8 billion in 2020 in terms of revenue, and is expected to continue to grow to reach approximately RMB446.0 billion in 2025, representing a CAGR of approximately 21.2% for the period of 2020 to 2025. The growth of the recruitment service market in China is primarily driven by the following factors:

•	The growth of China’s economy has outpaced the growth in labor supply, as a result, recruitment has become more difficult and expensive. The trend is expected to continue for the foreseeable future.

Talent demand outstripping supply in China

Source:	MOHRSS (Ministry of Human Resources and Social Security of PRC), CIC Report

•

China’s urbanization rate grew from approximately 50% in 2010 to over 60% in 2020, and is expected to increase to approximately 70% by 2030, according to the CIC Report and National Bureau of Statistics. The ongoing urbanization changes the mix of labor forces structurally, and generates great demands for urban labor forces, especially blue-collar workers in the tertiary sector and white-collar workers.

•

The younger generation’s (16-to-35-year-olds) job-hopping frequency is more than twice of that of the older generation, according to the CIC Survey, and will continue to grow in the future. The average job-switching frequency for non-farm employees in China is expected to increase from 1.8 times per year in 2020 to 2.1 times per year in 2025.

Digitalization of recruitment industry meets the demands for more efficient, cost-effective and user-friendly solutions

China’s recruitment service market can be divided into online and offline recruitment markets. Online recruitment refers to the recruitment process in which job seekers and recruiters obtain recruitment information via third-party job websites, mobile applications or mini programs. For offline recruitment, candidates learn about job opportunities primarily through offline events or offline contacts made by recruiting agencies such as headhunting firms and recruitment process outsourcing agencies.

Similar to other industries that are reshaped by the development of mobile internet, the recruitment service market has been gradually moving online. Online recruitment provides a more efficient, cost-effective and user-friendly job hunting and recruiting process compared with offline recruitment. According to the CIC Report, cost per hire for online recruitment was approximately one fifth of that for offline recruitment in China as of 2020. The number of mobile internet users in China increased from 302.7 million in 2010 to 985.8 million in 2020, with a CAGR of 12.5% for the same period, according to the CNNIC. The wide adoption of mobile internet has further accelerated the digitalization across the recruitment value chain. With job seekers and employers increasingly embarking their job hunting and recruitment journeys online, China’s online recruitment market’s size in terms of revenue is expected to increase from RMB55.1 billion in 2020 to RMB223.4 billion in 2025, representing a CAGR of 32.3%. During the same period, the contribution of online recruitment to the total market size is estimated to increase from approximately 32% in 2020 to approximately 50% in 2025.

China’s online recruitment market outpaces the overall recruitment service market

Note:	The online recruitment market size excludes revenue generated from job seekers.

Compared with the developed markets like the US, the online recruitment market in China is at an early stage of development. According to the CIC Report, the online recruitment penetration rate for job seekers was approximately 17.9% in China, approximately half of that of the US market in 2020, indicating a significant growth potential. The COVID-19 pandemic in 2020 has also affected the job-hunting behaviors and further accelerated the penetration for online recruitment. The online recruitment penetration rate for job seekers in China is expected to increase to reach approximately 34.9% by 2025.

THE FLOURISHING ONLINE RECRUITMENT MARKET IN CHINA

Emergence	of direct recruitment model

Service providers in China’s online recruitment market primarily include online recruitment platforms, online classifieds, and online portals offered by recruiting agencies. Online recruitment platforms are defined as online marketplaces that focus on talents and jobs matching.

The traditional resume-centric, search-based model cannot fully fulfill users’ needs for a convenient and efficient recruitment process, which leads to a comparatively low online recruitment penetration in China. Under the resume-centric model, job seekers upload resumes to online recruitment platforms, and recruiters then download resumes at their discretion before they contact job seekers to arrange for interviews. The recruitment process with massive resume downloading and one-way communication is redundant and inefficient. On a search-based platform, job seekers and recruiters have to manually conduct job or candidate searches by entering keywords and screening for relevant information, which was time-consuming and inefficient. It also requires job seekers and recruiters to have a deep and precise understanding of the type of job or candidate they are looking for. In addition, the traditional model is characterized by an uneven traffic distribution where the online traffic is heavily tilted towards large enterprises and top job seekers. SMEs and many average job seekers therefore receive insufficient exposures, while top job seekers and large enterprises may be distracted by too many reach-outs.

The expansion of mobile internet user base enables the transition of online recruitment service from desktop to mobile in China, which is a more hospitable environment for direct chatting functionality. BOSS Zhipin is the first to introduce the direct recruitment model at scale among online recruitment platforms in China.

In contrast to the traditional resume-centric, search-based model, the direct recruitment model features (i) direct chat between job seekers and recruiters, and resume delivery upon mutual consent, and (ii) AI-enabled recommendation system. The direct recruitment model propels meaningful interaction between job seekers and recruiters, and as a result, delivers better user experience and high job hunting and recruitment efficiency.

Comparison of direct recruitment model and traditional resume-centric, search-based model

Blue-collar sector is the largest growth contributor and white-collar sector continues to expand

By 2020, the population of white-collar workers, blue-collar workers and gold-collar workers in China reached approximately 178.6 million, 395.1 million and 12.4 million respectively. White-collar workers and gold-collar workers refer to people who perform professional, desk, managerial, or administrative work, among which gold-collar workers earn an annual salary above RMB250,000. Blue-collar workers usually refer to people who perform manual or service-related work in the secondary sectors such as manufacturing and construction industry and the tertiary sector such as accommodation and catering industry, and local life service industry.

Blue-collar workers feature a larger population base, higher job-switching frequency, and higher growth potential for the penetration of recruitment services. In the past, blue-collar workers in China conduct job hunting mainly through referrals by acquaintances or walk-ins, which resulted in asymmetry and limitation in recruitment information. Blue-collar workers value the authenticity of and easy access to job information, abundant opportunities, and immediate feedback provided by employers when they look for a new job, while recruiters of blue-collar jobs are usually cost sensitive.

Traditional model cannot effectively address these fundamental issues in blue-collar recruitment which are now being resolved by the direct recruitment model. The online recruitment penetration rate for blue-collar workers in China is estimated to grow from 13.0% in 2020 to 29.9% in 2025.

Meanwhile, the market size of China’s online recruitment for blue-collar workers in terms of revenue is expected to reach RMB128.4 billion in 2025, with a CAGR of 41.4% between 2020 and 2025, outgrowing the overall online recruitment market. White-collar workers, traditionally the largest user group for online recruitment, are still experiencing a rising service penetration rate, which is expected to grow from 50.8% in 2020 to 64.9% in 2025. The market size of China’s online recruitment for white-collar workers in terms of revenue is expected to increase to RMB85.7 billion in 2025, with a CAGR of 24.3% from 2020.

Blue-collar workers grow much faster than other groups within online recruitment market

Increasing penetration for all groups, while blue-collar workers have highest growth potential

China’s online recruitment penetration rate by type of employees

Note: The online recruitment penetration rate for job-seekers refers to the percentage of job changes in which the job-seekers provide complete personal information and obtain job information online (i.e., via third-party job websites, mobile applications or mini programs).

High growth potential in online penetration among employers

The number of enterprises in China, according to the State Administration for Market Regulation, increased from approximately 21.9 million in 2015 to approximately 42.9 million in 2020, representing a CAGR of 14.5% between 2015 and 2020. According to the CIC Report, cost per hire for online recruitment was approximately one fifth of that for offline recruitment in 2020. Efficient and cost-effective online recruitment solution is attracting more enterprise customers. The online recruitment penetration rate for enterprises in China is expected to continue to grow from 24.8% in 2020 to 36.1% in 2025.

The emerging direct recruitment model is SME-friendly and allows more managerial people to participate in the recruitment process early on. SMEs, as the largest segment of China’s enterprises in terms of entity number, were historically underserved and have a massive demand for cost-effective talent acquisition service. With growing number of companies adopting flat organizational structures, more traditionally non-professional recruitment personnel are becoming recruitment decision makers, which creates significant incremental demand for efficient online recruitment service.

Enterprises’ increasing adoption of online recruitment services in China

Source: State Administration for Market Regulation, CIC Report

Note: The online recruitment penetration rate for enterprises refers to the percentage of online recruitment users among the total number of enterprises, excluding individual businesses.

FUTURE TRENDS OF ONLINE RECRUITMENT MARKET

Incremental demand better captured by players with the direct recruitment model. The new direct recruitment model has unleashed incremental online recruitment service demand from businesses. Players that have embraced this model are best positioned to capture such demand, thereby deepening their competitive moat and reinforcing their market leading position.

Increasing emphasis on job-seeker-centric experience. As the demand for talents exceeds the number of talents available in the job market in China, job seekers now have more bargaining power in the recruitment process. Online recruitment platforms thus increasingly focus on fulfilling the demands of job-seekers and strive to provide a more job-seeker-centric experience. As job seekers value their privacy and the authenticity of job postings, online recruitment platforms need to ensure the authenticity of the information posted and better protect user privacy.

Enterprise-wide engagement in recruitment. Nowadays, more individuals within a company join the recruitment process, including executives or middle-level managers of large enterprises and SME and micro business owners, who are themselves supervisors. The involvement of the management team or supervisors usually simplifies the recruitment process, and allows candidates to directly communicate with the final decision-makers. Compared to recruiting professionals, the management team and supervisors can better and more effectively assess the candidates’ capabilities.

Digitalization across the recruitment value chain. Many steps within the recruitment process are still carried out offline, presenting significant opportunities for online recruitment platforms to digitalize the entire job hunting and recruitment process. Furthermore, building upon a large and loyal customer base, online recruitment platforms can provide more service offerings for employers and job seekers.

COMPETITIVE LANDSCAPE OF ONLINE RECRUITMENT MARKET

China’s online recruitment market remains fragmented. Market participants in China’s online recruitment market primarily include online recruitment platforms, online classifieds, and online portals offered by recruiting agencies.

The online recruitment platforms with a direct recruitment model are usually able to bring more interaction, higher hiring efficiency, and better user experience, so as to attract more users. As the pioneer of the direct recruitment model in China, BOSS Zhipin is the largest online recruitment platform in China in terms of average MAU, with the number reaching 19.8 million as of 2020. Among the top five online recruitment platforms in China in terms of average MAU, BOSS Zhipin had the highest year-over-year growth of average MAU (73.2%) in 2020, and the highest ratio of average DAU to average MAU in both 2019 (26.4%) and 2020 (26.4%). BOSS Zhipin’s average MAU increased to 24.9 million in the three months ended March 31, 2021 from 14.5 million in the three months ended March 31, 2020, with its MAU reaching 30.6 million in March 2021. BOSS Zhipin’s average DAU as a percentage of MAU reached 28.8% in March 2021. BOSS Zhipin includes both job seekers and enterprise users in calculating average MAU and average DAU, which is consistent with the way the other four of the top five online recruitment platforms in China calculate the same metrics.

BUSINESS

Our Vision

Redefine every individual’s career development with technology and a passion towards delivering user satisfaction, by optimizing efficiency, equality and choice.

Pain Points Our Industry Faces

The online recruitment industry in China has traditionally suffered from two pain points: job seekers find it difficult to locate suitable job positions, and employers find it hard to secure suitable job candidates. Job seekers and employers keep walking past each other in the dark, yearning for a new platform that can deliver unprecedented efficiency.

We believe three common characteristics of traditional industry players caused such pain points.

First, limited functionality beyond submission and downloading of resumes. Information flows one way—from job seekers to employers, via a few pages of stylized introductions, often receiving tardy responses, if any.

Second, a search-based model that unevenly drives internet traffic towards the top—favoring candidates with stellar credentials and well-known corporations with deep pockets, leaving behind the vast majority of average job seekers and SMEs with tremendous unmet demand.

Third, an inability to attract Bosses at scale, relying instead only on recruitment professionals. This resulted from the inefficiencies stemming from the two abovementioned common characteristics. Bosses, including executives, middle-level managers of large enterprises and SMEs, as well as micro business owners, are the only people who truly understand what attributes define the best candidates for a particular job position. This fact is accentuated by the paradigm shift in the Chinese economy towards the next stage of advanced development, and the urgency for businesses to attract a more specialized workforce that can cope with intensified competition.

Who We Are

Cognizant of the industry pain points and their root causes, our founders set out seven years ago to create a transformative product that promotes two-way interactive communication, focuses on intelligent recommendations that is empowering, and brings Bosses onboard the recruitment process. The result was “BOSS Zhipin”—a mobile-native product that promotes instant direct chats between Bosses and job seekers, delivers accurate matching results, and is powered by proprietary AI algorithms and big data insights. This proved to be exactly what the industry needed. Despite being a late comer, we have become the largest online recruitment platform in China, as measured by average MAU in 2020, according to the CIC Report.

Our operating philosophy highly respects job seekers, and we are committed to empowering them by giving them more say in the recruitment process. We do not allow enterprise users to access job seekers’ resumes unless job seekers give express consent. Job seekers can also make their information selectively visible to different types of enterprise users. We believe the superior user experience we provide to individual job seekers attracts them to our platform. Enterprise users also benefit from our operating philosophy as it creates massive opportunities for them to connect with job seekers efficiently.

Our Platform

We connect job seekers and enterprise users in an efficient and seamless manner mainly through our highly interactive BOSS Zhipin mobile app, which together with our other mobile apps and mini programs create a vibrant network. We are relentlessly focused on enhancing user experience by delivering efficient, intuitive and convenient experience to them throughout the recruitment cycle.

Job seekers:    We have a large and fast growing pool of job seekers consisting of white and gold-collar users, blue-collar users and college students.

Enterprise users:    We serve an extensive network of employers covering small, mid-sized and large businesses. Bosses and recruiting professionals of companies of all sizes, including large and small businesses, are the enterprise users of our platform.

Bosses:    Bosses refer to executives or middle-level managers of large enterprises and SMEs and micro business owners, who themselves are supervisors. As of March 31, 2021, 66% of our verified enterprise users are not professional recruiting personnel, and we categorize these people as “Bosses”.

Recruiting professionals:    We also serve recruiting professionals, including human resource officers and specialized hiring function employees of an employer, headhunters and hiring staff from human resource agencies.

We pioneered these features in the online recruiting industry:

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Getting the Bosses involved early on.    We get the Bosses involved on our platform from day one of our operation. Bosses are the key decision makers who can better assess candidates’ capabilities, such as their soft skills and cultural fit, and more efficiently identify the best people for their businesses. Our innovative model facilitates direct interaction between job seekers and Bosses, meeting the Bosses’ underserved demands to directly participate in the recruiting process at an early stage, and allows us to amass a large number of Bosses.

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Mobile-native.    We started as a mobile app, and we were built for the era of mobile internet, whereas other recruitment platforms were mainly born in the PC age and later piecemeal adapted a mobile interface. We had the largest average MAU in 2020 among online recruitment platforms in China, according to the CIC Report. Our user interface and service design are centered around our mobile offerings, and we provide social-media-app type of enjoyable and intuitive user experience. Our highly interactive mobile-native platform improves user experience and recruitment efficiency by enabling job seekers and enterprise users to engage in meaningful communication anytime, anywhere and receive quick responses.

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Recommendation-based.    Since our inception, we have provided targeted job and candidate matches and recommendations by leveraging our massive high quality data and proprietary technology infrastructure, unlike traditional search-based model. The job and candidate recommendation function of our platform uses a feed stream format, which leverages large, live datasets to deliver accurate and tailored matching results for both job seekers and enterprise users.

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Direct chat.    Either job seekers or enterprise users can initiate direct chat with their counterparties on our platform throughout the recruitment process. Direct chatting ensures that our users are active with real demands for job opportunities or candidates, and users can confirm each other’s intentions and their suitability before the interview. Therefore, direct chatting makes the job hunting experience highly informative and efficient.

We highly respect job seekers and are committed to better empowering them by giving them more say in the recruitment process. It is the job seekers themselves, not our platform, who decide which enterprise users can gain access to the job seekers’ resumes. This provides a powerful protection of job seekers’ privacy. We are also devoted to protecting job seekers against false information and frauds. We place great emphasis on the importance of ensuring the information presented on our platform is verified and authentic. We use a screening and monitoring system to examine and verify the authenticity of the job openings posted by enterprise users and leverage our advanced technology to detect and respond to threats and frauds continuously.

We believe our technology capabilities are at the core of our platform. Our proprietary AI infrastructure optimizes the analytics of large datasets consisting of massive static and dynamic data contributed by our extensive active user base and highly interactive platform. Our platform generates more data as we digitalize more steps across the recruitment value chain, we are able to gather more data to feed into our AI infrastructure. Our access to data combined with advanced data analytics and AI technology ensures the accuracy and completeness of the recommendation algorithm. Rapid product iteration and constant upgrading of our matching system further enable us to provide more accurate job and candidate matching results.

We adopt an ecosystem-friendly revenue model that balances the supply and demand of jobs and candidates. Most of our enterprise users can use our basic services for free, including posting jobs, browsing mini resumes, chatting with job seekers, hosting video and audio interviews and sending offers. For certain positions where the demand exceeds the supply of job seekers to a certain degree, we charge enterprise users a fee for posting such jobs. Enterprise users can also purchase our value-added services to facilitate their recruitment process. We had served 11.4 million verified enterprise users and 5.5 million verified enterprises as of December 31, 2020. Our verified enterprise users and verified enterprises reached 13.0 million and 6.3 million as of March 31, 2021, respectively. In 2020 and the twelve months ended March 31, 2021, we had 2.23 million and 2.89 million paid enterprise customers, respectively. In the three months ended March 31, 2021, we had 1.69 million paid enterprise customers.

We have achieved significant growth. Our average MAU grew by 73.2% from 11.5 million in 2019 to 19.8 million in 2020 and from 14.5 million in the three months ended March 31, 2020 to 24.9 million in the three months ended March 31, 2021, representing growth of 71.8%. Our revenues increased by 94.7% from RMB998.7 million in 2019 to RMB1,944.4 million (US$298.0 million) in 2020 and from RMB282.6 million for the three months ended March 31, 2020 to RMB788.5 million (US$120.4 million) for the three months ended March 31, 2021, representing growth of 179.0%. Our calculated cash billings increased by 89.7% from RMB1,334.0 million in 2019 to RMB2,529.9 million (US$387.7 million)

in 2020 and from RMB310.3 million for the three months ended March 31, 2020 to RMB1,182.4 million (US$180.5 million) for the three months ended March 31, 2021, representing growth of 281.0%. We recorded net losses of RMB502.1 million, RMB941.9 million (US$144.4 million) and RMB176.2 million (US$26.9 million) in 2019, 2020 and the three months ended March 31, 2021, respectively. Our adjusted net losses were RMB467.8 million, RMB284.7 million (US$43.6 million) and RMB127.5 million (US$19.5 million) in 2019, 2020 and for the three months ended March 31, 2021, respectively. Our operating cash flow turned positive and reached RMB395.9 million (US$60.7 million) in 2020 and RMB165.3 million (US$25.2 million) for the three months ended March 31, 2021. For discussions of our calculated cash billings and adjusted net loss and reconciliation of calculated cash billings to revenues and reconciliation of adjusted net loss to net loss, see “—Non-GAAP Financial Measures” for details.

We include both job seekers and enterprise users when calculating key metrics, including MAU and DAU. The number of job seekers and enterprise users provide insights to our management’s evaluation of user engagement, customer billings and revenue generation. First, in terms of user engagement, active job seekers and enterprise users are both integral to increasing overall user engagement. Our platform has developed powerful network effects, which rely on the active participation and engagement from both job seekers and enterprise users in the recruitment process on the platform. The increase in the number of job seekers and enterprise users generates more interactions and facilitates the effective connection between jobs and candidates, thereby increasing user engagement. Second, in terms of customer billings and revenue generation, we view the scale of our user base and interaction between job seekers and enterprise users as the keys to creating value and generating monetization opportunities. In addition, we serve individuals during their entire career life cycles. Individuals who join our platform as job seekers at one time and enjoy our services may at another time come back as paid enterprise customers, recruiting on behalf of enterprises. Therefore, every user is potentially fee paying and important to the prosperity of our platform.

Our Industry Opportunities

Leveraging our first-mover advantage, innovative business model and market leadership, we believe we can capitalize on the following market trends:

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Large population of potential job seekers with increasing penetration rate of online recruitment, primarily driven by mobile adoption.    The total population of non-farm employees in China is expected to reach 612 million in 2025. The penetration rate of online recruitment for job seekers increased from 11.3% in 2015 to 17.9% in 2020, and is expected to reach 34.9% in 2025, according to the CIC Report. The shift from PC to mobile is an ongoing industry trend, and we leapfrogged our peers to build a mobile-native online recruitment platform. Job seekers, especially those from younger generations, are switching their jobs more frequently. Due to the proliferation of mobile internet and smart devices, job seekers are increasingly using online recruitment platforms when looking for jobs and especially value those platforms that can match them with the most suitable jobs more efficiently and conveniently.

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Significant market potential arising from enterprises’ growing recruitment needs and the increasing penetration of online recruitment service market.    As a result of China’s economic growth and the disparity between supply and demand in the labor markets, offline recruiting is typically less efficient and cannot meet enterprise users’ pressing hiring demands. Online recruiting platforms significantly improve the recruitment efficiency and reduce the recruitment cost through technology and innovation. According to the CIC Report, the cost per hire for online recruitment services was approximately one fifth of that for offline recruitment services in 2020. Therefore, more and more businesses begin to turn to online recruitment platforms. The penetration rate of online recruitment for employers in China has increased from

16.9% in 2015 to 24.8% in 2020, and it is expected to reach 36.1% in 2025, according to the CIC Report. In addition to the wider adoption across enterprises for online recruitment solutions, the direct recruitment model attracts more enterprise users across different departments within the same company, further expanding the user base for online recruitment platforms.

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Massive blue-collar market opportunity.    Blue-collar recruitment is a market with massive opportunities. Blue-collar workers are the largest group of employees which accounted for 67% of non-farm employees in China. In addition, blue-collar workers generally switch jobs more frequently. According to the CIC Report, in 2025 the average frequency of switching jobs is expected to reach 2.1 times per year for non-farm employees in China. Such high frequency is primarily attributed to blue-collar employees. Enterprises with blue-collar recruiting needs also generally come with a high volume of vacancies. Urbanization has brought structural changes that create even more growth opportunities for blue-collar online recruitment. According to the CIC Report, the online penetration rate for blue-collar job seekers was 13.0% in 2020 and is expected to grow to 29.9% in 2025, and at the same time the revenue for blue-collar online market was RMB22.8 billion in 2020, and is expected to reach RMB128.4 billion in 2025.

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Rich opportunities for digitalization across recruitment value chain.    Digitalization has led to new technology and created new mode of interaction between people, unlocking untapped potential in the recruitment value chain. Right now, many steps within the recruitment process are still carried out offline, presenting significant opportunities for online recruitment platforms to digitalize the entire job hunting and recruitment process.

Strengths

We believe the following strengths have contributed to our success:

Largest online recruitment platform with full spectrum of user coverage, contributing to stronger network effect

We are the largest online recruitment platform in China. We had a total of 76.7 million verified job seekers and 11.4 million verified enterprise users as of December 31, 2020. As of March 31, 2021, our verified job seekers and verified enterprise users reached 85.8 million and 13.0 million, respectively.

Serving different groups of people at the same time is a challenge for our peers. However, we have achieved full user coverage of white and gold-collar users, blue-collar users and college students, and have served a full spectrum of employers, large and small, in numerous industries and from diverse geographical areas. As of March 31, 2021, white and gold-collar users, blue-collar users, and college students accounted for 55.0%, 28.8%, and 16.2% of our job seeker user base, respectively. We serve all 2020 Fortune China 500 companies. Out of the total number of verified enterprises, 82.6% had less than 100 employees as of March 31, 2021. Our data-driven recommendations deliver a tailored and efficient job hunting and recruitment experience for all of our users and ensure the co-existence of our diverse user base on one mobile app. Job seekers are less distracted by employers offering jobs that are unrelated to their job pursuits, and employers will receive candidate recommendations that we believe meet their requirements.

Benefiting from our large and diverse user base, our platform has developed a powerful network effect. As more job seekers join our platform, more employers will come, bringing more job opportunities, which in turn attract more job seekers, forming a virtuous cycle. The extensive user coverage of our platform allows us to fulfill the cross job-function category and cross geographic recruitment needs of enterprise users, which offers them significantly more choices and increases the possibility of matching the right candidate with the right job, forming an even larger network of job seekers and employers. As of December 31, 2020, our verified job seekers and verified enterprise users experienced a year-on-year growth of 71.4% and 76.6%, respectively. As of March 31, 2021, our verified job seekers and verified enterprise users experienced a year-on-year growth of 64.9% and 84.9%, respectively.

Innovative model delivers higher recruitment efficiency and drives rapid expansion

We are the first to introduce a mobile-native, recommendation-based, and direct recruitment model that transformed the incumbent market practice in China’s online recruitment industry. Even though it is not hard for our industry peers to come up with a similar looking user interface, the effective communication between job seekers and enterprise users propelled by our innovative model is hard to emulate.

Our recommendation-driven model provides an intuitive user experience and delivers accurate and tailored matching results. Our instant messaging function instills flexibility in the communication process, provides prompt feedback to users and enables frequent interaction. The convenience and efficiency brought by this model have attracted Bosses, who are not professional recruiters, to join our platform and directly communicate with job seekers, creating new scenarios that meet their underserved demands to get involved in the recruitment process early on. As the final decision-makers in the hiring process and future business supervisors, Bosses provide more accurate evaluations of candidates. Job seekers can also gain a deeper understanding of employers’ recruitment needs through directly communicating with Bosses.

Our large Boss user base, feeds-based recommendation function and the direct recruitment model address the low efficiencies in the industry. We also empower individual users (both job seekers and enterprise users) to actively participate in the recruiting process and serve the traditionally underserved talents and SMEs as online traffic is heavily tilted towards large enterprises and top job seekers on other platforms. This allows us to fulfill unmet demands and create incremental market opportunities.

As a result of our powerful and innovative model, we have achieved rapid growth ahead of our peers. We are the fastest growing company in terms of growth of average MAUs in 2020 among China’s top five online recruitment platforms, according to the CIC Report. Our revenues increased by 94.7% from RMB998.7 million in 2019 to RMB1,944.4 million (US$298.0 million) in 2020. Our revenues for the three months ended March 31, 2021 was RMB788.5 million (US$120.4 million), representing an increase of 179.0% from RMB282.6 million for the three months ended March 31, 2020.

Superior individual user experience brings about stronger user loyalty and brand recognition

We are driven by our relentless focus on superior individual user experience to better serve job seekers, Bosses, HRs and other recruiting individuals. We offer an intuitive user interface, easy-to-use service features, and flexible usage in addition to the efficient job hunting and recruitment user experience brought by our innovative model. We are committed to giving more say to job seekers by giving enterprise users access to job seekers’ contact information and full resume only upon job seekers’ express consent. This protects the privacy of job seekers and increases their trust towards our platform. The direct recruitment model also brings about a superior user experience by allowing employers to enjoy high recruitment efficiency.

The exceptional user experience we provide increases the loyalty of our users and ensures an elevated user engagement. In 2020, our average DAU as percentage of average MAU reached 26.4% which was the highest among top five online recruitment platforms in China as of 2020, according to the CIC Report. Our average DAU as a percentage of average MAU reached 28.8% in March 2021. In 2020 and the three months ended March 31, 2021, our platform generated an average of 1.9 billion and 2.4 billion chat messages every month, respectively.

The high loyalty brought about by our superior user experience allows us to grow with our users throughout their career lifecycle, continually fulfilling their job hunting and employment needs. In addition, loyal and active users help us build our brand awareness, which in turn delivers a viral marketing effect. Increasingly, more job seekers and enterprise users are attracted to our platform by word of mouth. Furthermore, we take a bottom-up approach to expand our presence within a business as one loyal and satisfied user will introduce us to Bosses and recruiting professionals from another team or division of the company. As more users within a company have experienced our highly efficient and quality services, we can foster larger-scale and deeper cooperation with the company. Among the employers that have an annual revenue of more than RMB200,000 in 2020 and have verified enterprise users registered with us since 2017, an average of 148 enterprise users within each company use our platform in 2017; the number increased significantly to an average of 293 in 2018 and 479 in 2019, and further increased to 784 in 2020.

Industry-leading technology capabilities powered by data insights that fuel accurate recommendations

We believe in the strength of technology. Our core competitive strengths derive from our massive multidimensional data insights, powerful AI algorithm and big data capacity which enable us to effectively process the data and continuously improve our two-way matching accuracy. Accurate matching results allow us to attract more users and accumulate more data, which in turn improves the matching efficiency and optimizes the user experience, creating a positive feedback loop.

Our online platform generates a high level of interaction, which provides us with massive multidimensional data. We are committed to digitalizing and intellectualizing the entire recruitment process. The digitalization of each phase of the recruitment process and the high frequency and high quality interactions between our users together generate considerable behavioral data, which is being continuously fed back into our AI engine.

In addition to our vast data reserve and big data capabilities, our strong AI technology is also a pillar that allows us to provide more accurate job and candidate matching. We are continuously improving and optimizing our proprietary AI algorithm to achieve rapid iteration. Our algorithm picks up tiny changes of preference demonstrated through each user’s interaction on our platform, processes these actions instantly through our AI models and provides users with refined matching results within seconds. We continuously improve our recommendation engine by leveraging our natural language processing capability and profound understanding of professional profiles, job descriptions and user interaction data. The use of our algorithm and data capability also helps to ensure the authenticity of information.

Multipronged go-to-market strategy that best serves diverse user demands

We have adopted an ecosystem-friendly monetization model which balances the supply and demand on our platform, meanwhile enhances user experience. Users can try out our service for free, and we also offer a flexible purchase option. For non-recruiting professionals and SMEs with massive and scattered recruitment needs, we allow them to conduct self-service, small amount and short-term purchases. For businesses with large and long-term recruitment service procurement needs, our direct sales team provides high-quality pre-sale planning and after-sales services to ensure the satisfaction of these enterprise users.

Our direct sales team generates all of our sales leads by locating existing users that have indicated a purchase demand. We have full control over our sales activities and do not rely on any third party to obtain users or increase monetization. Our proprietary AI-driven CRM system identifies enterprise users that have a demand and willingness to engage in bulk purchases and push the sales leads to our direct sales team. The sales team can then approach potential paying enterprise users in a targeted way to provide customized service support. This unique sales model has resulted in high sales efficiency.

Visionary management team with deep industry expertise

We have a visionary, experienced and entrepreneurial management team. The majority of our management team has been with us since our inception. Our management team is strategically savvy and has successfully built a platform that is transforming the online recruitment industry in China.

Mr. Peng Zhao is recognized as a leading figure in the Chinese human resources and internet sectors with over 22 years of industry experience. Acting on industry insight, Mr. Zhao has led our company on the waves of innovations in the industry and built our recruitment platform, which has successfully transformed China’s online recruitment industry and lays a solid foundation to achieve our vision.

Over the years, we have always stayed true to our original philosophy: focus on users, value technology, appreciate simplicity, and encourage self-motivation. We believe our powerful corporate culture is indispensable from what we have achieved today.

Strategies

We seek to connect and empower job seekers and enterprise users through technology and innovation. We plan to attract more users, including both job seekers and enterprise users to our platform, further enhance our user experience, and improve our brand equity by focusing on the following key growth strategies.

Continuously improve our user experience and increase the breadth and depth of service offerings

We will continue to improve user experience to increase user engagement and retention. We are committed to tailoring our services to better serve them.

We will further deploy our multipronged go-to-market strategy to serve more enterprises users, expand our presence within the same enterprises and increase the breadth and depth of our service offerings.

We plan to further digitalize the recruitment processes and offer more services to users, for example, we are also providing video and audio interviews and employee onboarding, paving the way for future closed-loop recruitment services.

Further increase our presence in different user groups, especially blue-collar users

We plan to continue to drive the robust growth of our user base across the full user spectrum by optimizing our services, strengthening our branding and sales efficiencies.

We view the growth of blue-collar user as an important growth driver and our business model has been proven to be effective for blue-collar recruiting. We will continue to improve our service quality and user experience to grow our blue-collar user base.

Continue to invest in technological innovations and deepen our data insights

We will continue to invest in technology talent and infrastructure, which is the core of our technology strength. We plan to expand our investment in technology talent by expanding our technology team and further attract talent with expertise on key technologies. Meanwhile, we will continue to strengthen investment in deep learning and recommendation algorithm, enhance career knowledge graph, deepen our understanding of various occupations and industries to provide more accurate and professional career services. We will continue to strengthen our data security and user privacy through technology advancement and the continuous deployment of a variety of technical solutions.

Explore other potential sectors in the human resource service market and achieve full coverage of users’ career lifecycle

The unique market position we hold and the powerful network effect of our platform make us well-positioned to enter other human resource service markets beyond online recruitment, further explore opportunities to provide better solutions and create value with our industry leading technology and data capabilities. These markets include human resource planning, career development, performance management, compensation and benefits management and employment relationship management, covering the entire career lifecycle of talents.

Why Users Love Us

Convenience.    We were built for the era of mobile internet. Our mobile apps offer a social-media-apps’ type of easy and enjoyable user experience. We provide informative feed on job and candidate recommendations, which allow users to browse job postings and candidate information, connect and interact. Compared with the traditional job search and recruiting process that requires significant time and effort, our mobile-native platform and proprietary matching system demand little time and effort beyond scrolling, clicking and messaging.

Highly Interactive.    We transformed how job seekers and employers interact in the online recruiting industry. Our instant messaging function propels direct and effective conversations between job seekers and enterprise users, especially Bosses, the executives or managers of businesses, generating new excitement in the industry. We make real time interaction between job seekers and enterprise users possible, significantly stimulating user enthusiasm, increasing user retention, and cultivating a more engaged and loyal user base.

Efficient.    We make online job hunting and recruiting more efficient. Extensive user interaction facilitated by our innovative business model generates a large amount of multidimensional behavioral data. Such behavioral insight combined with our extensive static user profile information form our comprehensive datasets which are processed by our advanced analytics and self-evolving AI technology, to deliver curated matching results tailored to user’s needs and preferences. Taking advantage of the wide scale exposure to candidates and job positions and further refine our matching results by analyzing the matching success rate, we connect the right person with the right job.

Privacy.    We highly value job seekers’ privacy and are committed to safeguarding their information. Enterprise users are not allowed to access job seekers’ full resume or their contact information without job seekers’ express consents. Job seekers can also easily make their information selectively visible to enterprise users. Our privacy protection mechanisms help foster a trustworthy and credible platform.

Job Hunting and Recruitment Journey on BOSS Zhipin App

The below flowchart illustrates the user journey we offer to our job seekers and enterprise users.

Job seeker page

We have transformed the stressful process of browsing job openings to an adventure as easy and engaging as exploring social media. Job seekers’ job hunting experience on our platform begins by registering with us. They are required to provide basic personal and professional information, such as name, educational background and employment status.

The information of the job seekers we acquire through the registration process is used for identity verification and is stored as a mini resume, which does not contain job seekers’ personal contact information, to be viewed by interested enterprise users. Job seekers can easily switch their privacy settings to make their mini resumes selectively visible to enterprise users. This is especially useful for job seekers who search for their next employment sporadically. Job seekers can also choose not to receive certain job recommendations, including job openings posted by headhunters or jobs in a different city. Information such as desired position and salary expectation are processed by our advanced AI technology to provide customized job opening recommendations.

Enterprise user page

Bosses and recruiting professionals from different employers can set up their own personal accounts as enterprise users to join our platform and interact with job seekers. We require them to provide key information such as their names, job titles and the name of their employers. They can also choose to provide related personal and professional information, including their work experience, education background and business partners. Enterprise users can also post their experiences working at the company, tell a story about why they love the company and their jobs, and why job seekers should consider joining the company. Job seekers can easily browse the full range of job positions offered by an enterprise user, in addition to the ones that we have recommended. After setting up their user page, enterprise users can post job openings on our platform. Our unique enterprise user page gives more depth to a company’s corporate image and foster more interaction between job seekers and enterprise users.

Tailored matching and connecting

Our typical user experience begins from the main feed, where users scroll through the recommended job postings or candidate listings and other customized professional content from the platform. To save our users from constantly modifying search inputs and getting less relevant results, we leverage our proprietary algorithms and machine learning technologies to match and connect the right person with the right position through our curated job posting and candidate recommendations. This goes beyond the traditional search-based model where users need to type in key words to find suitable job postings.

Our platform generates and aggregates massive unique data points, including user reviews, reach-outs, messaging, resume delivery and exchange of contact information. Informed by this rich and growing dataset, we leverage machine learning technologies to build and refine our advanced proprietary algorithms that enable customized job recommendation for our users at a massive scale. For example, each user’s every action or inaction to either review or ignore a recommendation delivers a feedback to our data system. These feedbacks, conveying each individual’s current likings and preferences, are instantly processed by our AI models and immediately reflected in the new job openings or candidates recommended to the user. Customized matching significantly improves the efficiency of job hunting and recruitment and enhances user experience which in turn elevate user engagement.

In addition, our data-driven tailored matching ensures that enterprise users (or job seekers) are connected with candidates (or job opportunities) that they are likely to be interested in. For example, gold-collar users are unlikely to be reached by enterprise users offering entry-level positions while college students will receive recommendations of such job openings that meet their expectations. This allows us to achieve two seemingly competing goals at the same time, which is the ability to offer tailored and focused experience while achieving a full spectrum of user coverage mainly through one mobile platform.

Instant messaging

We propel direct conversation between enterprise users and job seekers through our instant messaging function. Our job seeker recommendation system enables enterprise users to access our large job seeker pool to find, connect and interact with qualified job seekers. After reviewing their professional profiles, enterprise users can initiate direct conversation with job seekers to tell them more about their companies or a specific opportunity. Job seekers can also reach out to enterprise users to express their interests in a specific position through text and voice messages, emoticons and pictures.

In a traditional online recruiting process, a job seeker’s only interaction with the employers on the platform is to mass submit his or her resume. They would then be put through usually weeks of waiting before they could hear back from the employer, and often times, they just never hear back. This dynamic makes it difficult for job seekers to manage their expectations, resulting in low engagement with the recruiting platform. Our instant messaging function, on the other hand, allows seekers to better manage their job hunting journey as they can expect to receive responses from enterprise users within a short time. Enterprise users can reach out to suitable job seekers who are recommended to them through our advanced AI matching technology or who have browsed the postings. Job seekers can also proactively approach enterprise users through our instant messaging function. Failure to receive any responses within a day to two incentivizes job seekers to move on and look for other employment opportunities.

Our instant messaging function encourages continued interaction between enterprise users and job seekers in every step along the recruiting process. Real time interaction between job seekers and enterprise users significantly drives user enthusiasm, increases user retention and fosters a highly engaged user base.

The instant and close interaction created by our instant messaging feature also attracts many Bosses with recruiting needs to communicate directly with job seekers. Bosses are willing to attract, screen, or communicate with candidates. They have a clear understanding of desired candidate attributes, interested in taking a first crack to communicate, attract or screen candidates and are often the key decision makers in the recruiting process. In addition, our instant messaging function is particularly appealing to traditionally underserved SME employers, who are eager to attract quality candidates. As of March 31, 2021, 66% of our verified enterprise users are Bosses.

Resume delivery based on mutual consent

We firmly believe that recruiting is a two-way street. We are committed to transforming the recruiting process by empowering job seekers and giving them more say.

We put job seekers back to the pilot seat by giving them more control in the job hunting process. Enterprise users do not automatically have full access to job seekers’ resumes. They only have access to job seekers’ mini resumes, which contains the job seekers’ personal strengths, job expectations, employment history and educational background, but does not include their personal contact information. Enterprise users are thus motivated to engage in meaningful conversations with job seekers to confirm mutual interest before inviting them to deliver resumes. For example, to attract quality job seekers and gain access to their resumes, enterprise users may need to proactively reach out to these job seekers, demonstrate benefits of the job and answer their questions. Similarly, job seekers cannot submit their resumes to an enterprise user without the enterprise user’s consent. Our tailored matching and connecting combined with the safeguarded effective communication between job seekers and enterprise users guarantee a targeted and efficient job hunting and recruiting experience.

Our initiatives on the digitalization of more steps within the recruitment process

We continuously expand our service offerings to digitalize more steps within the recruitment process. If a job seeker and an enterprise user both indicate a willingness to engage in further discussion or proceed to the interview stage, they could exchange contact information or arrange interviews through our platform. Enterprise users can also conduct video and audio interview with job seekers through our platform and send customized offer letters to job seekers through our offer distribution feature. In addition, we bring the traditional on-campus recruiting online by hosting in-app live streaming that connect college students and enterprise users seeking to hire interns and entry-level employees.

Other services offered to job seekers

We allow job seekers to use most of our services for free, including browse job postings and interact with enterprise users. We also offer complementary services to job seekers, including VIP resume template, increased resume exposure to enterprise users, candidate competitive analysis and message filtering services.

Our users can also join our engaging and interactive community called Get, which gathers white and gold-collar and blue-collar users who are eager to share their professional experiences and career advice. We are committed to providing a platform to solve career development questions and alleviate career confusion. Users interact through asking and answering career related questions and exchange their thoughts on different topics. We also utilize our big data analytical capabilities to recommend posts that may be more interesting to users. Our Get community complements our job hunting and recruitment services by sparking informative career conversations between users, thereby increasing user engagement.

We also offer services to job seekers through our KanZhun, our standalone employer review product. KanZhun provides corporate review information including companies’ scope of operation, organizational structure, Unified Social Credit Identifier and recent news coverage, to help users assess the credibility of the company. Through KanZhun, users can also access and share a vast array of career related content. Job seekers join KanZhun to share their experiences interviewing at a particular company, and employees post reviews of their current or prior employers. Users are encouraged to score the companies from five aspects, salary and benefits, working conditions, career development opportunities, work life balance and overall job satisfaction. Utilizing KanZhun, job seekers are more informed about the jobs and companies they apply to and consider joining.

We are committed to expanding our user base and providing better and more tailored services. Blue-collar recruitment has traditionally been an undeserved market with massive opportunities. To expand our presence in the blue-collar recruitment market, we have established Dianzhang Zhipin mobile app, or Dianzhang, as a pilot program that primarily focuses on the recruitment of blue-collar workers which supplements our main BOSS Zhipin mobile app.

Vigorous User Verification & AI Powered Risk Assessment

We emphasize the importance of ensuring the information presented on our platform is verified and authentic. We use a screening and monitoring system to examine and verify the authenticity of the job postings and leverage our advanced technology to detect and respond to threats and frauds incessantly. Additionally, we adopt a comprehensive suite of procedures to verify the identity of job seekers. Authentic employers, enterprise users and job postings facilitate information transparency, enhance our service quality, cultivate trust inside our platform and strengthen our user stickiness. This has resulted in higher satisfaction rate of our job seekers among online recruitment platforms in China, according to the CIC Report.

Enterprise users’ risk assessment

We implement a rigorous screening process to examine and verify the enterprise users’ identification information. We require enterprise users to go through a set of verification procedures during their onboarding process, including the uploading of their business licenses and certificates of employment. We customize enterprise users’ registration policy based on our risk pre-determination mechanism.

We leverage our advanced feature engineering, machine learning and decision engine to process user data and respond to threats and frauds constantly. Our risk mining algorithm processes a wide spectrum of data features of enterprise users to assess and weigh individual factors about the trustworthiness of enterprise users. We track high risk behaviors such as false advertising, pyramid selling and private information extortion. Relying on our advanced algorithms, we have built a proprietary suite of models to detect enterprise users’ misconduct and protect job seekers from potential harm.

We also take job seeker complaints into our data-driven risk assessment process. Job seekers play an important role in our comprehensive fraud-detection network through reporting suspicious activities or false information in the company’s description or job postings. After we identify inappropriate behavior conducted by enterprise users whom we deem to pose high risks to our platform, we assign our offline team to conduct manual risk assessment.

Our dedicated offline risk assessment team visit employers in person to make sure the information presented on our platform is authentic and up-to-date. In particular, they verify the consistency of the employers’ business locations and enterprise users’ work locations. Our AI powered fraud-detecting system together with our offline verification efforts are necessary to manage the complexity of analysis at the scale and speed that is needed in light of our massive user base and the changing fraud landscape. Our streamlined authentication process and ongoing risk assessment system foster a trustworthy and credible user platform.

Job seekers’ risk assessment

Job seekers are first required to complete our mobile phone verification process. Our intelligence system detects suspicious user input that may undermine the integrity of our platform and will require those users to go through additional authentication procedures. For example, job seekers providing mobile numbers that are recorded in the phone number blacklist or using advertising language in self-description would be detected by our fraud prevention technology.

Ecosystem Friendly Revenue Model and Services

Our revenue model

We treat our platform as an ecosystem with elaborate network of interconnections among users. Our monetization philosophy is to efficiently connect job seekers and employers and strike a better balance between supply and demand. For example, when the supply of a job position exceeds the number of job seekers applying for that position to a certain degree, our ecosystem calls for us to rebalance supply and demand by charging the enterprise users a fee to post such jobs. This enables job seekers to interact more with enterprise users with strong recruiting needs and reduces the likelihood of a job seeker being bombarded with too many reach-outs from persistent Bosses and recruiting professionals.

Services offered to enterprise users

Leveraging our large user base, we provide enterprise users with a wide range of services which give employers the flexibility to either purchase our services in small scale and on demand or subscribe annually to enjoy all of our services, including paid job posting and job seeker accessing services and other services. Our service offerings allow enterprise users to take advantage of our online recruiting platform and access massive quality talents in a cost effective way.

We allow most of our enterprise users to post jobs, browse the mini resume of job seekers and chat with them, conduct audio and video interviews and send offer letters for free. For certain positions where the demand exceeds the supply of job seekers to a certain degree, we charge them a fee for posting such jobs on our platform. Employers can also purchase an array of services, including the right to post more job listings and interact with more job seekers. Our paying enterprise users are allowed to post multiple job openings at the same time and connect and interact with job seekers of their choice.

We offer enterprise users a combination of value-added services that allow them to better manage their recruiting process and efficiently connect with suitable job seekers. Our bulk invite-sending tools connect enterprise users with multiple job seekers at one time to assist the employers to accomplish their recruiting goals in a timely manner. Our popular in-demand position tools allow enterprise users to obtain top placement of their job postings and access multiple job seekers at one go. We also offer enterprise users with invite-sending tools that allow them to approach particular candidates suitable for the job. In addition, we offer tools that target to improve recruitment efficiency. Our advanced filter allows enterprise users to filter through the list of job seekers we recommended through our proprietary matching system. Our recruiting data analysis feature provides recruiting data analysis to enterprise users and provide monthly recruiting reports to help them assess recruiting results.

Technology and Infrastructure

Our team

Our data analytics capabilities are a unique advantage and critical to our business operations. As of December 31, 2020, we had a team of 902 research and development personnel dedicated to technology, data and related functions. Our technology team is fully involved in all critical operational areas, with an in-depth understanding of our users’ needs.

Our innovation at speed and scale

Service innovation and excellence lie at the heart of our business. We gather creative ideas from all of our teams, including service development team, sales team and big data and algorithm team who best understand user behavior and demand. We typically use a portion of our user traffic to test the ideas. Our massive user base and efficient product iteration process ensure our effective exploration of new possibilities, and drive constant development of our services.

Powerful AI infrastructure enables rapid algorithm iteration

Our proprietary AI infrastructure optimizes the analytics of large datasets and elevates the operational efficiency of our technologies. At any given time, we run hundreds of AI models simultaneously which power our recommendation function. This enables rapid product iteration and constant upgrade of our matching system, thereby providing better matching results to our users.

Multidimensional big data fuels continual optimization of matching results

Users’ every action or inaction generates valuable data points. These large datasets allow for continual optimization of our algorithm models characterized by deep learning and natural language processing. Our access to data combined with advanced data analytics and self-evolving AI technology, enhance the accuracy of our customized matching results, creating an efficient and fulfilling job hunting and recruiting experience for our users.

Robust technical architecture empowers real-time user feedback

Our algorithm picks up tiny changes of preference demonstrated through each user’s interaction on our platform. Our AI models process these actions instantly and provide users with refined matching results within seconds. These prompt feedbacks cater to each user’s real-time needs and thus greatly improve user experience. Our matching results are further refined by the matching success rate, indicated by resume delivering, contact information sharing or interview arrangements. By connecting the right job seeker with the right job, we meaningfully improve job hunting and recruitment efficiency for our users.

Comprehensive career knowledge graph powers proprietary matching algorithms

Our Career Science Lab conducts in-depth research on various career development subjects, such as an individual development of career path and professional skill sets, occupational structure and geographic distribution of occupations. Along with our Natural Language Processing Center’s comprehensive user behavioral data analysis, these research results have helped us develop an comprehensive career knowledge graph. After our proprietary self-evolving matching algorithms learn and process the career knowledge graph, we are able to provide users with curated matching results. Our profound knowledge of the talent market and market participants give us a unique and sustainable advantage in the industry.

Effective Sales and Marketing

Sales

We have made significant investments in data science, which underpins all aspects of our operations from user acquisition to sales. Our data-centric approach has helped us attract new users and allows us to improve and offer a wide range of paid services to existing users.

We empower our sales team with our proprietary CRM system by helping the team find employers with demand and willingness to engage in bulk purchase or pay for more tailored services. Our sales team will reach out to these employers. This allows us to channel our data-driven insights into the sales process and drive conversion. In addition, we collect recruiting related behavioral data from Bosses and recruiting professionals, after receiving their consent. Our data team analyzes such datasets and helps our sales team provide employers with better customized and more comprehensive service packages. We are committed to continually improving the quality of our services.

Marketing

We are recognized as one of brands with the highest use frequency and the most satisfying user experience in China’s online recruitment market, according to the CIC Survey. We believe brand recognition is critical to our ability to continue to attract new users.

Our marketing decisions are informed by our data analytics that are optimized to maximize returns. We set and adjust our marketing strategies based on advertising efficiency predictions through indicators including differences in occupational structure, the population’s average income, and characteristics of different marketing channels. Our data analytical capabilities allow us to conduct cost-efficient marketing. We pay to acquire user traffic from third-party channels, including app stores, search engines, info feeds and social networking platforms. We also benefit from organic traffic through word-of-mouth and brand recognition. We incurred traffic acquisition costs of RMB291.2 million, RMB507.6 million (US$77.8 million) and RMB206.1 million (US$31.5 million) in 2019, 2020 and the three months ended March 31, 2021, respectively.

To promote our brand image, we have launched various marketing initiatives and acquired users through a variety of marketing channels, including outdoor advertising, TV advertising and video advertising. We display ads at popular sites in major subway stations as well as elevators in office buildings in large cities in China, where there is massive premium traffic of working professionals with diverse background. We also launch marketing campaigns in major national and international events. For example, our short, catchy and attention-getting slogan chanted in our 2018 FIFA World Cup advertisement in China substantially increased our brand awareness and grew our user base. We also enlist celebrities as brand ambassadors to expand our audience reach by featuring them in promotional materials and through online video and short-form video platforms.

Data Security and Privacy

We have implemented internal procedures and controls to adequately protect user data. We utilize a variety of technology solutions to detect risks and vulnerabilities in user privacy and data security, such as encryption, firewall, vulnerability scanning and log audit. We have established stringent internal protocols under which we grant classified access to confidential personal data only to limited number of employees with strictly defined and layered access right. We strictly control and manage the use of data within different internal departments and do not share data with external third parties. In addition, we conduct regular data security stress tests performed by our information security department as well as third-party testing agencies.

Intellectual Properties

We regard our trademarks, copyrights, patents, domain names, know-how, proprietary technologies, and similar intellectual property as critical to our success. As of December 31, 2020, we owned 79 patents, 33 computer software copyrights in China relating to various aspects of our operations and maintained approximately 300 trademark registrations in China and 11 trademark registrations outside China.

We seek to protect our technology and intellectual property rights through a combination of patent, copyright and trademark laws, as well as license agreements and other contractual protections. In addition, we enter into confidentiality and non-disclosure agreements with our employees, which provide that all patents, software, inventions, developments, works of authorship and trade secrets created in connection to and during the course of their employment are our property.

Competition

The recruitment industry in China is competitive. We believe we are strategically well-positioned in the industry. We compete with other online and offline recruiting platforms and agencies, based on our large and active user base, extensive high quality user data, advanced technology capability, superior user experience, ability to enhance efficiency and user satisfaction, as well as our brand recognition.

For a discussion of risks relating to competition, see “Risk Factors—Risks Relating to Our Business and Industry—We face significant competition in China’s dynamic online recruitment service market, and potential market entries by established players from other industries may make competition even more fierce. Our market share, financial condition and results of operations may be materially and adversely affected if we are unable to compete effectively.”

Corporate Social Responsibility

We are committed to bringing about positive changes to society, and we believe our long-standing commitment to social responsibility strengthens our brand reputation. It is our responsibility to contribute to the community in difficult times, and we have supported businesses and workers during the outbreak of the COVID-19 pandemics. Leveraging our expertise in job and candidate matching, we promote employment by connecting companies considering temporary layoffs with companies having urgent recruiting needs, such as logistics companies.

We joined hands with large media companies and launched two pro bono live streaming events to bring together employers and college students. Utilizing our employer network, we invited more than 100 companies to join the live streaming events and offered more than 100,000 job openings to the viewers. We also invited inspiring role models from different industries to share their career stories and offer career advice. In addition, we filmed an animated anti-recruitment scam rap music video to help job seekers identify and stop fraudsters in the recruiting process.

Our efforts to serve the community go beyond the recruiting industry. We are environmentally conscious. We have made donations to the Qinghai Hoh Xil Nature Reserve ecological protection fund, which aims to protect the safety of patrol officers in fighting illegal activities such as poaching and illegal mining.

Employees

We had 3,388 employees as of December 31, 2020.

Function	Number of Employees	Percentage
Sales and marketing	1,863	55.0%
Research and development	902	26.6%
Operations	461	13.6%
General administration	162	4.8%

Total	3,388	100%

Our success depends on our ability to attract, motivate, train and retain qualified employees. We believe we offer our employees competitive compensation packages and an environment that encourages self-development and creativity. As a result, we have generally been successful in attracting and retaining qualified employees. We believe that we maintain a good working relationship with our employees, and we have not experienced any material labor disputes in the past. None of our employees are represented by labor unions.

As required by regulations in China, we participate in various employee social security plans that are organized by municipal and provincial governments for our PRC-based employees, including pension insurance, unemployment insurance, maternity insurance, work-related injury insurance, medical insurance and housing provident fund. We are required under PRC law to make contributions to employee benefit plans occasionally for our PRC-based employees at specified percentages of their salaries, bonuses and certain allowances of such employees, up to a maximum amount specified by local governments in China.

We enter into standard employment agreements with our employees. We also enter into standard confidentiality and non-compete agreements with our employees in accordance with common market practice.

Facilities

Our principal executive offices are located in Beijing, China, and we have also leased offices in a number of other cities in China. Information on our leased properties as of December 31, 2020 is summarized below.

Location	Space (in thousands of square meters)	Lease Term (years)
Beijing	17.5	2-3
Others	22.1	1-5
Total	39.6

We lease our premises under lease agreements from independent third parties. We believe that our existing facilities are sufficient for our current needs, and we will obtain additional facilities, primarily through leasing, to accommodate our future expansion plans.

Insurance

In addition to providing social security insurance and housing provident fund for our employees as required by PRC law, we also provide supplemental commercial medical insurance for our employees. Consistent with common industry practice in China, we do not maintain business interruption insurance, or key-man insurance.

Legal Proceedings

We are currently not a party to any material legal or administrative proceedings. We may from time to time be subject to various legal or administrative claims and proceedings arising in the ordinary course of business.

REGULATION

This section sets forth a summary of the most significant rules and regulations that affect our business activities in China or the rights of our shareholders to receive dividends and other distributions from us.

Regulations Relating to Talent Intermediary Services

The Employment Promotion Law of the People’s Republic of China, or the Employment Promotion Law, promulgated by the Standing Committee of the National People’s Congress, or the SCNPC on August 30, 2007 and latest amended on April 24, 2015 stipulates that employment intermediary agencies shall register and seek approval from the competent labor administrative department after their corporation. Any entity that has not obtained a license and registered in accordance with the law shall be prohibited from engaging in employment intermediary activities. No employment agency shall provide false employment information or provide recruitment services to any institution that is not legally incorporated or licensed (if applicable). Any unlicensed and unregistered institution that, in violation of the provisions aforementioned, engages in unauthorized employment intermediary services, may be subject to the closure of business. Any illegal gains shall be confiscated and a fine from RMB10,000 to RMB50,000 may be imposed.

Talent intermediary services agencies including us in China are mainly regulated by the Ministry of Human Resources and Social Security of the PRC, or the MOHRSS. Pursuant to the Provisions on Talent Market Administration, jointly promulgated by the PRC Ministry of Personnel and the PRC State Administration for Industry and Commerce on September 11, 2001 and latest amended on December 31, 2019, any entity providing talent intermediary services in China must obtain a human resource services license from the local branch of MOHRSS. In addition, this regulation also reiterates the requirements under the Employment Promotion Law that as a talent intermediary service agency, we are prohibited from providing fake information, making false promises and publishing fake recruitment advertisement.

On June 29, 2018, the State Council issued the Interim Regulations for the Human Resources Market, effective on October 1, 2018, according to which, the human resources services (the “HR services”) providers include public HR services providers established by the relevant PRC governmental authorities and commercial HR services providers. Commercial HR services providers engaging in employment agency activities are required to obtain a human resource services license, when such HR services are provided through the Internet, laws and regulations relating to network security and the management of Internet information services shall also be complied. For any commercial HR services providers engaging in the services such as collection and release of HR supply and demand information, HR management consulting, HR assessment, or HR training, it shall file with the competent department of MOHRSS within 15 days of the date it starts the operation. The HR services providers providing recruitment or other HR services as entrusted by an employer shall not resort to fraud, violence, coercion or other improper means, shall not seek improper interests in the name of recruitment or introduce entities or individuals to engage in illegal activities. Commercial HR services providers shall expressly specify certain matters, among others, including the business license, charging standards, and human resource services licenses in their premises, which are subject to the supervision and inspection by the PRC governmental authorities such as the State Administration for Market Regulation, or the SAMR.

Based on the Interim Provisions concerning the Management of Foreign-invested Talent Intermediaries, or the Interim Provisions, which was promulgated by MOHRSS on September 4, 2003 and later amended on April 30, 2015, the incorporation of any foreign-invested talent intermediaries shall meet certain requirements, such as the domestic investors shall hold a majority equity interests in the foreign-invested talent intermediaries, and the foreign investors shall have been engaging in the recruitment agency services for three years or more, and all the investors of the foreign-invested talent intermediaries shall have good reputation. The application for incorporation shall be submitted to be examined and approved by the competent authorities where the agency is to be located. On December 31, 2019, the Interim Provisions was amended by MOHRSS, and the specific requirements set forth above have been removed.

The MOHRSS promulgated the Administrative Regulations on Online Recruitment Services, or the Online Recruitment Regulations on December 18, 2020, which came into effect on March 1, 2021, and reiterates the requirement that commercial HR services providers engaging in online recruitment services shall obtain a human resource service license with the service scope of “providing online recruitment services”, in addition, those involved in the telecommunications services shall also obtain the telecommunication business operating license required by law.

According to the Contract Law of the People’s Republic of China, or the Contract Law, promulgated on March 15, 1999 and nullified since January 1, 2021, and the Civil Code of the People’s Republic of China, or the Civil Code, promulgated on May 28, 2020 and effective on January 1, 2021, an intermediation contract is defined as a contract whereby an intermediary presents to its client an opportunity for entering into a contract or provides the client with other intermediary services in connection with the conclusion of a contract, and the client pays the intermediary service fees. Pursuant to the Contract Law and the Civil Code, an intermediary must provide authentic information relating to the proposed contract. If an intermediary intentionally conceals any material fact or provides false information in connection with the performance of the proposed contract, which results in harm to the client’s interests, the intermediary may not claim service fees and is liable for the damages caused. Our business of connecting individual users with business customers on our online platform constitutes an intermediary service, and our contracts with business customers are intermediation contracts under the Contract Law and the Civil Code, as a result, the performances, explanation and disputes under such contacts shall be regulated by the Contract Law and the Civil Code.

We have obtained such human resource services licenses which remains in full force and effect as of the date of this prospectus.

Regulations Relating to Incorporation and Foreign Investment

The establishment, operation, and management of corporate entities in the PRC is governed by the PRC Company Law, which was promulgated by the SCNPC, on December 29, 1993, effective from July 1, 1994 and recently amended on October 26, 2018. The PRC Company Law generally governs two types of companies, namely limited liability companies and joint-stock limited companies, both entitled with the status of legal persons. The liability of shareholders of a limited liability company or a joint-stock limited company is limited to the amount of registered capital they have contributed. The PRC Company Law shall also apply to foreign-invested companies unless laws on foreign investment have stipulated otherwise.

On March 15, 2019, the National People’s Congress, or the NPC, promulgated the PRC Foreign Investment Law, which came into effect on January 1, 2020 and replaced the previous laws regulating foreign investment in China, namely, the Sino-foreign Equity Joint Venture Enterprise Law, the Sino-foreign Cooperative Joint Venture Enterprise Law and the Wholly Foreign-invested Enterprise Law, together with their implementation rules and the ancillary regulations. The existing foreign-invested enterprises established prior to the effective of the PRC Foreign Investment Law may keep their corporate forms within five years. The Foreign Investment Law sets out the definition of foreign investment and the framework for promotion, protection and administration of foreign investment activities. On December 30, 2019, the Ministry of Commerce, or the MOFCOM, and SAMR jointly promulgated the Measures for Reporting of Information on Foreign Investment, which came into effect on January 1, 2020, pursuant to which, the establishment of the foreign invested enterprises, including establishment through purchasing the equities of a domestic enterprise or subscribing to the increased capital of a domestic enterprise, and its subsequent changes are required to submit an initial or change report through the Enterprise Registration System.

Investment activities in the PRC by foreign investors are principally governed by The Special Administrative Measures (Negative List) for Access of Foreign Investment (2020 version), or the Negative List, and Catalogue of Industries for Encouraging Foreign Investment (2020 version), or the Encouraging List. The Negative List, which came into effect on July 23, 2020, sets out special administrative measures in respect of the access of foreign investments in a centralized manner, and the Encouraging List which came into effect on January 27, 2021, sets out the encouraged industries for foreign investment. Our business in providing value-add telecommunication service, internet culture business and radio and television program services fall within the Negative List.

Regulations Relating to Value-Added Telecommunication Services

Value-added Telecommunications Services

An extensive regulatory scheme governing telecommunication services, including value-added telecommunication services and infrastructure telecommunications services, is promulgated by the State Council, MIIT, and other relevant government authorities. Value-added telecommunication service operators may be required to obtain additional licenses and permits in addition to those that they currently have given new laws and regulations may be adopted from time to time. In addition, substantial uncertainties exist regarding the interpretation and implementation of current and any future PRC laws and regulations applicable to the telecommunication activities.

On September 25, 2000, the State Council promulgated the Telecommunication Regulation of the People’s Republic of China, or the Telecommunications Regulations, as latest amended on February 6, 2016, to regulate telecommunications activities in China. According to the Telecommunications Regulations, there are two categories of telecommunication activities, namely “infrastructure telecommunications services” and “value-added telecommunications services.” Pursuant to the Telecommunications Regulations, operators of value-added telecommunications services, or VATS, shall be approved by MIIT, or its provincial level counterparts, and obtain a license for value-added telecommunications business, or VAT License. The Measures for the Administration of Telecommunications Business Licensing, or the Licenses Measures, issued on March 1, 2009 and most recently amended on July 3, 2017 for the purpose of strengthening the administration of telecommunications business licensing, which set forth more specific provisions regarding the types of licenses required to operate VATS and the application for and the approval, use and administration of a telecommunications business permit.

Internet Information Services

The Administrative Measures on Internet Information Services, or the Internet Measures, which was promulgated by the State Council on September 25, 2000 and amended on January 8, 2011, set out guidelines on the provision of Internet information services. The Internet Measures classified Internet information services into commercial Internet information services and non-commercial Internet information services and a commercial operator of Internet content provision services must obtain a value-added telecommunications business operating license, or the ICP License, for the provision of Internet information services from the appropriate telecommunications authorities.

According to the Internet Measures, violators may be subject to penalties, including criminal sanctions, for providing Internet content that: opposes the fundamental principles stated in the PRC

Constitution; compromises national security, divulges national secrets, subverts national power or damages national unity; harms national dignity or interest; incites ethnic hatred or racial discrimination or damages inter-ethnic unity; undermines the PRC’s religious policy or propagates superstition; disseminates rumors, disturbs social order or disrupts social stability; disseminates obscenity or pornography, encourages gambling, violence, murder or fear or incites the commission of a crime; insults or slanders a third party or infringes upon the lawful rights and interests of a third party; or is otherwise prohibited by law or administrative regulations. An Internet information service provider may not post or disseminate any content that falls within prohibited categories and must stop providing any such content on their websites. The PRC government may order ICP License holders that violate any of the abovementioned content restrictions to correct those violations and revoke their ICP Licenses under serious conditions.

In addition to the Telecommunications Regulations and other regulations above, mobile Internet applications (the “APPs”) and the Internet application store (the “APP Store”) are specifically regulated by the Administrative Provisions on Mobile Internet Applications Information Services, or the APP Provisions, which was promulgated by the Cyberspace Administration of China, or the CAC, on June 28, 2016 and became effective on August 1, 2016. The APP Provisions regulate the APP information service providers and the APP Store service providers and the CAC and local offices of cyberspace administration shall be responsible for the supervision and administration of nationwide or local APP information respectively.

The APP information service providers shall acquire relevant qualifications required by laws and regulations and implement the information security management responsibilities strictly and fulfill their obligations, including real-name system, protection of users’ information, examination and management of information content, etc.

Foreign Investment in Value-Added Telecommunications Industry

Pursuant to the Negative List and the Administrative Regulations on Foreign-Invested Telecommunications Enterprises, as latest amended on February 6, 2016 by the State Council, the ultimate capital contribution percentage by foreign investor(s) in a foreign-invested value-added telecommunications services (except for e-commerce, domestic multi-party communications, storage-forwarding and call centers) is up to 50% and the primary foreign investor should be equipped with a good track record and operational experience in the industry. As of the date of this prospectus, our VIE has obtained an ICP License for providing internet information services.

Regulations on Online Transmission of Audio-Visual Programs

According to the Administrative Regulations on Internet Audio-Visual Program Service, or the Internet Audio-Visual Program Regulations, promulgated by the SAPPRFT and the MIIT on December 20, 2007 and were latest amended on August 28, 2015, “internet audio-video program services” means producing, editing and integrating of audio-video programs, supplying audio-video programs to the public via the internet, and providing audio-video programs uploading and transmission services to a third party. Entities providing internet audio-video programs services must obtain a license for online transmission of audio-visual programs, or Audio-Visual License issued by the National Radio and Television Administration. Entities engaged in Internet audio-visual program services without obtaining such Audio-Visual License may be subject to warning, order to rectify, and a fine of no more than RMB30,000. Under serious conditions, the equipment used for such activities shall be confiscated and a fine of one but no more than two times of the investment amount may be imposed. However, according to the relevant PRC laws and regulations, an applicant for the Audio-Visual License shall be a wholly state-owned or state-controlled entity. We therefore are not eligible to apply for the Audio-Visual License.

In addition, according to the Certain Decisions on the Entry of the Non-state-owned Capital into the Cultural Industry promulgated by the State Council and effective on April 13, 2005, and the Several Opinions on Canvassing Foreign Investment into the Culture Sector promulgated by Ministry of Culture and Tourism of the PRC, or the MCT, the SAPPRFT, the National Development and Reform Commission, or the NDRC, and MOFCOM and effective on July 6, 2005, non-state-owned enterprises and foreign investors are not allowed to conduct the business of transmitting audio-visual programs via an information network.

As of the date of this prospectus, we have not obtained the Audio-Visual License for providing internet audio-visual program services and content through our online recruitment platform in China. See “Risk Factors—Risks Relating to Our Business and Industry—Any lack of or failure to maintain requisite approvals, licenses or permits applicable to our business may have a material and adverse impact on our business, financial condition and results of operations, and compliance with applicable laws or regulations may require us to obtain additional approvals or licenses or change our business model.”

Regulation on Production and Distribution of Radio and Television Programs

On August 11, 1997, the State Council promulgated Administrative Regulations on Radio and Television, which came into effect on September 1, 1997 and were latest amended on November 29, 2020. The establishment of the entities engaging in the production and management of radio television programs shall be subject to the approval of the administrative departments for radio and television under the competent governmental authorities.

According to the Provisions for the Administration of the Production and Distribution of Radio and Television Programs promulgated by the SAPPRFT on July 19, 2004, which took into effect on August 20, 2004 and was latest amended on October 29, 2020, any entity that produces or operates radio or television programs must obtain a Radio and Television Program Production and Operation Permit. Entities holding such permits shall conduct their business within the permitted scope as provided in their permits. Entities engaging in the producing or operating radio or television programs without such permit are subject to the closure of business, confiscation of used tools, equipment and carriers, as well as a fine between RMB 10,000 to RMB 50,000.

In addition, under the Provisions for the Administration of the Production and Distribution of Radio and Television Programs and the Negative List, foreign-invested enterprises are not allowed to engage in the above-mentioned services.

Our VIE has obtained a Radio and Television Program Production and Operation Permit for the production of radio and television programs, which remains in full force and effect as of the date of this prospectus.

Regulation Related to Internet Culture Activities

On February 17, 2011, the Ministry of Culture, or MOC (currently known as the MCOT), promulgated the Interim Administrative Provisions on Internet Culture, or the Internet Culture Provisions, which became effective on April 1, 2011 and was latest amended on December 15, 2017. The Internet Culture Provisions require Internet information services providers engaging in commercial “Internet culture activities” to file an application for establishment to the competent culture administration authorities for approval and obtain an Internet Culture Business Operating License from the MOC. “Internet cultural activity” is defined under the Internet Culture Provisions as an act of provision of internet cultural products and related services, which includes (i) the production, duplication, importation, and broadcasting of the internet cultural products; (ii) the online dissemination whereby cultural products are posted on the internet or transmitted via the internet to end-users, such as computers, fixed-line telephones, mobile phones, television sets and games machines, for online users’ browsing, use or downloading; and (iii) the exhibition and competition of the internet cultural products. Any entity engaging in operational Internet culture activities without approval may be subject to closure of business and confiscation of illegal gains if any.

In addition, according to the Negative List and Several Opinions on the Introduction of Foreign Investment in the Cultural Field, promulgated by the MOC and five other promulgation authorities, foreign-invested enterprises are not allowed to engage in the above-mentioned Internet cultural activity.

Our VIE has obtained an Internet Culture Business Operating License for conducting internet culture activities, which remains in full force and effect as of the date of this prospectus.

Regulations Relating to Information Security and Censorship

Internet content in China is regulated and restricted from a state security standpoint. The SCNPC enacted the Decisions on the Maintenance of Internet Security on December 28, 2000, which was latest amended on August 27, 2009, providing that the following activities conducted through the internet are subject to criminal liabilities: (i) gaining improper entry into any of the computer information networks relating to state affairs, national defensive affairs, or cutting-edge science and technology; (ii) violation of relevant provisions of the State in the form of unauthorized interruption of any computer network or communication service, as a result of which the computer network or communication system cannot function normally; (iii) spreading rumor, slander or other harmful information via the internet for the purpose of inciting subversion of the state political power; (iv) stealing or divulging state secrets, intelligence or military secrets via internet; (v) spreading false or inappropriate commercial information; or (vi) infringing on the intellectual property.

On November 7, 2016, the SCNPC promulgated the Cyber Security Law of the People’s Republic of China, which became effective on June 1, 2017, pursuant to which, network operators shall comply with laws and regulations and fulfill their obligations to safeguard security of the network when conducting business and providing services. Those who provide services through networks including us shall take technical measures and other necessary measures pursuant to laws, regulations and compulsory national requirements to safeguard the safe and stable operation of the networks, respond to network security incidents effectively, prevent illegal and criminal activities, and maintain the integrity, confidentiality and usability of network data, and the network operator shall prevent network data from being divulged, stolen or falsified. In addition, any network operator to collect personal information shall follow the principles of legitimacy, rationality and necessity and shall not collect or use any personal information without due authorization of the person whose personal information is collected, and network operators of key information infrastructure shall store within the territory of the PRC all the personal information and important data collected and produced within the territory of PRC.

On June 22, 2007, the Ministry of Public Security, the National Administration of State Secrets Protection, the State Cipher Code Administration and the Information Office of the State Council (repealed) promulgated the Administrative Measures for the Graded Protection of Information Security, effective from June 22, 2007, pursuant to which, graded protection of the state information security shall follow the principle of “independent grading and independent protection”, and the security protection grade of an information system shall be determined according to such factors as its level of importance in national security, economic development and social livelihood as well as its level of damage to national security, social order, public interests and the legitimate rights and interests of citizens, legal persons and other organizations in case it is destroyed, accordingly the security protection grade of an information system may be classified into five grades. The entities operating the information systems shall determine the security protection grade of the information system pursuant to the Measures for the Graded Protection and the Guidelines for Grading of Classified Protection of Cyber Security, and report the grade to the relevant department for examination and approval.

On April 13, 2020, the CAC, NDRC, MIIT and other nine promulgation authorities issued the Cybersecurity Review Measures, effective on June 1, 2020, which stipulate that the cybersecurity review shall focus on the evaluation of possible risks to national security caused by the purchase of the network product or service, also provide for more detailed rules regarding cybersecurity review requirements.

In addition, Online Recruitment Regulations provide that HR services agencies engaging in online recruitment services shall, in accordance with the requirements under the PRC laws and regulations related to national cybersecurity and cybersecurity graded protection systems, strengthen cybersecurity management, perform cybersecurity protection obligations, and adopt technical or other necessary measures to ensure the security of recruitment service network, information system and users’ information. Moreover, HR services agencies shall establish and improve their user s’ information protection system for online recruitment services, and shall not disclose, divulge, damage or illegally sell or provide to any person, such information as the citizen identification number, age, gender, address, contact information of an individual or any information on business situations of an employer. If such agencies provide any personal information or important data collected or generated within the PRC to any overseas party due to their business operation, such provision shall abide by applicable PRC laws and regulations.

Regulations Relating to Privacy Protection

Pursuant to the Civil Code, the personal information of a natural person shall be protected by the law. Any organization or individual that need to obtain personal information of others shall obtain such information legally and ensure the safety of such information, and shall not illegally collect, use, process or transmit personal information of others, or illegally purchase or sell, provide or make public personal information of others.

On December 13, 2005, the Ministry of Public Security issued the Regulations on Technological Measures for Internet Security Protection, or the Internet Protection Measures, which took effect on March 1, 2006. The Internet Protection Measures require Internet service providers including us to take proper measures including anti-virus, data back-up and other related measures, and to keep records of certain information about their users (including user registration information, log-in and log-out time, IP address, content and time of posts by users) for at least 60 days, and detect illegal information, stop transmission of such information, and keep relevant records. Internet services providers including us are prohibited from unauthorized disclosure of users’ information to any third parties unless such disclosure is required by the laws and regulations. They are further required to establish management systems and take technological measures to safeguard the freedom and secrecy of the users’ correspondences.

In December 28, 2012, the SCNPC promulgated the Decision on Strengthening Network Information Protection to enhance the legal protection of information security and privacy on the internet. In July 16, 2013, the MIIT promulgated the Provisions on Protection of Personal Information of Telecommunication and Internet Users to regulate the collection and use of users’ personal information in the provision of telecommunication services and Internet information services in China and the personal information includes a user’s name, birth date, identification card number, address, phone number, account name, password and other information that can be used for identifying a user. Telecommunication business operators and Internet service providers are required to constitute their own rules for the collecting and use of users’ information and they cannot collect or use of user’s information without users’ consent. Telecommunication business operators and Internet service providers must specify the purposes, manners and scopes of information collection and uses, obtain consent of the relevant citizens, and keep the collected personal information confidential. Telecommunication business operators and Internet service providers are prohibited from disclosing, tampering with, damaging, selling or illegally providing others with, collected personal information. Telecommunication business operators and Internet service providers are required to take technical and other measures to prevent the collected personal information from any unauthorized disclosure, damage or loss.

On December 29, 2011, the MIIT promulgated the Several Provisions on Regulation of the Order of Internet Information Service Market, which became effective on March 15, 2012. The Provisions stipulate that without the consent of users, Internet information service providers shall not collect information relevant to the users that can lead to the recognition of the identity of the users independently or in combination with other information (hereinafter referred to as “personal information of users”), nor shall they provide personal information of users to others, unless otherwise provided by laws and administrative regulations. The Provisions also requires that Internet information service providers shall properly keep the personal information of users; if the preserved personal information of users is divulged or may possibly be divulged, Internet information service providers shall immediately take remedial measures; where such incident causes or may cause serious consequences, they shall immediately report the same to the telecommunications administration authorities that grant them with the Internet information service license or filing and cooperate in the investigation and disposal carried out by relevant departments. Failure to comply with such requirements may result in a fine between RMB10,000 and RMB30,000 and an announcement to the public. According to the Cyber Security Law of the People’s Republic of China, network operator shall not collect personal information irrelevant to the services it provides or collect or use personal information in violation of the provisions of laws or agreements between both parties.

On May 8, 2017, the Supreme People’s Court and the Supreme People’s Procuratorate released the Interpretations of the Supreme People’s Court and the Supreme People’s Procuratorate on Several Issues Concerning the Application of Law in the Handling of Criminal Cases Involving Infringement of Citizens’ Personal Information, or the Interpretations, effective from June 1, 2017. The Interpretations clarify several concepts regarding the crime of “infringement of citizens’ personal information” stipulated by Article 253A of the Criminal Law of the People’s Republic of China, including “citizen’s personal information”, “provision”, and “unlawful acquisition”. Also, the Interpretations specify the standards for determining “serious circumstances” and “particularly serious circumstances” of this crime.

In addition, the Office of the Central Cyberspace Affairs Commission, the MIIT, the Ministry of Public Security, and the SAMR jointly issued an Announcement of Launching Special Crackdown Against Illegal Collection and Use of Personal Information by Apps on January 23, 2019 to implement special rectification works against mobile Apps that collect and use personal information in violation of applicable laws and regulations, where business operators are prohibited from collecting personal information irrelevant to their services, or forcing users to give authorization in disguised manner.

Regulations Relating to Advertisement

All commercial advertising activities for direct or indirect introduction of products or services promoted by product business operators or service providers via a certain medium and in a certain form within the territory of PRC are applied to the PRC Advertising Law, as latest amended and effective on October 26, 2018, which requires advertisers, advertising operators and advertising distributors to ensure that the content of the advertisements they produce or distribute are true and in full compliance with applicable laws and regulations and the content of the advertisement shall not contains the prohibited information including but not limited to (i) information harm the dignity or interests of the State or divulge the secrets of the State, (ii) information contain wordings such as “national level”, “highest level” and “best”, (iii) information contain ethnic, racial, religious, sexual discrimination. In addition, where a special government review is required for certain categories of advertisements before publishing, the advertisers, advertising operators and advertising distributors are obligated to confirm that such review has been duly performed and that the relevant approval has been obtained. Without prior consent or request, the advertisers, advertising operators and advertising distributors shall not deliver advertisement to any person’s accommodation or transportation. If the advertisers, advertising operators and advertising distributors display any pop-up advertisement, they shall show the close button clearly to make sure that the viewers can close the advertisement upon one-click. Violations of these regulations may result in penalties, including fines, confiscation of advertising income, orders to cease dissemination of the advertisements and orders to publish an advertisement correcting the misleading information. For serious violations, the State Administration for Industry and Commerce, or the SAIC, or its local branches may order the violator to terminate its advertising operations or even revoke its business license. Furthermore, advertisers, advertising operators or advertising distributors may be subject to civil liabilities if they infringe on the legal rights and interests of third parties.

Furthermore, the Interim Measures for Administration of Internet Advertising, adopted by the predecessor of SAIC, and effective on September 1, 2016, regulates any advertisement published on the Internet, including but not limited to, through websites, webpage and APPs, in the form of word, picture, audio and video and provides more detailed guidelines to the advertisers, advertising operators and advertising distributors. According to the Internet Advertisement Measures, Internet information service providers must stop any person from using their information services to publish illegal advertisements if they are aware of, or should reasonably be aware of, such illegal advertisements even though the Internet information service provider merely provides information services and is not involved in the Internet advertisement businesses.

In addition, according to the Provisions on Talent Market Administration, the Talent Intermediary Services agencies are prohibited from publishing fake recruitment advertisement and violations would lead to penalties under the PRC Advertising Law, which includes fines, prohibition from advertising for a period of time or revocation of business licenses.

Regulations Relating to Intellectual Property

Regulations on Patents

Pursuant to the Patent Law of the PRC, or the Patent Law, which was issued by the SCNPC on March 12, 1984, and latest revised on October 17, 2020 and to be effective as of June 1, 2021, any organization or individual proposing to implement the patent of others shall enter into a licensing contract with the patentee for implementation and pay royalties to the patentee. A licensee shall have no right to allow any organization or individual that is not stipulated in the contract to implement such patent.

Regulations on Trademarks

Pursuant to the Trademark Law of the PRC which was promulgated on August 23, 1982 and latest amended on April 23, 2019 and came into effect on November 1, 2019, the Implementation Regulations of the Trademark Law of PRC which was issued on August 3, 2002 and latest amended on April 29, 2014, the Trademark Office under the State Administration for Industry and Commerce of the PRC , or the Trademark Office, shall handle trademark registrations and grant a term of ten years to registered trademarks, which may be renewed for additional ten year period upon request from the trademark owner. The Trademark Law of the PRC has adopted a “first-to-file” principle with respect to trademark registration. Where an application for trademark for which application for registration has been made is identical or similar to another trademark which has already been registered or is under preliminary examination and approval for use on the same kind of or similar commodities or services, the application for registration of such trademark may be rejected. Any person applying for the registration of a trademark may not prejudice the existing right of others, nor may any person register in advance a trademark that has already been used by another party and has already gained a “sufficient degree of reputation” through such party’s use. A trademark registrant may, by entering into a trademark licensing contract, license another party to use its registered trademark. Where another party is licensed to use a registered trademark, the licenser shall report the license to the Trademark Office for recordation, and the Trademark Office shall publish it. An unrecorded license may not be used as a defense against a third party in good faith.

Regulations on Copyrights

Pursuant to the Copyright Law of the PRC promulgated by the SCNPC on September 7, 1990 and latest amended on November 11, 2020 and to be effective as of June 1, 2021, Chinese citizens, legal persons or other entities shall, whether published or not, enjoy copyright in their works, which include, among others, works of literature, art, natural science, social science, engineering technology and computer software created in writing or oral or other forms.

Pursuant to the Regulation on Computers Software Protection promulgated on June 4, 1991 by the State Council and latest amended on January 30, 2013 and the Measures for the Registration of Computer Software Copyright promulgated in 1992 and latest amended by the National Copyright Administration on February 20, 2002, the National Copyright Administration is mainly responsible for the registration and management of software copyright in China and recognizes the China Copyright Protection Center as the software registration organization. The China Copyright Protection Center shall grant certificates of registration to computer software copyright applicants in compliance with the regulations of the Measures for the Registration of Computer Software Copyright and the Regulation on Computers Software Protection.

Regulations on Domain Names

Pursuant to the Measures for the Administration of Internet Domain Names promulgated by MIIT on August 24, 2017 and effective on November 1, 2017, domain name shall refer to the character mark of hierarchical structure, which identifies and locates a computer on the internet and corresponds to the Internet Protocol address of that computer. The MIIT supervises and administers the domain name services in the PRC. The registration for domain names such as the first-tier domain name “.cn” follows the principle of “first application, first registration”. An applicant for registration of domain name shall provide information for the registration of domain name such as the true, accurate and complete information on the identity of the domain name holder to the domain name registration service authority. After completion of the registration procedures, the applicant will become the holder of the relevant domain name. Any registration and use of domain names by organizations and individuals shall abide by the requirements of the Measures for the Administration of Internet Domain Names, and any registrations and uses of domain names in breach of the said Measures constitutes an offence and is subject to criminal liability.

Regulations Relating to Foreign Exchange

Regulations on Foreign Currency Exchange

The principal regulations governing foreign currency exchange in China are the Foreign Exchange Administration Regulations, as latest amended on August 1, 2008, or the FEA Regulations.

Pursuant to the FEA Regulations, international payments in foreign exchange and the transfer of foreign exchange under the current account items shall not be subject to any state control or restriction when complying with certain procedural requirements. In contrast, the conversion of RMB into foreign currencies and remittance of the converted foreign currency outside the PRC for the purpose of capital account items, such as direct equity investments, loans and repatriation of investment, requires prior approval from SAFE or its local branches.

According to the Circular of SAFE on Further Improving and Adjusting the Foreign Exchange Policies on Direct Investment and its appendix, the Operating Rules for Foreign Exchange Issues with Regard to Direct Investment under Capital Account, promulgated on November 19, 2012 and latest amended on May 4, 2015, foreign exchange control measures related to foreign direct investment are improved, such as (i) the open of and payment into the foreign exchange account related to direct investment are no longer subject to approval by SAFE; (ii) reinvestment with legal income of foreign investors in China is no longer subject to approval by SAFE; (iii) purchase and external payment of foreign exchange related to foreign direct investment are no longer subject to approval by SAFE. Later, on February 13, 2015, SAFE issued the Circular on Further Simplifying and Improving Foreign Exchange Administration Policies in Respect of Direct Investment, or Circular 13, effective from June 1, 2015, providing that the bank, instead of SAFE, can directly handle the foreign exchange registration and approval for foreign direct investment and SAFE and its branches.

SAFE released the Notice of the State Administration of Foreign Exchange on Reforming the Mode of Management of Settlement of Foreign Exchange Capital of Foreign Invested Enterprises, or Circular 19, on March 30, 2015, which came into force on June 1, 2015. Under Circular 19, a foreign invested enterprise, within the registered scope of business, may settle their foreign exchange capital following a principal of authenticity on a discretionary basis according to the actual needs of their business operation, and the RMB capital so converted can be used for equity investments within the PRC, which will be regarded as the reinvestment of foreign-invested enterprise, provided that such foreign invested enterprises are not registered as an enterprises mainly engaged in investment business, including foreign investment companies, foreign funded venture capital enterprises and foreign funded equity investment enterprises. The RMB converted from the foreign exchange capital will be kept in a designated account and is not allowed to be used directly or indirectly for purposes beyond its business scope or used to provide RMB entrusted loans (unless permitted within its registered business scope), repayment of inter-company loans (including third-party advances), and repayment of bank RMB loans that have been re-loaned to third parties, and other uses expressly forbidden under Circular 19.

The Circular of the SAFE on Reforming and Regulating Policies on the Control over Foreign Exchange Settlement of Capital Accounts, or the SAFE Circular No. 16, was promulgated and became effective on June 9, 2016. According to the SAFE Circular No. 16, enterprises registered in PRC may also convert their foreign debts from foreign currency into RMB on self-discretionary basis. The SAFE Circular No. 16 provides an integrated standard for conversion of foreign exchange under capital account items (including but not limited to foreign currency capital and foreign debts) on self-discretionary basis, which applies to all enterprises registered in the PRC. The SAFE Circular No. 16 reiterates the principle that RMB converted from foreign currency-denominated capital of a company may not be directly or indirectly used for purposes beyond its business scope and may not be used for investments in securities or other investment excluding banks’ principal-secured financing products within the PRC unless otherwise specifically provided. Besides, the converted RMB shall not be used to make loans for non-affiliated enterprises unless it is permitted within the business scope or to build or to purchase any real estate that is not for the enterprise’s own use unless it is a real estate enterprise.

On October 23, 2019, SAFE issued the Notice by the State Administration of Foreign Exchange of Further Facilitating Cross-border Trade and Investment, or Circular 28, which cancels the restrictions on domestic equity investments by capital fund of non-investment foreign invested enterprises and allows non-investment foreign invested enterprises to use their capital funds to lawfully make equity investments in China, provided that such investments do not violate the Negative List and the target investment projects are genuine and in compliance with laws.

According to the Circular on Optimizing Administration of Foreign Exchange to Support the Development of Foreign-related Business, or Circular 8 issued by the SAFE on April 10, 2020, eligible enterprises are allowed to make domestic payments by using their capital funds, foreign credits and the income under capital accounts of overseas listing, with no need to provide the evidentiary materials concerning authenticity of such capital for banks in advance, provided that their capital use shall be authentic and in line with provisions, and conform to the prevailing administrative regulations on the use of income under capital accounts. The concerned bank shall conduct spot checking in accordance with the relevant requirements. The interpretation and implementation in practice of Circular 28 and Circular 8 are still subject to substantial uncertainties given they are newly issued regulations.

Regulations on Foreign Exchange Registration of Overseas Investment by PRC Domestic Residents

On July 4, 2014, SAFE issued Circular on Relevant Issues Concerning Foreign Exchange Control on Domestic Residents’ Offshore Investment and Financing and Roundtrip Investment Through Special Purpose Vehicles, or SAFE Circular 37, to regulate foreign exchange matters in relation to the use of Special Purpose Vehicles, or SPVs, by PRC residents or entities to seek offshore investment and financing or conduct round trip investment in China.

Pursuant to SAFE Circular 37, a SPV refers to an overseas enterprise directly formed or indirectly controlled for investment or financing purposes by a domestic resident (domestic institution or domestic individual resident) with the assets or interests it legally holds overseas or in a domestic enterprise, while “round trip investment” refers to the direct investments made in China by domestic residents directly or indirectly through SPVs, namely, the behavior of establishing foreign invested enterprises or projects in China by formation, acquisition, merger, or any other means, and acquiring interests, such as ownership, control, or operating right, in them. SAFE Circular 37 provides that, before making contribution into an SPV, PRC residents are required to complete foreign exchange registration with SAFE or its local branch according to SAFE Circular 37 and applicable currently effective SAFE regulations including the Administration of Foreign Exchange in Foreign Direct Investments by Foreign Investors. According to the Circular 13, local banks, instead of SAFE, will examine and handle foreign exchange registration for overseas direct investment, including the initial foreign exchange registration and amendment registration.

Failure to comply with the registration procedures set forth in SAFE Circular 37 and the subsequent notice, or making misrepresentation on or failure to disclose controllers of the foreign invested enterprise that is established through round-trip investment, may result in restrictions imposed on the foreign exchange activities of the relevant foreign invested enterprise, including payment of dividends and other distributions, such as proceeds from any reduction in capital, share transfer or liquidation, to its offshore parent or affiliate, and the capital inflow from the offshore parent, and may also subject relevant PRC residents or entities to penalties under PRC foreign exchange administration regulations.

We have used our best efforts to notify PRC residents (domestic institution or domestic individual resident) who directly or indirectly hold shares in our Cayman Islands holding company and who are known to us as being PRC residents to complete the foreign exchange registrations. However, we may not at all times be fully aware or informed of the identities of all our shareholders or beneficial owners, and we cannot compel them to comply with SAFE registration requirements. See “Risk Factors—Risks

Relating to Doing Business in China—PRC regulations relating to offshore investment activities by PRC residents may limit our PRC subsidiaries’ ability to increase their registered capital or distribute profits to us or otherwise expose us or our PRC resident beneficial owners to liability and penalties under PRC law.”

Regulations on Stock Incentive Plans

Pursuant to the Notice on Issues Concerning the Foreign Exchange Administration for Domestic Individuals Participating in Stock Incentive Plan of Overseas Publicly Listed Company, issued by SAFE on February 15, 2012, employees, directors, supervisors and other senior management participating in any stock incentive plan of an overseas publicly listed company who are PRC citizens or who are non PRC citizens residing in China for a continuous period of not less than one year, subject to a few exceptions, are required to register with SAFE through a domestic qualified agent, which could be a PRC subsidiary of such overseas listed company, and complete certain other procedures. Failure to complete the SAFE registrations may subject them to fines and legal sanctions and may also limit our ability to contribute additional capital into our wholly foreign owned subsidiaries in China and limit these subsidiaries’ ability to distribute dividends to us. The PRC agents shall, on behalf of the PRC residents who have the right to exercise the employee share options, apply to SAFE or its local branches for an annual quota for the payment of foreign currencies in connection with the PRC residents’ exercise of the employee share options. The foreign exchange proceeds received by the PRC residents from the sale of shares under the stock incentive plans granted and dividends distributed by the overseas listed companies must be remitted into the bank accounts in the PRC established by the PRC agents before distribution to such PRC residents. In addition, the PRC agents shall quarterly submit the form for record-filing of information of the Domestic Individuals Participating in the Stock Incentive Plans of Overseas Listed Companies with SAFE or its local branches. We and our PRC citizen employees who have been granted share options, or PRC optionees, are subject to the Stock Option Rules. If we or our PRC optionees fail to comply with the Individual Foreign Exchange Rule or the Stock Option Rules, we and our PRC optionees may be subject to fines and other legal sanctions. In addition, the PRC agents are required to amend the SAFE registration with respect to the stock incentive plan if there is any material change to the stock incentive plan. Moreover, the SAFE Circular 37 provides that PRC residents who participate in a share incentive plan of an overseas unlisted special purpose company may register with local branches of SAFE before exercising rights.

In addition, the SAT has issued circulars concerning employee share options, under which our employees working in the PRC who exercise share options will be subject to PRC individual income tax. Our PRC subsidiaries have obligations to file documents related to employee share options with relevant tax authorities and to withhold individual income taxes of those employees who exercise their share options. If our employees fail to pay or if we fail to withhold their income taxes as required by relevant laws and regulations, we may face sanctions imposed by the PRC tax authorities or other PRC government authorities.

Regulations Relating to Dividend Distribution

The principal laws, rules and regulations governing dividend distributions by foreign-invested enterprises in the PRC are the PRC Company Law, promulgated in 1993 and latest amended in 2018 and the Foreign Investment Law and its Implementing Regulations. Under these requirements, foreign-invested enterprises may pay dividends only out of their accumulated profit, if any, as determined in accordance with PRC accounting standards and regulations. A PRC company is required to allocate at least 10% of their respective accumulated after-tax profits each year, if any, to fund certain capital reserve funds until the aggregate amount of these reserve funds have reached 50% of the registered capital of the enterprises. A PRC company is not permitted to distribute any profits until any losses from prior fiscal years have been offset. Profits retained from prior fiscal years may be distributed together with distributable profits from the current fiscal year.

Regulations Relating to M&A Rules and Overseas Listing

MOFCOM, China Securities Regulatory Commission, or CSRC, SAFE and three other PRC governmental and regulatory agencies promulgated the Rules on Acquisition of Domestic Enterprises by Foreign Investors on August 8, 2006, as later amended on June 22, 2009, or the M&A Rules, governing the mergers and acquisitions of domestic enterprises by foreign investors. The M&A Rules, among other things, require that if a domestic company, domestic enterprise, or a domestic individual, through an overseas company established or controlled by it/him/her, acquires a domestic company which is affiliated with it/him/her, an approval from the MOFCOM is required. The M&A Rules further requires that a SPV, that is controlled directly or indirectly by the PRC companies or individuals and that has been formed for overseas listing purposes through acquisitions of PRC domestic interest held by such PRC companies or individuals, shall obtain the approval of CSRC prior to overseas listing and trading of such SPV’s securities on an overseas stock exchange. Moreover, if foreign investors merge a domestic enterprise and obtain the actual control over the enterprise, and if such merger involves any critical industry, affects or may affect the security of national economy, or causes transference of actual control over the domestic enterprise who possesses a resound trademark or PRC time-honored brand, the parties to the merger shall file an application to MOFCOM.

Regulations Relating to Employment and Social Welfare

Regulations on Employment

The major PRC laws and regulations that govern employment relationship are the PRC Labor Law, or the Labor Law (issued by the SCNPC on July 5, 1994, came into effect on January 1, 1995 and revised on August 27, 2009 and December 29, 2018, the PRC Labor Contract Law, or the Labor Contract Law, promulgated by the SCNPC on June 29, 2007 and became effective on January 1, 2008, and then amended on December 28, 2012 and became effective on July 1, 2013, and the Implementation Rules of the Labor Contract Law of the PRC, or the Implementation Rules of the Labor Contract Law, issued by the State Council on September 18, 2008 and came into effect on the same day. According to the aforementioned laws and regulations, labor relationships between employers and employees must be executed in written form. The laws and regulations above impose stringent requirements on the employers in relation to entering into fixed-term employment contracts, hiring of temporary employees and dismissal of employees. As prescribed under the laws and regulations, employers shall ensure its employees have the right to rest and the right to receive wages no lower than the local minimum wages. Employers must establish a system for labor safety and sanitation that strictly abide by state standards and provide relevant education to its employees. Violations of the Labor Contract Law and the Labor Law may result in the imposition of fines and other administrative liabilities and/or incur criminal liabilities in the case of serious violations.

Regulations on Social Insurance and Housing Provident Fund

According to the Social Insurance Law of PRC, which issued by the SCNPC on October 28, 2010 and came into effect on July 1, 2011 and was latest revised on December 29, 2018, enterprises and institutions in the PRC shall provide their employees with welfare schemes covering pension insurance, unemployment insurance, maternity insurance, work-related injury insurance, medical insurance and other welfare plans. The employer shall apply to the local social insurance agency for social insurance registration within 30 days from the date of its formation. And it shall, within 30 days from the date of employment, apply to the social insurance agency for social insurance registration for the employee. Any employer who violates the regulations above shall be ordered to make correction within a prescribed time limit; if the employer fails to rectify within the time limit, the employer and its directly liable person will be fined. Meanwhile, the Interim Regulation on the Collection and Payment of Social Insurance Premiums, issued by the State Council on January 22, 1999 and came into effect on the same day and was recently revised on March 24, 2019, prescribes the details concerning the social securities.

Apart from the general provisions about social insurance, specific provisions on various types of insurance are set out in the Regulation on Work-Related Injury Insurance, issued by the State Council on April 27, 2003, came into effect on January 1, 2004 and revised on December 20, 2010, the Regulations on Unemployment Insurance, issued by the State Council on January 22, 1999 and came into effect on the same day, the Trial Measures on Employee Maternity Insurance of Enterprises, issued by the Ministry of Labor on December 14, 1994 and came into effect on January 1, 1995. Enterprises subject to these regulations shall provide their employees with the corresponding insurance.

According to the Regulation Concerning the Administration of Housing Provident Fund, implemented since April 3, 1999 and latest amended on March 24, 2019, any newly established entity shall make deposit registration at the housing accumulation fund management center within 30 days as of its establishment. After that, the entity shall open a housing accumulation fund account for its employees in an entrusted bank. Within 30 days as of the date an employee is recruited, the entity shall make deposit registration at the housing accumulation fund management center and seal up the employee’s housing accumulation fund account in the bank mentioned above within 30 days from termination of the employment relationship.

Any entity that fails to make deposit registration of the housing accumulation fund or fails to open a housing accumulation fund account for its employees shall be ordered to complete the relevant procedures within a prescribed time limit. Any entity failing to complete the relevant procedure within the time limit will be fined RMB10,000 to RMB50,000. Any entity fails to make payment of housing provident fund within the time limit or has shortfall in payment of housing provident fund will be ordered to make the payment or make up the shortfall within the prescribed time limit, otherwise, the housing provident management center is entitled to apply for compulsory enforcement with the People’s Court.

Regulations Relating to Tax

Regulations on Dividend Withholding Tax

The National People’s Congress enacted the Enterprise Income Tax Law, which became effective on January 1, 2008 and last amended on December 29, 2018. According to Enterprise Income Tax Law and the Regulation on the Implementation of the Enterprise Income Tax Law, or the Implementing Rules, which became effective on January 1, 2008 and further amended on April 23, 2019, dividends generated after January 1, 2008 and payable by a foreign-invested enterprise in China to its foreign enterprise investors are subject to a 10% withholding tax, unless any such foreign enterprise investor’s jurisdiction of incorporation has a tax treaty with China that provides for a preferential withholding arrangement. According to the Notice of the SAT on Negotiated Reduction of Dividends and Interest Rates issued on January 29, 2008, revised on February 29, 2008, and the Arrangement between Mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Prevention of Fiscal Evasion with Respect to Taxes on Income, or Double Tax Avoidance Arrangement, the withholding tax rate in respect of the payment of dividends by a PRC enterprise to a Hong Kong enterprise may be reduced to 5% from a standard rate of 10% if the Hong Kong enterprise directly holds at least 25% of the PRC enterprise and certain other conditions are met, including: (i) the Hong Kong enterprise must directly own the required percentage of equity interests and voting rights in the PRC resident enterprise; and (ii) the Hong Kong enterprise must have directly owned such required percentage in the PRC resident enterprise throughout the 12 months prior to receiving the dividends. However, based on the Circular on Certain Issues with Respect to the Enforcement of Dividend Provisions in Tax Treaties issued on February 20, 2009 by the SAT, if the relevant PRC tax authorities determine, in their discretion, that a company benefits from such reduced income tax rate due to a structure or arrangement that is primarily tax-driven, such PRC tax authorities may adjust the preferential tax treatment; and based on the Announcement on Certain Issues with Respect to the “Beneficial Owner” in Tax Treaties issued by the SAT on February 3, 2018 and effective from April 1, 2018, if an applicant’s business activities do not constitute substantive business activities, it could result in the negative determination of the applicant’s status as a “beneficial owner”, and consequently, the applicant could be precluded from enjoying the above-mentioned reduced income tax rate of 5% under the Double Tax Avoidance Arrangement.

Regulations on Enterprise Income Tax

The Enterprise Income Tax Law and the Implementing Rules impose a uniform 25% enterprise income tax rate to both foreign invested enterprises and domestic enterprises, except where tax incentives are granted to special industries and projects. Among other tax incentives, the preferential tax treatment continues as long as an enterprise can retain its “High and New Technology Enterprise” status.

Under the PRC Enterprise Income Tax Law, an enterprise established outside China with “de facto management bodies” within China is considered a “resident enterprise” for PRC enterprise income tax purposes and is generally subject to a uniform 25% enterprise income tax rate on its worldwide income. The Notice Regarding the Determination of Chinese-Controlled Offshore Incorporated Enterprises as PRC Tax Resident Enterprises on the Basis of De Facto Management Bodies promulgated by the SAT and last amended on December 29, 2017 and the Announcement of the State Administration of Taxation on Issues concerning the Determination of Resident Enterprises Based on the Standards of Actual Management Institutions promulgated by the SAT on January 29, 2014 set out the standards used to classify certain Chinese invested enterprises controlled by Chinese enterprises or Chinese enterprise groups and established outside of China as “resident enterprises”, which also clarified that dividends and other income paid by such PRC “resident enterprises” will be considered PRC source income and subject to PRC withholding tax, currently at a rate of 10%, when paid to non PRC enterprise shareholders. This notice also subjects such PRC “resident enterprises” to various reporting requirements with the PRC tax authorities. Under the Implementing Rules, a “de facto management body” is defined as a body that has material and overall management and control over the manufacturing and business operations, personnel and human resources, finances and properties of an enterprise.

On October 17, 2017, the SAT issued the Bulletin on Issues Concerning the Withholding of Non-PRC Resident Enterprise Income Tax at Source, or Bulletin 37, which replaced the Notice on Strengthening Administration of Enterprise Income Tax for Share Transfers by Non-PRC Resident Enterprises, issued by the SAT, on December 10, 2009, and partially replaced and supplemented by the rules under the Bulletin on Issues of Enterprise Income Tax on Indirect Transfers of Assets by Non-PRC Resident Enterprises, or Bulletin 7, issued by the SAT, on February 3, 2015. Under Bulletin 7, an “indirect transfer” of assets, including equity interests in a PRC resident enterprise, by non-PRC resident enterprises may be re-characterized and treated as a direct transfer of PRC taxable assets, if such arrangement does not have a reasonable commercial purpose and was established for the purpose of avoiding payment of PRC enterprise income tax. As a result, gains derived from such indirect transfer may be subject to PRC enterprise income tax. In respect of an indirect offshore transfer of assets of a PRC establishment, the relevant gain is to be regarded as effectively connected with the PRC establishment and therefore included in its enterprise income tax filing, and would consequently be subject to PRC enterprise income tax at a rate of 25%. Where the underlying transfer relates to the immoveable properties in China or to equity investments in a PRC resident enterprise, which is not effectively connected to a PRC establishment of a non-resident enterprise, a PRC enterprise income tax at 10% would apply, subject to available preferential tax treatment under applicable tax treaties or similar arrangements, and the party who is obligated to make the transfer payments bears the withholding obligation. Pursuant to Bulletin 37, the withholding party shall declare and pay the withheld tax to the competent tax authority in the place where such withholding party is located within 7 days from the date of occurrence of the withholding obligation. Both Bulletin 37 and Bulletin 7 do not apply to transactions of sale of shares by investors through a public stock exchange where such shares were acquired from a transaction through a public stock exchange.

Regulations on Value-added Tax

The Provisional Regulations of the PRC on Value-added Tax were promulgated by the State Council on December 13, 1993 and came into effect on January 1, 1994 which were subsequently amended in 2008, 2016 and 2017, or the VAT Regulation. The Detailed Rules for the Implementation of the Provisional Regulations of the PRC on Value-added Tax (Revised in 2011) was promulgated by the Ministry of Finance, or MOF, on December 25, 1993 and subsequently amended on December 15, 2008 and October 28, 2011, and together with the VAT Regulation, the VAT Law. The PRC State Council approved, and the SAT and the MOF officially launched a pilot value-added tax reform program starting from January 1, 2012, or the Pilot Program, applicable to businesses in selected industries. Businesses in the Pilot Program would pay value-added tax instead of business tax. The Pilot Program was initiated in Shanghai, then further applied to ten additional regions such as Beijing and Guangdong province. On November 19, 2017, the State Council promulgated the Decisions on Abolishing the Provisional Regulations of the PRC on Business Tax and Amending the Provisional Regulations of the PRC on Value-added Tax, or the Order 691. According to the VAT Law and Order 691, all enterprises and individuals engaged in the sale of goods, the provision of processing, repair and replacement services, sales of services, intangible assets, real property and the importation of goods within the territory of the PRC are the taxpayers of VAT. The VAT tax rates generally applicable are simplified as 17%, 11%, 6% and 0%, and the VAT tax rate applicable to the small-scale taxpayers is 3%.

On April 4, 2018, Adjustment to Value-added Tax Rates issued by the Ministry of Finance and the SAT was promulgated by MOF and SAT, which came into effect on May 1, 2018, or the Bulletin 32. According to Bulletin 32, the VAT tax rates of 17% and 11% are changed to 16% and 10%, respectively. On March 20, 2019, the Ministry of Finance, State Taxation Administration and General Administration of Customs jointly promulgated the Announcement on Policies for Deeping the VAT Reform or Notice 39, which came into effect on April 1, 2019. Notice 39 further changes the VAT tax rates of 16% and 10% to 13% and 9%, respectively.

Regulations Relating to Anti-Monopoly

The SCNPC promulgated the Anti-Monopoly Law of the PRC, or the Anti-Monopoly Law, on August 30, 2007, which came into effect on August 1, 2008, reiterates that monopolistic conduct such as entering into monopoly agreements, abuse of dominant market position and concentration of undertakings that have the effect of eliminating or restricting competition are prohibited. Furthermore, a business operator with a dominant market position may not abuse its dominant market position to conduct acts such as selling commodities at unfairly high prices or buying commodities at unfairly low prices, selling products at prices below cost without any justifiable cause, and refusing to trade with a trading party without any justifiable cause. Sanctions for the violations of the prohibition on the abuse of dominant market position include an order to cease the relevant activities, confiscation of the illegal gains and fines (from 1% to 10% of sales revenue from the previous year).

On August 3, 2008, the State Council issued the Provisions of the State Council on the Thresholds for Declaring Concentration of Business Operators, and last amended and took effective on September 18, 2018. Pursuant to the Anti-Monopoly Law and such provisions, when a concentration of undertakings occurs and reaches any of the following thresholds, the undertakings concerned shall file a prior notification with the Anti-Monopoly agency (i.e., the SAMR), (i) the total global turnover of all operators participating in the transaction exceeded RMB10 billion in the preceding fiscal year and at least two of these operators each had a turnover of more than RMB400 million within China in the preceding fiscal year, or (ii) the total turnover within China of all the operators participating in the concentration exceeded RMB2 billion in the preceding fiscal year, and at least two of these operators each had a turnover of more than RMB400 million within China in the preceding fiscal year) are triggered, and no concentration shall be implemented until the Anti-Monopoly agency clears the Anti-Monopoly filing. “Concentration of undertakings” means any of the following: (i) merger of undertakings; (ii) acquisition of control over another undertaking by acquiring equity or assets; or (iii) acquisition of control over, or exercising decisive influence on, another undertaking by contract or by any other means.

On June 26, 2019, the SAMR issued the Interim Provisions on the Prohibitions of Acts of Abuse of Dominant Market Positions, which took effect on September 1, 2019 to further prevent and prohibit the abuse of dominant market positions. On February 7, 2021, the Anti-monopoly Commission of the State Council published the Guidelines on Anti-Monopoly Issues in Platform Economy, or the Platform Economy Anti-Monopoly Guidelines, which took effect on the same date. The Platform Economy Anti-Monopoly Guidelines set out detailed standards and rules in respect of definition of relevant markets, typical types of cartel activity and abusive behavior by the operators of Internet platform with market dominance, as well as merger control review procedures, which provide further guidelines for enforcement of Anti-Monopoly laws regarding online platform operators.

MANAGEMENT

Directors and Executive Officers

The following table sets forth information regarding our directors and executive officers as of the date of this prospectus.

Directors and Executive Officers	Age	Position/Title
Peng Zhao	50	Chairman and Chief Executive Officer
Xin Xu	54	Director
Haiyang Yu	37	Director
Yu Zhang	43	Director and Chief Financial Officer
Xu Chen	45	Director and Chief Marketing Officer
Tao Zhang	39	Director and Chief Technology Officer
Charles Zhaoxuan Yang*	37	Independent Director Appointee
Yonggang Sun*	51	Independent Director Appointee

Note:

*

Each of Mr. Charles Zhaoxuan Yang and Mr. Yonggang Sun has accepted the appoinment as our independent director, effective upon SEC’s declaration of effectiveness of our registration statement on Form F-1 which this prospective is a part.

Mr. Peng Zhao is the Founder of our company and has been our Chairman of the board and Chief Executive Officer since our inception. He founded our company and has guided our development and growth since then. Mr. Zhao has more than 16 years of experience in the internet industry and more than 22 years of experience in human resources services. He was the investor and Chief Executive Officer of Quickerbuy Inc., a service e-commerce platform, from March 2011 to August 2013. From May 2005 to July 2010, Mr. Zhao was at Zhaopin Ltd., a leading online recruitment platform, where he eventually became Chief Executive Officer. From September 1994 to April 2005, Mr. Zhao was mainly engaged in youth development research and volunteer projects in social organizations and worked as the director of the China Youth Volunteers Association’s project development department from 1995 to 1997. He organized the “College Student Volunteer Service in Western China Program,” which is still in operation. Mr. Zhao received his bachelor’s degree in law from Peking University in 1994.

Ms. Xin Xu has served as our director since April 2015, and was appointed to our board of directors by our principal shareholders, CTG Evergreen Investment X Limited and CTG Evergreen Investment R Limited, pursuant to director appointment right under our eleventh amended and restated shareholders agreement. Ms. Xu is the founder of Capital Today Evergreen Fund, L.P. (together with its affiliates, “Capital Today”), a private equity firm. Ms. Xu has 25 years of experience in venture capital and growth capital investment in China and has led the investments in various companies including JD.com, Meituan, Yifeng Pharmacy Chain Co., Ltd., Three Squirrel Inc., BESTORE Co., Ltd. Prior to founding Capital Today in 2005, Ms. Xu worked at Baring Private Equity Asia Ltd. from 1998 to 2005 and served as a partner and China Head from 2001 to 2005. Prior to that, Ms. Xu was an investment manager at Peregrine Direct Investments from 1995 to 1998 and an accountant at Pricewaterhouse Coopers LLP from 1992 to 1995. Ms. Xu is a governor of the China Venture Capital and Private Equity Association. She is also an honorary trustee of Nanjing University. Ms. Xu received a bachelor’s degree from Nanjing University in 1988.

Mr. Haiyang Yu has served as our director since July 2019, and was appointed to our board of directors by one of our principal shareholders, Image Frame Investment (HK) Limited, pursuant to director appointment right under our eleventh amended and restated shareholders agreement. Mr. Yu is currently a managing director at Tencent and a director of DouYu International Holdings Ltd (Nasdaq: DOYU). Mr. Yu served as an associate at China Growth Capital from April 2007 to February 2010, and an associate at WI Harper Group from March 2010 to August 2011. Mr. Yu received his bachelor of science degree majoring in civil engineering from Tsinghua University in 2005.

Mr. Yu Zhang has served as our Chief Financial Officer since September 2019 and as our director since May 2021. Mr. Zhang has over 15 years of research and investment experience in the technology, media and telecom industry. Prior to joining us, Mr. Zhang was a managing director of UBS Asset Management and was an analyst and deputy portfolio manager of China and Emerging Market Asia Equities from April 2010 to June 2019. Mr. Zhang was a consulting director of BDA, a China-based consulting firm, from January 2005 to March 2010, and an engineer at Ericsson from March 2001 to December 2004. Mr. Zhang graduated from Beijing University of Posts and Telecommunications in 2000.

Mr. Xu Chen has served as our Chief Marketing Officer since December 2016 and as our director since May 2021, and is in charge of our marketing, platform operation, and public relations functions. Mr. Chen has over 20 years of experience in marketing in the Greater China region. Prior to joining us, Mr. Chen was the vice president at Jiuxianwang, a China-based e-commerce company, from October 2015 to December 2016. Mr. Chen was the vice president of Sfbest from September 2014 to July 2015, and the vice president of ganji.com, a China-based classifieds site, from January 2011 to February 2012. From April 2001 to July 2010, Mr. Chen was at Zhaopin Ltd., where he became the vice president responsible for marketing in the Greater China region. Mr. Chen received his bachelor’s degree from Beijing Wuzi University.

Mr. Tao Zhang has served as our Chief Technology Officer since our inception and as our director since May 2021, and is in charge of our research and development and IT infrastructure. Mr. Zhang has over 14 years of experience in the software engineering and internet industry. Prior to joining us, Mr. Zhang was a technical manager of Renren Inc., a China-based social media platform from March 2011 to November 2013, and was a senior engineer of Baidu Inc., the leading Chinese language internet search provider, from July 2010 to March 2011. From April 2007 to July 2010, Mr. Zhang was a software engineer at IBM CSTL. Mr. Zhang received his bachelor’s degree from Beijing Information Science and Technology University and master’s degree from Beihang University.

Mr. Charles Zhaoxuan Yang will serve as our independent director upon the SEC’s declaration of effectiveness of our registration statement on Form F-1, of which this prospectus is a part. Mr. Yang is the chief financial officer of NetEase, Inc. (Nasdaq: NTES) and an independent director of So-Young International Inc. (Nasdaq: SY). Prior to joining NetEase, Inc. in 2017, Mr. Yang was an executive director of the China technology, media and telecommunications, and corporate finance team at J.P. Morgan Securities (Asia Pacific) Limited based in Hong Kong and worked there for almost a decade. Mr. Yang holds a master’s degree in Business Administration from the University of Hong Kong and a bachelor’s degree from Wesleyan University with majors in Economics and Mathematics. Mr. Yang is a Certified Public Accountant licensed in the State of Michigan.

Mr. Yonggang Sun will serve as our independent director upon the SEC’s declaration of effectiveness of our registration statement on Form F-1, of which this prospectus is a part. Mr. Sun currently serves as a partner of Z-Park Fund. Prior to joining Z-Park Fund, Mr. Sun served as the vice president of Capital Steel Group Co., Ltd. from August 2010 to June 2017. From 2002 to 2010, Mr. Sun served as the general counsel of China Tietong Group Co., Ltd. Mr. Sun received his bachelor’s degree in law from Renmin University in 1993 and his LL.M. degree from Temple University in 2003.

Board of Directors

Our board of directors will consist of eight directors upon the SEC’s declaration of effectiveness of our registration statement on Form F-1 of which this prospectus is a part. A director is not required to hold any shares in our company by way of qualification. A director who is in any way, whether directly or indirectly, interested in a contract or transaction or proposed contract or transaction with our company is required to declare the nature of his or her interest at a meeting of our directors. Subject to the Nasdaq rules and disqualification by the chairperson of the relevant board meeting, a director may vote with respect to any contract or transaction, or proposed contract or transaction notwithstanding that he or she may be interested therein, and if he or she does so his or her vote shall be counted and he or she may be counted in the quorum at any meeting of our directors at which any such contract or transaction or proposed contract or transaction is considered. Our directors may exercise all the powers of our company to raise or borrow money, and to mortgage or charge its undertaking, property and assets (present and future) and uncalled capital or any part thereof, and to issue debentures or other securities whenever money is borrowed or as security for any debt, liability or obligation of our company or of any third-party. None of our non-executive directors has a service contract with us that provides for benefits upon termination of service.

Committees of the Board of Directors

We will establish three committees under the board of directors immediately upon the effectiveness of our registration statement on Form F-1 of which this prospectus is a part: an audit committee, a compensation committee and a nominating and corporate governance committee. We will adopt a charter for each of the three committees. Each committee’s members and functions are described below.

Audit Committee. Our audit committee will consist of Charles Zhaoxuan Yang, Yonggang Sun and Yu Zhang. Charles Zhaoxuan Yang will be the chairperson of our audit committee. We have determined that Charles Zhaoxuan Yang and Yonggang Sun satisfy the “independence” requirements of Rule 5605(a)(2) of the Listing Rules of the Nasdaq Stock Market and Rule 10A-3 under the Exchange Act. We have determined that Charles Zhaoxuan Yang qualifies as an “audit committee financial expert.” The audit committee will oversee our accounting and financial reporting processes and the audits of the financial statements of our company. The audit committee will be responsible for, among other things:

•	appointing the independent auditors and pre-approving all auditing and non-auditing services permitted to be performed by the independent auditors;

•	reviewing with the independent auditors any audit problems or difficulties and management’s response;

•	discussing the annual audited financial statements with management and the independent auditors;

•	reviewing the adequacy and effectiveness of our accounting and internal control policies and procedures and any steps taken to monitor and control major financial risk exposures;

•	reviewing and approving all proposed related party transactions;

•	meeting separately and periodically with management and the independent auditors; and

•	monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance.

Compensation Committee. Our compensation committee will consist of Yonggang Sun, Charles Zhaoxuan Yang and Peng Zhao. Yonggang Sun will be the chairperson of our compensation committee. We have determined that Yonggang Sun and Charles Zhaoxuan Yang satisfy the

“independence” requirements of Rule 5605(a)(2) of the Listing Rules of the Nasdaq Stock Market. The compensation committee will assist the board in reviewing and approving the compensation structure, including all forms of compensation, relating to our directors and executive officers. Our chief executive officer may not be present at any committee meeting during which his compensation is deliberated. The compensation committee will be responsible for, among other things:

•	reviewing and approving, or recommending to the board for its approval, the compensation for our chief executive officer and other executive officers;

•	reviewing and recommending to the board for determination with respect to the compensation of our non-employee directors;

•	reviewing periodically and approving any incentive compensation or equity plans, programs or similar arrangements; and

•	selecting compensation consultant, legal counsel or other adviser only after taking into consideration all factors relevant to that person’s independence from management.

Nominating and Corporate Governance Committee. Our nominating and corporate governance committee will consist of Charles Zhaoxuan Yang, Yonggang Sun and Peng Zhao. Charles Zhaoxuan Yang will be the chairperson of our nominating and corporate governance committee. We have determined that Charles Zhaoxuan Yang and Yonggang Sun satisfy the “independence” requirements of Rule 5605(a)(2) of the Listing Rules of the Nasdaq Stock Market. The nominating and corporate governance committee will assist the board of directors in selecting individuals qualified to become our directors and in determining the composition of the board and its committees. The nominating and corporate governance committee will be responsible for, among other things:

•	selecting and recommending to the board nominees for election by the shareholders or appointment by the board;

•	reviewing annually with the board the current composition of the board with regards to characteristics such as independence, knowledge, skills, experience and diversity;

•	making recommendations on the frequency and structure of board meetings and monitoring the functioning of the committees of the board; and

•

advising the board periodically with regards to significant developments in the law and practice of corporate governance as well as our compliance with applicable laws and regulations, and making recommendations to the board on all matters of corporate governance and on any remedial action to be taken.

Duties of Directors

Under Cayman Islands law, our directors owe fiduciary duties to our company, including a duty of loyalty, a duty to act honestly, and a duty to act in what they consider in good faith to be in our best interests. Our directors must also exercise their powers only for a proper purpose. Our directors also owe to our company a duty to exercise the skill they actually possess and such care and diligence that a reasonably prudent person would exercise in comparable circumstances. It was previously considered that a director need not exhibit in the performance of his or her duties a greater degree of skill than may reasonably be expected from a person of his or her knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands. In fulfilling their duty of care to us, our directors must ensure compliance with our memorandum and articles of association, as amended and restated from time to time, and the class rights vested thereunder in the holders of the shares. In certain limited exceptional circumstances, a shareholder may have the right to seek damages in our name if a duty owed by our directors is breached.

Our board of directors has all the powers necessary for managing, and for directing and supervising, our business affairs. The functions and powers of our board of directors include, among others:

•

convening shareholders’ annual and extraordinary general meetings and reporting its work to shareholders at such meetings, and as a Cayman Islands exempted company, we are not required to hold annual elections of directors;

•	declaring dividends and distributions;

•	appointing officers and determining the term of office of the officers;

•	exercising the borrowing powers of our company and mortgaging the property of our company; and

•	approving the transfer of shares in our company, including the registration of such shares in our register of members.

Terms of Directors and Officers

Our directors may be elected by the affirmative vote of a simple majority of our board of directors present and voting at a board meeting, or by an ordinary resolution of our shareholders. A director may be removed from office by the affirmative vote of two-thirds (2/3) of the directors then in office (except with regard to the removal of the chairman, who may be removed from office by the affirmative vote of all directors), or by an ordinary resolution of our shareholders (except with regard to the removal of the chairman, who may be removed from office by a special resolution). In addition, a director will cease to be a director if, among other things, the director (i) becomes bankrupt or makes any arrangement or composition with his or her creditors; (ii) dies or is found to be or becomes of unsound mind; (iii) resigns his or her office by notice in writing to our company, or (iv) is removed from office pursuant to any other provision of our articles of association.

Our officers are appointed by and serve at the discretion of the board of directors, and may be removed by our board of directors.

Employment Agreements and Indemnification Agreements

We have entered into employment agreements with each of our executive officers. Under these agreements, each of our executive officers is employed for a specified time period. We may terminate employment for cause, at any time, without advance notice or remuneration, for certain acts of the executive officer, such as conviction or plea of guilty to a felony or any crime involving moral turpitude, negligent or dishonest acts to our detriment, or misconduct or a failure to perform agreed duties. We may also terminate an executive officer’s employment without cause upon 60-day advance written notice. In such case of termination by us, we will provide severance payments to the executive officer as may be agreed between the executive officer and us. The executive officer may resign at any time with a 60-day advance written notice.

Each executive officer has agreed to hold, both during and after the termination or expiry of his or her employment agreement, in strict confidence and not to use, except as required in the performance of his or her duties in connection with the employment or pursuant to applicable law, any of our confidential information or trade secrets, any confidential information or trade secrets of our users or prospective users, or the confidential or proprietary information of any third-party received by us and for which we have confidential obligations. The executive officers have also agreed to disclose in confidence to us all inventions, designs and trade secrets which they conceive, develop or reduce to practice during the executive officer’s employment with us and to assign all right, title and interest in them to us, and assist us in obtaining and enforcing patents, copyrights and other legal rights for these inventions, designs and trade secrets.

In addition, each executive officer has agreed to be bound by non-competition and non-solicitation restrictions during the term of his or her employment and typically for two years following the last date of employment. Specifically, each executive officer has agreed not to (i) approach our suppliers, clients, direct or end users or contacts or other persons or entities introduced to the executive officer in his or her capacity as a representative of us for the purpose of doing business with such persons or entities that will harm our business relationships with these persons or entities; (ii) assume employment with or provide services to any of our competitors, or engage, whether as principal, partner, licensor or otherwise, any of our competitors, without our express consent; or (iii) seek directly or indirectly, to solicit the employment or services of, or hire or engage, any person who is known to be employed or engaged by us; or (iv) otherwise interfere with our business or accounts. We have also entered into indemnification agreements with each of our directors and executive officers. Under these agreements, we agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being a director or officer of our company.

Compensation of Directors and Executive Officers

For the year ended December 31, 2020, we paid an aggregate of RMB7.1 million (US$1.1 million) in cash to our executive officers and nil to our non-executive directors. We have not set aside or accrued any amount to provide pension, retirement or other similar benefits to our directors and executive officers. Our PRC subsidiary and our VIE are required by law to make contributions equal to certain percentages of each employee’s salary for his or her pension insurance, medical insurance, unemployment insurance and other statutory benefits and a housing provident fund.

Share Incentive Plan

Our 2020 Share Incentive Plan was adopted in September 2020 and amended and restated in May 2021. The maximum aggregate number of ordinary shares that may be issued under the 2020 Share Incentive Plan is 145,696,410, and upon the completion of this offering and commencing in 2022, it will be increased on the first day of each fiscal year by 1.5% of our total number of issued and outstanding shares on an as-converted basis on the last day of the immediately preceding calendar year; after five of such automatic annual increases, our board of directors will determine the amount of annual increases, if any, to the maximum number of ordinary shares issuable under the 2020 Share Incentive Plan.

The following paragraphs summarize the principal terms of the 2020 Share Incentive Plan.

Type of Awards.    The 2020 Share Incentive Plan permits the awards of options, restricted share purchase rights, share appreciation rights and restricted shares.

Plan Administration.    Our chairman of the board of directors or a committee authorized by our board of directors will administer the 2020 Share Incentive Plan. The committee or the full board of directors, as applicable, will determine, among others, the participants to receive awards, the number of shares to be covered by each award, the form of award agreements, and the terms and conditions of each award.

Award Agreement.    Awards granted under the 2020 Share Incentive Plan are evidenced by a stock option agreement, restricted share purchase agreement or share award agreement, as applicable, that sets forth the terms, conditions and limitations for each award, which may include the term of the award, the provisions applicable in the event that the awardee’s employment or service terminates, and our authority to unilaterally or bilaterally modify or amend the award.

Eligibility.    We may grant awards to our employees, directors and consultants. However, inventive share options may be granted to our employees and employees of any of our subsidiaries only.

Vesting Schedule.    In general, the plan administrator determines the vesting schedule, which is specified in the relevant award agreement.

Exercise of Awards.    The plan administrator determines the exercise or purchase price, as applicable, and the time or times of exercise, for each award, which are stated in the relevant award agreement. However, the maximum exercisable term is ten years from the date of grant.

Transfer Restrictions.    Awards may not be transferred in any manner by the participant other than in accordance with the exceptions provided in the 2020 Share Incentive Plan or the relevant award agreement or otherwise determined by the plan administrator, such as transfers by will or the laws of descent and distribution.

Termination and Amendment.    Unless terminated earlier, the 2020 Share Incentive Plan has a term of ten years from its date of effectiveness. Our board of directors may at any time amend, alter, suspend, or terminate the 2020 Share Incentive Plan and shall obtain shareholder approval of any plan amendment to the extent necessary to comply with or stock exchange rules, unless we decide to follow home country practice. However, no such action may adversely impair the rights of any awardee with respect to any outstanding award unless mutually agreed otherwise between the awardee and the plan administrator.

As of the date of this prospectus, our consultants and employees other than directors and executive officers hold options to purchase 115,700,874 Class A ordinary shares, with a weighted average exercise price of US$1.88 per share. The following table summarizes, as of the date of this prospectus, the number of options we have granted to our directors and executive officers. We have not granted other types of share incentive awards to our directors or executive officers.

Name	Class A Ordinary Shares Underlying Outstanding Options	Average Exercise Price (US$/Share)	Date of Grant	Date of Expiration
Yu Zhang	9,000,000	1.99	September 2, 2019 to June 1, 2021	September 2, 2029 to June 1, 2031
Xu Chen	*	0.63	December 16, 2016 to February 18, 2021	December 16, 2026 to February 18, 2031
Tao Zhang	*	0.77	March 2, 2014 to October 16, 2020	March 2, 2024 to October 16, 2030

All directors and executive officers as a group	19,878,952

Note:

*	Less than 1% of our total ordinary shares on an as-converted basis outstanding as of the date of this prospectus.

PRINCIPAL SHAREHOLDERS

Except as specifically noted, the following table sets forth information with respect to the beneficial ownership of our ordinary shares on an as-converted basis as of the date of this prospectus by:

•	each of our directors and executive officers; and

•	each of our principal shareholders who beneficially own 5% or more of any class of our outstanding ordinary shares.

The calculations in the table below are based on 679,154,619 ordinary shares outstanding (on an as-converted basis) as of the date of this prospectus, and 799,900,150 ordinary shares outstanding on an as-converted basis (including 659,069,749 Class A ordinary shares and 140,830,401 Class B ordinary shares) immediately after the completion of this offering, assuming the underwriters do not exercise their option to purchase additional ADSs and including 24,745,531 Class B ordinary shares that we will issue to TECHWOLF LIMITED immediately after the listing of our ADSs on the Nasdaq Global Select Market.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we have included shares that the person has the right to acquire within 60 days, including through the exercise of any option, warrant or other right or the conversion of any other security. These shares, however, are not included in the computation of the percentage ownership of any other person.

	Ordinary Shares Beneficially Owned Prior to This Offering				Ordinary Shares Beneficially Owned Immediately After This Offering (Assuming No Exercise of the Underwriters’ Option to Purchase Additional ADSs)
	Class A ordinary shares on an as- converted basis	% of Class A ordinary shares on an as-converted basis	Class B ordinary shares	% of Class B ordinary shares	Class A Ordinary Shares	Class B Ordinary Shares	% of total ordinary shares on an as- converted basis	% of aggregate voting power†
Directors and Executive Officers**:
Peng Zhao(1)	—	—	140,830,401	100.0%	—	140,830,401	17.6%	76.2%
Xin Xu(2)	82,846,540	14.7%	—	—	82,846,540	—	10.4%	3.0%
Haiyang Yu	—	—	—	—	—	—	—	—
Yu Zhang	*	*	—	—	*	—	*	*
Xu Chen	*	*	—	—	*	—	*	*
Tao Zhang	*	*	—	—	*	—	*	*
Charles Zhaoxuan Yang††	—	—	—	—	—	—	—	—
Yonggang Sun††	—	—	—	—	—	—	—	—
All Directors and Executive Officers as a Group	91,845,772	16.0%	140,830,401	100.0%	91,845,772	140,830,401	28.8%	79.3%
Principal Shareholders:
TECHWOLF LIMITED(1)	—	—	140,830,401	100.0%	—	140,830,401	17.6%	76.2%
CTG Evergreen Investment entities(2)	82,846,540	14.7%	—	—	82,846,540	—	10.4%	3.0%
Image Frame Investment (HK) Limited(3)	68,908,119	12.2%	—	—	68,908,119	—	8.6%	2.5%
Banyan Partners Fund II, L.P.(4)	52,703,553	9.4%	—	—	52,703,553	—	6.6%	1.9%
Ceyuan Ventures entities(5)	49,156,782	8.7%	—	—	49,156,782	—	6.1%	1.8%
Coatue PE Asia 26 LLC(6)	44,088,705	7.8%	—	—	44,088,705	—	5.5%	1.6%
Global Private Opportunities Partners II entities(7)	41,280,390	7.3%	—	—	41,280,390	—	5.2%	1.5%
GGV Capital entities(8)	35,785,285	6.4%	—	—	35,785,285	—	4.5%	1.3%
MSA China Fund I L.P.(9)	32,319,393	5.7%	—	—	32,319,393	—	4.0%	1.2%

Notes:

*	Aggregate number of shares account for less than 1% of our total ordinary shares on an as-converted basis outstanding as of the date of this prospectus.
**

Except as indicated otherwise below, the business address of our directors and executive officers is 18/F, GrandyVic Building, Taiyanggong Middle Road, Chaoyang District, Beijing 100020, People’s Republic of China.

†

For each person or group included in this column, percentage of total voting power represents voting power based on both Class A and Class B ordinary shares held by such person or group with respect to all outstanding shares of our Class A and Class B ordinary shares as a single class. Each holder of our Class A ordinary shares is entitled to one vote per share. Each holder of our Class B ordinary shares is entitled to 15 votes per share. Our Class B ordinary shares are convertible at any time by the holder into Class A ordinary shares on a one-for-one basis, while Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances.

††

Each of Mr. Charles Zhaoxuan Yang and Mr. Yonggang Sun has accepted the appointment as our independent director, effective upon the SEC’s declaration of effectiveness of our registration statement on Form F-1 of which this prospectus is a part.

(1)

Represents 116,084,870 Class B ordinary shares held by TECHWOLF LIMITED, a British Virgin Islands company, and 24,745,531 Class B ordinary shares to be issued to TECHWOLF LIMITED at par value immediately after the listing of our ADSs. The entire interest in TECHWOLF LIMITED is held by a trust established by Mr. Peng Zhao as the settlor for the benefit of Mr. Zhao and his family. The registered office address of TECHWOLF LIMITED is Start Chambers, Wickham’s Cay II, P.O. Box 2221, Road Town, Tortola, British Virgin Islands.

(2)

Represents (i) 48,000,000 Series C preferred shares, 7,553,219 Series C-1 preferred shares, 3,832,358 Series C-3 preferred shares, 7,012,104 Series D preferred shares and 12,842,194 Series E preferred shares held by CTG Evergreen Investment X Limited, a British Virgin Islands company, and (ii) 1,163,369 Series C-1 preferred shares, 141,968 Series D preferred shares and 2,301,328 Series E preferred shares held by CTG Evergreen Investment R Limited, a British Virgin Islands company. Both CTG Evergreen Investment X Limited and CTG Evergreen Investment R Limited (the “CTG Evergreen Investment entities”) are controlled by Capital Today Evergreen Fund, L.P., whose general partner is Capital Today Evergreen GenPar LTD., a Cayman Islands company. Capital Today Evergreen GenPar LTD. is controlled by Ms. Xin Xu. The registered address of the CTG Evergreen Investment entities is 263 Main Street, Road Town, Tortola, British Virgin Islands. Ms. Xin Xu disclaims the beneficial ownership with respect to the shares held by the CTG Evergreen Investment entities except to the extent of her pecuniary interest therein. All the preferred shares held by the CTG Evergreen Investment entities will be automatically re-designated as Class A ordinary shares immediately prior to the completion of this offering.

(3)

Represents 3,752,934 Class A ordinary shares, 1,255,038 Series B preferred shares, 9,464,867 Series C-1 preferred shares, 3,257,504 Series C-3 preferred shares, 6,079,601 Series D preferred shares, 642,110 Series E preferred shares, 28,226,073 Series E-2 preferred shares and 16,229,992 Series F preferred shares held by Image Frame Investment (HK) Limited, a company incorporated in Hong Kong. Image Frame Investment (HK) Limited is a subsidiary of Tencent Holdings Limited, a public company listed on the Hong Kong Stock Exchange (SEHK: 0700). The registered address of Image Frame Investment (HK) Limited is 29/F., Three Pacific Place, No. 1 Queen’s Road East, Wanchai, Hong Kong. All the preferred shares held by Image Frame Investment (HK) Limited will be automatically re-designated as Class A ordinary shares immediately prior to the completion of this offering.

(4)

Represents 1,396,043 Series C-1 preferred shares, 37,557,106 Series C-2 preferred shares, 1,916,179 Series C-3 preferred shares, 5,862,083 Series D preferred shares and 5,972,142 Series E preferred shares held by Banyan Partners Fund II, L.P., an exempted limited partnership formed under the law of the Cayman Islands. The general partner of Banyan Partners Fund II, L.P. is Banyan Partners II Ltd., a Cayman Islands company. Messrs. Zhen Zhang, Bin Yue and Xiang Gao are the shareholders of Banyan Partners II Ltd.. The registered address of Banyan Partners Fund II, L.P. is Intertrust Corporate Services (Cayman) Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9005, Cayman Islands. All the preferred shares held by Banyan Partners Fund II, L.P. will be automatically re-designated as Class A ordinary shares immediately prior to the completion of this offering.

(5)

Represents (i) 42,227,196 Series A preferred shares and 5,223,846 Series B preferred shares held by held by Ceyuan Ventures III, L.P., an exempted limited partnership formed under the law of the Cayman Islands, and (ii) 1,517,957 Series A preferred shares and 187,783 Series B preferred shares held by Ceyuan Ventures Advisors Fund III, LLC, a Cayman Islands company. Ceyuan Ventures III, L.P. and Ceyuan Ventures Advisors Fund III, LLC (the “Ceyuan Ventures entities”) are under the common control of Ceyuan Ventures Management III, LLC, which is the general partner of Ceyuan Ventures III, L.P. and sole director of Ceyuan Ventures Advisors III, LLC. Mr. Bo Feng holds 100% of the voting power in Ceyuan Ventures Management III, LLC. The registered address of the Ceyuan Ventures entities is c/o Maples Corporate Services Limited, P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands. All the preferred shares held by the Ceyuan Ventures entities will be automatically re-designated as Class A ordinary shares immediately prior to the completion of this offering.

(6)

Represents 4,122,853 Class A ordinary shares, 32,459,984 Series F preferred shares and 7,505,868 Series F+ preferred shares held by Coatue PE Asia 26 LLC, a Delaware limited liability company. Coatue PE Asia 26 LLC is managed by Coatue Management, L.L.C., a Delaware limited liability company, as the investment manager. The sole owner of Coatue Management, L.L.C. is Coatue Management Partners L.P., a Delaware limited partnership. Coatue Management Partners

GP L.L.C., a Delaware limited liability company, serves as the general partner of Coatue Management Partners L.P.. Mr. Philippe Laffont serves as managing member of Coatue Management Partners GP L.L.C.. The business address of Coatue PE Asia 26 LLC is 251 Little Falls Drive, Wilmington, Delaware 19808. All the preferred shares held by Coatue PE Asia 26 LLC will be automatically re-designated as Class A ordinary shares immediately prior to the completion of this offering.
(7)

Represents (i) 19,738,796 Series D preferred shares held by Global Private Opportunities Partners II LP (“GPOP II LP”), a Delaware limited partnership, and (ii) 21,541,594 Series D preferred shares held by Global Private Opportunities Partners II Offshore Holdings LP, an exempted limited partnership formed under the law of the Cayman Islands (“GPOP II Offshore” and together with GPOP II LP, the “GPOP Entities”). GS Investment Strategies, LLC (“GSIS”), a limited liability company incorporated under the laws of Delaware, is the investment manager of the GPOP Entities, and is wholly owned by GSAM Holdings LLC, a limited liability company incorporated under the laws of Delaware, which is wholly owned by The Goldman Sachs Group, Inc., a corporation incorporated under the laws of Delaware. The address for each of the GPOP Entities is 200 West Street, New York, NY 10282. All the preferred shares held by the GPOP Entities will be automatically re-designated as Class A ordinary shares immediately prior to the completion of this offering.

(8)

Represents (i) 557,649 Series C-1 preferred shares, 68,050 Series D preferred shares, 19,570,403 Series E preferred shares and 899,463 Series F+ preferred shares held by GGV Capital VI Plus L.P., an exempted limited partnership formed under the law of the Cayman Islands, (ii) 12,311,525 Series E preferred shares and 899,463 Series F+ preferred shares held by GGV Capital VI L.P., an exempted limited partnership formed under the law of the Cayman Islands, and (iii) 24,036 Series C-1 preferred shares, 2,934 Series D preferred shares, 1,374,221 Series E preferred shares and 77,541 Series F+ preferred shares held by GGV Capital VI Entrepreneurs Fund L.P., an exempted limited partnership formed under the law of the Cayman Islands. GGV Capital VI Plus L.P., GGV Capital VI L.P. and GGV Capital VI Entrepreneurs Fund L.P. (the “GGV Capital entities”) are controlled by five individuals, including Jixun Foo, Jenny Hongwei Lee, Jeffrey Gordon Richards, Glenn Brian Solomon and Hans Tung, who have the shared voting and investment control over the shares held by the GGV Capital entities. The business address of all the GGV entities is Suite 4-230, 3000 Sand Hill Road, Menlo Park, CA 94025. All the preferred shares held by the GGV Capital entities will be automatically re-designated as Class A ordinary shares immediately prior to the completion of this offering.

(9)

Represents 26,666,666 Series B preferred shares, 4,694,638 Series C-2 preferred shares and 958,089 Series C-3 preferred shares held by MSA China Fund I L.P., an exempted limited partnership formed under the law of the Cayman Islands. MSA China Fund I L.P. is managed by its general partner, Magic Stone Alternative Private Equity Fund GP, Ltd., which is controlled by MSA Management Holding Pte. Ltd.. MSA Management Holding Pte. Ltd. is controlled by Ms. Zeng Yu. The registered address of MSA China Fund I L.P. is 190 Elgin Avenue, George Town, Grand Cayman KY1-9005, Cayman Islands. All the preferred shares held by the MSA China Fund I L.P. will be automatically re-designated as Class A ordinary shares immediately prior to the completion of this offering.

As of the date of this prospectus, 4,122,853 of our Class A ordinary shares and 59,704,648 of our preferred shares, which will be converted into our Class A ordinary shares on a one-for-one basis upon completion of this offering, are held by record holders in the United States, representing 9.4% of our total outstanding ordinary shares on an as-converted basis in total.

Global Private Opportunities Partners II Offshore Holdings LP and Global Private Opportunities Partners II LP, both of which are our shareholders, are affiliated with Goldman Sachs (Asia) L.L.C., a FINRA member.

We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our company.

RELATED PARTY TRANSACTIONS

Contractual Arrangements with Our VIE and its Shareholders

See “Corporate History and Structure.”

Shareholders Agreement

See “Description of Share Capital—History of Securities Issuances.”

Employment Agreements and Indemnification Agreements

See “Management—Employment Agreements and Indemnification Agreements.”

Share Incentive Plan

See “Management—Share Incentive Plan.”

Transactions with Our Shareholders and Related Entities

Transactions with Mr. Peng Zhao and entities wholly owned by him. Mr. Peng Zhao is our Founder, Chairman and Chief Executive Officer. In 2018, we provided an interest-free, unsecured loan in the amount of RMB0.9 million to Mr. Zhao with a term of one year, which was extended for another year in 2019 and again in 2020 upon its original maturity date. In 2019, we provided an interest-free, unsecured loan in the amount of RMB24.9 million to Mr. Zhao with a term of one year, which was extended for another year in 2020 upon its original maturity date. As of December 31, 2019 and 2020, the outstanding balance of loans provided to Mr. Zhao was RMB30.7 million and RMB30.7 million (US$4.7 million), respectively. In March 2021, these loans were settled in full by Mr. Zhao. As of December 31, 2019 and 2020, we had amount due from entities wholly owned by Mr. Zhao in the amount of RMB0.4 million and RMB0.4 million, respectively. In March 2021, the entities wholly owned by Mr. Zhao fully settled such amount they owed us.

Transactions with Mr. Tao Zhang. Mr. Tao Zhang is our Chief Technology Officer. In 2019, we provided an interest-free, unsecured loan in the amount of RMB5.1 million to Mr. Zhang with a term of one year, which was extended for another year in 2020 upon its original maturity date. As of December 31, 2019 and 2020, the outstanding balance of the loan remained unchanged at RMB5.1 million (US$0.8 million). In March 2021, the loan was settled in full by Mr. Zhang.

Transactions with Image Frame Investment (HK) Limited. Image Frame Investment (HK) Limited (“IFI”) is one of our major shareholders. IFI’s parent company, Tencent Holdings Ltd., sells cloud services and online payment platform clearing service to us, and we incur prepaid service fees in connection with such services. For the years ended December 31, 2019 and 2020 and the three months ended March 31, 2021, the expenses we incurred for such services totaled RMB2.9 million, RMB8.0 million (US$1.2 million) and RMB4.4 million (US$0.7 million), respectively.

DESCRIPTION OF SHARE CAPITAL

We are a Cayman Islands company and our affairs are governed by our memorandum and articles of association, as amended and restated from time to time, and the Companies Act (As Revised) of the Cayman Islands, which we refer to as the “Companies Act” below, and the common law of the Cayman Islands.

As of the date of this prospectus, our authorized share capital is US$150,000 divided into 1,500,000,000 shares, comprising of (i) 827,539,829 Class A ordinary shares with a par value of US$0.0001 each, (ii) 121,108,037 Class B ordinary shares with a par value of US$0.0001 each, (iii) 60,000,000 Series A preferred shares with a par value of US$0.0001 each, (iv) 40,000,000 Series B preferred shares with a par value of US$0.0001 each, (v) 48,000,000 Series C preferred shares with a par value of US$0.0001 each, (vi) 45,319,316 Series C-1 preferred shares with a par value of US$0.0001 each, (vii) 42,251,744 Series C-2 preferred shares with a par value of US$0.0001 each, (viii) 11,497,073 Series C-3 preferred shares with a par value of US$0.0001 each, (ix) 60,856,049 Series D preferred shares with a par value of US$0.0001 each, (x) 83,474,263 Series E preferred shares with a par value of US$0.0001 each, (xi) 32,373,031 Series E-1 preferred shares with a par value of US$0.0001 each, (xii) 28,226,073 Series E-2 preferred shares with a par value of US$0.0001 each, (xiii) 48,689,976 Series F preferred shares with a par value of US$0.0001 each, and (ix) 50,664,609 Series F+ preferred shares with a par value of US$0.0001 each. As of the date of this prospectus, 127,802,485 ordinary shares and 551,352,134 preferred shares are issued and outstanding.

Immediately prior to the completion of this offering, our authorized share capital will be changed into US$200,000 divided into 2,000,000,000 shares comprising of (i) 1,750,000,000 Class A ordinary shares of a par value of US$0.0001 each, (ii) 200,000,000 Class B ordinary shares of a par value of US$0.0001, and (iii) 50,000,000 shares of a par value of US$0.0001 each of such class or classes (however designated) as the board of directors may determine in accordance with our post-offering memorandum and articles of association. Immediately prior to the completion of this offering, all of our issued and outstanding ordinary shares and preferred shares will be converted into, and/or re-designated and re-classified, as Class A ordinary shares on a one-for-one basis, save and except that the 116,084,870 Class B ordinary shares held by TECHWOLF LIMITED will continue to be Class B ordinary shares. Following such conversion and/or re-designation and upon the completion of this offering, we will have 659,069,749 Class A ordinary shares issued and outstanding and 140,830,401 Class B ordinary shares issued and outstanding, assuming the underwriters do not exercise their option to purchase additional ADSs and including 24,745,531 Class B ordinary shares that we will issue to TECHWOLF LIMITED immediately after the listing of our ADSs on the Nasdaq Global Select Market. All of our shares issued and outstanding prior to the completion of the offering will be fully paid, and all of our shares to be issued in the offering will be issued as fully paid.

Our Post-Offering Memorandum and Articles of Association

Our shareholders have conditionally adopted a fourteenth amended and restated memorandum and articles of association, which will become effective and replace our current thirteenth amended and restated memorandum and articles of association in its entirety immediately prior to the completion of this offering. The following are summaries of material provisions of our post-offering memorandum and articles of association and the Companies Act insofar as they relate to the material terms of our ordinary shares that we expect will become effective upon the closing of this offering.

Objects of Our Company. Under our post-offering memorandum and articles of association, the objects of our company are unrestricted and we have the full power and authority to carry out any object not prohibited by the Cayman Islands law.

Ordinary Shares. Our ordinary shares are divided into Class A ordinary shares and Class B ordinary shares. Holders of our Class A ordinary shares and Class B ordinary shares will have the same rights except for voting and conversion rights. Our ordinary shares are issued in registered form and are issued when registered in our register of members (shareholders). We may not issue shares to bearer. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their shares.

Conversion. Class B ordinary shares may be converted into the same number of Class A ordinary shares by the holders thereof at any time, while Class A ordinary shares cannot be converted into Class B ordinary shares under any circumstances. Upon any sale, transfer, assignment or disposition of Class B ordinary shares by a holder thereof to any person other than Mr. Peng Zhao, our Founder, Chairman and Chief Executive Officer, one of his affiliates or a “Founder Affiliate” as defined in our post-offering memorandum and articles of association (“Permissible Transferee”), or upon a change of ultimate beneficial ownership of any Class B ordinary share to any person who is not a Permissible Transferee, such Class B ordinary shares shall be automatically and immediately converted into the same number of Class A ordinary shares.

Dividends. The holders of our ordinary shares are entitled to such dividends as may be declared by our board of directors or declared by our shareholders by ordinary resolution (provided that no dividend may be declared by our shareholders which exceeds the amount recommended by our directors). Our post-offering memorandum and articles of association provide that dividends may be declared and paid out of our profits, realized or unrealized, or from any reserve set aside from profits which our board of directors determine is no longer needed. Under the laws of the Cayman Islands, our company may pay a dividend out of either profit or share premium account, provided that in no circumstances may a dividend be paid if this would result in our company being unable to pay its debts as they fall due in the ordinary course of business.

Voting Rights. Holders of Class A ordinary shares and Class B ordinary shares shall, at all times, vote together as one class on all matters submitted to a vote by the members at any general meeting of our company. Each Class A ordinary share shall be entitled to one vote on all matters subject to the vote at general meetings of our company, and each Class B ordinary share shall be entitled to 15 votes on all matters subject to the vote at general meetings of our company. Voting at any meeting of shareholders is by show of hands unless a poll is demanded. A poll may be demanded by the chairperson of such meeting or any one shareholder present in person or by proxy.

An ordinary resolution to be passed at a meeting by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the ordinary shares cast at a meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes cast attaching to the outstanding ordinary shares at a meeting. A special resolution will be required for important matters such as a change of name or making changes to our post-offering memorandum and articles of association. Our shareholders may, among other things, divide or combine their shares by ordinary resolution.

General Meetings of Shareholders. As a Cayman Islands exempted company, we are not obliged by the Companies Act to call shareholders’ annual general meetings. Our post-offering memorandum and articles of association provide that we may (but are not obliged to) in each year hold a general meeting as our annual general meeting in which case we shall specify the meeting as such in the notices calling it, and the annual general meeting shall be held at such time and place as may be determined by our directors.

Shareholders’ general meetings may be convened by a majority of our board of directors. Advance notice of at least seven calendar days is required for the convening of our annual general shareholders’ meeting (if any) and any other general meeting of our shareholders. A quorum required for any general meeting of shareholders consists of at least one shareholder present or by proxy, representing not less than one-third of all votes attaching to the issued and outstanding shares in our company entitled to vote at general meeting.

The Companies Act provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our post-offering memorandum and articles of association provide that upon the requisition of any one or more of our shareholders who together hold shares which carry in aggregate not less than one-third of all votes attaching to the issued and outstanding shares of our company that as at the date of the deposit carry the right to vote at general meetings of our company, our board will convene an extraordinary general meeting and put the resolutions so requisitioned to a vote at such meeting. However, our post-offering memorandum and articles of association do not provide our shareholders with any right to put any proposals before annual general meetings or extraordinary general meetings not called by such shareholders.

Transfer of Ordinary Shares. Subject to the restrictions set out in our post-offering memorandum and articles of association as set out below, any of our shareholders may transfer all or any of his or her ordinary shares by an instrument of transfer in the usual or common form or any other form approved by our board of directors.

Our board of directors may, in its absolute discretion, decline to register any transfer of any ordinary share which is not fully paid up or on which we have a lien. Our board of directors may also decline to register any transfer of any ordinary share unless:

•

the instrument of transfer is lodged with us, accompanied by the certificate for the ordinary shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

•	the instrument of transfer is in respect of only one class of shares;

•	the instrument of transfer is properly stamped, if required;

•	in the case of a transfer to joint holders, the number of joint holders to whom the ordinary share is to be transferred does not exceed four; and

•	a fee of such maximum sum as the Nasdaq Global Select Market may determine to be payable or such lesser sum as our directors may from time to time require is paid to us in respect thereof.

If our directors refuse to register a transfer they shall, within three calendar months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal.

The registration of transfers may, on ten calendar days’ notice being given by advertisement in such one or more newspapers, by electronic means or by any other means in accordance with the rules of the Nasdaq Global Select Market, be suspended and the register closed at such times and for such periods as our board of directors may from time to time determine, provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 30 calendar days in any calendar year.

Liquidation. On the winding up of our company, if the assets available for distribution amongst our shareholders shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus shall be distributed amongst our shareholders in proportion to the par value of the shares held by them at the commencement of the winding up, subject to a deduction from those shares in respect of which there are monies due, of all monies payable to our company for unpaid calls or otherwise. If our assets available for distribution are insufficient to repay all of the share capital, such assets shall be distributed so that, as nearly as may be, the losses are borne by our shareholders in proportion to the par value of the shares held by them.

Calls on Shares and Forfeiture of Shares. Our board of directors may from time to time make calls upon shareholders for any moneys unpaid on their shares in a notice served to such shareholders at least fourteen calendar days prior to the specified time and place of payment. The shares that have been called upon and remain unpaid are subject to forfeiture.

Redemption, Repurchase and Surrender of Shares. We may issue shares on terms that such shares are subject to redemption, at our option or at the option of the holders of these shares, on such terms and in such manner as may be determined, before the issue of such shares, by either our board of directors or by our shareholders by an ordinary resolution. Our company may also repurchase any of our shares on such terms and in such manner as have been approved by our board of directors or by an ordinary resolution of our shareholders. Under the Companies Act, the redemption or repurchase of any share may be paid out of our company’s profits or out of the proceeds of a new issue of shares made for the purpose of such redemption or repurchase, or out of capital (including share premium account and capital redemption reserve) if our company can, immediately following such payment, pay its debts as they fall due in the ordinary course of business. In addition, under the Companies Act no such share may be redeemed or repurchased (a) unless it is fully paid up, (b) if such redemption or repurchase would result in there being no shares outstanding or (c) if the company has commenced liquidation. In addition, our company may accept the surrender of any fully paid share for no consideration.

Variations of Rights of Shares. If at any time, our share capital is divided into different classes of shares, the rights attached to any class of shares, subject to any rights or restrictions for the time being attached to any class of shares, may be materially and adversely varied with the consent in writing of the holders of at least two-thirds of the issued shares of that class or with the sanction of an ordinary resolution passed by a simple majority of the votes cast at a separate meeting of the holders of the shares of the class. The rights conferred upon the holders of the shares of any class issued shall not, subject to any rights or restrictions for the time being attached to the shares of that class, be deemed to be materially and adversely varied by the creation, allotment or issue of further shares ranking pari passu with or subsequent to such existing class of shares.

Issuance of Additional Shares. Our post-offering memorandum and articles of association authorize our board of directors to issue additional ordinary shares from time to time as our board of directors shall determine, to the extent of available authorized but unissued shares.

Our post-offering memorandum and articles of association also authorize our board of directors to establish from time to time one or more series of preference shares and to determine, with respect to any series of preference shares, the terms and rights of that series, including:

•	the designation of the series;

•	the number of shares of the series;

•	the dividend rights, dividend rates, conversion rights, voting rights; and

•	the rights and terms of redemption and liquidation preferences.

Our board of directors may issue preference shares without action by our shareholders to the extent authorized but unissued. Issuance of these shares may dilute the voting power of holders of ordinary shares.

Inspection of Books and Records. Holders of our ordinary shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records (save for our memorandum and articles of association and our register of mortgages and charges). However, we will provide our shareholders with annual audited financial statements. See “Where You Can Find Additional Information.”

Anti-Takeover Provisions. Some provisions of our post-offering memorandum and articles of association may discourage, delay or prevent a change of control of our company or management that shareholders may consider favorable, including provisions that:

•

authorize our board of directors to issue preference shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preference shares without any further vote or action by our shareholders; and

•	limit the ability of shareholders to requisition and convene general meetings of shareholders.

However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our post-offering memorandum and articles of association for a proper purpose and for what they believe in good faith to be in the best interests of our company.

Exempted Company. We are an exempted company with limited liability under the Companies Act. The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except that an exempted company:

•	does not have to file an annual return of its shareholders with the Registrar of Companies;

•	is not required to open its register of members for inspection;

•	does not have to hold an annual general meeting;

•	may issue negotiable or bearer shares or shares with no par value;

•	may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

•	may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

•	may register as a limited duration company; and

•	may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Exclusive Forum. Unless we consent in writing to the selection of an alternative forum, the United States District Court for the Southern District of New York (or, if the United States District Court for the Southern District of New York lacks subject matter jurisdiction over a particular dispute, the state courts in New York County, New York) shall be the exclusive forum within the United States for the resolution of any complaint asserting a cause of action arising out of or relating in any way to the federal securities laws of the United States, regardless of whether such legal suit, action, or proceeding also involves parties other than us. Any person or entity purchasing or otherwise acquiring any share or other securities in our company, or purchasing or otherwise acquiring American depositary shares issued pursuant to deposit agreements, cannot waive compliance with the federal securities laws of the United States and the rules and regulations thereunder with respect to claims arising under the Securities Act and shall be deemed to have notice of and consented to this exclusive forum provision. Without prejudice to the foregoing, if this exclusive forum provision is held to be illegal, invalid or unenforceable under applicable law, the legality, validity or enforceability of the rest of articles of association shall not be affected and this exclusive forum provision shall be interpreted and construed to the maximum extent possible to apply in the relevant jurisdiction with whatever modification or deletion may be necessary so as best to give effect to our intention.

Differences in Corporate Law

The Companies Act is derived, to a large extent, from the older Companies Acts of England but does not follow recent English statutory enactments and accordingly there are significant differences between the Companies Act and the current Companies Act of England. In addition, the Companies Act differs from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of certain significant differences between the provisions of the Companies Act applicable to us and the comparable laws applicable to companies incorporated in the United States and their shareholders.

Mergers and Similar Arrangements. The Companies Act permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (i) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company, and (ii) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company, and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. The written plan of merger or consolidation must be filed with the Registrar of Companies of the Cayman Islands together with a declaration as to the solvency of the consolidated or surviving company, a declaration of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders of that Cayman subsidiary if a copy of the plan of merger is given to every member of that Cayman subsidiary to be merged unless that member agrees otherwise. For this purpose a company is a “parent” of a subsidiary if it holds issued shares that together represent at least ninety percent (90%) of the votes at a general meeting of the subsidiary.

The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

Save in certain limited circumstances, a shareholder of a Cayman Islands constituent company who dissents from the merger or consolidation is entitled to payment of the fair value of his or her shares upon dissenting to the merger or consolidation, provide the dissenting shareholder complies strictly with the procedures set out in the Companies Act. The exercise of such dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

Separate from the statutory provisions relating to mergers and consolidations, the Companies Act also contains statutory provisions that facilitate the reconstruction and amalgamation of companies by way of schemes of arrangement, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands, or the Grand Court. While a dissenting shareholder or creditor has the right to express to the court the view that the transaction ought not to be approved, the Grand Court will usually consider that the affected stakeholders (shareholders and/or creditors affected by the scheme) of the company are the best judges of their own commercial interests and will typically sanction the scheme provided that the prescribed procedures have been followed and the requisite statutory majorities have been achieved at the scheme meetings.

The Grand Court will typically consider the following factors in exercising its discretion as to whether to sanction the scheme:

•	the statutory provisions as to the required majority vote have been met;

•

the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class; and

•	the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest.

The Companies Act also contains a statutory power of compulsory acquisition which may facilitate the “squeeze out” of dissentient minority shareholder upon a tender offer. When a takeover offer is made and accepted by holders of 90% of the shares affected within four months, the offeror may, within a two-month period commencing on the expiration of such four-month period, require the holders of the remaining shares to transfer such shares to the offeror on the terms of the offer. An objection may be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction is thus approved, or if a takeover offer is made and accepted, a dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits. In principle, we will normally be the proper plaintiff to sue for a wrong done to us as a company, and as a general rule a derivative action may not be brought by a minority shareholder. However, it is possible that a non-controlling shareholder may be permitted to commence a class action against and/or derivative actions in the name of the company to challenge:

•	an act which is illegally or ultra vires with respect to the company and is therefore incapable of ratification by the majority shareholders;

•	an act which constitutes an infringement of individual rights of shareholders, including, but not limited to the right to vote and pre-emption rights;

•	the act which, although not ultra vires, requires authorization by a qualified (or special) majority (that is, more than a simple majority) which majority has not been obtained; and

•	an act which constitutes a “fraud on the minority” where the wrongdoers are themselves in control of the company.

Indemnification of Directors and Executive Officers and Limitation of Liability. Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our post-offering memorandum and articles of association provide that that we shall indemnify our officers and directors against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such directors or officer, other than by reason of such person’s dishonesty, wilful default or fraud, in or about the conduct of our company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including, without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such director or officer in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.

In addition, we have entered into indemnification agreements with our directors and executive officers that provide such persons with additional indemnification beyond that provided in our post-offering memorandum and articles of association.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Directors’ Fiduciary Duties. Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director acts in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he owes the following duties to the company—a duty to act bona fide in the best interests of the company, a duty not to make a profit based on his position as director (unless the company permits him to do so), a duty not to put himself in a position where the interests of the company conflict with his personal interest or his duty to a third party, and a duty to exercise powers for the purpose for which such powers were intended. A director of a Cayman Islands company owes to the company a duty to exercise the skill they actually possess and such care and diligence that a reasonably prudent person would exercise in comparable circumstances. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person of his knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Shareholder Action by Written Consent. Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. Cayman Islands law and our post-offering memorandum and articles of association provide that our shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.

Shareholder Proposals. Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders; provided that it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

The Companies Act provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our post-offering memorandum and articles of association allow any one or more of our shareholders holding shares which carry in aggregate not less than one-third of the total number votes attaching to all issued and the outstanding shares of our company that as at the date of the deposit carry the right to vote at general meetings to requisition an extraordinary general meeting of our shareholders, in which case our board is obliged to convene an extraordinary general meeting and to put the resolutions so requisitioned to a vote at such meeting. Other than this right to requisition a shareholders’ meeting, our post-offering memorandum and articles of association do not provide our shareholders with any other right to put proposals before annual general meetings or extraordinary general meetings. As a Cayman Islands exempted company, we are not obliged by law to call shareholders’ annual general meetings.

Cumulative Voting. Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. There are no prohibitions in relation to cumulative voting under the laws of the Cayman Islands but our post-offering memorandum and articles of association do not provide for cumulative voting.

Removal of Directors. Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the issued and outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our post-offering memorandum and articles of association, directors may be removed with or without cause, by an ordinary resolution of our shareholders. A director will also cease to be a director if he (i) becomes bankrupt or makes any arrangement or composition with his creditors; (ii) dies or is found to be or becomes of unsound mind; (iii) resigns his office by notice in writing to our company; (iv) without special leave of absence from our board, is absent from meetings of our board for three consecutive meetings and our board resolves that his office be vacated; or (v) is removed from office pursuant to any other provision of our articles of association.

Transactions with Interested Shareholders. The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting shares within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, the directors of a company are required to comply with fiduciary duties which they owe to the company under Cayman Islands law, including the duty to ensure that, in their opinion, such transactions must be entered into bona fide in the best interests of the company and for a proper corporate purpose and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding Up. Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by either an order of the courts of the Cayman Islands or by the board of directors.

Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members in general meeting. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

Variation of Rights of Shares. Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under our post-offering memorandum and articles of association, if our share capital is divided into more than one class of shares, the rights attached to any such class may, subject to any rights or restrictions for the time being attached to any class, only be materially and adversely varied with the consent in writing of the holders of at least two-thirds of the issued shares of that class or with the sanction of an ordinary resolution passed at a separate meeting of the holders of the shares of that class. The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, subject to any rights or restrictions for the time being attached to the shares of that class, be deemed to be materially and adversely varied by the creation, allotment or issue of further shares ranking pari passu with or subsequent to them or the redemption or purchase of any shares of any class by our company. The rights of the holders of shares shall not be deemed to be materially and adversely varied by the creation or issue of shares with preferred or other rights including, without limitation, the creation of shares with enhanced or weighted voting rights.

Amendment of Governing Documents. Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under the Companies Act and our post-offering memorandum and articles of association, our memorandum and articles of association may only be amended by special resolution of our shareholders.

Rights of Non-resident or Foreign Shareholders. There are no limitations imposed by our post-offering memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our post-offering memorandum and articles of association governing the ownership threshold above which shareholder ownership must be disclosed.

History of Securities Issuances

The following is a summary of our securities issuances in the past three years.

Ordinary Shares

On August 21, 2020, we issued and sold 4,122,853 Class A ordinary shares to Coatue PE Asia 26 LLC for a total consideration of US$11.4 million.

On November 27, 2020, we issued 24,780,971 Class B ordinary shares to TECHWOLF LIMITED at a par value of US$0.0001 per share.

On March 31, 2021, we repurchased 1,181,339 Class B ordinary shares from TECHWOLF LIMITED for a total consideration of US$6.3 million.

Preferred Shares

On December 18, 2018, we issued (i) 12,311,525 Series E preferred shares to GGV Capital VI L.P., (ii) 530,669 Series E preferred shares to GGV Capital VI Entrepreneurs Fund L.P., (iii) 19,263,291 Series E preferred shares to GGV Capital VI Plus L.P., (iv) 3,350,528 Series E preferred shares to Global Private Opportunities Partners II Offshore Holdings LP, (v) 3,070,569 Series E preferred shares to Global Private Opportunities Partners II LP, (vi) 3,210,549 Series E preferred shares to Banyan Partners Fund II, L.P., (vii) 9,631,646 Series E preferred shares to Shenzhen Hina New Economic Equity Investment Fund Partnership (Limited Partnership), (viii) 8,989,536 Series E preferred shares to Hina Group Fund V, L.P., (ix) 6,421,097 Series E preferred shares to Magic Stone Special Opportunity Fund VIII L.P., (x) 12,842,194 Series E preferred shares to CTG Evergreen Investment X Limited, (xi) 642,110 Series E preferred shares to Shunwei Technology III Limited, and (xii) 3,210,549 Series E preferred shares to DELICATE MASTER LIMITED for a total consideration of US$130.0 million.

On March 8, 2019, we issued 14,715,014 Series E+ preferred shares to INSPIRING LINK LIMITED for a total consideration of US$25.0 million. These Series E+ preferred shares were re-designated as Series E-1 preferred shares on July 4, 2019.

On June 3, 2019, we issued 17,658,017 Series E+ preferred shares to Sunshine Life Insurance Corporation Limited for a total consideration of US$30.0 million. These Series E+ preferred shares were re-designated as Series E-1 preferred shares on July 4, 2019.

On July 4, 2019, we issued 28,226,073 Series E-2 preferred shares to Image Frame Investment (HK) Limited for a total consideration of US$50.0 million.

On February 10, 2020, we issued (i) 32,459,984 Series F preferred shares to Coatue PE Asia 26 LLC and (ii) 16,229,992 Series F preferred shares to Image Frame Investment (HK) Limited for a total consideration of US$150.0 million.

On November 27, 2020, we issued (i) 18,764,670 Series F+ preferred shares to SCC Growth VI Holdco E, Ltd., (ii) 18,764,670 Series F+ preferred shares to Internet Fund VI PTE. LTD., (iii) 7,505,868 Series F+ preferred shares to Coatue PE Asia 26 LLC, (iv) 3,752,934 Series F+ preferred shares to Huaxing Growth Capital III, L.P., (v) 899,463 Series F+ preferred shares to GGV Capital VI L.P., (vi) 77,541 Series F+ preferred shares to GGV Capital VI Entrepreneurs Fund L.P., and (vii) 899,463 Series F+ preferred shares to GGV Capital VI Plus L.P. for a total consideration of US$270.0 million.

Grant of Options

During the past three years, we have granted options to certain of our employees and consultants. The aggregate number of outstanding options issued in the past three years is 87,922,156. See “Management—Share Incentive Plan.”

Shareholders Agreement

We entered into our eleventh amended and restated shareholders agreement with our shareholders in November 2020. The eleventh amended and restated shareholders agreement provides for certain shareholders’ rights, including information and inspection rights, rights to appoint directors or observers on our board of directors, preemptive rights, right of first refusal and co-sale rights, and contains provisions governing our board of directors and other corporate governance matters. The special rights other than certain registration rights, as well as the corporate governance provisions, will automatically terminate upon the completion of this offering. For the complete text of the eleventh amended and restated shareholders agreement, please see the copy filed as an exhibit to the registration statement filed with the SEC, of which this prospectus is a part.

Registration Rights

We have granted certain registration rights to our shareholders. Set forth below is a description of the registration rights granted under the eleventh amended and restated shareholders agreement.

Demand Registration Rights. (i) Holders of registrable securities holding 50% or more of the then outstanding registrable securities after the fifth anniversary of the closing date of the sale and issuance of our Series F+ preferred shares or (ii) holders of registrable securities holding at least 30% of the then outstanding registrable securities after six months following the effective date of the registration statement for this offering may request in writing for us to effect a registration of the registrable securities under the Securities Act of such requesting shareholder’s registrable securities on a form other than F-3, if such registrable securities represent at least 20% of the total registrable securities (or any lesser percentage if the anticipated gross proceeds from the offering are at least US$20 million). Upon receipt of such a request, we shall give notice of such requested registration to all other shareholders within 10 business days and shall use our commercially reasonable efforts to effect, as soon as practicable, the registration under the Securities Act of all registrable securities for which the requesting shareholder has requested registration and all other registrable securities that other shareholders request us to register within 20 days after receipt of the notice. We are not obligated to effect more than a total of two demand registrations and in no event shall we be required to effect more than one demand registration within any six-month period. We shall pay all registration expenses in connection with each demand registration.

Registration on Form F-3. Holders of a majority of our outstanding registrable securities may request us in writing to file a registration statement on Form F-3. We shall effect the registration of the securities on Form F-3 as soon as practicable using our reasonable best efforts. We are not obligated to effect more than one registration on Form F-3 during any 12-month period.

Piggyback Registration Rights. If we propose to file a registration statement for a public offering of our securities, we must offer shareholders an opportunity to include in the registration all or any part of the registrable securities held by such holders. If the managing underwriters of any underwritten offering determine in good faith that marketing factors require a limitation of the number of shares to be underwritten, and the number of shares that may be included in the registration and the underwriting shall be allocated to each holder requesting inclusion of its registrable securities in such registration statement on a pro rata basis based on the total number of registrable securities then held by each such holder; provided that at least 25% of the registrable securities requested by the holders to be included in the underwriting and registration shall be so included, and all shares that are not registrable securities shall first be excluded from such registration and underwriting before any registrable securities are so excluded.

Expenses of Registration. We will bear all registration expenses in connection with any demand, piggyback or Form F-3 registration, other than the selling expenses or other amounts payable to underwriters, brokers or the depositary bank in connection with such offering by the holders.

Termination of Registration Rights. The registration rights will terminate with respect to any holder of registrable securities upon the earlier of: (i) the date that is that is the third anniversary following the completion of this offering, and (ii) when all registrable securities held by that shareholder may be sold without restriction under Rule 144 within any 90-day period.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

Citibank, N.A. has agreed to act as the depositary for the American Depositary Shares. Citibank’s depositary offices are located at 388 Greenwich Street, New York, New York 10013. American Depositary Shares are frequently referred to as “ADSs” and represent ownership interests in securities that are on deposit with the depositary. ADSs may be represented by certificates that are commonly known as “American Depositary Receipts” or “ADRs.” The depositary typically appoints a custodian to safekeep the securities on deposit. In this case, the custodian is Citibank, N.A.—Hong Kong, located at 9/F Citi Tower, One Bay East, 83 Hoi Bun Road, Kwun Tong, Kowloon, Hong Kong.

We have appointed Citibank as depositary pursuant to a deposit agreement. A copy of the deposit agreement is on file with the SEC under cover of a Registration Statement on Form F-6. You may obtain a copy of the deposit agreement from the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549 and from the SEC’s website (www.sec.gov). Please refer to Registration Number 333-256721 when retrieving such copy.

We are providing you with a summary description of the material terms of the ADSs and of your material rights as an owner of ADSs. Please remember that summaries by their nature lack the precision of the information summarized and that the rights and obligations of an owner of ADSs will be determined by reference to the terms of the deposit agreement and not by this summary. We urge you to review the deposit agreement in its entirety. The portions of this summary description that are italicized describe matters that may be relevant to the ownership of ADSs but that may not be contained in the deposit agreement.

Each ADS represents the right to receive, and to exercise the beneficial ownership interests in, two Class A ordinary shares that are on deposit with the depositary and/or custodian. An ADS also represents the right to receive, and to exercise the beneficial interests in, any other property received by the depositary or the custodian on behalf of the owner of the ADS but that has not been distributed to the owners of ADSs because of legal restrictions or practical considerations. We and the depositary may agree to change the ADS-to-Class A ordinary share ratio by amending the deposit agreement. This amendment may give rise to, or change, the depositary fees payable by ADS owners. The custodian, the depositary and their respective nominees will hold all deposited property for the benefit of the holders and beneficial owners of ADSs. The deposited property does not constitute the proprietary assets of the depositary, the custodian or their nominees. Beneficial ownership in the deposited property will under the terms of the deposit agreement be vested in the beneficial owners of the ADSs. The depositary, the custodian and their respective nominees will be the record holders of the deposited property represented by the ADSs for the benefit of the holders and beneficial owners of the corresponding ADSs. A beneficial owner of ADSs may or may not be the holder of ADSs. Beneficial owners of ADSs will be able to receive, and to exercise beneficial ownership interests in, the deposited property only through the registered holders of the ADSs, the registered holders of the ADSs (on behalf of the applicable ADS owners) only through the depositary, and the depositary (on behalf of the owners of the corresponding ADSs) directly, or indirectly, through the custodian or their respective nominees, in each case upon the terms of the deposit agreement.

If you become an owner of ADSs, you will become a party to the deposit agreement and therefore will be bound to its terms and to the terms of any ADR that represents your ADSs. The deposit agreement and the ADR specify our rights and obligations as well as your rights and obligations as an owner of ADSs and those of the depositary. As an ADS holder you appoint the depositary to act on your behalf in certain circumstances. The deposit agreement and the ADRs are governed by New York law. However, our obligations to the holders of Class A ordinary shares will continue to be governed by the laws of the Cayman Islands, which may be different from the laws in the United States.

In addition, applicable laws and regulations may require you to satisfy reporting requirements and obtain regulatory approvals in certain circumstances. You are solely responsible for complying with such reporting requirements and obtaining such approvals. Neither the depositary, the custodian, us or any of their or our respective agents or affiliates shall be required to take any actions whatsoever on your behalf to satisfy such reporting requirements or obtain such regulatory approvals under applicable laws and regulations.

As an owner of ADSs, we will not treat you as one of our shareholders and you will not have direct shareholder rights. The depositary will hold on your behalf the shareholder rights attached to the Class A ordinary shares underlying your ADSs. As an owner of ADSs you will be able to exercise the shareholders rights for the Class A ordinary shares represented by your ADSs through the depositary only to the extent contemplated in the deposit agreement. To exercise any shareholder rights not contemplated in the deposit agreement you will, as an ADS owner, need to arrange for the cancellation of your ADSs and become a direct shareholder.

The manner in which you own the ADSs (e.g., in a brokerage account vs. as registered holder, or as holder of certificated vs. uncertificated ADSs) may affect your rights and obligations, and the manner in which, and extent to which, the depositary’s services are made available to you. As an owner of ADSs, you may hold your ADSs either by means of an ADR registered in your name, through a brokerage or safekeeping account, or through an account established by the depositary in your name reflecting the registration of uncertificated ADSs directly on the books of the depositary (commonly referred to as the “direct registration system” or “DRS”). The direct registration system reflects the uncertificated (book-entry) registration of ownership of ADSs by the depositary. Under the direct registration system, ownership of ADSs is evidenced by periodic statements issued by the depositary to the holders of the ADSs. The direct registration system includes automated transfers between the depositary and The Depository Trust Company (“DTC”), the central book-entry clearing and settlement system for equity securities in the United States. If you decide to hold your ADSs through your brokerage or safekeeping account, you must rely on the procedures of your broker or bank to assert your rights as ADS owner. Banks and brokers typically hold securities such as the ADSs through clearing and settlement systems such as DTC. The procedures of such clearing and settlement systems may limit your ability to exercise your rights as an owner of ADSs. Please consult with your broker or bank if you have any questions concerning these limitations and procedures. All ADSs held through DTC will be registered in the name of a nominee of DTC. This summary description assumes you have opted to own the ADSs directly by means of an ADS registered in your name and, as such, we will refer to you as the “holder.” When we refer to “you,” we assume the reader owns ADSs and will own ADSs at the relevant time.

The registration of the Class A ordinary shares in the name of the depositary or the custodian shall, to the maximum extent permitted by applicable law, vest in the depositary or the custodian the record ownership in the applicable Class A ordinary shares with the beneficial ownership rights and interests in such Class A ordinary shares being at all times vested with the beneficial owners of the ADSs representing the Class A ordinary shares. The depositary or the custodian shall at all times be entitled to exercise the beneficial ownership rights in all deposited property, in each case only on behalf of the holders and beneficial owners of the ADSs representing the deposited property.

Dividends and Distributions

As a holder of ADSs, you generally have the right to receive the distributions we make on the securities deposited with the custodian. Your receipt of these distributions may be limited, however, by practical considerations and legal limitations. Holders of ADSs will receive such distributions under the terms of the deposit agreement in proportion to the number of ADSs held as of the specified record date, after deduction of the applicable fees, taxes and expenses.

Distributions of Cash

Whenever we make a cash distribution for the securities on deposit with the custodian, we will deposit the funds with the custodian. Upon receipt of confirmation of the deposit of the requisite funds, the depositary will arrange for the funds received in a currency other than U.S. dollars to be converted into U.S. dollars and for the distribution of the U.S. dollars to the holders, subject to the laws and regulations of the Cayman Islands.

The conversion into U.S. dollars will take place only if practicable and if the U.S. dollars are transferable to the United States. The depositary will apply the same method for distributing the proceeds of the sale of any property (such as undistributed rights) held by the custodian in respect of securities on deposit.

The distribution of cash will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. The depositary will hold any cash amounts it is unable to distribute in a non-interest bearing account for the benefit of the applicable holders and beneficial owners of ADSs until the distribution can be effected or the funds that the depositary holds must be escheated as unclaimed property in accordance with the laws of the relevant states of the United States.

Distributions of Class A Ordinary Shares

Whenever we make a free distribution of Class A ordinary shares for the securities on deposit with the custodian, we will deposit the applicable number of Class A ordinary shares with the custodian. Upon receipt of confirmation of such deposit, the depositary will either distribute to holders new ADSs representing the Class A ordinary shares deposited or modify the ADS-to-Class A ordinary shares ratio, in which case each ADS you hold will represent rights and interests in the additional Class A ordinary shares so deposited. Only whole new ADSs will be distributed. Fractional entitlements will be sold and the proceeds of such sale will be distributed as in the case of a cash distribution.

The distribution of new ADSs or the modification of the ADS-to-Class A ordinary shares ratio upon a distribution of Class A ordinary shares will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes or governmental charges, the depositary may sell all or a portion of the new Class A ordinary shares so distributed.

No such distribution of new ADSs will be made if it would violate a law (e.g., the U.S. securities laws) or if it is not operationally practicable. If the depositary does not distribute new ADSs as described above, it may sell the Class A ordinary shares received upon the terms described in the deposit agreement and will distribute the proceeds of the sale as in the case of a distribution of cash.

Distributions of Rights

Whenever we intend to distribute rights to subscribe for additional Class A ordinary shares, we will give prior notice to the depositary and we will assist the depositary in determining whether it is lawful and reasonably practicable to distribute rights to subscribe for additional ADSs to holders.

The depositary will establish procedures to distribute rights to subscribe for additional ADSs to holders and to enable such holders to exercise such rights if we request such rights be made available to holders of ADSs, it is lawful and reasonably practicable to make the rights available to holders of ADSs, and if we provide all of the documentation contemplated in the deposit agreement (such as opinions to address the lawfulness of the transaction). You may have to pay fees, expenses, taxes and other governmental charges to subscribe for the new ADSs upon the exercise of your rights. The depositary is not obligated to establish procedures to facilitate the distribution and exercise by holders of rights to subscribe for new Class A ordinary shares other than in the form of ADSs.

The depositary will not distribute the rights to you if:

•	We do not timely request that the rights be distributed to you or we request that the rights not be distributed to you;

•	We fail to deliver satisfactory documents to the depositary; or

•	It is not reasonably practicable to distribute the rights.

The depositary will sell the rights that are not exercised or not distributed if such sale is lawful and reasonably practicable. The proceeds of such sale will be distributed to holders as in the case of a cash distribution. If the depositary is unable to sell the rights, it will allow the rights to lapse.

Elective Distributions

Whenever we intend to distribute a dividend payable at the election of shareholders either in cash or in additional shares, we will give prior notice thereof to the depositary and will indicate whether we wish the elective distribution to be made available to you. In such case, we will assist the depositary in determining whether such distribution is lawful and reasonably practicable.

The depositary will make the election available to you only if we request and it is reasonably practicable, and if we have provided all of the documentation contemplated in the deposit agreement. In such case, the depositary will establish procedures to enable you to elect to receive either cash or additional ADSs, in each case as described in the deposit agreement.

If the election is not made available to you, you will receive either cash or additional ADSs, depending on what a shareholder in the Cayman Islands would receive upon failing to make an election, as more fully described in the deposit agreement.

Other Distributions

Whenever we intend to distribute property other than cash, Class A ordinary shares or rights to subscribe for additional Class A ordinary shares, we will notify the depositary in advance and will indicate whether we wish such distribution to be made to you. If so, we will assist the depositary in determining whether such distribution to holders is lawful and reasonably practicable.

If it is reasonably practicable to distribute such property to you and if we request such rights be made available to you and provide to the depositary all of the documentation contemplated in the deposit agreement, the depositary will distribute the property to the holders in a manner it deems practicable.

The distribution will be made net of fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes and governmental charges, the depositary may sell all or a portion of the property received.

The depositary will not distribute the property to you and will sell the property if:

•	We do not request that the property be distributed to you or if we request that the property not be distributed to you;

•	We do not deliver satisfactory documents to the depositary; or

•	The depositary determines that all or a portion of the distribution to you is not reasonably practicable.

The proceeds of such a sale will be distributed to holders as in the case of a cash distribution.

Redemption

Whenever we decide to redeem any of the securities on deposit with the custodian, we will notify the depositary in advance. If it is practicable and if we provide all of the documentation contemplated in the deposit agreement, the depositary will provide notice of the redemption to the holders.

The custodian will be instructed to surrender the shares being redeemed against payment of the applicable redemption price. The depositary will convert into U.S. dollars upon the terms of the deposit agreement the redemption funds received in a currency other than U.S. dollars and will establish procedures to enable holders to receive the net proceeds from the redemption upon surrender of their ADSs to the depositary. You may have to pay fees, expenses, taxes and other governmental charges upon the redemption of your ADSs. If less than all ADSs are being redeemed, the ADSs to be retired will be selected by lot or on a pro rata basis, as the depositary may determine.

Changes Affecting Class A Ordinary shares

The Class A ordinary shares held on deposit for your ADSs may change from time to time. For example, there may be a change in nominal or par value, split-up, cancellation, consolidation or any other reclassification of such Class A ordinary shares or a recapitalization, reorganization, merger, consolidation or sale of assets of the Company.

If any such change were to occur, your ADSs would, to the extent permitted by law and the deposit agreement, represent the right to receive the property received or exchanged in respect of the Class A ordinary shares held on deposit. The depositary may in such circumstances deliver new ADSs to you, amend the deposit agreement, the ADRs and the applicable Registration Statement(s) on Form F-6, call for the exchange of your existing ADSs for new ADSs and take any other actions that are appropriate to reflect as to the ADSs the change affecting the Shares. If the depositary may not lawfully distribute such property to you, the depositary may sell such property and distribute the net proceeds to you as in the case of a cash distribution.

Issuance of ADSs upon Deposit of Class A Ordinary Shares

Upon completion of the offering, the Class A ordinary shares being offered pursuant to the prospectus will be deposited by us with the custodian. Upon receipt of confirmation of such deposit, the depositary will issue ADSs to the underwriters named in the prospectus.

After the closing of the offer, the depositary may create ADSs on your behalf if you or your broker deposit Class A ordinary shares with the custodian and provide the certifications and documentation required by the deposit agreement. The depositary will deliver these ADSs to the person you indicate only after you pay any applicable issuance fees and any charges and taxes payable for the transfer of the Class A ordinary shares to the custodian. Your ability to deposit Class A ordinary shares and receive ADSs may be limited by U.S. and Cayman Islands legal considerations applicable at the time of deposit.

The issuance of ADSs may be delayed until the depositary or the custodian receives confirmation that all required approvals have been given and that the Class A ordinary shares have been duly transferred to the custodian. The depositary will only issue ADSs in whole numbers.

When you make a deposit of Class A ordinary shares, you will be responsible for transferring good and valid title to the depositary. As such, you will be deemed to represent and warrant that:

•	The Class A ordinary shares are duly authorized, validly issued, fully paid, non-assessable and legally obtained.

•	All preemptive (and similar) rights, if any, with respect to such Class A ordinary shares have been validly waived or exercised.

•	You are duly authorized to deposit the Class A ordinary shares.

•

The Class A ordinary shares presented for deposit are free and clear of any lien, encumbrance, security interest, charge, mortgage or adverse claim, and are not, and the ADSs issuable upon such deposit will not be, “restricted securities” (as defined in the deposit agreement).

•	The Class A ordinary shares presented for deposit have not been stripped of any rights or entitlements.

If any of the representations or warranties are incorrect in any way, we and the depositary may, at your cost and expense, take any and all actions necessary to correct the consequences of the misrepresentations.

Transfer, Combination and Split Up of ADRs

As an ADR holder, you will be entitled to transfer, combine or split up your ADRs and the ADSs evidenced thereby. For transfers of ADRs, you will have to surrender the ADRs to be transferred to the depositary and also must:

•	ensure that the surrendered ADR is properly endorsed or otherwise in proper form for transfer;

•	provide such proof of identity and genuineness of signatures as the depositary deems appropriate;

•	provide any transfer stamps required by the State of New York or the United States; and

•	pay all applicable fees, charges, expenses, taxes and other government charges payable by ADR holders pursuant to the terms of the deposit agreement, upon the transfer of ADRs.

To have your ADRs either combined or split up, you must surrender the ADRs in question to the depositary with your request to have them combined or split up, and you must pay all applicable fees, charges and expenses payable by ADR holders, pursuant to the terms of the deposit agreement, upon a combination or split up of ADRs.

Withdrawal of Class A Ordinary Shares Upon Cancellation of ADSs

As a holder, you will be entitled to present your ADSs to the depositary for cancellation and then receive the corresponding number of underlying Class A ordinary shares at the custodian’s offices. Your ability to withdraw the Class A ordinary shares held in respect of the ADSs may be limited by U.S. and Cayman Islands law considerations applicable at the time of withdrawal. In order to withdraw the Class A ordinary shares represented by your ADSs, you will be required to pay to the depositary the fees for cancellation of ADSs and any charges and taxes payable upon the transfer of the Class A ordinary shares. You assume the risk for delivery of all funds and securities upon withdrawal. Once canceled, the ADSs will not have any rights under the deposit agreement.

If you hold ADSs registered in your name, the depositary may ask you to provide proof of identity and genuineness of any signature and such other documents as the depositary may deem appropriate before it will cancel your ADSs. The withdrawal of the Class A ordinary shares represented by your ADSs may be delayed until the depositary receives satisfactory evidence of compliance with all applicable laws and regulations. Please keep in mind that the depositary will only accept ADSs for cancellation that represent a whole number of securities on deposit.

You will have the right to withdraw the securities represented by your ADSs at any time except for:

•

Temporary delays that may arise because (i) the transfer books for the Class A ordinary shares or ADSs are closed, or (ii) Class A ordinary shares are immobilized on account of a shareholders’ meeting or a payment of dividends.

•	Obligations to pay fees, taxes and similar charges.

•	Restrictions imposed because of laws or regulations applicable to ADSs or the withdrawal of securities on deposit.

The deposit agreement may not be modified to impair your right to withdraw the securities represented by your ADSs except to comply with mandatory provisions of law.

Voting Rights

As a holder, you generally have the right under the deposit agreement to instruct the depositary to exercise the voting rights for the Class A ordinary shares represented by your ADSs. The voting rights of holders of Class A ordinary shares are described in “Description of Share Capital.”

At our request, the depositary will distribute to you any notice of shareholders’ meeting received from us together with information explaining how to instruct the depositary to exercise the voting rights of the securities represented by ADSs. In lieu of distributing such materials, the depositary may distribute to holders of ADSs instructions on how to retrieve such materials upon request.

If the depositary timely receives voting instructions from a holder of ADSs, it will endeavor to vote the securities (in person or by proxy) represented by the holder’s ADSs as follows:

•

In the event of voting by show of hands, the depositary will vote (or cause the custodian to vote) all Class A ordinary shares held on deposit at that time in accordance with the voting instructions received from a majority of holders of ADSs who provide timely voting instructions.

•

In the event of voting by poll, the depositary will vote (or cause the custodian to vote) the Class A ordinary shares held on deposit in accordance with the voting instructions received from the holders of ADSs.

Securities for which no voting instructions have been received will not be voted (except (a) as set forth above in the case voting is by show of hands, (b) in the event of voting by poll, holders of ADSs in respect of which no timely voting instructions have been received shall be deemed to have instructed the depositary to give a discretionary proxy to a person designated by us to vote the Class A ordinary shares represented by such holders’ ADSs; provided, however, that no such discretionary proxy shall be given with respect to any matter to be voted upon as to which we inform the depositary that (i) we do not wish such proxy to be given, (ii) substantial opposition exists, or (iii) the rights of holders of Class A ordinary shares may be adversely affected, and (c) as otherwise contemplated in the deposit agreement). Please note that the ability of the depositary to carry out voting instructions may be limited by practical and legal limitations and the terms of the securities on deposit. We cannot assure you that you will receive voting materials in time to enable you to return voting instructions to the depositary in a timely manner.

Fees and Charges

As an ADS holder, you will be required to pay the following fees under the terms of the deposit agreement:

Services	Fees

•  Issuance of ADSs (e.g., an issuance of ADS upon a deposit of Class A ordinary shares, upon a change in the ADS(s)-to-Class A ordinary share(s) ratio, or for any other reason), excluding ADS issuances as a result of distributions of Class A ordinary shares)

Up to U.S.$0.05 per ADS issued

• Cancellation of ADSs (e.g., a cancellation of ADSs for delivery of deposited property, upon a change in the ADS(s)-to-Class A ordinary share(s) ratio, or for any other reason)	Up to U.S.$0.05 per ADS cancelled

• Distribution of cash dividends or other cash distributions (e.g., upon a sale of rights and other entitlements)	Up to U.S.$0.05 per ADS held

• Distribution of ADSs pursuant to (i) stock dividends or other free stock distributions, or (ii) exercise of rights to purchase additional ADSs	Up to U.S.$0.05 per ADS held

• Distribution of securities other than ADSs or rights Up to U.S. per ADS held to purchase additional ADSs (e.g., upon a spin-off)	Up to U.S.$0.05 per ADS held

• ADS Services	Up to U.S.$0.05 per ADS held on the applicable record date(s) established by the depositary

• Registration of ADS transfers (e.g., upon a registration of the transfer of registered ownership of ADSs, upon a transfer of ADSs into DTC and vice versa, or for any other reason)	Up to U.S.$0.05 per ADS (or fraction thereof) transferred

•  Conversion of ADSs of one series for ADSs of another series (e.g., upon conversion of Partial Entitlement ADSs for Full Entitlement ADSs, or upon conversion of Restricted ADSs (each as defined in the Deposit Agreement) into freely transferable ADSs, and vice versa).

Up to U.S.$0.05 per ADS (or fraction thereof) converted

As an ADS holder you will also be responsible to pay certain charges such as:

•	taxes (including applicable interest and penalties) and other governmental charges;

•

the registration fees as may from time to time be in effect for the registration of Class A ordinary shares on the share register and applicable to transfers of Class A ordinary shares to or from the name of the custodian, the depositary or any nominees upon the making of deposits and withdrawals, respectively;

•	certain cable, telex and facsimile transmission and delivery expenses;

•	the fees, expenses, spreads, taxes and other charges of the depositary and/or service providers (which may be a division, branch or affiliate of the depositary) in the conversion of foreign currency;

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the reasonable and customary out-of-pocket expenses incurred by the depositary in connection with foreign currency conversions, compliance with exchange control regulations and other regulatory requirements; and

•	the fees, charges, costs and expenses incurred by the depositary, the custodian, or any nominee in connection with the ADR program.

ADS fees and charges for (i) the issuance of ADSs, and (ii) the cancellation of ADSs are charged to the person for whom the ADSs are issued (in the case of ADS issuances) and to the person for whom ADSs are cancelled (in the case of ADS cancellations). In the case of ADSs issued by the depositary into DTC, the ADS issuance and cancellation fees and charges may be deducted from distributions made through DTC, and may be charged to the DTC participant(s) receiving the ADSs being issued or the DTC participant(s) holding the ADSs being cancelled, as the case may be, on behalf of the beneficial owner(s) and will be charged by the DTC participant(s) to the account of the applicable beneficial owner(s) in accordance with the procedures and practices of the DTC participants as in effect at the time. ADS fees and charges in respect of distributions and the ADS service fee are charged to the holders as of the applicable ADS record date. In the case of distributions of cash, the amount of the applicable ADS fees and charges is deducted from the funds being distributed. In the case of (i) distributions other than cash and (ii) the ADS service fee, holders as of the ADS record date will be invoiced for the amount of the ADS fees and charges and such ADS fees and charges may be deducted from distributions made to holders of ADSs. For ADSs held through DTC, the ADS fees and charges for distributions other than cash and the ADS service fee may be deducted from distributions made through DTC, and may be charged to the DTC participants in accordance with the procedures and practices prescribed by DTC and the DTC participants in turn charge the amount of such ADS fees and charges to the beneficial owners for whom they hold ADSs. In the case of (i) registration of ADS transfers, the ADS transfer fee will be payable by the ADS Holder whose ADSs are being transferred or by the person to whom the ADSs are transferred, and (ii) conversion of ADSs of one series for ADSs of another series, the ADS conversion fee will be payable by the Holder whose ADSs are converted or by the person to whom the converted ADSs are delivered.

In the event of refusal to pay the depositary fees, the depositary may, under the terms of the deposit agreement, refuse the requested service until payment is received or may set off the amount of the depositary fees from any distribution to be made to the ADS holder. Certain depositary fees and charges (such as the ADS services fee) may become payable shortly after the closing of the ADS offering. Note that the fees and charges you may be required to pay may vary over time and may be changed by us and by the depositary. You will receive prior notice of such changes. The depositary may reimburse us for certain expenses incurred by us in respect of the ADR program, by making available a portion of the ADS fees charged in respect of the ADR program or otherwise, upon such terms and conditions as we and the depositary agree from time to time.

Amendments and Termination

We may agree with the depositary to modify the deposit agreement at any time without your consent. We undertake to give holders 30 days’ prior notice of any modifications that would materially prejudice any of their substantial rights under the deposit agreement. We will not consider to be materially prejudicial to your substantial rights any modifications or supplements that are reasonably necessary for the ADSs to be registered under the Securities Act or to be eligible for book-entry settlement, in each case without imposing or increasing the fees and charges you are required to pay.

In addition, we may not be able to provide you with prior notice of any modifications or supplements that are required to accommodate compliance with applicable provisions of law.

You will be bound by the modifications to the deposit agreement if you continue to hold your ADSs after the modifications to the deposit agreement become effective. The deposit agreement cannot be amended to prevent you from withdrawing the Class A ordinary shares represented by your ADSs (except as permitted by law).

We have the right to direct the depositary to terminate the deposit agreement. Similarly, the depositary may in certain circumstances on its own initiative terminate the deposit agreement. In either case, the depositary must give notice to the holders at least 30 days before termination. Until termination, your rights under the deposit agreement will be unaffected.

After termination, the depositary will continue to collect distributions received (but will not distribute any such property until you request the cancellation of your ADSs) and may sell the securities held on deposit. After the sale, the depositary will hold the proceeds from such sale and any other funds then held for the holders of ADSs in a non-interest bearing account. At that point, the depositary will have no further obligations to holders other than to account for the funds then held for the holders of ADSs still outstanding (after deduction of applicable fees, taxes and expenses).

In connection with any termination of the deposit agreement, the depositary may make available to owners of ADSs a means to withdraw the Class A ordinary shares represented by ADSs and to direct the depositary of such Class A ordinary shares into an unsponsored American depositary share program established by the depositary. The ability to receive unsponsored American depositary shares upon termination of the deposit agreement would be subject to satisfaction of certain U.S. regulatory requirements applicable to the creation of unsponsored American depositary shares and the payment of applicable depositary fees and expenses.

Books of Depositary

The depositary will maintain ADS holder records at its depositary office. You may inspect such records at such office during regular business hours but solely for the purpose of communicating with other holders in the interest of business matters relating to the ADSs and the deposit agreement.

The depositary will maintain in New York facilities to record and process the issuance, cancellation, combination, split-up and transfer of ADSs. These facilities may be closed from time to time, to the extent not prohibited by law.

Limitations on Obligations and Liabilities

The deposit agreement limits our obligations and the depositary’s obligations to you. Please note the following:

•	We and the depositary are obligated only to take the actions specifically stated in the deposit agreement without negligence or bad faith.

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The depositary disclaims any liability for any failure to carry out voting instructions, for any manner in which a vote is cast or for the effect of any vote, provided it acts in good faith and in accordance with the terms of the deposit agreement.

•

The depositary disclaims any liability for any failure to determine the lawfulness or practicality of any action, for the content of any document forwarded to you on our behalf or for the accuracy of any translation of such a document, for the investment risks associated with investing in Class A ordinary shares, for the validity or worth of the Class A ordinary shares, for any tax consequences that result from the ownership of ADSs, for the credit-worthiness of any third party, for allowing any rights to lapse under the terms of the deposit agreement, for the timeliness of any of our notices or for our failure to give notice.

•	We and the depositary also disclaim any liability for any action or inaction of any clearing or settlement system (and any participant thereof) for the ADSs or deposited securities.

•	We and the depositary will not be obligated to perform any act that is inconsistent with the terms of the deposit agreement.

•

We and the depositary disclaim any liability if we or the depositary are prevented or forbidden from or subject to any civil or criminal penalty or restraint on account of, or delayed in, doing or performing any act or thing required by the terms of the deposit agreement, by reason of any provision, present or future of any law or regulation, or by reason of present or future provision of any provision of our memorandum and articles of association, or any provision of or governing the securities on deposit, or by reason of any act of God or war or other circumstances beyond our control.

•

We and the depositary disclaim any liability by reason of any exercise of, or failure to exercise, any discretion provided for in the deposit agreement or in our memorandum and articles of association or in any provisions of or governing the securities on deposit.

•

We and the depositary further disclaim any liability for any action or inaction in reliance on the advice or information received from legal counsel, accountants, any person presenting Shares for deposit, any holder of ADSs or authorized representatives thereof, or any other person believed by either of us in good faith to be competent to give such advice or information.

•

We and the depositary also disclaim liability for the inability by a holder to benefit from any distribution, offering, right or other benefit that is made available to holders of Class A ordinary shares but is not, under the terms of the deposit agreement, made available to you.

•	We and the depositary may rely without any liability upon any written notice, request or other document believed to be genuine and to have been signed or presented by the proper parties.

•	We and the depositary also disclaim liability for any consequential or punitive damages for any breach of the terms of the deposit agreement.

•	No disclaimer of any Securities Act liability is intended by any provision of the deposit agreement.

•	Nothing in the deposit agreement gives rise to a partnership or joint venture, or establishes a fiduciary relationship, among us, the depositary and you as ADS holder.

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Nothing in the deposit agreement precludes Citibank (or its affiliates) from engaging in transactions in which parties adverse to us or the ADS owners have interests, and nothing in the deposit agreement obligates Citibank to disclose those transactions, or any information obtained in the course of those transactions, to us or to the ADS owners, or to account for any payment received as part of those transactions.

Taxes

You will be responsible for the taxes and other governmental charges payable on the ADSs and the securities represented by the ADSs. We, the depositary and the custodian may deduct from any distribution the taxes and governmental charges payable by holders and may sell any and all property on deposit to pay the taxes and governmental charges payable by holders. You will be liable for any deficiency if the sale proceeds do not cover the taxes that are due.

The depositary may refuse to issue ADSs, to deliver, transfer, split and combine ADRs or to release securities on deposit until all taxes and charges are paid by the applicable holder. The depositary and the custodian may take reasonable administrative actions to obtain tax refunds and reduced tax withholding for any distributions on your behalf. However, you may be required to provide to the depositary and to the custodian proof of taxpayer status and residence and such other information as the depositary and the custodian may require to fulfill legal obligations. You are required to indemnify us, the depositary and the custodian for any claims with respect to taxes based on any tax benefit obtained for you.

Foreign Currency Conversion

The depositary will arrange for the conversion of all foreign currency received into U.S. dollars if such conversion is practical, and it will distribute the U.S. dollars in accordance with the terms of the deposit agreement. You may have to pay fees and expenses incurred in converting foreign currency, such as fees and expenses incurred in complying with currency exchange controls and other governmental requirements.

If the conversion of foreign currency is not practical or lawful, or if any required approvals are denied or not obtainable at a reasonable cost or within a reasonable period, the depositary may take the following actions in its discretion:

•	Convert the foreign currency to the extent practical and lawful and distribute the U.S. dollars to the holders for whom the conversion and distribution is lawful and practical.

•	Distribute the foreign currency to holders for whom the distribution is lawful and practical.

•	Hold the foreign currency (without liability for interest) for the applicable holders.

Governing Law/Waiver of Jury Trial

The deposit agreement, the ADRs and the ADSs will be interpreted in accordance with the laws of the State of New York. The rights of holders of Class A ordinary shares (including Class A ordinary shares represented by ADSs) are governed by the laws of the Cayman Islands.

AS A PARTY TO THE DEPOSIT AGREEMENT, YOU IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, YOUR RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THE DEPOSIT AGREEMENT OR THE ADRs, OR THE TRANSACTIONS CONTEMPLATED THEREIN, AGAINST US AND/OR THE DEPOSITARY.

Such waiver of your right to trial by jury would apply to any claim under U.S. federal securities laws. The waiver continues to apply to claims that arise during the period when a holder holds the ADSs, whether the ADS holder purchased the ADSs in this offering or secondary transactions, even if the ADS holder subsequently withdraws the underlying Class A ordinary shares. If we or the depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable based on the facts and circumstances of the applicable case in accordance with applicable case law. However, you will not be deemed, by agreeing to the terms of the deposit agreement, to have waived our or the depositary’s compliance with U.S. federal securities laws or the rules and regulations promulgated thereunder.

Jurisdiction

We have agreed with the depositary that the United States District Court for the Southern District of New York (or, if the United States District Court for the Southern District of New York lacks subject matter jurisdiction over a particular dispute, state courts in New York County, New York) shall have exclusive jurisdiction to hear and determine any dispute arising from or relating in any way to the deposit agreement, the ADSs, the ADRs or the transactions contemplated thereby.

The deposit agreement provides that, by holding an ADS or an interest therein, you irrevocably agree that any legal suit, action or proceeding against or involving us or the depositary arising out of or related in any way to the deposit agreement, the ADSs, the ADRs or the transactions contemplated thereby or by virtue of ownership thereof, including, without limitation, claims under the Securities Act of 1933, may only be instituted in the United States District Court for the Southern District of New York (or, if the Southern District of New York lacks subject matter jurisdiction over a particular dispute, in the state courts of New York County, New York), and by holding an ADS or an interest therein you irrevocably waive any objection which you may now or hereafter have to the laying of venue of any such proceeding, and irrevocably submit to the exclusive jurisdiction of such courts in any such suit, action or proceeding. The deposit agreement also provides that the foregoing agreement and waiver shall survive your ownership of ADSs or interests therein.

SHARES ELIGIBLE FOR FUTURE SALE

Upon completion of this offering, we will have 48,000,000 ADSs outstanding, representing 96,000,000 Class A ordinary shares, or 12.0% of our outstanding Class A and Class B ordinary shares, assuming the underwriters do not exercise their option to purchase additional ADSs. All of the ADSs sold in this offering will be freely transferable by persons other than by our “affiliates” without restriction or further registration under the Securities Act. Sales of substantial amounts of the ADSs in the public market could adversely affect prevailing market prices of the ADSs. Prior to this offering, there has been no public market for our ordinary shares or ADSs. We intend to apply to list the ADSs on the Nasdaq Global Select Market, but we cannot assure you that a regular trading market will develop in the ADSs. We do not expect that a trading market will develop for our ordinary shares not represented by the ADSs.

Lock-up Agreements

We, our directors and executive officers and our existing shareholders have agreed, for a period of 180 days after the date of this prospectus, not to offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale, lend or otherwise dispose of, except in this offering, any of our ordinary shares or ADSs or securities that are substantially similar to our ordinary shares or ADSs, including but not limited to any options or warrants to purchase our ordinary shares, ADSs or any securities that are convertible into or exchangeable for, or that represent the right to receive, our ordinary shares, ADSs or any such substantially similar securities (other than pursuant to employee stock option plans existing on, or upon the conversion or exchange of convertible or exchangeable securities outstanding as of, the date such lock-up agreement was executed), without the prior written consent of the representatives of the underwriters.

Other than this offering, we are not aware of any plans by any significant shareholders to dispose of significant numbers of the ADSs or ordinary shares. However, one or more existing shareholders or owners of securities convertible or exchangeable into or exercisable for the ADSs or ordinary shares may dispose of significant numbers of the ADSs or ordinary shares in the future. We cannot predict what effect, if any, future sales of the ADSs or ordinary shares, or the availability of ADSs or ordinary shares for future sale, will have on the trading price of the ADSs from time to time. Sales of substantial amounts of the ADSs or ordinary shares in the public market, or the perception that these sales could occur, could adversely affect the trading price of the ADSs.

Rule 144

All of our ordinary shares that will be issued and outstanding upon the completion of this offering, other than those ordinary shares sold in this offering, are “restricted securities” as that term is defined in Rule 144 under the Securities Act and may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirement such as those provided by Rule 144 and Rule 701 promulgated under the Securities Act. In general, beginning 90 days after the date of this prospectus, a person (or persons whose shares are aggregated) who at the time of a sale is not, and has not been during the three months preceding the sale, an affiliate of ours and has beneficially owned our restricted securities for at least six months will be entitled to sell the restricted securities without registration under the Securities Act, subject only to the availability of current public information about us, and will be entitled to sell restricted securities beneficially owned for at least one year without restriction. Persons who are our affiliates and have beneficially owned our restricted securities for at least six months may sell a number of restricted securities within any three-month period that does not exceed the greater of the following:

•	1% of the then outstanding Class A ordinary shares, in the form of ADSs or otherwise, which will equal 6,590,697 Class A ordinary shares immediately after this offering; or

•

the average weekly trading volume of our Class A ordinary shares in the form of ADSs or otherwise, on the Nasdaq Global Select Market, during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Sales by our affiliates under Rule 144 are also subject to certain requirements relating to manner of sale, notice and the availability of current public information about us.

Rule 701

In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, consultants or advisors who purchases our ordinary shares from us in connection with a compensatory stock plan or other written agreement executed prior to the completion of this offering is eligible to resell those ordinary shares in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144. However, the Rule 701 shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

TAXATION

The following summary of Cayman Islands, PRC and U.S. federal income tax considerations of an investment in the ADSs or Class A ordinary shares is based upon laws and relevant interpretations thereof in effect as of the date of this registration statement, all of which are subject to change. This summary does not deal with all possible tax considerations relating to an investment in the ADSs or Class A ordinary shares, such as the tax considerations under U.S. state and local tax laws or under the tax laws of jurisdictions other than the Cayman Islands, the People’s Republic of China and the United States. To the extent that the discussion relates to matters of Cayman Islands tax law, it represents the opinion of Harney Westwood & Riegels, our Cayman Islands counsel; to the extent it relates to PRC tax law, it is the opinion of Tian Yuan Law Firm, our PRC counsel.

Cayman Islands Taxation

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or, after execution, brought within the jurisdiction of the Cayman Islands. The Cayman Islands is not party to any double tax treaties that are applicable to any payments made to or by our company. There are no exchange control regulations or currency restrictions in the Cayman Islands.

Payments of dividends and capital in respect of our ordinary shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of our ordinary shares, nor will gains derived from the disposal of our ordinary shares be subject to Cayman Islands income or corporation tax.

People’s Republic of China Taxation

Under the PRC Enterprise Income Tax Law and its implementation rules, an enterprise established outside of the PRC with a “de facto management body” within the PRC is considered a resident enterprise and will be subject to the enterprise income tax at the rate of 25% on its global income. The implementation rules define the term “de facto management body” as the body that exercises full and substantial control over and overall management of the business, production, personnel, accounts and properties of an enterprise. In April 2009, the State Administration of Taxation issued a circular, known as Circular 82, which provides certain specific criteria for determining whether the “de facto management body” of a PRC-controlled enterprise that is incorporated offshore is located in China. Although this circular only applies to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not those controlled by PRC individuals or foreigners, the criteria set forth in the circular may reflect the State Administration of Taxation’s general position on how the “de facto management body” test should be applied in determining the tax resident status of all offshore enterprises. According to Circular 82, an offshore incorporated enterprise controlled by a PRC enterprise or a PRC enterprise group will be regarded as a PRC tax resident by virtue of having its “de facto management body” in China only if all of the following conditions are met: (i) the primary location of the day-to-day operational management is in the PRC; (ii) decisions relating to the enterprise’s financial and human resource matters are made or are subject to approval by organizations or personnel in the PRC; (iii) the enterprise’s primary assets, accounting books and records, company seals, and board and shareholder resolutions are located or maintained in the PRC; and (iv) at least 50% of the enterprise’s voting board members or senior executives habitually reside in the PRC.

We believe that KANZHUN LIMITED is not a PRC resident enterprise for PRC tax purposes. KANZHUN LIMITED is a company incorporated outside of the PRC. KANZHUN LIMITED is not controlled by a PRC enterprise or PRC enterprise group, and we do not believe that KANZHUN LIMITED meets all of the conditions above. For the same reasons, we believe our other entities outside of China are not PRC resident enterprises either. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body.” There can be no assurance that the PRC government will ultimately take a view that is consistent with us.

If the PRC tax authorities determine that KANZHUN LIMITED is a PRC resident enterprise for enterprise income tax purposes, we may be required to withhold a 10% withholding tax from dividends we pay to our shareholders that are non-resident enterprises, including the holders of the ADSs. In addition, non-resident enterprise shareholders (including the ADS holders) may be subject to a 10% PRC tax on gains realized on the sale or other disposition of ADSs or ordinary shares, if such income is treated as sourced from within the PRC. It is unclear whether our non-PRC individual shareholders (including the ADS holders) would be subject to any PRC tax on dividends or gains obtained by such non-PRC individual shareholders in the event we are determined to be a PRC resident enterprise. If any PRC tax were to apply to such dividends or gains, it would generally apply at a rate of 20%. Any PRC tax imposed on dividends or gains may be subject to a reduction if a reduced rate is available under an applicable tax treaty. It is also unclear whether non-PRC shareholders of KANZHUN LIMITED would be able to claim the benefits of any tax treaties between their country of tax residence and the PRC in the event that KANZHUN LIMITED is treated as a PRC resident enterprise.

Provided that our Cayman Islands holding company, KANZHUN LIMITED, is not deemed to be a PRC resident enterprise, holders of the ADSs and ordinary shares who are not PRC residents will not be subject to PRC income tax on dividends distributed by us or gains realized from the sale or other disposition of our ordinary shares or ADSs. However, under SAT Bulletin 7 and SAT Bulletin 37, where a non-resident enterprise conducts an “indirect transfer” by transferring taxable assets, including, in particular, equity interests in a PRC resident enterprise, indirectly by disposing of the equity interests of an overseas holding company, the non-resident enterprise, being the transferor, or the transferee or the PRC entity which directly owned such taxable assets may report to the relevant tax authority such indirect transfer. Using a “substance over form” principle, the PRC tax authority may disregard the existence of the overseas holding company if it lacks a reasonable commercial purpose and was established for the purpose of reducing, avoiding or deferring PRC tax. As a result, gains derived from such indirect transfer may be subject to PRC enterprise income tax, and the transferee or other person who is obligated to pay for the transfer is obligated to withhold the applicable taxes, currently at a rate of 10% for the transfer of equity interests in a PRC resident enterprise. We and our non-PRC resident investors may be at risk of being required to file a return and being taxed under SAT Bulletin 7 and SAT Bulletin 37, and we may be required to expend valuable resources to comply with SAT Bulletin 7 and SAT Bulletin 37, or to establish that we should not be taxed under these bulletins. See “Risk Factors—Risks Relating to Doing Business in China—We face uncertainty with respect to indirect transfers of equity interests in PRC resident enterprises by their non-PRC holding companies.”

United States Federal Income Tax Considerations

The following discussion is a summary of U.S. federal income tax considerations generally applicable to the ownership and disposition of our ADSs or ordinary shares by a U.S. Holder (as defined below) that acquires our ADSs in this offering and holds our ADSs as “capital assets” (generally, property held for investment) under the U.S. Internal Revenue Code of 1986, as amended (the “Code”). This discussion is based upon existing U.S. federal tax law, which is subject to differing interpretations or change, possibly with retroactive effect, and there can be no assurance that the Internal Revenue Service (the “IRS”) or a court will not take a contrary position. This discussion, moreover, does not address the U.S. federal estate, gift or other non-income tax considerations, alternative minimum tax, the Medicare tax on certain net investment income, or any state, local or

non-U.S. tax considerations, relating to the ownership or disposition of our ADSs or ordinary shares. The following summary does not address all aspects of U.S. federal income taxation that may be important to particular investors in light of their individual circumstances or to persons in special tax situations such as:

•	banks and other financial institutions;

•	insurance companies;

•	pension plans;

•	cooperatives;

•	regulated investment companies;

•	real estate investment trusts;

•	broker-dealers;

•	traders that elect to use a mark-to-market method of accounting;

•	certain former U.S. citizens or long-term residents;

•	tax-exempt entities (including private foundations);

•	holders who acquire their ADSs or ordinary shares pursuant to any employee share option or otherwise as compensation;

•	investors that will hold their ADSs or ordinary shares as part of a straddle, hedge, conversion, constructive sale or other integrated transaction for U.S. federal income tax purposes;

•	investors that have a functional currency other than the U.S. dollar;

•	persons that actually or constructively own ADSs or ordinary shares representing 10% or more of our stock (by vote or value); or

•	partnerships or other entities taxable as partnerships for U.S. federal income tax purposes, or persons holding ADSs or ordinary shares through such entities;

all of whom may be subject to tax rules that differ significantly from those discussed below.

Each U.S. Holder is urged to consult its tax advisor regarding the application of U.S. federal taxation to its particular circumstances, and the state, local, non-U.S. and other tax considerations of the ownership and disposition of our ADSs or ordinary shares.

General

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of our ADSs or ordinary shares that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created in, or organized under the law of the United States or any state thereof or the District of Columbia;

•	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•

a trust (A) the administration of which is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust or (B) that has otherwise validly elected to be treated as a U.S. person under the Code.

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of our ADSs or ordinary shares, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships holding our ADSs or ordinary shares and their partners are urged to consult their tax advisors regarding an investment in our ADSs or ordinary shares.

For U.S. federal income tax purposes, it is generally expected that a U.S. Holder of ADSs will be treated as the beneficial owner of the underlying shares represented by the ADSs. The remainder of this discussion assumes that a U.S. Holder of our ADSs will be treated in this manner. Accordingly, deposits or withdrawals of ordinary shares for ADSs will generally not be subject to U.S. federal income tax.

Passive Foreign Investment Company Considerations

A non-U.S. corporation, such as our company, will be classified as a PFIC for U.S. federal income tax purposes for any taxable year, if either (i) 75% or more of its gross income for such year consists of certain types of “passive” income or (ii) 50% or more of the value of its assets (generally determined on the basis of a quarterly average) during such year is attributable to assets that produce or are held for the production of passive income (the “asset test”). For this purpose, cash and assets readily convertible into cash are categorized as passive assets and the company’s goodwill and other unbooked intangibles are taken into account. Passive income generally includes, among other things, dividends, interest, rents, royalties, and gains from the disposition of passive assets. We will be treated as owning a proportionate share of the assets and earning a proportionate share of the income of any other corporation in which we own, directly or indirectly, at least 25% (by value) of the stock.

Although the law in this regard is not entirely clear, we treat our VIE as being owned by us for U.S. federal income tax purposes because we control their management decisions and are entitled to substantially all of the economic benefits associated with them. As a result, we consolidate their results of operations in our consolidated U.S. GAAP financial statements. If it were determined, however, that we are not the owner of our VIE for U.S. federal income tax purposes, we may be treated as a PFIC for the current taxable year and any subsequent taxable year.

Assuming that we are the owner of our VIE for U.S. federal income tax purposes, and based upon our current and projected income and assets including the expected cash proceeds from this offering, projections as to the value of our assets, and taking into account the projected market value of our ADSs following this offering, we do not expect to be a PFIC for the current taxable year or the foreseeable future. However, while we do not expect to be or become a PFIC, no assurance can be given in this regard because the determination of whether we will be or become a PFIC for any taxable year is a fact intensive determination made annually that depends, in part, upon the composition and classification of our income and assets. Fluctuations in the market price of our ADSs may cause us to be or become classified as a PFIC for the current or future taxable years because the value of our assets for purposes of the asset test, including the value of our goodwill and unbooked intangibles, may be determined by reference to the market price of our ADSs from time to time (which may be volatile). In estimating the value of our goodwill and other unbooked intangibles, we have taken into account the expected cash proceeds from, and our anticipated market capitalization following, this offering. If our market capitalization is less than anticipated or subsequently declines, we may be or become classified as a PFIC for the current taxable year or future taxable years. Furthermore, the composition of our income and assets may also be affected by how, and how quickly, we use our liquid assets and the cash raised in this offering. Under circumstances where revenues from activities that produce passive income significantly increase relative to our revenues from activities that produce non-passive income, or where we determine not to deploy significant amounts of cash for active purposes, our risk of being or becoming classified as a PFIC may substantially increase. Because there are uncertainties in the application of the relevant rules, and because PFIC status is a factual determination made annually after the close of each taxable year, there can be no assurance that we will not be a PFIC for the current taxable year or any future taxable year.

The discussion below under “—Dividends” and “—Sale or Other Disposition” is written on the basis that we will not be or become classified as a PFIC for U.S. federal income tax purposes. If we are classified as a PFIC for any taxable year during which a U.S. Holder holds our ADSs or ordinary shares, the PFIC rules discussed below under “—Passive Foreign Investment Company Rules” generally will apply to such U.S. Holder for such taxable year, and unless the U.S. Holder makes certain elections, will apply in future years even if we cease to be a PFIC.

Dividends

Any cash distributions (including the amount of any PRC tax withheld) paid on our ADSs or ordinary shares out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles, will generally be includible in the gross income of a U.S. Holder as dividend income on the day actually or constructively received by the U.S. Holder, in the case of ordinary shares, or by the depositary, in the case of ADSs. Because we do not intend to determine our earnings and profits on the basis of U.S. federal income tax principles, the full amount of any distribution we pay will generally be treated as a “dividend” for U.S. federal income tax purposes. Dividends received on our ADSs or ordinary shares will not be eligible for the dividends received deduction generally allowed to corporations. Dividends received by individuals and certain other non-corporate U.S. Holders may be subject to tax at the lower capital gain tax rate applicable to “qualified dividend income,” provided that certain conditions are satisfied, including that (1) our ADSs or ordinary shares on which the dividends are paid are readily tradeable on an established securities market in the United States, or, in the event that we are deemed to be a PRC resident enterprise under the PRC tax law, we are eligible for the benefits of the United States-PRC income tax treaty (the “Treaty”), (2) we are neither a PFIC nor treated as such with respect to such a U.S. Holder for the taxable year in which the dividend was paid and the preceding taxable year, and (3) certain holding period requirements are met. We expect our ADSs (but not our ordinary shares) are considered readily tradeable on an established securities market in the United States, although there can be no assurance in this regard.

In the event that we are deemed to be a PRC resident enterprise under the PRC Enterprise Income Tax Law (see “—People’s Republic of China Taxation”), we may be eligible for the benefits of the Treaty. If we are eligible for such benefits, dividends we pay on our ordinary shares, regardless of whether such shares are represented by the ADSs, would be eligible for the reduced rates of taxation described in the preceding paragraph.

Dividends paid on our ADSs or ordinary shares, if any, will generally be treated as income from foreign sources and will generally constitute passive category income for U.S. foreign tax credit purposes. Depending on the U.S. Holder’s individual facts and circumstances, a U.S. Holder may be eligible, subject to a number of complex limitations, to claim a foreign tax credit in respect of any nonrefundable foreign withholding taxes imposed on dividends received on our ADSs or ordinary shares. A U.S. Holder who does not elect to claim a foreign tax credit for foreign taxes withheld may instead claim a deduction, for U.S. federal income tax purposes, in respect of such withholding, but only for a year in which such holder elects to do so for all creditable foreign income taxes. The rules governing the foreign tax credit are complex and their outcome depends in large part on the U.S. Holder’s individual facts and circumstances. Accordingly, U.S. Holders are urged to consult their tax advisors regarding the availability of the foreign tax credit under their particular circumstances.

Sale or Other Disposition

A U.S. Holder will generally recognize capital gain or loss upon the sale or other disposition of our ADSs or ordinary shares in an amount equal to the difference between the amount realized upon the disposition and the holder’s adjusted tax basis in such ADSs or ordinary shares. Any capital gain or loss will be long-term if the ADSs or ordinary shares have been held for more than one year and will generally be U.S.-source gain or loss for U.S. foreign tax credit purposes. Long-term capital gain of individuals and certain other non-corporate U.S. Holders will generally be eligible for a reduced rate of taxation. In the event that gain from the disposition of the ADSs or ordinary shares is subject to tax in the PRC, a U.S. Holder that is eligible for the benefits of the Treaty may treat such gain as PRC-source gain under the Treaty. If a U.S. Holder is not eligible for the benefits of the Treaty or fails to treat any such gain as PRC-source, then such U.S. Holder would generally not be able to use any foreign tax credit arising from any PRC tax imposed on the disposition of the ADSs or ordinary shares unless such credit can be applied (subject to applicable limitations) against U.S. federal income tax due on other income derived from foreign sources in the same income category (generally, the passive category). The deductibility of a capital loss may be subject to limitations. U.S. Holders are urged to consult their tax advisors regarding the tax consequences if a foreign tax is imposed on a disposition of our ADSs or ordinary shares, including the availability of the foreign tax credit under their particular circumstances.

Passive Foreign Investment Company Rules

If we are classified as a PFIC for any taxable year during which a U.S. Holder holds our ADSs or ordinary shares, and unless the U.S. Holder makes a mark-to-market election (as described below), the U.S. Holder will generally be subject to special tax rules on (i) any excess distribution that we make to the U.S. Holder (which generally means any distribution paid during a taxable year to a U.S. Holder that is greater than 125 percent of the average annual distributions paid in the three preceding taxable years or, if shorter, the U.S. Holder’s holding period for the ADSs or ordinary shares), and (ii) any gain realized on the sale or other disposition of ADSs or ordinary shares. Under the PFIC rules:

•	the excess distribution or gain will be allocated ratably over the U.S. Holder’s holding period for the ADSs or ordinary shares;

•

the amount allocated to the current taxable year and any taxable years in the U.S. Holder’s holding period prior to the first taxable year in which we are classified as a PFIC (each, a “pre-PFIC year”) will be taxable as ordinary income;

•

the amount allocated to each prior taxable year, other than a pre-PFIC year, will be subject to tax at the highest tax rate in effect for individuals or corporations, as appropriate, for that year; and

•	an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the tax attributable to each prior taxable year, other than a pre-PFIC year.

If we are a PFIC for any taxable year during which a U.S. Holder holds our ADSs or ordinary shares and any of our subsidiaries, our consolidated VIE or any subsidiary of our consolidated VIE is also a PFIC, such U.S. Holder would be treated as owning a proportionate amount (by value) of the shares of the lower-tier PFIC for purposes of the application of these rules. U.S. Holders are urged to consult their tax advisors regarding the application of the PFIC rules to any of our subsidiaries, our consolidated VIE or any subsidiary of our consolidated VIE.

As an alternative to the foregoing rules, a U.S. Holder of “marketable stock” in a PFIC may make a mark-to-market election with respect to such stock, provided that such stock is regularly traded on a qualified exchange or other market, as defined in applicable United States Treasury Regulations. For those purposes, we expect that our ADSs, but not our ordinary shares, are treated as marketable stock. We anticipate that our ADSs should qualify as being regularly traded, but no assurances may be given in this regard. If a U.S. Holder makes this election, the holder will generally (i) include as ordinary income for each taxable year that we are a PFIC the excess, if any, of the fair market value of ADSs held at the end of the taxable year over the adjusted tax basis of such ADSs and (ii) deduct as an ordinary loss the excess, if any, of the adjusted tax basis of the ADSs over the fair market value of such ADSs held at the end of the taxable year, but such deduction will only be allowed to the extent of the amount previously included in income as a result of the mark-to-market election. The U.S. Holder’s adjusted tax basis in the ADSs would be adjusted to reflect any income or loss resulting from the mark-to-market election. If a U.S. Holder makes a mark-to-market election in a year when we are classified as a PFIC and we subsequently cease to be classified as a PFIC, the holder will not be required to take into account the gain or loss described above during any period that we are not classified as a PFIC. If a U.S. Holder makes a mark-to-market election, any gain such U.S. Holder recognizes upon the sale or other disposition of our ADSs in a year when we are a PFIC will be treated as ordinary income and any loss will be treated as ordinary loss, but such loss will only be treated as ordinary loss to the extent of the net amount previously included in income as a result of the mark-to-market election.

Because a mark-to-market election cannot be made for any lower-tier PFICs that we may own, a U.S. Holder that makes the mark-to-market election may continue to be subject to the PFIC rules with respect to such U.S. Holder’s indirect interest in any investments held by us that are treated as an equity interest in a PFIC for U.S. federal income tax purposes.

We do not intend to provide information necessary for U.S. Holders to make qualified electing fund elections which, if available, would result in tax treatment different from (and generally less adverse than) the general tax treatment for PFICs described above.

If a U.S. Holder owns our ADSs or ordinary shares during any taxable year that we are a PFIC, the holder must generally file an annual IRS Form 8621. You should consult your tax advisors regarding the U.S. federal income tax consequences of owning and disposing of our ADSs or ordinary shares if we are or become a PFIC.

UNDERWRITING

We and the underwriters named below have entered into an underwriting agreement with respect to the ADSs being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of ADSs indicated in the following table. Goldman Sachs (Asia) L.L.C., Morgan Stanley & Co. LLC and UBS Securities LLC are the representatives of the underwriters.

Underwriters	Number of ADSs
Goldman Sachs (Asia) L.L.C
Morgan Stanley & Co. LLC
UBS Securities LLC
China Renaissance Securities (Hong Kong) Limited
Haitong International Securities Company Limited
Futu Inc.
Tiger Brokers (NZ) Limited

Total	48,000,000

The underwriters are committed to take and pay for all of the ADSs being offered, if any are taken, other than the ADSs covered by the option described below unless and until this option is exercised.

The underwriters have an option to buy up to an additional 7,200,000 ADSs from us to cover sales by the underwriters of a greater number of ADSs than the total number set forth in the table above. They may exercise that option for 30 days. If any ADSs are purchased pursuant to this option, the underwriters will severally purchase ADSs in approximately the same proportion as set forth in the table above.

The following tables show the per ADSs and total underwriting discounts and commissions to be paid to the underwriters by us. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase 7,200,000 additional ADSs.

Paid by Us

	No Exercise	Full Exercise
Per ADS	$	$
Total	$	$

ADSs sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any ADSs sold by the underwriters to securities dealers may be sold at a discount of up to $             per ADS from the initial public offering price. After the initial offering of the ADSs, the representatives may change the offering price and the other selling terms. The offering of the ADSs by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

A number of new investors have indicated their interest in subscribing for an aggregate of up to US$275 million worth of the ADSs being offered in this offering, including (i) up to US$100 million by UBS Asset Management (Hong Kong) Limited, (ii) up to US$100 million by GIC Private Limited, and (iii) up to US$75 million by an entity affiliated with Mubadala Investment Company, an Abu Dhabi-based sovereign investor. In addition, entities affiliated with Sequoia Capital China, an affiliate of one of our shareholders, and Tiger Global Investments, L.P., another affiliate of one of our shareholders, have indicated their interest in subscribing for an aggregate of up to US$100 million worth of the ADSs being offered in this offering. These subscriptions for ADSs will be at the initial public offering price and on the same terms as the other ADSs being offered in this offering. Assuming an initial public offering price of US$18.00 per ADS, the midpoint of the estimated initial public offering price range, the number of ADSs to be purchased by these investors would be up to 20,833,333 ADSs, representing approximately 43.4% of the ADSs being offered in this offering, assuming the underwriters do not exercise their option to purchase additional ADSs. However, because the indications of interest are not binding agreements or commitments to purchase, such investors may determine to purchase more, fewer or no ADSs in this offering, and we and the underwriters may determine to sell more, fewer or no ADSs in this offering to such investors. The underwriters will receive the same underwriting discounts and commissions on any ADSs purchased by such investors as they will on any other ADSs sold to the public in this offering.

We have agreed to reimburse the underwriters for certain of their expenses in an amount up to US$             million.

The address of Goldman Sachs (Asia) L.L.C. is 68th Floor, Cheung Kong Center, 2 Queens Road Central, Hong Kong. The address of Morgan Stanley & Co. LLC is 1585 Broadway, New York, NY 10036, United States of America. The address of UBS Securities LLC is 1285 Avenue of the Americas, New York, NY 10019, United States of America. The address of China Renaissance Securities (Hong Kong) Limited is Units 8107-08, Level 81, International Commerce Centre, 1 Austin Road West, Kowloon, Hong Kong. The address of Haitong International Securities Company Limited is 22/F Li Po Chun Chambers, 189 Des Voeux Road Central, Hong Kong. The address of Futu Inc. is 720 University Avenue, Suite 100, Palo Alto, CA 94301. The address of Tiger Brokers (NZ) Limited is Level 16, 191 Queen Street, Auckland Central, New Zealand, 1010.

Certain of the underwriters are expected to make offers and sales both inside and outside the United States through their respective selling agents. Any offers or sales in the United States will be conducted by broker-dealers registered with the SEC. Goldman Sachs (Asia) L.L.C. will offer ADSs in the United States through its SEC-registered broker-dealer affiliate in the United States, Goldman Sachs & Co. LLC. China Renaissance Securities (Hong Kong) Limited will offer ADSs in the United States through its SEC-registered broker-dealer affiliate in the United States, China Renaissance Securities (US) Inc. Haitong International Securities Company Limited is not a broker-dealer registered with the SEC. It will offer ADSs in the United States through its SEC-registered broker-dealer affiliate in the United States, Haitong International Securities (USA) Inc. Tiger Brokers (NZ) Limited is not a broker-dealer registered with the SEC and, to the extent that its conduct may be deemed to involve participation in offers or sales of ADSs in the United States, those offers or sales will be made through one or more SEC-registered broker-dealers in compliance with applicable laws and regulations.

We, our officers, directors and all of our existing shareholders have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any of our ordinary shares or ADSs or securities convertible into or exchangeable for any of our ordinary shares or ADSs during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of the representatives. This agreement does not apply to any existing employee benefit plans. See “Shares Eligible for Future Sale” for a discussion of certain transfer restrictions.

Prior to the offering, there has been no public market for our ordinary shares or the ADSs. The initial public offering price has been negotiated among us and the representatives. Among the factors to be considered in determining the initial public offering price of our ordinary shares or the ADSs, in addition to prevailing market conditions, will be our historical performance, estimates of the business potential and earnings prospects, an assessment of our management and the consideration of the above factors in relation to market valuation of companies in related businesses.

An application has been made to quote the ADSs on the Nasdaq Global Select Market under the symbol “BZ.”

In connection with the offering, the underwriters may purchase and sell ADSs in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of ADSs than they are required to purchase in the offering, and a short position represents the amount of such sales that have not been covered by subsequent purchases. A “covered short position” is a short position that is not greater than the amount of additional ADSs for which the underwriters’ option described above may be exercised. The underwriters may cover any covered short position by either exercising their option to purchase additional ADSs or purchasing ADSs in the open market. In determining the source of ADSs to cover the covered short position, the underwriters will consider, among other things, the price of ADSs available for purchase in the open market as compared to the price at which they may purchase additional ADSs pursuant to the option described above. “Naked” short sales are any short sales that create a short position greater than the amount of additional ADSs for which the option described above may be exercised. The underwriters must cover any such naked short position by purchasing ADSs in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the ADSs in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of ADSs made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased ADSs sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of our ADSs, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of our ADSs. As a result, the price of the ADSs may be higher than the price that otherwise might exist in the open market. The underwriters are not required to engage in these activities and may end any of these activities at any time. These transactions may be effected on Nasdaq Global Select Market or relevant exchange, in the over-the-counter market or otherwise.

Global Private Opportunities Partners II Offshore Holdings LP and Global Private Opportunities Partners II LP (collectively, “Global Private Opportunities Partners”), which are affiliates of Goldman Sachs (Asia) L.L.C., own an aggregate of 41,280,390 of our Series D preferred shares. All of our issued and outstanding Series D convertible preferred shares will automatically convert into Class A ordinary shares at a conversion rate then in effect upon completion of this offering. Under our eleventh amended and restated shareholders agreement, Global Private Opportunities Partners has the right to appoint an observer to our board of directors in a non-voting capacity, provided that such observer seat will automatically terminate if the shareholding percentage in our company on an as-converted and fully-diluted basis of Global Private Opportunities Partners, together with its affiliates, decreases to no more than four percent. Such board observer right will automatically terminate upon the completion of this offering.

European Economic Area

In relation to each Member State of the European Economic Area (each an “EEA State”), no ADSs have been offered or will be offered pursuant to the offering to the public in that EEA State prior to the publication of a prospectus in relation to the ADSs which has been approved by the competent authority in that EEA State or, where appropriate, approved in another EEA State and notified to the competent authority in that EEA State, all in accordance with the EU Prospectus Regulation, except that it may make an offer to the public in that EEA State of our ADSs at any time under the following exemptions under the EU Prospectus Regulation:

(a) to any legal entity which is a qualified investor as defined under the EU Prospectus Regulation;

(b) to fewer than 150 natural or legal persons (other than qualified investors as defined under the EU Prospectus Regulation), subject to obtaining the prior consent of the representatives for any such offer; or

(c) in any other circumstances falling within Article 1(4) of the EU Prospectus Regulation, provided that no such offer of our ADSs shall require the issuer or any underwriter to publish a prospectus pursuant to Article 3 of the EU Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the EU Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to the ADSs in any EEA State means the communication in any form and by any means of sufficient information on the terms of the offer and our ADSs to be offered so as to enable an investor to decide to purchase or subscribe for our ADSs, and the expression “EU Prospectus Regulation” means Regulation (EU) 2017/1129.

This European Economic Area selling restriction is in addition to any other selling restrictions set out below.

United Kingdom

In relation to the United Kingdom, no ADSs have been offered or will be offered pursuant to the offering to the public in the United Kingdom prior to the publication of a prospectus in relation to the ADSs which has been approved by the Financial Conduct Authority in accordance with the UK Prospectus Regulation, except that it may make an offer to the public in the United Kingdom of our ADSs at any time under the following exemptions under the UK Prospectus Regulation:

(a) to any legal entity which is a qualified investor as defined under the UK Prospectus Regulation;

(b) to fewer than 150 natural or legal persons (other than qualified investors as defined under the UK Prospectus Regulation), subject to obtaining the prior consent of the underwriters for any such offer; or

(c) in any other circumstances falling within Article 1(4) of the UK Prospectus Regulation,

provided that no such offer of the ADSs shall require the issuer or any underwriter to publish a prospectus pursuant to Article 3 of the UK Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation.

In the United Kingdom, the offering is only addressed to, and is directed only at, “qualified investors” within the meaning of Article 2(e) of the UK Prospectus Regulation, who are also (i) persons having professional experience in matters relating to investments who fall within the definition of “investment professionals” in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”); (ii) high net worth bodies corporate, unincorporated associations and partnerships and trustees of high value trusts as described in Article 49(2) of the Order; or (iii) persons to whom it may otherwise lawfully be communicated (all such persons being referred to as “relevant persons”). This prospectus must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this prospectus relates is available only to relevant persons and will be engaged in only with relevant persons.

For the purposes of this provision, the expression an “offer to the public” in relation to the ADSs in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offerings and our ADSs to be offered so as to enable an investor to decide to purchase or subscribe for our ADSs, and the expression “UK Prospectus Regulation” means the UK version of Regulation (EU) No 2017/1129 as amended by The Prospectus (Amendment etc.) (EU Exit) Regulations 2019, which is part of UK law by virtue of the European Union (Withdrawal) Act 2018.

Canada

The ADSs may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions, and Ongoing Registrant Obligations. Any resale of the ADSs must be made in accordance with an exemption form, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this offering memorandum (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Hong Kong

The ADSs may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (“Companies (Winding Up and Miscellaneous Provisions) Ordinance”) or which do not constitute an invitation to the public within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (“Securities and Futures Ordinance”), or (ii) to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance, and no advertisement, invitation or document relating to the ADSs may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the ADSs which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” in Hong Kong as defined in the Securities and Futures Ordinance and any rules made thereunder.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the ADSs may not be circulated or distributed, nor may the ADSs be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined under Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”)) under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.

Where the ADSs are subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferable for 6 months after that corporation has acquired the ADSs under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation’s securities pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore (“Regulation 32”)

Where the ADSs are subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for 6 months after that trust has acquired the ADSs under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32.

Japan

The ADSs have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended), or the FIEA. The ADSs may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.

Directed Share Program

At our request, the underwriters have reserved for sale, at the initial public offering price, up to 5% of the ADSs offered by this prospectus for sale to certain of our directors, officers, employees, business associates and other persons associated with us. Pursuant to the underwriting agreement, the sales will be made by Futu Inc. through the Directed Share Program. If these persons purchase reserved ADSs, it will reduce the number of ADSs available for sale to the general public. Any reserved ADSs that are not so purchased will be offered by the underwriters to the general public on the same terms as the other ADSs offered by this prospectus. Any ADSs sold in the Directed Share Program to a party who has entered into a lock-up agreement shall be subject to the provisions of such lock-up agreement.

We estimate that their share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $            .

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to us and to persons and entities with relationships with us, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to our assets, securities and/or instruments (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with us. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

EXPENSES RELATED TO THIS OFFERING

Set forth below is an itemization of the total expenses, excluding underwriting discounts and commissions, that we expect to incur in connection with this offering. With the exception of the SEC registration fee, the Financial Industry Regulatory Authority, or FINRA, filing fee, and the stock exchange market entry and listing fee, all amounts are estimates.

SEC Registration Fee	US$	114,424
FINRA Filing Fee		157,820
Stock Exchange Market Entry and Listing Fee		270,800
Printing and Engraving Expenses		85,000
Legal Fees and Expenses		1,710,000
Accounting Fees and Expenses		984,270

Miscellaneous		287,286

Total	US$	3,609,600

LEGAL MATTERS

We are being represented by Skadden, Arps, Slate, Meagher & Flom LLP with respect to certain legal matters as to United States federal securities and New York State law. The underwriters are being represented by Latham & Watkins LLP with respect to certain legal matters as to United States federal securities and New York State law. The validity of the Class A ordinary shares represented by the ADSs offered in this offering will be passed upon for us by Harney Westwood & Riegels. Certain legal matters as to PRC law will be passed upon for us by Tian Yuan Law Firm and for the underwriters by CM Law Firm. Skadden, Arps, Slate, Meagher & Flom LLP may rely upon Harney Westwood & Riegels with respect to matters governed by Cayman Islands law and Tian Yuan Law Firm with respect to matters governed by PRC law. Latham & Watkins LLP may rely upon CM Law Firm with respect to matters governed by PRC law.

EXPERTS

The consolidated financial statements as of December 31, 2020 and 2019 and for the years then ended included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers Zhong Tian LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The registered business address of PricewaterhouseCoopers Zhong Tian LLP is 6/F DBS Bank Tower, 1318, Lu Jia Zui Ring Road, Pudong New Area, Shanghai, the People’s Republic of China.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed a registration statement, including relevant exhibits, with the SEC on Form F-1 under the Securities Act with respect to the underlying Class A ordinary shares represented by the ADSs to be sold in this offering. We have also filed a related registration statement on Form F-6 with the SEC to register the ADSs. This prospectus, which constitutes a part of the registration statement on Form F-1, does not contain all of the information contained in the registration statement. You should read our registration statements and their exhibits and schedules for further information with respect to us and the ADSs.

Immediately upon the effectiveness of the registration statement on Form F-1 of which this prospectus forms a part, we will become subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we will be required to file reports, including annual reports on Form 20-F, and other information with the SEC. All information filed with the SEC can be obtained over the internet at the SEC’s website at www.sec.gov or inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of documents, upon payment of a duplicating fee, by writing to the SEC.

KANZHUN LIMITED

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of KANZHUN LIMITED

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of KANZHUN LIMITED and its subsidiaries (the “Company”) as of December 31, 2020 and 2019, and the related consolidated statements of comprehensive loss, of changes in shareholders’ deficit and of cash flows for the years then ended, including the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/PricewaterhouseCoopers Zhong Tian LLP

Shanghai, the People’s Republic of China

March 19, 2021

We have served as the Company’s auditor since 2019.

KANZHUN LIMITED

CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2019 AND 2020

(All amounts in thousands, except for share and per share data, unless otherwise noted)

	As of December 31,
	2019	2020
	RMB	RMB	US$
ASSETS
Current assets:
Cash and cash equivalents	407,355	3,998,203	612,751
Short-term investments	1,142,015	536,401	82,207
Accounts receivable	1,798	6,999	1,073
Amounts due from related parties	37,861	40,799	6,253
Prepayments and other current assets	118,764	164,910	25,273

Total current assets	1,707,793	4,747,312	727,557

Non-current assets:
Property, equipment and software, net	72,428	191,355	29,326
Intangible assets, net	640	549	84
Right-of-use assets, net	98,138	144,063	22,079

Total non-current assets	171,206	335,967	51,489

Total assets	1,878,999	5,083,279	779,046

KANZHUN LIMITED

CONSOLIDATED BALANCE SHEETS (CONTINUED)

AS OF DECEMBER 31, 2019 AND 2020

(All amounts in thousands, except for share and per share data, unless otherwise noted)

	As of December 31,
	2019	2020
	RMB	RMB	US$

Current liabilities (including amounts of the consolidated VIE and VIE’s subsidiaries without recourse to the primary beneficiary of RMB1,002,125 and RMB1,717,020 as of December 31, 2019 and 2020, respectively)

Accounts payable	42,617	41,856	6,415
Deferred revenue	614,820	1,200,349	183,962
Other payable and accrued liabilities	293,202	418,259	64,100
Operating lease liabilities, current	57,216	59,559	9,128

Total current liabilities	1,007,855	1,720,023	263,605

Non-current liabilities (including amounts of the consolidated VIE and VIE’s subsidiaries without recourse to the primary beneficiary of RMB37,659 and RMB76,373 as of December 31, 2019 and 2020, respectively)

Operating lease liabilities, non-current	37,659	76,373	11,705

Total non-current liabilities	37,659	76,373	11,705

Total liabilities	1,045,514	1,796,396	275,310

Commitments and contingencies (Note 18)

KANZHUN LIMITED

CONSOLIDATED BALANCE SHEETS (CONTINUED)

AS OF DECEMBER 31, 2019 AND 2020

(All amounts in thousands, except for share and per share data, unless otherwise noted)

	As of December 31,
	2019	2020
	RMB	RMB	US$
Mezzanine equity
Series A convertible redeemable preferred shares (US$0.0001 par value, 60,000,000 shares authorized, issued and outstanding as of December 31, 2019 and 2020, respectively)	33,434	36,177	5,543
Series B convertible redeemable preferred shares (US$0.0001 par value, 40,000,000 shares authorized, issued and outstanding as of December 31, 2019 and 2020, respectively)	62,785	67,976	10,418
Series C convertible redeemable preferred shares (US$0.0001 par value, 147,068,133 shares authorized, issued and outstanding as of December 31, 2019 and 2020, respectively)	443,367	478,565	73,344
Series D convertible redeemable preferred shares (US$0.0001 par value, 60,856,049 shares authorized, issued and outstanding as of December 31, 2019 and 2020, respectively)	352,586	380,782	58,357
Series E convertible redeemable preferred shares (US$0.0001 par value, 144,073,367 shares authorized, issued and outstanding as of December 31, 2019 and 2020, respectively)	1,711,329	1,845,033	282,764
Series F convertible redeemable preferred shares (US$0.0001 par value, nil and 99,354,585 shares authorized, issued and outstanding as of December 31, 2019 and 2020, respectively)	—	2,882,063	441,696
Subscription receivables from shareholders	(109,080)	(103,596)	(15,877)

Total Mezzanine equity	2,494,421	5,587,000	856,245

KANZHUN LIMITED

CONSOLIDATED BALANCE SHEETS (CONTINUED)

AS OF DECEMBER 31, 2019 AND 2020

(All amounts in thousands, except for share and per share data, unless otherwise noted)

	As of December 31,
	2019	2020
	RMB	RMB	US$
Shareholders’ deficit
Ordinary shares (US$0.0001 par value, 1,500,000,000 shares authorized, 100,080,000 and 132,641,677 shares issued, as of December 31, 2019 and 2020, respectively. 100,080,000 ordinary shares outstanding as of December 31, 2019; 7,875,787 Class A ordinary shares and 121,108,037 Class B ordinary shares outstanding as of December 31, 2020)	62	81	12
Treasury shares (nil and 3,657,853 shares as of December 31, 2019 and 2020, respectively)	—	—	—
Additional paid-in capital	—	452,234	69,308
Accumulated other comprehensive income/(loss)	19,152	(130,387)	(19,983)
Accumulated deficit	(1,680,150)	(2,622,045)	(401,846)

Total KANZHUN LIMITED shareholders’ deficit	(1,660,936)	(2,300,117)	(352,509)

Total liabilities, mezzanine equity and shareholders’ deficit	1,878,999	5,083,279	779,046

The accompanying notes are an integral part of these consolidated financial statements.

KANZHUN LIMITED

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2020

(All amounts in thousands, except for share and per share data, unless otherwise noted)

	For the year ended December 31,
	2019	2020
	RMB	RMB	US$
Revenues:
Online recruitment services to enterprise customers	986,859	1,927,178	295,353
Others	11,861	17,181	2,633

Total Revenues	998,720	1,944,359	297,986
Operating cost and expenses:
Cost of revenues	(137,812)	(240,211)	(36,814)
Sales and marketing expenses	(916,832)	(1,347,532)	(206,518)
Research and development expenses	(325,569)	(513,362)	(78,676)
General and administrative expenses	(132,999)	(797,008)	(122,147)

Total operating cost and expenses	(1,513,212)	(2,898,113)	(444,155)
Other operating income, net	2,573	8,849	1,356

Loss from operations	(511,919)	(944,905)	(144,813)
Financial income, net	145	3,098	475
Foreign exchange gain/(loss)	1	(5,074)	(778)
Investment income	9,718	9,095	1,394
Other expenses	—	(4,109)	(630)

Loss before income tax expense	(502,055)	(941,895)	(144,352)
Income tax expense	—	—	—

Net loss	(502,055)	(941,895)	(144,352)

Accretion on convertible redeemable preferred shares to redemption value	(232,319)	(283,981)	(43,522)

Net loss attributable to ordinary shareholders	(734,374)	(1,225,876)	(187,874)

Net loss	(502,055)	(941,895)	(144,352)
Other comprehensive income/(loss)
Foreign currency translation adjustment	25,354	(149,539)	(22,918)

Total comprehensive loss	(476,701)	(1,091,434)	(167,270)

Weighted average number of ordinary shares used in computing net loss per share, basic and diluted	107,114,306	111,172,986	111,172,986
Net loss per share attributable to ordinary shareholders
—Basic and diluted	(6.86)	(11.03)	(1.69)

The accompanying notes are an integral part of these consolidated financial statements.

KANZHUN LIMITED

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT

FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2020

(All amounts in thousands, except for share and per share data, unless otherwise noted)

	Ordinary share (US $0.0001 par value)		Treasury shares		Additional paid-in capital	Accumulated other comprehensive income/(loss)	Accumulated deficit	Total shareholders’ deficit
	Number of shares outstanding	Amount	Number of shares	Amount
		RMB		RMB	RMB	RMB	RMB	RMB
Balance as of January 1, 2019	100,080,000	62	(9,920,000)	—	—	(6,202)	(980,026)	(986,166)
Net loss	—	—	—	—	—	—	(502,055)	(502,055)
Foreign currency translation adjustments	—	—	—	—	—	25,354	—	25,354
Share-based compensation	—	—	—	—	34,250	—	—	34,250
Cancellation of ordinary shares (Notes 14)	—	—	9,920,000	—	—	—	—	—
Accretion on convertible redeemable preferred shares to redemption value	—	—	—	—	(34,250)	—	(198,069)	(232,319)

Balance as of December 31, 2019	100,080,000	62	—	—	—	19,152	(1,680,150)	(1,660,936)

Balance as of January 1, 2020	100,080,000	62	—	—	—	19,152	(1,680,150)	(1,660,936)
Net loss	—	—	—	—	—	—	(941,895)	(941,895)
Foreign currency translation adjustments	—	—	—	—	—	(149,539)	—	(149,539)
Issuance of Class A ordinary shares (Note 14)	4,122,853	3	—	—	78,995	—	—	78,998
Issuance of Class B ordinary shares to TECHWOLF LIMITED (Note 14)	24,780,971	16	—	—	533,115	—	—	533,131
Issuance of Class A ordinary shares to a consolidated VIE (Note 14)	—	—	(3,657,853)	—	—	—	—	—
Share-based compensation	—	—	—	—	124,105	—	—	124,105
Accretion on convertible redeemable preferred shares to redemption value	—	—	—	—	(283,981)	—	—	(283,981)

Balance as of December 31, 2020	128,983,824	81	(3,657,853)	—	452,234	(130,387)	(2,622,045)	(2,300,117)

The accompanying notes are an integral part of these consolidated financial statements.

KANZHUN LIMITED

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2020

(All amounts in thousands, except for share and per share data, unless otherwise noted)

	For the year ended December 31,
	2019	2020
	RMB	RMB	US$
Cash flows from operating activities:
Net loss	(502,055)	(941,895)	(144,352)
Adjustments to reconcile net loss to net cash (used in)/generated from operating activities:
Share-based compensation	34,250	124,105	19,020
Issuance of Class B ordinary shares to TECHWOLF LIMITED (Note 14)	—	533,131	81,706
Depreciation and amortization	18,062	41,095	6,298
Loss from disposal of property, equipment and software	27	230	35
Foreign exchange (gain)/loss	(1)	5,074	778
Amortization of right-of-use assets	39,487	66,946	10,260
Changes in operating assets and liabilities:
Accounts receivable	(1,528)	(5,201)	(797)
Prepayments and other current assets	(66,826)	(46,146)	(7,072)
Amounts due from related parties	(28,184)	(2,938)	(450)
Accounts payable	29,280	(22,746)	(3,486)
Deferred revenue	335,254	585,529	89,736
Other payable and accrued liabilities	79,320	130,541	20,006
Operating lease liabilities	(42,749)	(71,814)	(11,006)

Net cash (used in)/generated from operating activities	(105,663)	395,911	60,676

Cash flows (used in)/generated from investing activities:
Purchase of property, equipment and software	(64,040)	(138,211)	(21,182)
Proceeds from disposal of property, equipment and software	11	36	6
Purchase of short-term investments	(1,171,894)	(1,834,390)	(281,133)
Proceeds from maturity of short-term investments	12,120	2,439,870	373,926

Net cash (used in)/generated from investing activities	(1,223,803)	467,305	71,617

KANZHUN LIMITED

CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2020

(All amounts in thousands, except for share and per share data, unless otherwise noted)

	For the year ended December 31,
	2019	2020
	RMB	RMB	US$
Cash flows generated from financing activities:
Proceeds from issuance of convertible redeemable preferred shares, net of issuance of cost	993,475	2,803,114	429,596
Proceeds from issuance of Class A ordinary shares	—	78,998	12,107
Proceeds from borrowings	30,000	—	—
Repayment of borrowings	(30,000)	—	—

Net cash generated from financing activities	993,475	2,882,112	441,703

Effect of exchange rate changes on cash and cash equivalents	43,113	(154,480)	(23,675)

Net (decrease)/increase in cash and cash equivalents	(292,878)	3,590,848	550,321
Cash and cash equivalents at beginning of the year	700,233	407,355	62,430

Cash and cash equivalents at end of the year	407,355	3,998,203	612,751

Supplemental cash flow disclosures
Cash paid for interest	349	—	—

Supplemental schedule of non-cash investing and financing activities
Accretion on convertible redeemable preferred shares to redemption value	232,319	283,981	43,522
Payables for property, equipment and software	359	21,985	3,369

The accompanying notes are an integral part of these consolidated financial statements.

KANZHUN LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data, unless otherwise noted)

1. PRINCIPAL ACTIVITIES AND ORGANIZATION

(a)	Principal activities

KANZHUN LIMITED (“Kanzhun” or the “Company”) was incorporated under Cayman law on January 16, 2014 as an exempted company with limited liability under the Company Law of the Cayman Islands. The Company, its subsidiaries and consolidated variable interest entities (the “VIEs”) (collectively, the “Group”) run an online recruitment platform called “BOSS Zhipin” in the People’s Republic of China (“PRC”).

The BOSS Zhipin platform mainly focuses on assisting the recruitment process between job seekers and employers for enterprises and corporations. Through BOSS Zhipin platform, employers, mainly executives or middle-level managers of businesses, could participate directly in the recruiting process.

The Group generates revenue by providing services to the enterprise customers and job seekers to assist in the recruitment process over mobile apps and websites. The job seekers and enterprise customers, through receipt of services under time-based model and item-based model, could then get recommended and matched with most suitable posted positions and job seekers, and then interact instantly with the counterparties.

(b)	Organization of the Group

The Group’s consolidated financial statements include the financial statements of the Company, its subsidiaries, consolidated VIEs and VIE’s subsidiaries.

As of December 31, 2020, the Company’s principal subsidiaries are as follows:

Subsidiaries	Place of incorporation	Date of incorporation or acquisition	Percentage of direct or indirect	Principal activities
Techfish Limited	Hong Kong	Incorporated on February 14, 2014	100%	Investment holding
Beijing Glory Wolf Co., Ltd. (“Glory”, or the “WFOE”)	Beijing	Incorporated on May 7, 2014	100%	Online recruitment assisting service

As of December 31, 2020, the Company’s principal consolidated VIE is as follows:

VIE	Place of incorporation	Date of incorporation or acquisition	Percentage of direct or indirect	Principal activities
Beijing Huapinborui Network Technology Co., Ltd. (“Huapin”)	Beijing	Incorporated on December 25, 2013	100%	Online recruitment assisting service

KANZHUN LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data, unless otherwise noted)

1. PRINCIPAL ACTIVITIES AND ORGANIZATION (CONTINUED)

(c)	Consolidated variable interest entities

In order to comply with the PRC laws and regulations which prohibit or restrict foreign investments into companies involved in restricted businesses, the Group operates its Apps, websites and other restricted businesses in the PRC through a PRC domestic company and its subsidiaries, whose equity interests are held by certain management members of the Company (“Nominee Shareholders”). The Company obtained control over such PRC domestic companies by entering into a series of Contractual Arrangements with such PRC domestic company and its respective Nominee Shareholders. As a result, the Company maintains the ability to control such PRC domestic company and is entitled to substantially all of the economic benefits from such PRC domestic company . Management concluded that such PRC domestic company is VIE of the Company, of which the Company is the ultimate primary beneficiary. As such, the Group consolidated financial results of such PRC domestic company and its subsidiaries in the Group’s consolidated financial statements. The principal terms of the agreements entered into amongst the VIE, the Nominee Shareholders and the WFOE are further described below.

Exclusive Call Option Agreement

Pursuant to the exclusive call option agreement, the Nominee Shareholders of the VIE have granted the WFOE the exclusive and irrevocable right to purchase or to designate one or more person(s) at its discretion to purchase part or all of the equity interests in the VIE (the “Target Equity”) from the Nominee Shareholders at any time, and the VIE has granted the WFOE the exclusive and irrevocable right to purchase or to designate one or more person(s) at its discretion to purchase part or all of the assets of the VIE (the “Target Assets”) at any time. The total transfer price for the Target Equity or the Target Assets shall be equal to RMB100 or subject to the lowest price permitted by PRC laws and regulations. The VIE and its Nominee Shareholders have agreed that without prior written consent of the WFOE or the Company, the Nominee Shareholders or the VIE shall not sell, transfer, pledge or dispose of any of the Target Equity, the Target Assets, or the revenue or business in the VIE. In addition, the VIE covenants that it shall not declare any dividend or change capitalization structure of the VIE or enter into any loan or investment agreements without WFOE or the Company’s prior written consent.

Power of Attorney

Pursuant to the Power of Attorney, each of the Nominee Shareholders appointed the WFOE as their attorney-in-fact to exercise all shareholder rights under PRC law and the relevant articles of association, including but not limited to, attending shareholders meetings and signing on their behalf on the resolutions, voting on their behalf on all matters requiring shareholder approval, including but not limited to the appointment and removal of legal representative, directors and senior management, as well as the sale, transfer and disposal of all or part of the equity interests owned by such shareholders. The powers of attorney will remain effective for a given Nominee Shareholders until such shareholder ceases to be a shareholder of the VIE.

KANZHUN LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data, unless otherwise noted)

1. PRINCIPAL ACTIVITIES AND ORGANIZATION (CONTINUED)

(c)	Consolidated variable interest entities (continued)

Exclusive Technology Development, Consulting and Service Agreement

Pursuant to the exclusive technology development, consulting and service agreement, the WFOE has agreed to provide to the VIE services, including, but not limited to, research, development, application and implementation of technology, daily maintenance, monitor, debugging, and troubleshooting of the computer network system, consulting services for the procurement of software and hardware systems, and training and technical support services. The VIE shall pay to the WFOE service fees as calculated in such manner as determined by both VIE and WFOE from time to time based on the nature of service, which should be paid quarterly. Service fees should normally be equal to the remaining amount of all revenues less all expenses of VIE. The service fees, and any adjustment or change to the service fees, should be subject to the approval of the WFOE and the board of the Company (including the director(s) appointed by preferred shareholders). The agreement has a term of 10 years unless otherwise terminated by the WFOE and VIE and may renew at the end of each term with the prior written consent of the WFOE for a further term of ten years or otherwise as agreed by the WFOE and VIE. The WFOE retains the exclusive right to terminate the agreements at any time by delivering a written notice 30 days in advance to VIE.

Equity Interest Pledge Agreement

Pursuant to the equity interest pledge agreement, the Nominee Shareholders of the VIE have pledged 100% equity interests in VIE to the WFOE to guarantee the payment of technology development, consulting and service fees by the VIE of its obligations under the exclusive technology development, consulting and service agreement. The equity interest pledge agreement shall remain valid until the full payment of the service fees and the fulfillment of all the obligations under the exclusive technology development, consulting and service agreement. In the event of a breach by the VIE or any of its Nominee Shareholders of contractual obligations under the exclusive technology development, consulting and service agreement, and the equity interest pledge agreement, as the case may be, the WFOE, as pledgee, will have the right to auction or dispose of the pledged equity interests in the VIE and will have priority in receiving the proceeds from such auction or disposal.

Spousal Consent Letter

Pursuant to the Spousal Consent Letter, the spouse of each Nominee Shareholder who is a natural person, unconditionally and irrevocably agreed that the equity interests in the VIE held by such Nominee Shareholder will be disposed of pursuant to the equity interest pledge agreement, the exclusive call option agreement, and power of attorney. Each of their spouses agreed not to assert any rights over the equity interests in the VIE held by such Nominee Shareholder. In addition, in the event that any spouse obtains any equity interests in VIE held by such Nominee Shareholder for any reason, he or she agreed to be bound by the equity interest pledge agreement, the exclusive option agreement, and power of attorney.

KANZHUN LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data, unless otherwise noted)

1. PRINCIPAL ACTIVITIES AND ORGANIZATION (CONTINUED)

(d)	Risks in relations to the VIE structure

The following table set forth the assets, liabilities, results of operations and changes in cash and cash equivalents of the consolidated VIEs and their subsidiaries taken as a whole, which were included in the Group’s consolidated financial statements with intercompany transactions eliminated:

	As of December 31,
	2019	2020
	RMB	RMB
Assets
Current assets:
Cash and cash equivalents	61,096	183,199
Short-term investments	10,067	525,506
Accounts receivable	1,798	6,999
Amounts due from the Group companies	36,940	36,859
Prepayments and other current assets	105,661	146,244

Total current assets	215,562	898,807

Non-current assets:
Property, equipment and software, net	71,991	191,242
Intangible assets, net	640	549
Right-of-use assets, net	98,138	144,063

Total non-current assets	170,769	335,854

Total assets	386,331	1,234,661

Liabilities
Current liabilities
Accounts payable	42,600	41,839
Deferred revenue	614,820	1,200,349
Other payables and accrued liabilities	287,489	415,273
Amounts due to the Group companies	97,887	372,427
Operating lease liabilities, current	57,216	59,559

Total current liabilities	1,100,012	2,089,447

Non-current liabilities
Operating lease liabilities, non-current	37,659	76,373

Total liabilities	1,137,671	2,165,820

KANZHUN LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data, unless otherwise noted)

1. PRINCIPAL ACTIVITIES AND ORGANIZATION (CONTINUED)

(d)	Risks in relations to the VIE structure (continued)

	Year Ended December 31,
	2019	2020
	RMB	RMB

Total revenues	998,720	1,944,359
Cost of revenues	(133,553)	(232,261)
Net loss	(464,373)	(303,061)

Net cash (used in)/generated from operating activities	(25,658)	494,187
Net cash used in investing activities	(66,029)	(632,568)
Net cash generated from financing activities	103,596	260,484

Net increase in cash and cash equivalents	11,909	122,103
Cash and cash equivalents at beginning of year	49,187	61,096

Cash and cash equivalents at end of year	61,096	183,199

Under the Contractual Arrangements, the WFOE has the power to direct activities that most significantly impact the VIE such as having assets transferred out of the VIE at its discretion. Therefore, the Company considers that there is no asset of the VIE that can only be used to settle obligations of the VIE except for registered capital of VIE amounting to RMB8,992 as of December 31, 2019 and 2020, respectively. Since the VIE was incorporated as a limited liability company under the PRC Law, the creditors do not have recourse to the general credit of the Company for all the liabilities of the VIE.

The Group believes that the Contractual Arrangements between or among the WFOE, VIE and the Nominee Shareholders are in compliance with PRC laws and regulations, as applicable, and are legally enforceable. However, uncertainties in the PRC legal system could limit the Company’s ability to enforce these Contractual Arrangements.

In addition, if the current structure of any of the Contractual Arrangements were found to be in violation of any existing PRC laws, the Group may be subject to penalties, which may include but not be limited to, the cancellation or revocation of the business and operating licenses, being required to restructure the Group’s operations or terminate the Group’s operating activities. The imposition of any of these or other penalties may result in a material and adverse effect on the Group’s ability to conduct its operations. In such case, the Company may not be able to operate or control the VIE, which may result in deconsolidation of the VIE.

There are, however, substantial uncertainties regarding the interpretation and application of current or future PRC laws and regulations. Accordingly, the Company cannot be assured that the PRC government authorities will not ultimately take a view that is contrary to the Company’s belief and the opinion of its PRC legal counsel. In March 2019, the draft Foreign Investment Law was submitted to the National People’s Congress for review and was approved on March 15, 2019, which came into effect from January 1, 2020. The approved Foreign Investment Law does not touch upon the relevant concepts and regulatory regimes that were historically suggested for the regulation of VIE structures, and thus this regulatory topic remain unclear under the Foreign Investment Law. Since the Foreign

KANZHUN LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data, unless otherwise noted)

1. PRINCIPAL ACTIVITIES AND ORGANIZATION (CONTINUED)

(d)	Risks in relations to the VIE structure (continued)

Investment Law is new, there are substantial uncertainties exist with respect to its implementation and interpretation and the possibility that the VIE will be deemed as a foreign-invested enterprises and subject to relevant restrictions in the future shall not be excluded. If the contractual arrangements establishing the Company’s VIE structure are found to be in violation of any existing law and regulations or future PRC laws and regulations, the relevant PRC government authorities will have broad discretion in dealing with such violation, including, without limitation, levying fines, confiscating our income or the income from the VIE, revoking our business licenses or the business licenses, requiring us to restructure our ownership structure or operations and requiring us to discontinue any portion or all of our value-added businesses or other prohibited businesses. Any of these actions could cause significant disruption to the Company’s business operations, and have a severe adverse impact on the Company’s cash flows, financial position and operating performance. If the imposing of these penalties cause the WFOE to lose its rights to direct the activities of and receive economic benefits from the VIE, which in turn may restrict the Company’s ability to consolidate and reflect in its financial statements the financial position and results of operations of its VIE.

(e)	COVID-19 impact and liquidity

The Group’s financial performance was not significantly impacted by COVID-19 in 2020, when the pandemic had been largely contained in China. Based on the assessment on the Group’s liquidity and financial positions, the Group believes that its current cash and cash equivalents, will be sufficient to enable it to meet its anticipated working capital requirements and capital expenditures for at least the next twelve months from the date these consolidated financial statements are issued.

KANZHUN LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data, unless otherwise noted)

2. PRINCIPAL ACCOUNTING POLICIES

2.1 Basis of presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”).

Significant accounting policies followed by the Group in the preparation of its accompanying consolidated financial statements are summarized below.

2.2 Basis of consolidation

The consolidated financial statements include the financial statements of the Company, its subsidiaries, the consolidated VIE and VIE’s subsidiaries for which the Company is the ultimate primary beneficiary.

A subsidiary is an entity in which the Company, directly or indirectly, controls more than one half of the voting power, has the power to appoint or remove the majority of the members of the board of directors, to cast a majority of votes at the meeting of the board of directors or to govern the financial and operating policies of the investee under a statute or agreement among the shareholders or equity holders.

The Company applies the guidance codified in Accounting Standard Codification 810, Consolidations (“ASC 810”) on accounting for the VIE, which requires certain variable interest entities to be consolidated by the primary beneficiary of the entity in which it has a controlling financial interest. A VIE is an entity with one or more of the following characteristics: (a) the total equity investment at risk is not sufficient to permit the entity to finance its activities without additional financial support; (b) as a group, the holders of the equity investment at risk lack the ability to make certain decisions, the obligation to absorb expected losses or the right to receive expected residual returns, or (c) an equity investor has voting rights that are disproportionate to its economic interest and substantially all of the entity’s activities are on behalf of the investor with disproportionately fewer voting rights.

All transactions and balances between the Company, its subsidiaries, VIE and VIE’s subsidiaries have been eliminated upon consolidation.

2.3 Use of estimates

The preparation of the consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the balance sheet date, and the reported revenues and expenses during the reporting periods in the consolidated financial statements and accompanying notes. Significant accounting estimates reflected in the Group’s consolidated financial statements include, but are not limited to the depreciable lives of property, equipment and software, impairment of long-lived assets, valuation allowances for deferred tax assets, the valuation of ordinary shares and share-based compensation. Management bases the estimates on historical experience, known trends and various other assumptions that are delivered to the reasonable under current circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities. As of December 31, 2020, the Group considered the economic implications of the COVID-19 based on its estimates. Given that changes in circumstances, facts and experience may cause the Group to revise its estimates, actual results could differ from those estimates.

KANZHUN LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data, unless otherwise noted)

2. PRINCIPAL ACCOUNTING POLICIES (CONTINUED)

2.4 Foreign currencies

The Group’s reporting currency is Renminbi (“RMB”). The functional currency of the Group’s holding entities incorporated in Cayman Islands, Hong Kong and United States of America, is the United States dollars (“US$”). The Group’s PRC subsidiaries, consolidated VIE and VIE’s subsidiaries determined their functional currency to be RMB. The determination of the respective functional currency is based on the criteria of ASC 830, Foreign Currency Matters and is based primarily on the currency the entity conducts its business in.

Transactions denominated in other than the functional currencies are translated into the functional currency of the entity at the exchange rates quoted by authoritative banks prevailing on the transaction dates. Exchange gains and losses resulting from those foreign currency transactions denominated in a currency other than the functional currency are recorded in the Consolidated Statements of Comprehensive Loss.

The financial statements of the Group are translated from the functional currency into RMB. Assets and liabilities denominated in foreign currencies are translated into RMB using the applicable exchange rates at the balance sheet date. Equity accounts other than earnings generated in current period are translated into RMB at the appropriate historical rates. Revenues, expenses, gain and loss are translated into RMB using the periodic average exchange rates. The resulting foreign currency translation adjustments are recorded in other comprehensive income as a component of shareholders’ deficit.

2.5 Convenience translation

Translations of the Consolidated Balance Sheets, the Consolidated Statements of Comprehensive Loss and the Consolidated Statements of Cash Flows from RMB into US$ as of and for the year ended December 31, 2020 are solely for the convenience of the readers and were calculated at the rate of US$1.00=RMB6.5250 on December 31, 2020 as set forth in the H.10 statistical release of the U.S. Federal Reserve Board. No representation is made that the RMB amounts could have been, or could be, converted, realized or settled into US$ at that rate on December 31, 2020, or at any other rate.

2.6 Fair value measurements

Accounting guidance defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurement for assets and liabilities required or permitted to be recorded at fair value, the Group considers the principal or most advantageous market in which it would transact and it considers assumptions that market participants would use when pricing the asset or liability.

Accounting guidance establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of

KANZHUN LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data, unless otherwise noted)

2. PRINCIPAL ACCOUNTING POLICIES (CONTINUED)

2.6 Fair value measurements (continued)

input that is significant to the fair value measurement. Accounting guidance establishes three levels of inputs that may be used to measure fair value:

Level 1—Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2—Include other inputs that are directly or indirectly observable in the marketplace.

Level 3—Unobservable inputs which are supported by little or no market activity.

Accounting guidance also describes three main approaches to measuring the fair value of assets and liabilities: (1) market approach, (2) income approach and (3) cost approach. The market approach uses prices and other relevant information generated from market transactions involving identical or comparable assets or liabilities. The income approach uses valuation techniques to convert future amounts to a single present value amount. The measurement is based on the value indicated by current market expectations about those future amounts. The cost approach is based on the amount that would currently be required to replace an asset.

Financial assets and liabilities of the Group mainly consist of cash and cash equivalents, short-term investments, accounts receivables, amounts due from related parties, prepayments and other current assets, accounts payables, certain accrued expenses and other current liabilities. As of December 31, 2019 and 2020, except for short-term investments, the carrying values of cash and cash equivalents, accounts receivables, amounts due from related parties, prepayments and other current assets, accounts payables, certain accrued expenses and other current liabilities are approximated to their fair values due to the short-term maturity of these instruments. The Group reports short-term investments with observable factors in the overall fair value measurement at fair value and discloses based on Level 2 measurement.

2.7 Cash and cash equivalents

Cash includes currency on hand, cash in bank and time deposits held by financial that can be added to or withdrawn without limitation or restriction. Cash equivalents represent short-term, highly liquid investments that are readily convertible to known amounts of cash and with original maturities from the date of purchase of generally three months or less.

2.8 Short-term investment

Short-term investments are wealth management products issued by commercial banks and investment banks, which contains fixed or variable interest with original maturities within one year. Such investments are generally not permitted to be redeemed early or are subject to penalties for redemption prior to maturities. These investments are stated at fair value. Changes in the fair value are reflected in investment income in the Consolidation Statements of Comprehensive Loss.

KANZHUN LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data, unless otherwise noted)

2. PRINCIPAL ACCOUNTING POLICIES (CONTINUED)

2.9 Accounts receivable

Accounts receivable is presented net of allowance for doubtful accounts. The Group provides general and specific provisions for bad debts when facts and circumstances indicate that the receivable is unlikely to be collected. If the financial condition of its customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required. The allowance for doubtful accounts was nil as of December 31, 2019 and 2020, respectively.

2.10 Property, equipment and software

Property, equipment and software are stated at cost less accumulated depreciation. Property, equipment and software are depreciated at rates sufficient to write off their costs less impairment and residual value, if any, over the estimated useful lives on a straight-line basis. The estimated useful lives are as follow:

Category	Estimated useful lives
Leasehold improvement	Shorter of the term of the lease or the estimated useful lives of the assets
Motor Vehicles	3-5 years
Electronic equipment	3-5 years
Furniture and fixtures	5 years
Software	5 years

The majority of electronic equipment includes server. The Group recognized the loss on the disposal of property, equipment and software in the Consolidated Statements of Comprehensive Loss.

2.11 Intangible Assets

Intangible assets purchased are recognized and measured at fair value upon acquisition. The Group’s purchased intangible assets include domains. The estimated life of intangible assets subject to amortization is reassessed if circumstances occur that indicate the life has changed. Intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. No impairment of intangible assets was recognized in the years ended December 31, 2019 and 2020.

Category	Estimated useful lives
Domains	10 years

2.12 Impairment of long-lived assets

Long-lived assets are evaluated for impairment whenever events or changes in circumstances (such as a significant adverse change to market conditions that will impact the future use of the assets) indicate that the carrying value of an asset may not be fully recoverable or that the useful life is shorter than the Group had originally estimated. When these events occur, the Group evaluates the impairment for the long-lived assets by comparing the carrying value of the assets to an estimate of future undiscounted cash flows expected to be generated from the use of the assets and their eventual disposition. If the sum of the expected future undiscounted cash flows is less than the carrying value of

KANZHUN LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data, unless otherwise noted)

2. PRINCIPAL ACCOUNTING POLICIES (CONTINUED)

2.12 Impairment of long-lived assets (continued)

the assets, the Group recognizes an impairment loss based on the excess of the carrying value of the assets over the fair value of the assets.

2.13 Revenue recognition

The Group accounted for revenue under ASC Topic 606, “Revenue from Contracts with Customers,” and all periods have been presented under ASC 606. Consistent with the criteria of Topic 606, the Group recognizes revenue to depict the transfer of promised services to customers in an amount that reflects the consideration to which the Group expects to receive in exchange for those services.

To achieve that core principle, the Group applies the five steps defined under Topic 606: (i) identify the contract(s) with a customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations in the contract, and (v) recognize revenue when (or as) the entity satisfies a performance obligation. The Group assesses its revenue arrangements against specific criteria in order to determine if it is acting as principal or agent. Revenue arrangements with multiple performance obligations are divided into separate distinct services. Revenue is recognized upon the transfer of control of promised services to a customer.

Revenue is recorded net of value-added tax.

The Group generates revenue by providing services to the enterprise customers and job seekers to assist in the recruitment process over mobile apps and websites, which means matching enterprise customers with suitable job seekers through AI matching technology, and stimulating real time interaction between them via in-app communication tools.

Online recruitment services to enterprise customers

The Group provides online recruitment support services carrying different kinds of features on the Group’s platform mainly including paid job postings, bulk invite-sending tools, message sending tools and other services. Enterprise customers could also purchase subscription packages which contain an array of features, including popular in-demand job postings and interaction privilege with job seekers during the subscription period.

Based on the historical pattern by which the Group satisfies its performance obligation and how enterprise customers benefit from the Group’s performance obligations, the Group recognizes its revenue from the services provided under two models: time-based model and item-based model.

Time-based model

Under the time-based model, the Group’s obligation is to deliver corresponding services to enterprise customers during a particular subscription period, a certain paid job posting display period, or a certain privilege period for virtual tools such as message sending, etc., ranging from one month up to one year. For the services covered within a particular subscription package, they have the same

KANZHUN LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data, unless otherwise noted)

2. PRINCIPAL ACCOUNTING POLICIES (CONTINUED)

2.13 Revenue recognition (continued)

contract period length during the subscription period. The revenue recognized under this time-based model for the years ended December 31, 2019 and 2020 were RMB717,721 and RMB1,527,671, respectively.

The Group records the upfront cash payment from the enterprise customers as deferred revenue and then recognizes the revenue on a straight-line basis over the subscription period in which the enterprise customers are entitled to the corresponding privileges, as the Group is standing ready to provide services and a time-based measure of progress best reflects the satisfaction of the performance obligations.

Item-based model

Under the item-based model, the Group’s obligation is to deliver corresponding services in the form of other various virtual tools. Revenues for services provided in form of such virtual tools are recognized at the point in time when the services are provided to the enterprise customers. The Group records the upfront cash payment from the enterprise customers as part of deferred revenue, and then recognizes the revenue at the point in time upon the Group delivers the corresponding services or at the point when the virtual tools expire. The revenue recognized at the point in time under the item-based model for the years ended December 31, 2019 and 2020 were RMB269,138 and RMB399,507, respectively.

Other services

Other services mainly represent paid value-added services offered to job seekers, including priority placement of their professional profiles, increased resume exposure to enterprise customers, candidate competitive analysis, message filtering services and five-dimensional personality test, etc.

The Group defines enterprise customers who contributed revenue of RMB50 or more annually as key accounts, who contributed revenue between RMB5 and RMB50 annually as mid-sized accounts, and who contributed revenue of RMB5 or less annually as small-sized accounts.

	For the year ended December 31,
	2019	2020
	RMB	RMB
Online recruitment services to enterprise customers
—Key accounts	155,819	330,795
—Mid-sized accounts	363,282	696,325
—Small-sized accounts	467,758	900,058
Other services	11,861	17,181

	998,720	1,944,359

KANZHUN LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data, unless otherwise noted)

2. PRINCIPAL ACCOUNTING POLICIES (CONTINUED)

2.13 Revenue recognition (continued)

Arrangements with multiple performance obligations

The Group’s contracts with enterprise customers may include bulk sales of services in the form of virtual tools and services contained in subscription packages, therefore multiple performance obligations exist. For those services in the form of virtual tools and contained in subscription packages included in bulk sales, the selling prices are consistently made references of the standalone selling prices when sold separately. The Group allocates the transaction price to each performance obligation based on the relative standalone selling prices, considering bulk sale price discounts offered to certain enterprise customers where applicable.

Deferred revenue

The Group records deferred revenue when the Group receives enterprise customers’ payments in advance of transferring control of service to the enterprise customers. Substantially all deferred revenue at the beginning of 2019 and 2020 was recognized as revenue during the annual fiscal period.

Remaining performance obligations

Remaining performance obligations represent the amount of contracted future revenue not yet recognized as the amounts relate to undelivered performance obligations. Substantially all of the Group’s contracts are less than one year in duration. As such, the Group has elected to apply the practical expedient which allows an entity to exclude disclosures about its remaining performance obligations if the performance obligation is part of a contract that has an original expected duration of one year or less.

2.14 Cost of revenues

Cost of revenues consist primarily of network costs, settlement costs of third-party on-line payment platforms, payroll and other employee-related costs, server depreciation and other expenses incurred by the Group which are directly attributable to the performance of the Group’s online recruitment services.

2.15 Sales and marketing expenses

Sales and marketing expenses consist primarily of advertising expenses, payroll and other employee-related expenses for the Group’s sales and marketing staff as well as office rental and property management fees for sales functions. Advertising expenses generally represent online traffic acquisition and branding activities costs. For the years ended December 31, 2019 and 2020, advertising and marketing costs totaled RMB538,940 and RMB812,415, respectively.

2.16 Research and development expenses

Research and development expenses are expensed as incurred and primarily consist of payroll and other employee-related costs and office rental and property management fees for research and development functions. All research and development costs are expensed as incurred. Software development costs required to be capitalized under ASC 350-40, Internal-Use Software, were not material to the Group’s consolidated financial statements.

KANZHUN LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data, unless otherwise noted)

2. PRINCIPAL ACCOUNTING POLICIES (CONTINUED)

2.17 General and administrative expenses

General and administrative expenses consist primarily of payroll and other employee-related expenses for the Group’s managerial and administrative staff and office rental and property management fees, professional services fees and other administrative expenses.

2.18 Employee benefits

Full time employees of the Group in the PRC participate in a government mandated defined contribution plan, pursuant to which certain pension benefits, medical care, employee housing fund and other welfare benefits are provided to the employees. Chinese labor regulations require that the PRC subsidiaries and VIE of the Group make contributions to the government for these benefits based on certain percentages of the employees’ salaries, up to a maximum amount specified by the local government. The Group has no legal obligation for the benefits beyond the contributions made. Total amounts of such employee benefit expenses, which were expensed as incurred, were RMB161,703 and RMB232,452 for the years ended December 31, 2019 and 2020, respectively.

2.19 Share-based compensation

The Group grants share options to its management, other key employees and eligible nonemployees (collectively, “Share-based Awards”). Such compensation is accounted for in accordance with ASC 718, Compensation -Stock Compensation. Share-based Awards with service conditions only are measured at the grant date fair value of the awards and recognized as expenses using the straight-line method, net of estimated forfeitures, if any, over the requisite service period. Share-based awards that are subject to both service conditions and the occurrence of an initial public offering (“IPO”) or change of control as a performance condition, are measured at the grant date fair value. Cumulative share-based compensation expenses for the awards that have satisfied the service condition will be recorded upon the completion of the IPO, using the graded-vesting method.

For nonemployees’ share-based awards, the Group adopted ASU 2018-07 “Improvements to Nonemployee Share-Based Payment Accounting” for the periods presented. In accordance with ASU 2018-07, it clarifies that equity-classified nonemployee share-based awards are measured at the grant date. Nonemployee share-based awards are measured at the grant date fair value of the awards and recognized as expenses using a straight-line method over the requisite service period, which is the vesting period.

The Group applies the binominal option pricing model in determining the fair value of options granted. Forfeitures are estimated at the time of grant, with such estimate updated periodically and with actual forfeitures recognized currently to the extent they differ from the estimate. Share-based compensation expense is recorded net of estimated forfeitures such that expense is recorded only for those share-based awards that are expected to vest.

2.20 Operating leases

The Group applied ASC 842, Leases, on January 1, 2019 on modified retrospective basis and has elected not to recast comparative periods. The Group determines if an arrangement is a lease at

KANZHUN LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data, unless otherwise noted)

2. PRINCIPAL ACCOUNTING POLICIES (CONTINUED)

2.20 Operating leases (continued)

inception. Operating leases are primarily for office and are included in Operating lease right-of-use assets, net, Operating lease liabilities, current and Operating lease liabilities, non-current on its Consolidated Balance Sheet. Operating lease right-of-use assets represent the Group’s right to use an underlying asset for the lease term and Operating lease liabilities represent obligation to make lease payment arising from the lease. The operating lease right-of-use assets and liabilities are recognized at lease commencement date based on the present value of lease payment over the lease term. As most of the Group’s leases do not provide an implicit rate, the Group uses its incremental borrowing rate based on the information available at lease commencement date in determining the present value of lease payments. The Operating lease right-of-use assets also includes any lease payments made and excludes lease incentives. The Group’s lease term may include options to extend or terminate the lease. Termination options are considered when it is reasonably certain that the Group will not exercise such options. Renewal options are considered within the Operating lease right-of-use assets and liabilities when it is reasonably certain that the Group will exercise that option. Lease expense is recognized on a straight-line basis over the lease term.

For operating lease with a term of one year or less, the Group has elected to not recognize a lease liability or lease right-of-use asset on its Consolidated Balance Sheet. Instead, it recognizes the lease payment as expense on a straight-line basis over the lease term. Short-term lease costs are immaterial to its Consolidated Statements of Comprehensive Loss. The Group has operating lease agreements with insignificant non-lease components and have elected the practical expedient to combine and account for lease and non-lease components as single lease component.

Upon the adoption of the new lease standard, on January 1, 2019, the Group recognized operating lease assets of RMB50,570 and total operating lease liabilities of RMB50,089 on the Consolidated Balance Sheet. There was no impact to accumulated deficit at adoption.

2.21 Government grants

Government grants are recognized as other operating income, net or as a reduction of specific costs and expenses for which the grants are intended to compensate. Such amounts are recognized in the Consolidated Statements of Comprehensive Loss upon receipts and all conditions attached to the grants are fulfilled.

2.22 Taxation

Current income taxes are recorded in accordance with the regulations of the relevant tax jurisdiction. The Group accounts for income taxes under the asset and liability method in accordance with ASC 740, Income Tax. Under this method, deferred tax assets and liabilities are recognized for the tax consequences attributable to differences between carrying amounts of existing assets and liabilities in the financial statements and their respective tax basis, and operating loss carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred taxes of a change in tax rates is recognized in the Consolidated Statements of Comprehensive Loss in the period of change. Valuation allowances are established when necessary to

KANZHUN LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data, unless otherwise noted)

2. PRINCIPAL ACCOUNTING POLICIES (CONTINUED)

2.22 Taxation (continued)

reduce the amount of deferred tax assets if it is considered more likely than not that amount of the deferred tax assets will not be realized.

The Group recognizes in its consolidated financial statements the benefit of a tax position if the tax position is “more likely than not” to prevail based on the facts and technical merits of the position. Tax positions that meet the “more likely than not” recognition threshold is measured at the largest amount of tax benefit that has a greater than fifty percent likelihood of being realized upon settlement. The Group estimates its liability for unrecognized tax benefits which are periodically assessed and may be affected by changing interpretations of laws, rulings by tax authorities, changes and/or developments with respect to tax audits, and expiration of the statute of limitations. The ultimate outcome for a particular tax position may not be determined with certainty prior to the conclusion of a tax audit and, in some cases, appeal or litigation process. The actual benefits ultimately realized may differ from the Group’s estimates. As each audit is concluded, adjustments, if any, are recorded in the Group’s consolidated financial statements in the period in which the audit is concluded. Additionally, in future periods, changes in facts, circumstances and new information may require the Group to adjust the recognition and measurement estimates with regard to individual tax positions. Changes in recognition and measurement estimates are recognized in the period in which the changes occur. As of December 31, 2019 and 2020, the Group did not have any significant unrecognized uncertain tax positions.

2.23 Statutory reserves

The Company’s subsidiaries, consolidated VIE and VIE’s subsidiaries established in the PRC are required to make appropriations to certain non-distributable reserve funds.

In accordance with the laws applicable to the Foreign Investment Enterprises established in the PRC, the Group’s subsidiaries registered as wholly-owned foreign enterprise have to make appropriations from their after-tax profits (as determined under generally accepted accounting principles in the PRC (“PRC GAAP”) to reserve funds including general reserve fund, enterprise expansion fund and staff bonus and welfare fund. The appropriation to the general reserve fund must be at least 10% of the after-tax profits calculated in accordance with PRC GAAP. Appropriation is not required if the general reserve fund has reached 50% of the registered capital of the company. Appropriations to the enterprise expansion fund and staff bonus and welfare fund are made at the respective company’s discretion.

In addition, in accordance with the PRC Company Laws, the Group’s consolidated VIE and VIE’s subsidiaries, registered as Chinese domestic companies, must make appropriations from their after-tax profits as determined under the PRC GAAP to non-distributable reserve funds including statutory surplus fund and discretionary surplus fund on an annual basis. The appropriation to the statutory surplus fund must be 10% of the after-tax profits as determined under PRC GAAP. Appropriation is not required if the statutory surplus fund has reached 50% of the registered capital of the company. Appropriation to the discretionary surplus fund is made at the discretion of the respective company.

The use of the statutory surplus fund and discretionary surplus fund are restricted to the offsetting of losses or increasing of the registered capital of the respective company. The staff bonus and welfare

KANZHUN LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data, unless otherwise noted)

2. PRINCIPAL ACCOUNTING POLICIES (CONTINUED)

2.23 Statutory reserves (continued)

fund is a liability in nature and is restricted to fund payments of special bonus to employees and for the collective welfare of employees. None of these reserves are allowed to be transferred to the company in terms of cash dividends, loans or advances, nor can they be distributed except under liquidation.

For the years ended December 31, 2019 and 2020, profit appropriation to statutory surplus fund for the Group’s entities incorporated in the PRC was nil.

2.24 Comprehensive income/(loss)

Comprehensive income/(loss) is defined as the change in equity of a company during a period from transactions and other events and circumstances excluding those resulting from investments by shareholders and distributions to shareholders. The Group recognizes foreign currency translation adjustments as other comprehensive income/(loss) in the Consolidated Statements of Comprehensive Loss. As such adjustments relate to subsidiaries for which the functional currency is not RMB and which do not incur income tax obligations, there are no tax adjustments to arrive at other comprehensive income/(loss) on a net of tax basis.

2.25 Segment reporting

ASC 280, Segment Reporting, establishes standards for companies to report in their financial statements information about operating segments, products, services, geographic areas, and major customers.

Based on the criteria established by ASC 280, the Group’s chief operating decision maker (“CODM”) has been identified as the Chief Executive Officer, who reviews consolidated results when making decisions about allocating resources and assessing performance of the Group. As a whole and hence, the Group has only one reportable segment. The Group does not distinguish between markets or segments for the purpose of internal reporting. As the Group’s long-lived assets are substantially located in the PRC and substantially all the Group’s revenue is derived from within the PRC, no geographical segments are presented.

2.26 Loss per share

Basic earnings (losses) per share is computed by dividing net income (loss) attributable to holders of ordinary shares by the weighted average number of ordinary shares outstanding during the year using the two class method. The net loss will be adjusted by deducting (1) dividends declared in the period on preferred shares (if any), (2) cumulative dividends on preferred shares (whether or not declared) and (3) deemed dividends as required by U.S. GAAP. Using the two class method, net income (loss) is allocated between ordinary shares and other participating securities (that is, the Preferred Shares) based on their participating rights.

Diluted loss per share is calculated by dividing net loss attributable to ordinary shareholders by the weighted average number of ordinary and dilutive ordinary equivalent shares outstanding during the period. Ordinary equivalent shares consist of shares issuable upon the conversion of the preferred

KANZHUN LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data, unless otherwise noted)

2. PRINCIPAL ACCOUNTING POLICIES (CONTINUED)

2.26 Loss per share (continued)

shares using the if-converted method, and shares issuable upon the exercise of share options using the treasury stock method. Ordinary equivalent shares are not included in the denominator of the diluted loss per share calculation when inclusion of such shares would be anti-dilutive.

2.27 Recent accounting pronouncements

The Group qualifies as an “emerging growth company”, or EGC, pursuant to the Jumpstart Our Business Startups Act of 2012, as amended, or the JOBS Act. As an EGC, the Group does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards. The Group adopts the following standards based on extended transition period provided to private companies or early adopts as necessary as permitted by the respective standards.

New and Amended Standards Adopted by the Group

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), which requires that a lessee should recognize the assets and liabilities that arise from operating leases. A lessee should recognize in the balance sheet a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term. For leases with a term of 12 months or less, a lessee is permitted to make an accounting policy election by class of underlying asset not to recognize lease assets and lease liabilities. If a lessee makes this election, it should recognize lease expenses for such lease generally on a straight-line basis over the lease term. The new leases standard also provides lessees with a practical expedient, by class of underlying asset, to not separate non-lease components from the associated lease component. If a lessee makes that accounting policy election, it is required to account for the non-lease components together with the associated lease component as a single lease component and to provide certain disclosures. Lessors are not afforded a similar practical expedient. The amendments in this Update are effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years for public entities. For all other entities, the amendments in this Update are effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. Early application of the amendments in this Update is permitted for all entities. Entities are required to adopt the new leases standard using a modified retrospective transition method. Under that transition method, an entity initially applies the new leases standard (subject to specific transition requirements and optional practical expedients) at the beginning of the earliest period presented in the financial statements. The Company adopted this new guidance for the year ended December 31, 2019 and interim periods in the year ended December 31, 2019. In July 2018, the FASB issued ASU 2018-11, which provides another transition method in addition to the existing transition method by allowing entities to initially apply the new leases standard at the adoption date and recognize a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption consistent with preparers’ requests. This ASU also addresses stakeholders’ concerns about the requirement for lessors to separate components of a contract by providing lessors with a practical expedient, by class of underlying asset, to not separate non-lease components from the associated lease component, similar to the expedient provided for lessees. However, the lessor practical expedient is limited to circumstances in which the non-lease component or components otherwise would be accounted for

KANZHUN LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data, unless otherwise noted)

2. PRINCIPAL ACCOUNTING POLICIES (CONTINUED)

2.27 Recent accounting pronouncements (continued)

under the new revenue guidance and both (1) the timing and pattern of transfer are the same for the non-lease component(s) and associated lease component and (2) the lease component, if accounted for separately, would be classified as an operating lease. The Group elected to early adopt ASC 842, Leases, on January 1, 2019 on modified retrospective basis and has elected not to recast comparative periods.

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement, which eliminates, adds and modifies certain disclosure requirements for fair value measurements. Under the guidance, public companies will be required to disclose the range and weighted average used to develop significant unobservable inputs for Level 3 fair value measurements. The guidance is effective for all entities for fiscal years beginning after December 15, 2019 and for interim periods within those fiscal years, but entities are permitted to early adopt either the entire standard or only the provisions that eliminate or modify the requirements. The Company adopted ASU 2018-13 on January 1, 2019. The impact of the adoption is not material.

In June 2018, the FASB issued ASU 2018-07, Compensation—Stock Compensation (Topic 718)—Improvements to Nonemployee Share-Based Payment Accounting, to align the accounting for share-based payment awards issued to nonemployees with the guidance applicable to grants to employees and remove requirement to reassess classification of nonemployee awards under other literature upon vesting. ASU 2018-07 is effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020, with early adoption permitted but no earlier than the entity’s adoption of ASC 606. The Company adopted ASU 2018-07 on January 1, 2019. Based on ASU 2018-07, entities will generally apply the same guidance to both employee and nonemployee share-based awards, which nonemployee share-based payment equity awards are measured at the grant-date fair value of the equity instruments, similar to employee share-based payment equity awards. The impact of the adoption is not material.

In December 2019, the FASB issued ASU 2019-12, Simplifying the Accounting for Income Taxes, as part of its initiative to reduce complexity in accounting standards. The amendments in the ASU are effective for fiscal years beginning after December 15, 2020, including interim periods therein. Early adoption of the standard is permitted, including adoption in interim or annual periods for which financial statements have not yet been issued. Subsequent to the periods presented, the Group adopted the ASU prospectively on January 1, 2021. The impact of the adoption is not material.

Recent Accounting Pronouncements Not Yet Adopted

In June 2016, the FASB issued ASU 2016-13, Financial Instruments—Credit Losses (Topic 326), to provide financial statement users with more useful information about expected credit losses. ASU 2016-13 also changes how entities measure credit losses on financial instruments and the timing of when such losses are recorded. ASU 2016-13 is effective for fiscal years and interim periods within those years beginning after December 15, 2022 for the Company, with early adoption permitted. The Group is currently evaluating the impact ASU 2016-13 will have on its consolidated financial statements and associated disclosures.

KANZHUN LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data, unless otherwise noted)

2. PRINCIPAL ACCOUNTING POLICIES (CONTINUED)

2.27 Recent accounting pronouncements (continued)

In December 2019, the FASB issued ASU 2019-12, “Simplifying the Accounting for Income Taxes” to remove specific exceptions to the general principles in Topic 740 and to simplify accounting for income taxes. The standard is effective for public companies for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020. For all other entities, the standard is effective for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. Early adoption is permitted. The standard is effective for the Group’s fiscal year beginning January 1, 2022. The Group is currently evaluating the impact of this accounting standard update on its consolidated financial statements.

3. CONCENTRATION AND RISKS

3.1 Concentration of credit risk

Financial instruments that potentially subject the Group to the concentration of credit risks consist of cash and cash equivalents, short-term investments and accounts receivable. The maximum exposures of such assets to credit risk is their carrying amounts as of the balance sheet dates. The Group deposits its cash and cash equivalents, and short-term investments with financial institutions located in jurisdictions where the subsidiaries are located. The Group believes that no significant credit risk exists as these financial institutions have high credit quality.

3.2 Concentration of customers and suppliers

Substantially all revenue was derived from customers located in China. There are no customers or suppliers from whom revenues or purchases individually represent greater than 10% of the total revenues or the total purchases of the Group in any of the periods presented.

3.3 Foreign currency exchange rate risk

In July 2005, the PRC government changed its decades-old policy of pegging the value of the RMB to the US$, and the RMB appreciated more than 20% against the US$ over the following three years. Between July 2008 and June 2010, this appreciation halted and the exchange rate between the RMB and the US$ remained within a narrow band. Since June 2010, the RMB has fluctuated against the US$, at times significantly and unpredictably. The depreciation of the RMB against the US$ was approximately 1.65% in 2019. The appreciation of the RMB against the US$ was approximately 6.47% in 2020. It is difficult to predict how market forces or PRC or U.S. government policy may impact the exchange rate between the RMB and the US$ in the future.

4. SHORT TERM INVESTMENT

	As of December 31,
	2019	2020
	RMB	RMB
Wealth management products	1,142,015	536,401

KANZHUN LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data, unless otherwise noted)

4. SHORT TERM INVESTMENT (CONTINUED)

As of December 31, 2019 and 2020, the Group’s wealth management products mainly consisted of financial products issued by commercial banks and investment banks with a variable interest rate indexed to the performance of underlying assets and a maturity date within one year when purchased or revolving terms. As of December 31, 2020, the weighted average return of the wealth management products was 2.62%.

The investment income from wealth management products recorded in “investment income” for the years ended December 31, 2019 and 2020 was RMB9,718 and RMB9,095, respectively.

5. PREPAYMENTS AND OTHER CURRENT ASSETS

	As of December 31,
	2019	2020
	RMB	RMB
Prepaid service fee and marketing expenses(1)	52,165	47,398
Receivables from third-party on-line payment platforms(2)	20,714	41,221
Staff loans and advances	15,167	32,902
Deposits	24,455	37,780
Prepaid rental expenses and property management fee	6,042	4,241
Others	221	1,368

	118,764	164,910

(1)	Prepaid service fee and marketing expenses represent prepayment to suppliers which provide online or offline advertising services and IT related services to the Group.
(2)

Receivables from third-party on-line payment platforms represent receivables due from third-party on-line payment service providers in relation to the cash collection for the Group, but not yet paid to the Group.

6. PROPERTY, EQUIPMENT AND SOFTWARE, NET

Property, equipment and software, net, consist of the following:

	As of December 31,
	2019	2020
	RMB	RMB
Leasehold improvement	19,945	39,460
Motor vehicles	2,316	2,316
Electronic equipment	70,537	204,805
Furniture and fixtures	5,745	9,486
Software	1,101	1,615

Subtotal	99,644	257,682
Less: accumulated depreciation/amortization	(27,216)	(66,327)

Property, equipment and software, net	72,428	191,355

KANZHUN LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data, unless otherwise noted)

6. PROPERTY, EQUIPMENT AND SOFTWARE, NET (CONTINUED)

Depreciation expenses were RMB17,971 and RMB41,004 for the years ended December 31, 2019 and 2020, respectively. No impairment charges were recorded for the years ended December 31, 2019 and 2020.

The loss on the disposal of property, equipment and software were RMB27 and RMB230 for the years ended December 31, 2019 and 2020, respectively, and were recognized in the Consolidated Statements of Comprehensive Loss.

7. ACCOUNTS PAYABLE

	As of December 31,
	2019	2020
	RMB	RMB
Marketing expenses payable	40,158	16,831
Server procurement payable	359	22,344
Others	2,100	2,681

	42,617	41,856

8. OTHER PAYABLES AND ACCRUED LIABILITIES

	As of December 31,
	2019	2020
	RMB	RMB
Payables to shareholders(1)	109,080	103,596
Salaries, welfare and bonus payable	148,100	260,123
Virtual accounts used on the Group’s platform(2)	14,464	24,815
Accrued professional service expense	3,821	2,115
Tax payable(3)	10,287	21,704
Rental payable	1,071	1,058
Others	6,379	4,848

	293,202	418,259

(1)

As of December 31, 2019 and 2020, Huapin received RMB109,080 and RMB103,596 respectively from certain preferred shareholders during Series C-3 and Series E financing. However, these funds have not yet been received by the Company level due to certain regulation limitations. Accordingly, the Company recorded the related subscription receivables from shareholders in the mezzanine equity section, as the outstanding balance due has not yet been settled in cash prior to the issuance of these financial statements.

(2)

Customers own their virtual accounts on the Group’s platform- “BOSS Zhipin”, and could deposit cash into their own virtual accounts on the platform. As the customers have rights to withdraw the balances upon their requests without any further conditions, the Group reports the relevant amount as other payables and accrued liabilities.

(3)	Tax payable mainly included value-added tax and individual income tax payable.

KANZHUN LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data, unless otherwise noted)

9. OPERATING LEASE

The Group has operating leases primarily for office and operation space. The Group’s operating lease arrangements have remaining terms of one year to six years with no variable lease costs.

The components of lease expense are as follows:

	For the year ended December 31,
	2019	2020
	RMB	RMB
Operating lease costs	42,508	71,706
Expenses for short term lease within 12 months	9,245	2,167

Total lease expense	51,753	73,873

Supplemental balance sheet information related to leases is as follows:

	As of December 31,
	2019	2020
	RMB	RMB
Operating lease right-of-use assets	98,138	144,063

Operating lease liabilities, current	57,216	59,559
Operating lease liabilities, non-current	37,659	76,373

Total lease liabilities	94,875	135,932

Supplemental cash flow information related to leases is as follows:

	For the year ended December 31,
	2019	2020
	RMB	RMB
Cash paid for amounts included in the measurement of lease liabilities	42,620	72,138
Right-of-use assets obtained in exchange for operating lease liabilities	87,054	112,871

Weighted average remaining lease term (in years)	3.48	3.75
Weighted average discount rate	4.75%	4.75%

KANZHUN LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data, unless otherwise noted)

9. OPERATING LEASE (CONTINUED)

Maturities of lease liabilities are as follows:

As of December 31,
2020
RMB
2021	61,016
2022	32,478
2023	17,492
2024	14,813
2025	13,214
2026	9,911

Total undiscounted lease payments	148,924
Less: imputed interest	(12,992)

Total lease liabilities	135,932

10. OTHER OPERATING INCOME, NET

	For the year ended December 31,
	2019	2020
	RMB	RMB
VAT-in super deduction(1)	2,412	7,981
Government grants(2)	200	938
Others	(39)	(70)

	2,573	8,849

(1)

From 2019, in accordance with “the Announcement on Relevant Policies for Deepening the Value-added Tax Reform” and relevant government policies announced by the Ministry of Finance, the State Taxation Administration and the General Administration of Customs of China, Huapin and Glory, as consumer service companies, are allowed to enjoy additional 10% VAT-in deduction for any services or goods they purchased (“VAT-in super deduction”) from April 1, 2019 to December 31, 2021. The VAT-in super deduction obtained is considered as operating given that all VAT-in was derived from the purchases for that VIE’s daily operations in nature, and therefore is presented in other operating income in the Consolidation Statements of Comprehensive Loss (Note 13).

(2)

Government grants mainly represent cash subsidies received from PRC local governments for companies operating business in their jurisdictions and compliance with specific policies promoted by the local governments. These cash subsidies were not subject to meeting any specific future conditions.

KANZHUN LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data, unless otherwise noted)

11. FINANCIAL INCOME, NET

	For the year ended December 31,
	2019	2020
	RMB	RMB
Interest income	648	3,256
Interest expenses	(349)	—
Bank charges	(154)	(158)

	145	3,098

12. RELATED PARTIES BALANCES AND TRANSACTIONS

The table below sets forth the major related parties and their relationships with the Group as of December 31, 2020:

Name of related parties	Relationship with the Group
Mr. Peng Zhao and companies controlled by him	Founder, and CEO of the Group, and his controlled companies
Image Frame Investment (HK) Limited (under Tencent Holding’s control)	Principal shareholder of the Group
Individual executive officer	Executive officer of the Group

Details of related party balances and transactions as of December 31, 2019 and 2020 are as follows:

Amounts due from related parties

	As of December 31,
	2019	2020
	RMB	RMB
Mr. Peng Zhao and companies controlled by him	31,158	31,132
Advance to individual executive officer	5,093	5,093
Receivables from Tencent Group’s on-line payment platforms	1,176	3,018
Prepaid cloud services fee to Tencent Group	434	1,556

	37,861	40,799

Tencent Group represented companies under Tencent Holding’s control, including Image Frame Investment (HK) Limited.

The amount due from Mr. Peng Zhao is cash advance with original one-year term and bearing no interest. The advance to individual executive officer is advances granted to Mr. Tao Zhang, Chief Technology Officer of the Group. These cash advances will be settled before the end of March 2021.

KANZHUN LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data, unless otherwise noted)

12. RELATED PARTIES BALANCES AND TRANSACTIONS (CONTINUED)

Transactions with related parties

	For the year ended December 31,
	2019	2020
	RMB	RMB
Cash advance to Mr. Peng Zhao	24,930	—
Cash advance to individual executive officer	5,093	—
Cloud services from Tencent Group	2,063	6,109
On-line payment platform clearing services from Tencent Group	836	1,886

	32,922	7,995

The Group utilizes the cloud services provided by Tencent Group to process large amount of complicated data in-house, which reduces the risks involved in data storage and transmission. The Group also utilizes on-line platform clearing service provided by Tencent to facilitate customers’ online payments.

13. TAXATION

(a) Value-added tax (“VAT”) and surcharges

The Group is subject to statutory VAT rate of 6% for revenues from online recruitment service in the PRC. Huapin and Glory, as consumer service companies, are allowed to enjoy additional 10% VAT-in super deduction from April 1, 2019 to December 31, 2021 (Note 10).

(b) Income tax

Cayman Islands

Under the current laws of the Cayman Islands, the Company and its subsidiaries incorporated in the Cayman Islands are not subject to tax on income or capital gain. Additionally, the Cayman Islands does not impose a withholding tax on payments of dividends to shareholders.

Hong Kong

Under the current Hong Kong Inland Revenue Ordinance, the Group’s subsidiaries in Hong Kong are subject to 16.5% Hong Kong profit tax on its taxable income generated from operations in Hong Kong. Additionally, payments of dividends by the subsidiaries incorporated in Hong Kong to the Company are not subject to any Hong Kong withholding tax.

China

On March 16, 2007, the National People’s Congress of PRC enacted a new Enterprise Income Tax Law (“new EIT law”), under which Foreign Investment Enterprises (“FIEs”) and domestic companies would be subject to enterprise income tax at a uniform rate of 25%. The new EIT law became effective on January 1, 2008. In accordance with the implementation rules of EIT Law, a qualified “High and New Technology Enterprise” (“HNTE”) is eligible for a preferential tax rate of 15%. The HNTE certificate is effective for a period of three years. An entity could re-apply for the HNTE certificate when the prior certificate expires.

KANZHUN LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data, unless otherwise noted)

13. TAXATION (CONTINUED)

(b) Income tax (continued)

Huapin has been qualified as HNTE and enjoys a preferential income tax rate of 15% from 2019 to 2022.

The Group’s PRC subsidiary, and Huapin’s subsidiaries are subject to the statutory income tax rate of 25%.

According to relevant laws and regulations promulgated by the State Administration of Tax of the PRC effective from 2008 onwards, enterprises engaging in research and development activities are entitled to claim 150% of their qualified research and development expenses so incurred as tax deductible expenses when determining their assessable profits for the year (‘Super Deduction’). The additional deduction of 50% of qualified research and development expenses can only be claimed directly in the annual EIT filing and subject to the approval from the relevant tax authorities. Effective from 2018 onwards, enterprises engaging in research and development activities are entitled to claim 175% of their qualified research and development expenses so incurred as tax deductible expenses. The additional deduction of 75% of qualified research and development expenses can be directly claimed in the annual EIT filing.

United States

The Company’s subsidiary in California, United States is subject to U.S. federal corporate tax and California corporate franchise tax on its taxable income as reported in its statutory financial statements adjusted in accordance with relevant U.S. tax laws. The applicable U.S. federal corporate tax rate is 21% and the California corporate franchise tax rate is 8.84% in 2019 and 2020.

As the Group incurred income tax expense mainly from PRC tax jurisdictions, the following information is based mainly on PRC income taxes.

Composition of income tax

The components of loss before tax are as follow:

	For the year ended December 31,
	2019	2020
	RMB	RMB
Loss before tax
Loss from PRC entities	483,970	311,483
Loss from overseas entities	18,085	630,412

Total loss before tax	502,055	941,895

KANZHUN LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data, unless otherwise noted)

13. TAXATION (CONTINUED)

(b) Income tax (continued)

Reconciliation of the Differences between Statutory Tax Rate and the Effective Tax Rate

The following table sets forth a reconciliation between the statutory PRC EIT rate of 25% and the effective tax rate:

	For the year ended December 31,
	2019	2020
Statutory income tax rate	25.00%	25.00%
Tax rate difference from statutory rate in other jurisdictions(1)	(0.25)%	(15.82)%
Permanent difference(2)	5.30%	2.22%
Effect of preferential tax rates(3)	(10.03)%	(3.36)%
Change in valuation allowance(4)	(19.97)%	(7.89)%
Others	(0.05)%	(0.15)%

Effective tax rate	—	—

(1)	The tax rate difference is attributed to varying rates in other jurisdictions where the Group is established or operates, such as the Cayman Islands or the United States.
(2)	The permanent differences are primarily related to additional tax deductions for qualified research and development expenses offset by non-deductible share-based compensation expenses.
(3)	Huapin has been qualified as HNTE and enjoys a preferential income tax rate of 15% from 2019 to 2022.
(4)	The change in valuation allowance is primarily attributed to fully provisioning for net operating loss carry-forwards of KANZHUN LIMITED.

For the years ended December 31, 2019 and 2020, substantially all the amounts of current and deferred income tax expense are attributable to PRC entities.

	For the year ended December 31,
	2019	2020
	RMB	RMB
Current income tax expenses	—	—
Deferred income tax benefit	(100,256)	(74,275)
Change in valuation allowance	100,256	74,275

Income expenses	—	—

KANZHUN LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data, unless otherwise noted)

13. TAXATION (CONTINUED)

(c) Deferred tax assets

The following table sets forth the significant components of the deferred tax assets:

	As of December 31,
	2019	2020
	RMB	RMB
Deferred tax assets
Net accumulated losses-carry forward	86,628	86,679
Deductible advertising expenses	87,639	161,842
Others	1,490	1,511
Less: valuation allowance	(175,757)	(250,032)

Total deferred tax assets	—	—

As of December 31, 2020, the Group had accumulated tax losses of approximately RMB664.1 million mainly deriving from entities in the PRC. The tax losses in PRC can be carried forward for five years to offset future taxable profit. Since Huapin is qualified for HNTE, its tax losses can be carried forward for ten years. The tax losses in Hong Kong can be carried forward without an expiration date. Under the U.S. tax law, federal tax loss carry-forwards arising in tax years beginning after December 31, 2017 can be carried forward indefinitely but the maximum deduction is reduced to 80% of Facehired Inc.’s taxable income, while loss carry-forwards arising in 2017 or prior can be carried back two tax years and carried forward up to 20 years. California state tax loss carry-forwards may be carried forward for up to 20 years.

The Group considers positive and negative evidence to determine whether some portion or all of the deferred tax assets will be more likely than not realized. This assessment considers, among other matters, the nature, frequency and severity of recent losses and forecasts of future profitability. These assumptions require significant judgment and the forecasts of future taxable income are consistent with the plans and estimates the Group is using to manage the underlying businesses. Valuation allowances are established for deferred tax assets based on a more likely than not threshold. The Group’s ability to realize deferred tax assets depends on its ability to generate sufficient taxable income within the carry forward periods provided for in the tax law. The Group believes that it is more likely than not that these net accumulated operating losses deferred tax assets will not be utilized in the future. Therefore, the Group has provided full valuation allowances for the deferred tax assets derived from accumulated operating losses as of December 31, 2019 and 2020.

Movement of valuation allowance

	As of December 31,
	2019	2020
	RMB	RMB
Balance at the beginning of the year	(75,501)	(175,757)
Additions in the current year	(100,256)	(74,275)

Balance at the end of the year	(175,757)	(250,032)

KANZHUN LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data, unless otherwise noted)

14. ORDINARY SHARES

As of January 1, 2019, the Company had 1,500,000,000 shares authorized and 110,000,000 shares issued at a par value of $0.0001 per share. 9,920,000 ordinary shares were issued on May 20, 2014 to TECHWOLF LIMITED, controlled by Mr. Peng Zhao, Founder and CEO of the Group, and these ordinary shares were reserved and held by Mr. Peng Zhao on behalf of the Company solely for the purpose of implementing the Company’s share award plan. The Company accounted for these shares as issued but not outstanding and presented as treasury shares in the Consolidated Balance Sheet and Consolidated Statement of Changes in Shareholders’ Deficit throughout all the periods until July 4, 2019, when the Company cancelled these ordinary shares. The original commercial intent behind the arrangement regarding such 9,920,000 ordinary shares was later reflected in the Company’s share award plan, whose pool of available shares for future grants encompassed such 9,920,000 shares.

As of December 31, 2019, 1,500,000,000 shares had been authorized, 100,080,000 ordinary shares were issued and outstanding.

On February 10, 2020, all issued and outstanding ordinary shares of the Company were re-designated as Class B ordinary shares, and each Class B ordinary share was entitled to 10 votes. Mr. Peng Zhao, Founder and CEO of the Group was deemed to beneficially own all of the Company’s issued Class B ordinary shares.

On August 21, 2020, the Company newly issued a total of 4,122,853 Class A ordinary shares to Coatue PE Asia 26 LLC with a total consideration of US$11,431. Meanwhile, TECHWOLF LIMITED sold a total of 3,752,934 Class B ordinary shares (“Transferred Shares”) to Image Frame Investment (HK) Limited, and immediately after the completion of the transfer, the Company re-designated Transferred Shares into Class A ordinary shares.

On September 19, 2020, the Company issued 3,657,853 Class A ordinary shares to TWL Fellows Holding Limited for nominal consideration. TWL Fellows Holding Limited, a consolidated VIE of the Company incorporated on January 14, 2020 in the British Virgin Islands, was established as an employee shareholding vehicle (a “Trust”) for the purpose of implementing the Company’s share award plan. Therefore, the Company’s ordinary shares issued to TWL Fellows Holding Limited are presented as treasury shares in the Consolidated Balance Sheet and Consolidated Statement of Changes in Shareholders’ Deficit. Other than holding the Company’s ordinary shares, the Trust does not have any assets.

The Company’s treasury shares only represent the aforementioned ordinary shares issued to the Company’s consolidated VIE, the Trust, for the implementation of the Company’s share award plan.

On November 27, 2020, the Company issued and granted 24,780,971 Class B ordinary shares to TECHWOLF LIMITED. On the same day, the voting rights of a total of 121,108,037 Class B ordinary shares was modified and each Class B ordinary share was entitled to 15 votes.

As of December 31, 2020, 1,500,000,000 shares had been authorized. 11,533,640 Class A ordinary shares were issued, out of which 7,875,787 Class A ordinary shares were outstanding, and 121,108,037 Class B ordinary shares were issued and outstanding as of December 31, 2020.

KANZHUN LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data, unless otherwise noted)

15. CONVERTIBLE REDEEMABLE PREFERRED SHARES

On May 20, 2014, the Company entered into a shares purchase agreement with certain investors, pursuant to which 60,000,000 Convertible Redeemable Series A Preferred Shares (“Series A Preferred Shares”) were issued on May 20, 2014 for an aggregated consideration of US$3,000. The Company incurred issuance costs of US$20 in connection with this offering.

On December 16, 2014, the Company entered into a shares purchase agreement with certain investors, pursuant to which 26,666,667 Convertible Redeemable Series B Preferred Shares (the “Series B Preferred Shares”) were issued on December 16, 2014 for an aggregated consideration of US$4,000. The Company incurred issuance costs of US$41 in connection with the offering of Series B Preferred Shares. Besides, the Company also issued 13,333,333 Series B Preferred Shares to TECHWOLF LIMITED, controlled by Mr. Peng Zhao, the Company’s founder, chairman and chief executive officer, with no consideration received.

On April 8, 2015, the Company entered into a shares purchase agreement with certain investors, pursuant to which 48,000,000 Convertible Redeemable Series C Preferred Shares (the “Series C Preferred Shares”) were issued on April 8, 2015 for an aggregated consideration of US$10,000. The Company incurred issuance costs of US$40 in connection with this offering. Besides, the Company repurchased a total of 13,333,333 Series B Preferred Shares issued to TECHWOLF LIMITED at par value. Those Series B Preferred Shares were sold to one of previous Series B investor on April 8, 2015 at the Series B Preferred Shares issuance price.

On July 7, 2016, the Company entered into a shares purchase agreement with certain investors, pursuant to which 45,319,316 Convertible Redeemable Series C-1 Preferred Shares (the “Series C Preferred Shares”, “Series C-1 Preferred Shares, or Series C Preferred Shares Tranche I”) were issued on July 7, 2016 for an aggregated consideration of US$12,508. The Company incurred issuance costs of US$86 in connection with this offering of Series C-1 Preferred Shares Tranche I.

On August 15, 2016, the Company entered into a shares purchase agreement with certain investors, pursuant to which 42,251,744 Convertible Redeemable Series C-2 Preferred Shares (the “Series C Preferred Shares”, “Series C-2 Preferred Shares, or Series C Preferred Shares Tranche II”) were issued on August 15, 2016 for an aggregated consideration of US$18,000. The Company incurred issuance costs of US$100 in connection with this offering.

On February 10, 2017, the Company entered into a shares purchase agreement with certain investors, pursuant to which 11,497,073 Convertible Redeemable Series C-3 Preferred Shares (the “Series C Preferred Shares”, “Series C-3 Preferred Shares, or Series C Preferred Shares Tranche III”) were issued on February 10, 2017 for an aggregated consideration of US$6,001. The Company incurred issuance costs of US$32 in connection with this offering.

On November 2, 2017, the Company entered into a shares purchase agreement with certain investors, pursuant to which 60,856,049 Convertible Redeemable Series D Preferred Shares (the “Series D Preferred Shares”) were issued on November 2, 2017 for an aggregated consideration of US$43,394. The Company incurred issuance costs of US$1,132 in connection with this offering.

On December 18, 2018, the Company entered into a shares purchase agreement with certain investors, pursuant to which 83,474,263 Convertible Redeemable Series E Preferred Shares (the

KANZHUN LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data, unless otherwise noted)

15. CONVERTIBLE REDEEMABLE PREFERRED SHARES (CONTINUED)

“Series E Preferred Shares”) were issued on December 18, 2018 for an aggregated consideration of US$130,000. The Company incurred issuance costs of US$3,376 in connection with this offering.

On March 8, 2019, the Company entered into a shares purchase agreement with certain investors, pursuant to which 32,373,031 Convertible Redeemable Series E+ Preferred Shares and re-designated as Series E-1 Preferred Shares on July 4, 2019 (the “Series E Preferred Shares”, “Series E-1 Preferred Shares, or Series E Preferred Shares Tranche I”) were issued on March 8, 2019 for an aggregated consideration of US$55,000. The Company incurred issuance costs of US$1,982 in connection with this offering.

On July 4, 2019, the Company entered into a shares purchase agreement with certain investors, pursuant to which 28,226,073 Convertible Redeemable Series E-2 Preferred Shares (the “Series E Preferred Shares”, “Series E-2 Preferred Shares, or Series E Preferred Shares Tranche II”) were issued on July 4, 2019 for an aggregated consideration of US$50,000. The Company incurred issuance costs of US$1,917 in connection with this offering.

On February 10, 2020, the Company entered into a shares purchase agreement with certain investors, pursuant to which 48,689,976 Convertible Redeemable Series F Preferred Shares (the “Series F Preferred Shares”) were issued on February 10, 2020 for an aggregated consideration of US$150,000. The Company incurred issuance costs of US$1 in connection with this offering.

On November 27, 2020, the Company entered into a shares purchase agreement with certain investors, pursuant to which 50,664,609 Convertible Redeemable Series F+ Preferred Shares (the “Series F Preferred Shares”, “Series F-plus Preferred Shares, or Series F Preferred Shares”) were issued on November 27, 2020 for an aggregated consideration of US$270,000. The Company incurred issuance costs of US$3,080 in connection with this offering.

The Series A, B, C, D, E and F Preferred Shares are collectively referred to as the Preferred Shares. The holders of Preferred Shares are collectively referred to as the Preferred Shareholders. The key terms of the Preferred Shares issued by the Company are as follows:

Conversion Rights

Optional Conversion

Each Series A, B, C, D, E and F Preferred Share shall be convertible, at the option of the holder thereof, at any time and without the payment of additional consideration by the holder thereof, into such number of Class A ordinary shares as is determined by the quotient of the applicable issue price divided by the then effective applicable conversion price with respect to such particular series of Preferred Shares, which shall initially be the applicable issue price for the Series A B, C, D, E and F Preferred Shares, as the case may be, resulting in an initial conversion ratio for the Preferred Shares of 1:1, and shall be subject to adjustment and readjustment from time to time, including but not limited to additional equity securities issuances, share dividends, distributions, subdivisions, redemptions, combinations, or reorganizations, mergers, consolidations, reclassifications, exchanges or substitutions.

KANZHUN LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data, unless otherwise noted)

15. CONVERTIBLE REDEEMABLE PREFERRED SHARES (CONTINUED)

Automatic Conversion

Each Preferred Share is convertible, at the option of the holder, at any time after the date of issuance of such Preferred Shares according to a conversion ratio, subject to adjustments for dilution, including but not limited to stock splits, stock dividends and capitalization and certain other events. Each Preferred Share is convertible into a number of ordinary shares determined by dividing the applicable original issuance price by the conversion price (initially being 1 to 1 conversion ratio). The conversion price of each Preferred Share is the same as its original issuance price and no adjustments to conversion price have occurred so far.

Each Series A, B, C, D, E and F Preferred Share shall automatically be converted into Class A ordinary shares, at the then applicable preferred share conversion price upon (i) closing of a Qualified Initial Public Offering (“Qualified IPO”), or (ii) the written approval of the holders of a majority of each series of Preferred Shares (calculated and voting separately in their respective single class on an as-converted basis).

Prior to the Series D Preferred Shares issuance on November 2, 2017, a “Qualified IPO” was defined as an initial public offering with gross proceeds no less than US$60 million and capitalization of the Company of no less than US$350 million prior to such initial public offering. Upon the issuance of Series D Preferred Shares, the gross proceeds and market capitalization criteria for a “Qualified IPO” were increased to US$90 million and US$900 million, respectively. Upon the issuance of Series E Preferred Shares, the gross proceeds and market capitalization criteria for a “Qualified IPO” were increased to US$100 million and US$2,000 million, respectively. Upon the issuance of Series F Preferred Shares, the gross proceeds and market capitalization criteria for a “Qualified IPO” were increased to US$100 million and US$3,300 million, respectively. Upon the issuance of Series F-plus Preferred Shares, the gross proceeds and market capitalization criteria for a “Qualified IPO” were increased to US$300 million and US$5,000 million, respectively.

Voting Rights

Each holder of Series A, B, C, D, E and F Preferred Shares is entitled to cast the number of votes equal to the number of Class A ordinary shares such Preferred Shares would be entitled to convert into at the then effective conversion price. There was a modification to the voting rights of the shares controlled by Mr. Peng Zhao when the Series F and Series F-plus Preferred Shares were issued as follows:

•	the voting rights of ordinary shares controlled by Mr. Peng Zhao was modified to carry 10 votes in connection with the Series F Preferred Shares financing; and

•	the voting rights of shares controlled by Mr. Peng Zhao was modified to carry 15 votes in connection with the Series F-plus Preferred Shares financing.

Dividend Rights

Each Preferred Share shall have the right to receive dividends, on an as-converted basis, when, as and if declared by the Board. No dividend shall be paid on the ordinary shares at any time unless and until all dividends on the Preferred Shares have been paid in full. No dividends on preferred and ordinary shares have been declared since the issuance date until December 31, 2020.

KANZHUN LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data, unless otherwise noted)

15. CONVERTIBLE REDEEMABLE PREFERRED SHARES (CONTINUED)

Liquidation Preference

In the event of any liquidation (unless waived by the majority of Preferred Shareholders) including deemed liquidation, dissolution or winding up of the Company, Preferred Shareholders shall be entitled to receive a per share amount equal to 100% of the original preferred share issuance price of the respective series of Preferred Shares, as adjusted for share dividends, share splits, combinations, recapitalizations or similar events, plus all accrued and declared but unpaid dividends thereon, in the sequence of Series F Preferred Shares, Series E Preferred Shares, Series D Preferred Shares, Series C Preferred Shares, Series B Preferred Shares, and Series A Preferred Shares. After such liquidation amounts have been paid in full, any remaining funds or assets of the Company legally available for distribution to shareholders shall be distributed on a pro rata, pari passu basis among the holders of the Preferred Shares, on an as-converted basis, together with the holders of the ordinary shares.

Redemption Rights

At any time commencing on a date specified in the shareholders’ agreement (the “Redemption Start Date”), holders of majority (more than 50%) of the then outstanding Series A, B, C, D, E, and F Preferred Shares may request a redemption of the Preferred Shares of such series. On receipt of a redemption request from the holders, the Company shall redeem all or part, as requested, of the outstanding Preferred Shares of such series.

The Redemption Start Date of Preferred Shares have been amended for a number of times historically. If any holder of any series of Preferred Shares exercises its redemption right, any holder of other series of Preferred Shares shall have the right to exercise the redemption of its series at the same time.

The redemption prices have been modified historically. Prior to the issuance of Series F Preferred Shares, the price at which each Preferred Share shall be redeemed shall equal to the original Preferred Shares issue price for such series plus 10% compound interest per annum (calculated from the issuance dates of the respective series of Preferred Shares), and declared but unpaid dividends. Upon the issuance of Series F Preferred Shares, the price at which each Preferred Share shall be redeemed shall equal to the original Preferred Shares issue price for such series plus 8% simple interest per annum (calculated from the issuance dates of the respective series of Preferred Shares), and declared but unpaid dividends.

If on the redemption date triggered by the occurrence of any redemption event, the Company’s assets or funds which are legally available are insufficient to pay in full the aggregate redemption price for Preferred Shares requested to be redeemed, upon the request of a redeeming shareholder, the Company shall execute and deliver a two-year note, bearing an interest of ten percent (10%) per annum and with repayment of the principal and interest to be made on a monthly basis over a period of twenty-four (24) months. Preferred Shares subject to redemption with respect to which the Company has become obligated to pay the redemption price but which it has not paid in full shall continue to have all the rights and privileges which such Preferred Shareholders had prior to such date, until the redemption price has been paid in full with respect to such Preferred Shares.

KANZHUN LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data, unless otherwise noted)

15. CONVERTIBLE REDEEMABLE PREFERRED SHARES (CONTINUED)

Accounting for Preferred Shares

The Company classified the Preferred Shares in the mezzanine section of the Consolidated Balance Sheets because they were redeemable at the holders’ option any time after a certain date and were contingently redeemable upon the occurrence of certain liquidation event outside of the Company’s control. The Preferred Shares are recorded initially at fair value, net of issuance costs.

The Company records accretion on the Preferred Shares, where applicable, to the redemption value from the issuance dates to the earliest redemption dates. The accretion, calculated using the effective interest method, is recorded against retained earnings, or in the absence of retained earnings, by charging against additional paid-in capital. Once additional paid-in capital has been exhausted, additional charges are recorded by increasing the accumulated deficit. The accretion of Preferred Shares was RMB232,319 (US$ 33,529) and RMB283,981 (US$ 41,546) for the years ended December 31, 2019 and 2020, respectively.

The Company has determined that, under the whole instrument approach, host contract of the Preferred Shares is more akin to a debt host, given the Preferred Shares holders have potential creditors’ right in the event of insufficient fund upon redemption, along with other debt-like features in the terms of the Preferred Shares, including the redemption rights. However, the Company determined that the embedded feature, including conversion feature, do not require bifurcation as they either are clearly and closely related to the host or do not meet definition of a derivative.

The Company has determined that there was no beneficial conversion feature attributable to all Preferred Shares because the initial effective conversion prices of these Preferred Shares were higher than the fair value of the Company’s ordinary shares determined by the Company taking into account of an independent third-party appraiser.

Modification of Preferred Shares

The Company assesses whether an amendment to the terms of its convertible redeemable Preferred Shares is an extinguishment or a modification based on a qualitative evaluation of the amendment. If the amendment adds, removes, significantly changes to a substantive contractual term or to the nature of the overall instrument, the amendment results in an extinguishment of the Preferred Shares. The Company also assess if the change in terms results in value transfer between Preferred Shareholders or between Preferred Shareholders and ordinary shareholders.

When convertible redeemable Preferred Shares are extinguished, the difference between the fair value of the consideration transferred to the convertible redeemable Preferred Shareholders and the carrying amount of such Preferred Shares (net of issuance costs) is treated as a deemed dividend to the Preferred Shareholders. When convertible redeemable Preferred Shares are modified and such modification results in value transfer between Preferred Shareholders and ordinary shareholders, the change in fair value resulted from the amendment is treated as a deemed dividend to or from the Preferred Shareholders.

KANZHUN LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data, unless otherwise noted)

15. CONVERTIBLE REDEEMABLE PREFERRED SHARES (CONTINUED)

Preferred Shares modification were mainly included below:

•

Starting from the issuance of Series C Preferred Shares, optional redemption date of each pre-existing Preferred Shares was modified and extended to the fifth anniversary of each newly issued series of Preferred Shares applicable closing date; and

•

On February 10, 2020, the Redemption Start Date of Series A, B, C, D, and E Preferred Shares was extended from July 5, 2024 to February 10, 2025, which is to be in line with the optional redemption date of Series F Preferred Shares. In the meanwhile, redemption price interest rate was lowered from 10% compound interest per annum to 8% simple interest per annum commencing from Series F Preferred Shares original issuance date and ending on the date of redemption.

KANZHUN LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data, unless otherwise noted)

15. CONVERTIBLE REDEEMABLE PREFERRED SHARES (CONTINUED)

From both quantitative and qualitative perspectives, the Company assessed the impact of these modifications and concluded that they represent a modification rather than extinguishment of pre-existing Preferred Shares, and the impact of the modification is immaterial.

The Company’s convertible redeemable Preferred Shares activities for the years ended December 31, 2019 and 2020 are summarized below:

	Series A Shares		Series B Shares		Series C Shares		Series D Shares		Series E Shares		Series F Shares
	Number of shares	Amount (RMB)	Number of shares	Amount (RMB)	Number of shares	Amount (RMB)	Number of shares	Amount (RMB)	Number of shares	Amount (RMB)	Number of shares	Amount (RMB)
Balance as of January 1, 2019	60,000,000	30,144	40,000,000	56,554	147,068,133	400,950	60,856,049	317,533	83,474,263	874,107	—	—
Issuance of Series E preferred shares Tranche I and II, net of issuance cost	—	—	—	—	—	—	—	—	60,599,104	691,894	—	—
Accretion on convertible redeemable preferred shares to redemption value	—	3,290	—	6,231	—	42,417	—	35,053	—	145,328	—	—

Balance as of December 31, 2019	60,000,000	33,434	40,000,000	62,785	147,068,133	443,367	60,856,049	352,586	144,073,367	1,711,329	—	—

Issuance of Series F preferred shares, net of issuance cost	—	—	—	—	—	—	—	—	—	—	99,354,585	2,803,114
Accretion on convertible redeemable preferred shares to redemption value	—	2,743	—	5,191	—	35,198	—	28,196	—	133,704	—	78,949

Balance as of December 31, 2020	60,000,000	36,177	40,000,000	67,976	147,068,133	478,565	60,856,049	380,782	144,073,367	1,845,033	99,354,585	2,882,063

KANZHUN LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data, unless otherwise noted)

16. SHARE-BASED COMPENSATION

From year of 2014 through 2020, the Company has granted options to certain directors, executive officers and employees. The maximum aggregate number of ordinary shares that are authorized to be issued under the Company’s share award plans is 97,122,122 and 145,696,410 as of December 31, 2019 and 2020, respectively. The share options have a contractual term of ten years.

Share options granted contained service conditions. With respect to the service conditions, there are 3 types of vesting schedule, which are: (i) 25% of the share options shall become vested on each anniversary of the vesting commencement date for 4 years thereafter; (ii) 50% of the share options shall become vested on each anniversary of the vesting commencement date for 2 years thereafter; (iii) immediately vested upon grant.

For share options contained service conditions only, those awards are measured at the grant date fair value and recognized as expenses over the requisite service period, which is the vesting period. For certain options granted to employees, even though the service condition might have been satisfied, employees are required to provide continued service through the occurrence of an initial public offering or change of control (“Trigger Event”). Given the vesting of the share options granted is contingent upon the occurrence of Trigger Event, no share-based compensation expense is recognized related with those grants with performance condition. Instead, those expense will be accelerated upon the occurrence of Trigger Event.

The following table sets forth the stock options activity for the years ended December 31, 2019 and 2020:

	Number of options	Weighted- average exercise price per share	Weighted average remaining contractual term	Aggregate intrinsic value	Weighted average fair value of options per share
		US$	Years	US$’000	US$
Outstanding as of January 1, 2019	67,784,739	0.50	7.64	22,714	0.12
Granted	25,679,294	1.45	—	—	—
Forfeited	(7,242,312)	0.84	—	—	—

Outstanding as of December 31, 2019	86,221,721	0.76	7.22	65,994	0.27

Granted	26,509,592	2.42	—	—	—
Forfeited	(5,597,960)	1.00	—	—	—

Outstanding as of December 31, 2020	107,133,353	1.16	6.84	226,639	0.64

Vested and expected to vest as of December 31, 2020	107,133,353	1.16	6.84	226,639	0.64

Exercisable as of December 31, 2020	83,628,767	1.37	7.71	159,434	0.75

The aggregate intrinsic value is calculated as the difference between the exercise price of the underlying awards and the estimated fair value of the underlying stock at each reporting date.

KANZHUN LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data, unless otherwise noted)

16. SHARE-BASED COMPENSATION (CONTINUED)

Prior to the completion of the IPO, the Company has used binomial option-pricing model to determine the fair value of the share options as of the grant dates. Key assumptions (or ranges thereof) are set as below:

	Year ended December 31,
	2019	2020
Exercise price (US$)	0.0001-1.8	0.05-5.33
Fair value of the ordinary shares on the date of option grant	1.01-1.52	1.84-3.27
Risk-free interest rate(1)	1.80%-2.76%	0.82%-1.70%
Option life (in years)	10	10
Expected dividend yield(2)	0%	0%
Expected volatility(3)	56.1%-57.8%	56.5%-59.0%
Expected early exercise multiple	2.2x-2.8x	2.2x-2.8x

(1)

The risk-free interest rate of periods within the contractual life of the share option is based on the market yield of U.S. Treasury Strips with a maturity life equal to the expected life to expiration.

(2)	The Company has no history or expectation of paying dividends on its ordinary shares.
(3)	Expected volatility is estimated based on the average of historical volatilities of the comparable companies in the same industry as at the valuation dates.

In November 2020, the Company recorded share-based compensation expense of RMB533.1 million (US$ 81.7 million) for issuance and grant of 24,780,971 Class B ordinary shares, at a price of US$0.0001 per share, to Mr. Peng Zhao, Founder and CEO of the Group, and was recorded in general and administrative expense in the Consolidated Statement of Comprehensive Loss.

The following table sets forth the amount of share-based compensation expense included in each of the relevant financial statement line items:

	Year ended December 31,
	2019	2020
	RMB	RMB
Cost of revenues	944	1,920
Sales and marketing expenses	8,443	21,473
Research and development expenses	13,595	30,883
General and administrative expenses	11,268	602,960

	34,250	657,236

As of December 31, 2020, there were RMB22,127 of unrecognized compensation expenses related to stock options for which the service conditions had been met and are expected to be recognized when Trigger Events occurs, the performance conditions are achieved, and RMB49,371 of unrecognized compensation expenses related to stock options for which the service conditions will be met over a weighted average period of 1.54 years.

KANZHUN LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data, unless otherwise noted)

17. BASIC AND DILUTED NET LOSS PER SHARE

Basic and diluted net loss per share have been calculated in accordance with ASC 260, Earnings Per Share. Basic net loss per share is computed using the weighted average number of ordinary shares outstanding during the period. Diluted net loss per share is computed using the weighted average number of ordinary shares and dilutive potential ordinary shares outstanding during the period. The computation of loss per share for the years ended December 31, 2019 and 2020 is as follows:

	As of December 31,
	2019	2020
	RMB	RMB
Numerator:
Net loss	(502,055)	(941,895)
Accretion on convertible redeemable preferred shares to redemption value	(232,319)	(283,981)

Net loss attributable to KANZHUN LIMITED’s ordinary shareholders, basic and diluted	(734,374)	(1,225,876)

Denominator:
Weighted average number of ordinary shares used in computing net loss per share	107,114,306	111,172,986

Net loss per share attributable to ordinary shareholders:
—Basic	(6.86)	(11.03)
—Diluted	(6.86)	(11.03)

The following ordinary shares equivalent were excluded from the computation of diluted net loss per ordinary share for the periods presented because including them would have had an anti-dilutive effect:

	As of December 31,
	2019	2020
Shares issuable upon conversion of preferred shares	431,914,761	500,211,192
Shares issuable upon exercise of share options	38,394,825	60,853,313

18. COMMITMENTS AND CONTINGENCIES

Commitments

The Group engaged third parties for promoting its brand image through various advertising channels, including advertising on internet search engines, platforms and other traditional off-line media. The amount of advertising commitments relates to the committed advertising services that have not been delivered and paid. As of December 31, 2020, future minimum advertising commitments under non-cancelable agreements are RMB107.7 million.

The Group had outstanding commitments on several non-cancellable operating lease agreements. Operating lease commitment within one year or less lease term, for which the Group elected not recognize any lease liability or right-of-use asset, therefore not yet reflected in the

KANZHUN LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data, unless otherwise noted)

18. COMMITMENTS AND CONTINGENCIES (CONTINUED)

consolidated financial statements as of December 31, 2019 and 2020 were RMB1,126 and RMB1,342, respectively.

Contingencies

From time to time, the Group is subject to legal proceedings, investigations and claims incidental to the conduct of its business. As of December 31, 2019 and 2020, the Group was not involved in any legal or administrative proceedings that the Group believes may have a material adverse impact on the Group’s business, balance sheets or results of operations and cash flows.

19. FAIR VALUE MEASUREMENTS

As of December 31, 2019 and 2020, information about inputs into the fair value measurement of the Group’s assets and liabilities that are measured or disclosed at fair value on a recurring basis in periods subsequent to their initial recognition is as follows:

		Fair value measurement at reporting date using
Description	Fair value as of December 31, 2019	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	RMB	RMB	RMB	RMB
Assets:
Short-term investments wealth management products	1,142,015	—	1,142,015	—

		Fair value measurement at reporting date using
Description	Fair value as of December 31, 2020	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	RMB	RMB	RMB	RMB
Assets:
Short-term investments wealth management products	536,401	—	536,401	—

When available, the Group uses quoted market prices to determine the fair value of an asset or liability. If quoted market prices are not available, the Group will measure fair value using valuation techniques that use, when possible, current market-based or independently sourced market parameters, such as interest rates and currency rates. Following is a description of the valuation techniques that the Group uses to measure the fair value of assets that the Group reports in its Consolidated Balance Sheets at fair value on a recurring basis.

Short-term investments

Short-term investment consists of wealth management products, which are valued by the Group on a recurring basis. The Group values its short-term wealth management products investments held

KANZHUN LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data, unless otherwise noted)

19. FAIR VALUE MEASUREMENTS (CONTINUED)

in certain banks using model-derived valuations based upon discounted cash flow, in which significant inputs, mainly including expected return, are observable or can be derived principally from, or corroborated by, observable market data, and accordingly, the Group classifies the valuation techniques that use these inputs as Level 2. The expected return of the financial products were determined based on the prevailing interest rates in the market.

20. SUBSEQUENT EVENTS

The Group has evaluated subsequent events through March 19, 2021, which is the date the consolidated financial statements are available to be issued.

On March 12, 2021, TECHWOLF LIMITED transferred a total of 1,965,361 and 1,876,467 Class B ordinary shares to two new external investors named Index Capital International Limited and Duckling Fund L.P., respectively, and those shares were automatically converted into Class A ordinary shares upon the closing of share transfer between the shareholders. As a result, out of 15,375,468 Class A ordinary shares were issued, 11,717,615 Class A ordinary shares were outstanding, and 117,266,209 Class B ordinary shares were issued and outstanding as of March 12, 2021.

21. STATUTORY RESERVES AND RESTRICTED NET ASSETS

Pursuant to laws applicable to entities incorporated in the PRC, the Group’s subsidiaries in the PRC must make appropriations from after-tax profit to non-distributable reserve funds. These reserve funds include one or more of the following: (i) a general reserve, (ii) an enterprise expansion fund and (iii) a staff bonus and welfare fund. Subject to certain cumulative limits, the general reserve fund requires an annual appropriation of 10% of after tax profit (as determined under accounting principles generally accepted in the PRC at each year-end) until the accumulative amount of such reserve fund reaches 50% of a company’s registered capital, the other fund appropriations are at the subsidiaries’ discretion. These reserve funds can only be used for specific purposes of enterprise expansion and staff bonus and welfare and are not distributable as cash dividends. During the years ended December 31, 2019 and 2020, no appropriations to the statutory reserve have been made by the Group.

The Company performed a test on the restricted net assets of consolidated subsidiaries in accordance with Securities and Exchange Commission Regulation S-X Rule 4-08 (e) (3), “General Notes to Financial Statements” and concluded that it was applicable for the Company to disclose the financial statements for the parent company. As of December 31, 2019 and 2020, the total restricted net assets of the Company’s subsidiary and the VIE incorporated in PRC and subjected to restriction amounted to approximately nil and RMB384,798, respectively.

The Company did not have significant capital and other commitments, long-term obligations, or guarantees as of December 31, 2019 and 2020.

22. ADDITIONAL INFORMATION—CONDENSED FINANCIAL INFORMATION OF THE PARENT COMPANY

Rules 12-04(a) and 4-08(e)(3) of Regulation S-X require condensed financial information as to the financial position, cash flows and results of operations of a parent company as of and for the same

KANZHUN LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data, unless otherwise noted)

22. ADDITIONAL INFORMATION—CONDENSED FINANCIAL INFORMATION OF THE PARENT COMPANY (CONTINUED)

periods for which the audited consolidated financial statements have been presented when the restricted net assets of the consolidated and unconsolidated subsidiaries together exceed 25% of consolidated net assets as of the end of the most recently completed fiscal year.

The following condensed financial statements of the Parent Company have been prepared using the same accounting policies as set out in the Company’s consolidated financial statements except that the Parent Company used the equity method to account for its investment in its subsidiaries and the VIE. Such investment is presented on the separate condensed balance sheets of the Parent Company as “Investments in subsidiaries and VIE”. The Parent Company, its subsidiaries and the VIE were included in the consolidated financial statements whereby the inter-company balances and transactions were eliminated upon consolidation. The Parent Company’s share of income from its subsidiaries and the VIE is reported as equity in income of subsidiaries and the VIE in the condensed financial statements.

The Parent Company is a Cayman Islands company and, therefore, is not subjected to income taxes for all years presented. The footnote disclosures contain supplemental information relating to the operations of the Company and, as such, these statements should be read in conjunction with the notes to the consolidated financial statements of the Company. Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted.

Balance sheets

	As of December 31,
	2019	2020
	RMB	RMB
ASSETS
Current assets:
Cash and cash equivalents	181,646	3,542,052
Short-term investment	1,125,991	—
Amounts due from subsidiaries and VIEs	754,256	1,088,812
Amounts due from related parties	31,138	31,112
Prepayments and other current assets	18,013	28,134

Total assets	2,111,044	4,690,110

LIABILITIES AND EQUITY

Current liabilities
Other payables and accruals	5,161	3,224
Amounts due to subsidiaries and VIEs	61	—
Investment deficit in subsidiaries and VIEs	1,272,337	1,400,003

Total liabilities	1,277,559	1,403,227

KANZHUN LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data, unless otherwise noted)

22. ADDITIONAL INFORMATION—CONDENSED FINANCIAL INFORMATION OF THE PARENT COMPANY (CONTINUED)

Balance sheets (continued)

	As of December 31,
	2019	2020
	RMB	RMB
Mezzanine equity

Series A convertible redeemable preferred shares (US$0.0001 par value, 60,000,000 shares authorized, issued and outstanding as of December 31, 2019 and 2020)	33,434	36,177
Series B convertible redeemable preferred shares (US$0.0001 par value, 40,000,000 shares authorized, issued and outstanding as of December 31, 2019 and 2020)	62,785	67,976
Series C convertible redeemable preferred shares (US$0.0001 par value, 147,068,133 shares authorized, issued and outstanding as of December 31, 2019 and 2020)	443,367	478,565
Series D convertible redeemable preferred shares (US$0.0001 par value, 60,856,049 shares authorized, issued and outstanding as of December 31, 2019 and 2020)	352,586	380,782
Series E convertible redeemable preferred shares (US$0.0001 par value, 144,073,367 shares authorized, issued and outstanding as of December 31, 2019 and 2020)	1,711,329	1,845,033
Series F convertible redeemable preferred shares (US$0.0001 par value, nil and 99,354,585 shares authorized, issued and outstanding as of December 31, 2019 and 2020)	—	2,882,063
Subscription receivables from shareholders	(109,080)	(103,596)

Total mezzanine equity	2,494,421	5,587,000

Shareholders’ deficits

Ordinary shares (US$0.0001 par value, 1,500,000,000 shares authorized, 100,080,000 and 132,641,677 shares issued, as of December 31, 2019 and 2020, respectively. 100,080,000 ordinary shares outstanding as of December 31, 2019; 7,875,787 Class A ordinary shares and 121,108,037 Class B ordinary shares outstanding as of December 31, 2020)	62	81
Treasury shares (nil and 3,657,853 shares as of December 31, 2019 and 2020, respectively)	—	—
Additional paid-in capital	—	452,234
Accumulated other comprehensive income	19,152	(130,387)
Accumulated deficit	(1,680,150)	(2,622,045)

Total shareholders’ deficits	(1,660,936)	(2,300,117)

Total liabilities, mezzanine equity and shareholders’ deficits	2,111,044	4,690,110

KANZHUN LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data, unless otherwise noted)

22. ADDITIONAL INFORMATION—CONDENSED FINANCIAL INFORMATION OF THE PARENT COMPANY (CONTINUED)

Statements of comprehensive loss

	Year Ended December 31,
	2019	2020
	RMB	RMB
Operation expense
General and administrative expenses	(15,709)	(606,029)

Total operating expenses	(15,709)	(606,029)
Financial (expense)/income, net	(10)	1,503
Investment income	9,690	5,312
Share of loss from investments in subsidiaries and VIEs	(496,026)	(342,681)

Loss before income tax expense	(502,055)	(941,895)
Income tax expense	—	—

Net loss	(502,055)	(941,895)

Accretion on redeemable preferred shares to redemption value	(232,319)	(283,981)

Net loss attributable to ordinary shareholders	(734,374)	(1,225,876)

Net loss	(502,055)	(941,895)
Other comprehensive income/(loss)
Foreign currency translation	25,354	(149,539)

Total comprehensive loss	(476,701)	(1,091,434)

Statements of cash flows

	Year Ended December 31,
	2019	2020
	RMB	RMB
Net cash used in from operating activities	(237,341)	(508,108)
Net cash (used in)/generated from investing activities	(1,145,512)	1,135,941
Net cash generated from financing activities	889,879	2,882,112
Effect of exchange rate changes on cash and cash equivalents	25,354	(149,539)
Net (decrease)/increase in cash and cash equivalents	(467,620)	3,360,406

Cash and cash equivalents at beginning of the year	649,266	181,646
Cash and cash equivalents at end of the year	181,646	3,542,052

KANZHUN LIMITED

UNAUDITED INTERIM CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2020 AND MARCH 31, 2021

(All amounts in thousands, except for share and per share data, unless otherwise noted)

	As of
	December 31,	March 31,
	2020	2021
	RMB	RMB	US$
ASSETS

Current assets:
Cash and cash equivalents	3,998,203	4,101,280	625,978
Short-term investments	536,401	550,331	83,997
Accounts receivable	6,999	10,843	1,655
Amounts due from related parties	40,799	8,270	1,262
Prepayments and other current assets	164,910	271,021	41,365

Total current assets	4,747,312	4,941,745	754,257

Non-current assets:
Property, equipment and software, net	191,355	216,222	33,002
Intangible assets, net	549	527	80
Right of use assets, net	144,063	159,422	24,333
Other non-current assets	—	608	93

Total non-current assets	335,967	376,779	57,508

Total assets	5,083,279	5,318,524	811,765

KANZHUN LIMITED

UNAUDITED INTERIM CONDENSED CONSOLIDATED BALANCE SHEETS (CONTINUED)

AS OF DECEMBER 31, 2020 AND MARCH 31, 2021

(All amounts in thousands, except for share and per share data, unless otherwise noted)

	As of
	December 31,	March 31,
	2020	2021
	RMB	RMB	US$

Current liabilities (including amounts of the consolidated VIE and VIE’s subsidiaries without recourse to the primary beneficiary of RMB 1,717,020 and RMB2,078,593 as of December 31, 2020 and March 31, 2021, respectively)

Accounts payable	41,856	97,603	14,897
Deferred revenue	1,200,349	1,594,172	243,318
Other payable and accrued liabilities	418,259	328,372	50,119
Operating lease liabilities, current	59,559	61,666	9,412

Total current liabilities	1,720,023	2,081,813	317,746

Non-current liabilities (including amounts of the consolidated VIE and VIE’s subsidiaries without recourse to the primary beneficiary of RMB 76,373 and RMB93,647 as of December 31, 2020 and March 31, 2021, respectively)

Operating lease liabilities, non-current	76,373	93,647	14,293

Total non-current liabilities	76,373	93,647	14,293

Total liabilities	1,796,396	2,175,460	332,039

Commitments and contingencies (Note 18)

KANZHUN LIMITED

UNAUDITED INTERIM CONDENSED CONSOLIDATED BALANCE SHEETS (CONTINUED)

AS OF DECEMBER 31, 2020 AND MARCH 31, 2021

(All amounts in thousands, except for share and per share data, unless otherwise noted)

	As of
	December 31,	March 31,
	2020	2021
	RMB	RMB	US$
Mezzanine equity

Series A convertible redeemable preferred shares (US$0.0001 par value, 60,000,000 shares authorized, issued and outstanding as of December 31, 2020 and March 31, 2021, respectively)	36,177	36,772	5,612
Series B convertible redeemable preferred shares (US$0.0001 par value, 40,000,000 shares authorized, issued and outstanding as of December 31, 2020 and March 31, 2021, respectively)	67,976	69,104	10,547
Series C convertible redeemable preferred shares (US$0.0001 par value, 147,068,133 shares authorized, issued and outstanding as of December 31, 2020 and March 31, 2021, respectively)	478,565	486,203	74,209
Series D convertible redeemable preferred shares (US$0.0001 par value, 60,856,049 shares authorized, issued and outstanding as of December 31, 2020 and March 31, 2021, respectively)	380,782	386,869	59,048
Series E convertible redeemable preferred shares (US$0.0001 par value, 144,073,367 shares authorized, issued and outstanding as of December 31, 2020 and March 31, 2021, respectively)	1,845,033	1,873,758	285,992
Series F convertible redeemable preferred shares (US$0.0001 par value, 99,354,585 shares authorized, issued and outstanding as of December 31, 2020 and March 31, 2021, respectively)	2,882,063	2,930,151	447,228
Subscription receivable from shareholder	(103,596)	(103,596)	(15,812)

Total mezzanine equity	5,587,000	5,679,261	866,824

KANZHUN LIMITED

UNAUDITED INTERIM CONDENSED CONSOLIDATED BALANCE SHEETS (CONTINUED)

AS OF DECEMBER 31, 2020 AND MARCH 31, 2021

(All amounts in thousands, except for share and per share data, unless otherwise noted)

	As of
	December 31,	March 31,
	2020	2021
	RMB	RMB	US$
Shareholders’ deficit

Ordinary shares (US$0.0001 par value, 1,500,000,000 shares authorized, 132,641,677 and 131,460,338 shares issued, as of December 31, 2020 and March 31, 2021, respectively; 7,875,787 Class A ordinary shares and 121,108,037 Class B ordinary shares outstanding as of December 31, 2020; 11,717,615 Class A ordinary shares and 116,084,870 Class B ordinary shares outstanding as of March 31, 2021, respectively)	81	80	12
Treasury shares (3,657,853 shares as of December 31, 2020 and March 31, 2021, respectively)	—	—	—
Additional paid-in capital	452,234	366,366	55,918
Accumulated other comprehensive loss	(130,387)	(104,419)	(15,936)
Accumulated deficit	(2,622,045)	(2,798,224)	(427,092)

Total KANZHUN LIMITED shareholders’ deficit	(2,300,117)	(2,536,197)	(387,098)

Total liabilities, mezzanine equity and shareholders’ deficit	5,083,279	5,318,524	811,765

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

KANZHUN LIMITED

UNAUDITED INTERIM CONDENSED CONSOLIDATED

STATEMENTS OF COMPREHENSIVE LOSS

FOR THE THREE MONTHS ENDED MARCH 31, 2020 AND 2021

(All amounts in thousands, except for share and per share data, unless otherwise noted)

	For the three months ended March 31,
	2020	2021
	RMB	RMB	US$
Revenues
Online recruitment services to enterprise customers	279,110	782,156	119,380
Others	3,501	6,379	974

Total Revenues	282,611	788,535	120,354
Operating cost and expenses:
Cost of revenues	(37,851)	(106,856)	(16,309)
Sales and marketing expenses	(376,522)	(618,537)	(94,407)
Research and development expenses	(104,801)	(163,767)	(24,996)
General and administrative expenses	(45,651)	(81,712)	(12,472)

Total operating cost and expenses	(564,825)	(970,872)	(148,184)
Other operating income, net	1,363	2,318	354

Loss from operations	(280,851)	(180,019)	(27,476)
Financial income, net	351	1,961	299
Foreign exchange (loss)/gain	(1,121)	464	71
Investment income	5,439	2,811	429
Other expenses	(2,650)	(1,396)	(213)

Loss before income tax expense	(278,832)	(176,179)	(26,890)
Income tax expense	—	—	—

Net loss	(278,832)	(176,179)	(26,890)

Accretion on convertible redeemable preferred shares to redemption value	(64,794)	(92,263)	(14,082)

Net loss attributable to ordinary shareholders	(343,626)	(268,442)	(40,972)

Net loss	(278,832)	(176,179)	(26,890)
Other comprehensive income
Foreign currency translation adjustment	30,064	25,968	3,963

Total comprehensive loss	(248,768)	(150,211)	(22,927)

Weighted average number of ordinary shares used in computing net loss per share, basic and diluted	107,305,026	136,255,542	136,255,542
Net loss per share attributable to ordinary shareholders
—Basic and diluted	(3.20)	(1.97)	(0.30)

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

KANZHUN LIMITED

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT

FOR THE THREE MONTHS ENDED MARCH 31, 2020 AND 2021

(All amounts in thousands, except for share and per share data, unless otherwise noted)

	Ordinary share (US $0.0001 par value)		Treasury shares		Additional paid-in capital	Accumulated other comprehensive income/(loss)	Accumulated deficit	Total shareholders’ deficit
	Number of shares outstanding	Amount	Number of shares	Amount
		RMB		RMB	RMB	RMB	RMB	RMB
Balance as of January 1, 2020	100,080,000	62	—	—	—	19,152	(1,680,150)	(1,660,936)
Net loss	—	—	—	—	—	—	(278,832)	(278,832)
Foreign currency translation adjustments	—	—	—	—	—	30,064	—	30,064
Share-based compensation	—	—	—	—	16,271	—	—	16,271
Accretion on convertible redeemable preferred shares to redemption value	—	—	—	—	(16,271)	—	(48,523)	(64,794)

Balance as of March 31, 2020	100,080,000	62	—	—	—	49,216	(2,007,505)	(1,958,227)

Balance as of January 1, 2021	128,983,824	81	(3,657,853)	—	452,234	(130,387)	(2,622,045)	(2,300,117)
Net loss	—	—	—	—	—	—	(176,179)	(176,179)
Foreign currency translation adjustments	—	—	—	—	—	25,968	—	25,968
Share-based compensation	—	—	—	—	48,658	—	—	48,658
Accretion on convertible redeemable preferred shares to redemption value	—	—	—	—	(92,263)	—	—	(92,263)
Repurchase and cancellation of Class B ordinary shares (Note 14)	(1,181,339)	(1)	—	—	(42,263)	—	—	(42,264)

Balance as of March 31, 2021	127,802,485	80	(3,657,853)	—	366,366	(104,419)	(2,798,224)	(2,536,197)

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

KANZHUN LIMITED

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE THREE MONTHS ENDED MARCH 31, 2020 AND 2021

(All amounts in thousands, except for share and per share data, unless otherwise noted)

	For the three months ended March 31,
	2020	2021
	RMB	RMB	US$
Cash flows from operating activities:
Net loss	(278,832)	(176,179)	(26,890)
Adjustments to reconcile net loss to net cash used in operating activities:
Share-based compensation	16,271	48,658	7,427
Depreciation and amortization	5,019	17,090	2,608
Loss from disposal of property, equipment and software	—	29	4
Foreign exchange loss/(gain)	1,121	(464)	(71)
Amortization of right-of-use assets	16,399	21,287	3,249

Changes in operating assets and liabilities:
Accounts receivable	(3,073)	(3,844)	(587)
Prepayments and other current assets	(12,957)	(105,041)	(16,032)
Amounts due from related parties	(4,448)	1,848	282
Accounts payable	28,101	75,282	11,490
Deferred revenue	27,731	393,823	60,109
Other payable and accrued liabilities	(60,022)	(89,887)	(13,719)
Operating lease liabilities	(14,652)	(17,267)	(2,635)

Net cash (used in)/generated from operating activities	(279,342)	165,335	25,235

Cash flows generated from/(used in) investing activities:
Purchase of property, equipment and software	(23,717)	(61,504)	(9,387)
Proceeds from disposal of property, equipment and software	—	6	1
Purchase of short-term investments	(1,093,390)	(570,000)	(86,999)
Proceeds from maturity of short-term investments	2,187,477	555,000	84,710

Net cash generated from/(used in) investing activities	1,070,370	(76,498)	(11,675)

KANZHUN LIMITED

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

FOR THE THREE MONTHS ENDED MARCH 31, 2020 AND 2021

(All amounts in thousands, except for share and per share data, unless otherwise noted)

	For the three months ended March 31,
	2020	2021
	RMB	RMB	US$
Cash flows generated from/(used in) financing activities:
Proceeds from issuance of convertible redeemable preferred shares, net of issuance of cost	1,048,706	—	—
Payments of deferred offering costs	—	(608)	(93)
Repurchase of Class B ordinary shares from TECHWOLF LIMITED	—	(11,584)	(1,768)

Net cash generated from/(used in) financing activities	1,048,706	(12,192)	(1,861)

Effect of exchange rate changes on cash and cash equivalents	29,077	26,432	4,034

Net increase in cash and cash equivalents	1,868,811	103,077	15,733
Cash and cash equivalents at beginning of the period	407,355	3,998,203	610,245

Cash and cash equivalents at end of the period	2,276,166	4,101,280	625,978

Supplemental schedule of non-cash investing and financing activities
Accretion on convertible redeemable preferred shares to redemption value	64,794	92,263	14,082
Payables for property, equipment and software	31,536	(19,535)	(2,982)

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

KANZHUN LIMITED

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, unless otherwise noted)

1. PRINCIPAL ACTIVITIES AND ORGANIZATION

(a)	Principal activities

KANZHUN LIMITED (“Kanzhun” or the “Company”) was incorporated under Cayman law on January 16, 2014 as an exempted company with limited liability under the Company Law of the Cayman Islands. The Company, its subsidiaries and consolidated variable interest entities (the “VIEs”) (collectively, the “Group”) run two online recruitment platforms called “BOSS Zhipin” in the People’s Republic of China (“PRC”).

The BOSS Zhipin platform mainly focuses on assisting the recruitment process between job seekers and employers for enterprises and corporations. Through BOSS Zhipin platform, employers, mainly executives or middle-level managers of businesses, could participate directly in the recruiting process.

The Group generates revenue by providing services to the enterprise customers and job seekers to assist in the recruitment process over mobile apps and websites. The job seekers and enterprise customers, through receipt of services under time-based model and item-based model, could then get recommended and matched with most suitable posted positions and job seekers, and then interact instantly with the counterparties.

(b)	Organization of the Group

The Group’s unaudited interim consolidated condensed financial statements include the financial statements of the Company, its subsidiaries, consolidated VIE and VIE’s subsidiaries.

As of March 31, 2021, the Company’s principal subsidiaries are as follows:

Subsidiaries	Place of incorporation	Date of incorporation or acquisition	Percentage of direct or indirect	Principal activities
Techfish Limited	Hong Kong	Incorporated on February 14, 2014	100%	Investment holding
Beijing Glory Wolf Co., Ltd. (“Glory”, or the “WFOE”)	Beijing	Incorporated on May 7, 2014	100%	Online recruitment assisting service

VIE	Place of incorporation	Date of incorporation or acquisition	Percentage of direct or indirect	Principal activities
Beijing Huapinborui Network Technology Co., Ltd. (“Huapin”)	Beijing	Incorporated on December 25, 2013	100%	Online recruitment assisting service

(c)	Consolidated variable interest entities

In order to comply with the PRC laws and regulations which prohibit or restrict foreign investments into companies involved in restricted businesses, the Group operates its Apps, websites and other restricted businesses in the PRC through a PRC domestic company and its subsidiaries, whose equity interests are held by certain management members of the Company (“Nominee Shareholders”). The Company obtained control over such PRC domestic companies by entering into a series of Contractual Arrangements with such PRC domestic company and its respective Nominee

KANZHUN LIMITED

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, unless otherwise noted)

1. PRINCIPAL ACTIVITIES AND ORGANIZATION (CONTINUED)

(c)	Consolidated variable interest entities (continued)

Shareholders. As a result, the Company maintains the ability to control such PRC domestic company and is entitled to substantially all of the economic benefits from such PRC domestic company. Management concluded that such PRC domestic company is VIE of the Company, of which the Company is the ultimate primary beneficiary. As such, the Group consolidated financial results of such PRC domestic company and its subsidiaries in the Group’s consolidated financial statements. The principal terms of the agreements entered into amongst the VIE, the Nominee Shareholders and the WFOE are further described below.

Exclusive Call Option Agreement

Pursuant to the exclusive all option agreement, the Nominee Shareholders of the VIE have granted the WFOE the exclusive and irrevocable right to purchase or to designate one or more person(s) at its discretion to purchase part or all of the equity interests in the VIE (the “Target Equity”) from the Nominee Shareholders at any time, and the VIE has granted the WFOE the exclusive and irrevocable right to purchase or to designate one or more person(s) at its discretion to purchase part or all of the assets of the VIE (the “Target Assets”) at any time. The total transfer price for the Target Equity or the Target Assets shall be equal to RMB100 or subject to the lowest price permitted by PRC laws and regulations. The VIE and its Nominee Shareholders have agreed that without prior written consent of the WFOE or the Company, the Nominee Shareholders or the VIE shall not sell, transfer, pledge or dispose of any of the Target Equity, the Target Assets, or the revenue or business in the VIE. In addition, the VIE covenants that it shall not declare any dividend or change capitalization structure of the VIE or enter into any loan or investment agreements without WFOE or the Company’s prior written consent.

Power of Attorney

Pursuant to the Power of Attorney, each of the Nominee Shareholders appointed the WFOE as their attorney-in-fact to exercise all shareholder rights under PRC law and the relevant articles of association, including but not limited to, attending shareholders meetings and signing on their behalf on the resolutions, voting on their behalf on all matters requiring shareholder approval, including but not limited to the appointment and removal of legal representative, directors and senior management, as well as the sale, transfer and disposal of all or part of the equity interests owned by such shareholders. The powers of attorney will remain effective for a given Nominee Shareholders until such shareholder ceases to be a shareholder of the VIE.

Exclusive Technology Development, Consulting and Service agreement

Pursuant to the exclusive technology development, consulting and service agreement, the WFOE has agreed to provide to the VIE services, including, but not limited to, research, development, application and implementation of technology, daily maintenance, monitor, debugging, and troubleshooting of the computer network system, consulting services for the procurement of software and hardware systems, and training and technical support services. The VIE shall pay to the WFOE service fees as calculated in such manner as determined by both VIE and WFOE from time to time

KANZHUN LIMITED

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, unless otherwise noted)

1. PRINCIPAL ACTIVITIES AND ORGANIZATION (CONTINUED)

(c)	Consolidated variable interest entities (continued)

based on the nature of service, which should be paid quarterly. Service fees should normally be equal to the remaining amount of all revenues less all expenses of VIE. The service fees, and any adjustment or change to the service fees, should be subject to the approval of the WFOE and the board of the Company (including the director(s) appointed by preferred shareholders). The agreement has a term of 10 years unless otherwise terminated by the WFOE and VIE and may renew at the end of each term with the prior written consent of the WFOE for a further term of ten years or otherwise as agreed by the WFOE and VIE. The WFOE retains the exclusive right to terminate the agreements at any time by delivering a written notice 30 days in advance to VIE.

Equity Interest Pledge Agreement

Pursuant to the equity interest pledge agreement, the Nominee Shareholders of the VIE have pledged 100% equity interests in VIE to the WFOE to guarantee the payment of technology development, consulting and service fees by the VIE of its obligations under the exclusive technology development, consulting and service agreement. The equity interest pledge agreement shall remain valid until the full payment of the service fees and the fulfillment of all the obligations under the exclusive technology development, consulting and service agreement. In the event of a breach by the VIE or any of its Nominee Shareholders of contractual obligations under the exclusive technology development, consulting and service agreement, and the equity interest pledge agreement, as the case may be, the WFOE, as pledgee, will have the right to auction or dispose of the pledged equity interests in the VIE and will have priority in receiving the proceeds from such auction or disposal.

Spousal Consent Letter

Pursuant to the Spousal Consent Letter, the spouse of each Nominee Shareholder who is a natural person, unconditionally and irrevocably agreed that the equity interests in the VIE held by such Nominee Shareholder will be disposed of pursuant to the equity interest pledge agreement, the exclusive call option agreement, and power of attorney. Each of their spouses agreed not to assert any rights over the equity interests in the VIE held by such Nominee Shareholder. In addition, in the event that any spouse obtains any equity interests in VIE held by such Nominee Shareholder for any reason, he or she agreed to be bound by the equity interest pledge agreement, the exclusive option agreement, and power of attorney.

KANZHUN LIMITED

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, unless otherwise noted)

1. PRINCIPAL ACTIVITIES AND ORGANIZATION (CONTINUED)

(d)	Risks in relations to the VIE structure

The following table set forth the assets, liabilities, results of operations and changes in cash and cash equivalents of the consolidated VIE and their subsidiaries taken as a whole, which were included in the Group’s consolidated financial statements with intercompany transactions eliminated:

	As of
	December 31,	March 31,
	2020	2021
	RMB	RMB
Assets
Current assets
Cash and cash equivalents	183,199	140,468
Short-term investments	525,506	540,138
Accounts receivable	6,999	10,843
Amounts due from the Group companies	36,859	36,859
Prepayments and other current assets	146,244	252,571

Total current assets	898,807	980,879

Non-current assets:
Property, equipment and software, net	191,242	216,112
Intangible assets, net	549	527
Right-of-use assets, net	144,063	159,422

Total non-current assets	335,854	376,061

Total assets	1,234,661	1,356,940

Liabilities
Current liabilities
Accounts payable	41,839	97,573
Deferred revenue	1,200,349	1,594,172
Other payables and accrued liabilities	415,273	325,182
Amounts due to the Group companies	372,427	222,356
Operating lease liabilities, current	59,559	61,666

Total current liabilities	2,089,447	2,300,949

Non-current liabilities
Operating lease liabilities, non-current	76,373	93,647

Total liabilities	2,165,820	2,394,596

KANZHUN LIMITED

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, unless otherwise noted)

1. PRINCIPAL ACTIVITIES AND ORGANIZATION (CONTINUED)

(d)	Risks in relations to the VIE structure (continued)

	For the three months ended March 31,
	2020	2021
	RMB	RMB
Total net revenues	282,611	788,535
Cost of revenues	(37,376)	(102,557)
Net loss	(233,080)	(154,916)

Net cash (used in)/generated from operating activities	(198,739)	176,021
Net cash used in investing activities	(56,679)	(73,762)
Net cash generated from/(used in) financing activities	255,000	(144,990)

Net decrease in cash and cash equivalents	(418)	(42,731)
Cash and cash equivalents at beginning of the period	61,096	183,199

Cash and cash equivalents at end of the period	60,678	140,468

Under the Contractual Arrangements, the WFOE has the power to direct activities that most significantly impact the VIE such as having assets transferred out of the VIE at its discretion. Therefore, the Company considers that there is no asset of the VIE that can only be used to settle obligations of the VIE except for registered capital of VIE amounting to RMB8,992 and RMB9,002 as of December 31, 2020 and March 31, 2021, respectively. Since the VIE was incorporated as a limited liability company under the PRC Law, the creditors do not have recourse to the general credit of the Company for all the liabilities of the VIE.

The Group believes that the Contractual Arrangements between or among the WFOE, VIE and the Nominee Shareholders are in compliance with PRC laws and regulations, as applicable, and are legally enforceable. However, uncertainties in the PRC legal system could limit the Company’s ability to enforce these Contractual Arrangements.

In addition, if the current structure of any of the Contractual Arrangements were found to be in violation of any existing PRC laws, the Group may be subject to penalties, which may include but not be limited to, the cancellation or revocation of the business and operating licenses, being required to restructure the Group’s operations or terminate the Group’s operating activities. The imposition of any of these or other penalties may result in a material and adverse effect on the Group’s ability to conduct its operations. In such case, the Company may not be able to operate or control the VIE, which may result in deconsolidation of the VIE.

There are, however, substantial uncertainties regarding the interpretation and application of current or future PRC laws and regulations. Accordingly, the Company cannot be assured that the PRC government authorities will not ultimately take a view that is contrary to the Company’s belief and the opinion of its PRC legal counsel. In March 2019, the draft Foreign Investment Law was submitted to the National People’s Congress for review and was approved on March 15, 2019, which came into effect from January 1, 2020. The approved Foreign Investment Law does not touch upon the relevant concepts and regulatory regimes that were historically suggested for the regulation of VIE structures, and thus this regulatory topic remain unclear under the Foreign Investment Law. Since the Foreign Investment Law is new, there are substantial uncertainties exist with respect to its implementation and

KANZHUN LIMITED

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, unless otherwise noted)

1. PRINCIPAL ACTIVITIES AND ORGANIZATION (CONTINUED)

(d)	Risks in relations to the VIE structure (continued)

interpretation and the possibility that the VIE will be deemed as a foreign-invested enterprises and subject to relevant restrictions in the future shall not be excluded. If the contractual arrangements establishing the Company’s VIE structure are found to be in violation of any existing law and regulations or future PRC laws and regulations, the relevant PRC government authorities will have broad discretion in dealing with such violation, including, without limitation, levying fines, confiscating our income or the income from the VIE, revoking our business licenses or the business licenses, requiring us to restructure our ownership structure or operations and requiring us to discontinue any portion or all of our value-added businesses or other prohibited businesses. Any of these actions could cause significant disruption to the Company’s business operations, and have a severe adverse impact on the Company’s cash flows, financial position and operating performance. If the imposing of these penalties cause the WFOE to lose its rights to direct the activities of and receive economic benefits from the VIE, which in turn may restrict the Company’s ability to consolidate and reflect in its financial statements the financial position and results of operations of its VIE.

(e)	COVID-19 impact and liquidity

The Group’s revenue growth was negatively impacted in the first quarter of 2020 by the COVID-19 pandemic. The Group started to recover in the late first quarter of 2020, operating cash flow turned positive in the three months ended September 30, 2020, and continued as of March 31, 2021. Based on the assessment on the Group’s liquidity and financial positions, the Group believes that its current cash and cash equivalents, will be sufficient to enable it to meet its anticipated working capital requirements and capital expenditures for at least the next twelve months from the date these consolidated financial statements are issued.

2. PRINCIPAL ACCOUNTING POLICIES

2.1 Basis of presentation

The accompanying unaudited interim condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) for interim financial information. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. Certain information and note disclosures normally included in our annual financial statements prepared in accordance with U.S. GAAP have been condensed or omitted consistent with Article 10 of Regulation S-X. In the opinion of management, the unaudited interim condensed consolidated financial statements and accompanying notes included all adjustments (consisting of normal recurring adjustments) considered necessary by management to a fair statement of the results of operations, financial position and cash flows for the interim periods presented. Interim results of operations are not necessarily indicative of the results for the full year or for any future periods. These financial statements should be read in conjunction with the annual financial statements and notes thereto also included herein.

The unaudited interim condensed consolidated financial statements have been prepared using accounting policies that are consistent with the policies used in preparing the Group’s consolidated financial statements for each of the two years ended December 31, 2019 and 2020. Principal

KANZHUN LIMITED

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, unless otherwise noted)

2. PRINCIPAL ACCOUNTING POLICIES (CONTINUED)

2.1 Basis of presentation (continued)

accounting policies followed by the Group in the preparation of the accompanying unaudited interim condensed consolidated financial statements are summarized below.

2.2 Basis of consolidation

The unaudited interim condensed consolidated financial statements include the financial statements of the Company, its subsidiaries, the consolidated VIE and VIE’s subsidiaries for which the Company is the ultimate primary beneficiary.

A subsidiary is an entity in which the Company, directly or indirectly, controls more than one half of the voting power, has the power to appoint or remove the majority of the members of the board of directors, to cast a majority of votes at the meeting of the board of directors or to govern the financial and operating policies of the investee under a statute or agreement among the shareholders or equity holders.

The Company applies the guidance codified in Accounting Standard Codification 810, Consolidations (“ASC 810”) on accounting for the VIE, which requires certain variable interest entities to be consolidated by the primary beneficiary of the entity in which it has a controlling financial interest. A VIE is an entity with one or more of the following characteristics: (a) the total equity investment at risk is not sufficient to permit the entity to finance its activities without additional financial support; (b) as a group, the holders of the equity investment at risk lack the ability to make certain decisions, the obligation to absorb expected losses or the right to receive expected residual returns, or (c) an equity investor has voting rights that are disproportionate to its economic interest and substantially all of the entity’s activities are on behalf of the investor with disproportionately fewer voting rights.

All transactions and balances between the Company, its subsidiaries, VIE and VIE’s subsidiaries have been eliminated upon consolidation.

2.3 Use of estimates

The preparation of the unaudited interim condensed consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the balance sheet date, and the reported revenues and expenses during the reporting periods in the unaudited interim condensed consolidated financial statements and accompanying notes. Significant accounting estimates reflected in the Group’s unaudited interim condensed consolidated financial statements include, but are not limited to the depreciable lives of property, equipment and software, impairment of long-lived assets, valuation allowances for deferred tax assets, the valuation of ordinary shares and share-based compensation. Management bases the estimates on historical experience, known trends and various other assumptions that are delivered to the reasonable under current circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities. As of March 31, 2021, the Group considered the economic implications of the COVID-19 based on its estimates. Given that changes in circumstances, facts and experience may cause the Group to revise its estimates, actual results could differ from those estimates.

KANZHUN LIMITED

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, unless otherwise noted)

2. PRINCIPAL ACCOUNTING POLICIES (CONTINUED)

2.4 Foreign currencies

The Group’s reporting currency is Renminbi (“RMB”). The functional currency of the Group’s holding entities incorporated in Cayman Islands, Hong Kong and United States of America, is the United States dollars (“US$”). The Group’s PRC subsidiaries, consolidated VIE and VIE’s subsidiaries determined their functional currency to be RMB. The determination of the respective functional currency is based on the criteria of ASC 830, Foreign Currency Matters and is based primarily on the currency the entity conducts its business in.

Transactions denominated in other than the functional currencies are translated into the functional currency of the entity at the exchange rates quoted by authoritative banks prevailing on the transaction dates. Exchange gains and losses resulting from those foreign currency transactions denominated in a currency other than the functional currency are recorded in the Unaudited Interim Condensed Consolidated Statements of Comprehensive Loss.

The financial statements of the Group are translated from the functional currency into RMB. Assets and liabilities denominated in foreign currencies are translated into RMB using the applicable exchange rates at the balance sheet date. Equity accounts other than earnings generated in current period are translated into RMB at the appropriate historical rates. Revenues, expenses, gain and loss are translated into RMB using the periodic average exchange rates. The resulting foreign currency translation adjustments are recorded in other comprehensive income as a component of shareholders’ deficit.

2.5 Convenience translation

Translations of the Unaudited Interim Condensed Consolidated Balance Sheets, the Unaudited Interim Condensed Consolidated Statements of Comprehensive Loss and the Unaudited Interim Condensed Consolidated Statements of Cash Flows from RMB into US$ as of and for the three months ended March 31, 2021 are solely for the convenience of the readers and were calculated at the rate of US$1.00=RMB6.5518 on March 31, 2021 as set forth in the H.10 statistical release of the U.S. Federal Reserve Board. No representation is made that the RMB amounts could have been, or could be, converted, realized or settled into US$ at that rate on March 31, 2021, or at any other rate.

2.6 Fair value measurements

Accounting guidance defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurement for assets and liabilities required or permitted to be recorded at fair value, the Group considers the principal or most advantageous market in which it would transact and it considers assumptions that market participants would use when pricing the asset or liability.

KANZHUN LIMITED

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, unless otherwise noted)

2. PRINCIPAL ACCOUNTING POLICIES (CONTINUED)

2.6 Fair value measurements (continued)

Accounting guidance establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. Accounting guidance establishes three levels of inputs that may be used to measure fair value:

Level 1—Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2—Include other inputs that are directly or indirectly observable in the marketplace.

Level 3—Unobservable inputs which are supported by little or no market activity.

Accounting guidance also describes three main approaches to measuring the fair value of assets and liabilities: (1) market approach, (2) income approach and (3) cost approach. The market approach uses prices and other relevant information generated from market transactions involving identical or comparable assets or liabilities. The income approach uses valuation techniques to convert future amounts to a single present value amount. The measurement is based on the value indicated by current market expectations about those future amounts. The cost approach is based on the amount that would currently be required to replace an asset.

Financial assets and liabilities of the Group mainly consist of cash and cash equivalents, short-term investments, accounts receivables, amounts due from related parties, prepayments and other current assets, accounts payables, certain accrued expenses and other current liabilities. As of December 31, 2020 and March 31, 2021, except for short-term investments, the carrying values of cash and cash equivalents, accounts receivables, amounts due from related parties, prepayments and other current assets, accounts payables, certain accrued expenses and other current liabilities are approximated to their fair values due to the short-term maturity of these instruments. The Group reports short-term investments with observable factors in the overall fair value measurement at fair value and discloses based on Level 2 measurement.

2.7 Cash and cash equivalents

Cash includes currency on hand, cash in bank and time deposits held by financial that can be added to or withdrawn without limitation or restriction. Cash equivalents represent short-term, highly liquid investments that are readily convertible to known amounts of cash and with original maturities from the date of purchase of generally three months or less.

2.8 Short-term investment

Short-term investments are wealth management products issued by commercial banks and investment banks, which contains fixed or variable interest with original maturities within one year. Such investments are generally not permitted to be redeemed early or are subject to penalties for redemption prior to maturities. These investments are stated at fair value. Changes in the fair value are reflected in investment income in the Consolidation Statements of Comprehensive Loss.

KANZHUN LIMITED

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, unless otherwise noted)

2. PRINCIPAL ACCOUNTING POLICIES (CONTINUED)

2.9 Accounts receivable

Accounts receivable is presented net of allowance for doubtful accounts. The Group provides general and specific provisions for bad debts when facts and circumstances indicate that the receivable is unlikely to be collected. If the financial condition of its customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required. The allowance for doubtful accounts was nil as of December 31, 2020 and March 31, 2021, respectively.

2.10 Property, equipment and software

Property, equipment and software are stated at cost less accumulated depreciation. Property, equipment and software are depreciated at rates sufficient to write off their costs less impairment and residual value, if any, over the estimated useful lives on a straight-line basis. The estimated useful lives are as follow:

Category	Estimated useful lives
Leasehold improvement	Shorter of the term of the lease or the estimated useful lives of the assets
Motor Vehicles	3-5 years
Electronic equipment	3-5 years
Furniture and fixtures	5 years
Software	5 years

The majority of electronic equipment includes server. The Group recognized the loss on the disposal of property, equipment and software in the Unaudited Interim Condensed Consolidated Statements of Comprehensive Loss.

2.11 Intangible Assets

Intangible assets purchased are recognized and measured at fair value upon acquisition. The Group’s purchased intangible assets include domains. The estimated life of intangible assets subject to amortization is reassessed if circumstances occur that indicate the life has changed. Intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. No impairment of intangible assets was recognized in the three months ended March 31, 2020 and 2021.

Category	Estimated useful lives
Domains	10 years

2.12 Impairment of long-lived assets

Long-lived assets are evaluated for impairment whenever events or changes in circumstances (such as a significant adverse change to market conditions that will impact the future use of the assets) indicate that the carrying value of an asset may not be fully recoverable or that the useful life is shorter than the Group had originally estimated. When these events occur, the Group evaluates the impairment for the long-lived assets by comparing the carrying value of the assets to an estimate of

KANZHUN LIMITED

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, unless otherwise noted)

2. PRINCIPAL ACCOUNTING POLICIES (CONTINUED)

2.12 Impairment of long-lived assets (continued)

future undiscounted cash flows expected to be generated from the use of the assets and their eventual disposition. If the sum of the expected future undiscounted cash flows is less than the carrying value of the assets, the Group recognizes an impairment loss based on the excess of the carrying value of the assets over the fair value of the assets.

2.13 Revenue recognition

The Group accounted for revenue under ASC Topic 606, “Revenue from Contracts with Customers,” and all periods have been presented under ASC 606. Consistent with the criteria of Topic 606, the Group recognizes revenue to depict the transfer of promised services to customers in an amount that reflects the consideration to which the Group expects to receive in exchange for those services.

To achieve that core principle, the Group applies the five steps defined under Topic 606: (i) identify the contract(s) with a customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations in the contract, and (v) recognize revenue when (or as) the entity satisfies a performance obligation. The Group assesses its revenue arrangements against specific criteria in order to determine if it is acting as principal or agent. Revenue arrangements with multiple performance obligations are divided into separate distinct services. Revenue is recognized upon the transfer of control of promised services to a customer.

Revenue is recorded net of value-added tax.

The Group generates revenue by providing services to the enterprise customers and job seekers to assist in the recruitment process over mobile apps and websites, which means matching enterprise customers with suitable job seekers through AI matching technology, and stimulating real time interaction between them via in-app communication tools.

Online recruitment services to enterprise customers

The Group provides online recruitment support services carrying different kinds of features on Group’s platforms, mainly including paid job postings, bulk invite-sending tools, message sending tools and other services. Enterprise customers could also purchase subscription packages which contain an array of features, including popular in-demand jobs posting and interaction privilege with job seekers during the subscription period.

Based on the historical pattern by which the Group satisfies its performance obligation and how enterprise customers benefit from the Group’s performance obligations, the Group recognizes its revenue from the services provided under two models: time-based model and item-based model.

Time-based model

Under the time-based model, the Group’s obligation is to deliver corresponding services to enterprise customers during a particular subscription period, a certain paid job posting display period,

KANZHUN LIMITED

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, unless otherwise noted)

2. PRINCIPAL ACCOUNTING POLICIES (CONTINUED)

2.13 Revenue recognition (continued)

or a certain privilege period for virtual tools such as message sending, etc., ranging from one month up to one year. For the services covered within a particular subscription package, they have the same contract period length during the subscription period. The revenue recognized under this time-based model for the three months ended March 31, 2020 and 2021 were RMB219,197 and RMB625,648, respectively.

The Group records the upfront cash payment from the enterprise customers as deferred revenue and then recognizes the revenue on a straight-line basis over the subscription period in which the enterprise customers are entitled to the corresponding privileges, as the Group is standing ready to provide services and a time-based measure of progress best reflects the satisfaction of the performance obligations.

Item-based model

Under the item-based model, the Group’s obligation is to deliver corresponding services in the form of other various virtual tools. Revenues for services provided in form of such virtual tools are recognized at the point in time when the services are provided to the enterprise customers. The Group records the upfront cash payment from the enterprise customers as part of deferred revenue, and then recognizes the revenue at the point in time upon the Group delivers the corresponding services or at the point when the virtual tools expire. The revenue recognized at the point in time under the item-based model for the three months ended March 31, 2020 and 2021 were RMB59,913 and RMB156,508, respectively.

Other services

Other services mainly represent paid value-added services offered to job seekers, including priority placement of their professional profiles, increased resume exposure to enterprise users, candidate competitive analysis, message filtering services and five-dimensional personality test, etc.

The Group defines enterprise customers who contributed revenue of RMB50 or more in the respectively proceeding 12-month period as key accounts, who contributed revenue between RMB5 and RMB50 in the respectively proceeding 12-month period as mid-sized accounts, and who contributed revenue of RMB5 or less in the respectively proceeding 12-month period as small-sized accounts.

	For the three months ended March 31,
	2020	2021
	RMB	RMB
Value-added recruitment services offered to enterprise customers
—Key accounts	52,199	139,762
—Mid-sized accounts	109,891	245,068
—Small-sized accounts	117,020	397,326
Other services	3,501	6,379

	282,611	788,535

KANZHUN LIMITED

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, unless otherwise noted)

2. PRINCIPAL ACCOUNTING POLICIES (CONTINUED)

2.13 Revenue recognition (continued)

Arrangements with multiple performance obligations

The Group’s contracts with enterprise customers may include bulk sales of services in the form of virtual tools and services contained in subscription packages, therefore multiple performance obligations exist. For those services in the form of virtual tools and contained in subscription packages included in bulk sales, the selling prices are consistently made references of the standalone selling prices when sold separately. The Group allocates the transaction price to each performance obligation based on the relative standalone selling prices, considering bulk sale price discounts offered to certain enterprise customers where applicable.

Deferred revenue

The Group records deferred revenue when the Group receives enterprise customers’ payments in advance of transferring control of service to the enterprise customers. Substantially all deferred revenue at the beginning of 2020 was recognized as revenue during the subsequent annual period. Substantially all deferred revenue at the beginning of 2021 is expected to be recognized as revenue during the subsequent annual period.

Remaining performance obligations

Remaining performance obligations represent the amount of contracted future revenue not yet recognized as the amounts relate to undelivered performance obligations. Substantially all of Group’s contracts are less than one year in duration. As such, the Group has elected to apply the practical expedient which allows an entity to exclude disclosures about its remaining performance obligations if the performance obligation is part of a contract that has an original expected duration of one year or less.

2.14 Cost of revenues

Cost of services consist primarily of network costs, settlement costs of third-party on-line payment platforms, payroll and other employee-related costs, server depreciation and other expenses incurred by the Group which are directly attributable to the performance of the Group’s online recruitment support services.

2.15 Sales and marketing expenses

Sales and marketing expenses consist primarily of advertising expenses, payroll and other employee-related expenses for the Group’s sales and marketing staff as well as office rental and property management fees for sales functions. Advertising expenses generally represent online traffic acquisition and branding activities costs. For the three months ended March 31, 2020 and 2021, advertising and marketing costs totaled RMB276,824 and RMB427,337, respectively.

2.16 Research and development expenses

Research and development expenses are expensed as incurred and primarily consist of payroll and other employee-related costs and office rental and property management fees for research and

KANZHUN LIMITED

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, unless otherwise noted)

2. PRINCIPAL ACCOUNTING POLICIES (CONTINUED)

2.16 Research and development expenses (continued)

development functions. All research and development costs are expensed as incurred. Software development costs required to be capitalized under ASC 350-40, Internal-Use Software, were not material to the Group’s unaudited interim condensed consolidated financial statements.

2.17 General and administrative expenses

General and administrative expenses consist primarily of payroll and other employee-related expenses for the Group’s managerial and administrative staff and office rental and property management fees, professional services fees and other administrative expenses.

2.18 Employee benefits

Full time employees of the Group in the PRC participate in a government mandated defined contribution plan, pursuant to which certain pension benefits, medical care, employee housing fund and other welfare benefits are provided to the employees. Chinese labor regulations require that the PRC subsidiaries and VIE of the Group make contributions to the government for these benefits based on certain percentages of the employees’ salaries, up to a maximum amount specified by the local government. The Group has no legal obligation for the benefits beyond the contributions made. Total amounts of such employee benefit expenses, which were expensed as incurred, were RMB45,191 and RMB85,675 for the three months ended March 31, 2020 and 2021, respectively.

2.19 Share-based compensation

The Group grants share options to its management, other key employees and eligible nonemployees (collectively, “Share-based Awards”). Such compensation is accounted for in accordance with ASC 718, Compensation -Stock Compensation. Share-based Awards with service conditions only are measured at the grant date fair value of the awards and recognized as expenses using the straight-line method, net of estimated forfeitures, if any, over the requisite service period. Share-based awards that are subject to both service conditions and the occurrence of an initial public offering (“IPO”) or change of control as a performance condition, are measured at the grant date fair value. Cumulative share-based compensation expenses for the awards that have satisfied the service condition will be recorded upon the completion of the IPO, using the graded-vesting method.

For nonemployees’ share-based awards, the Group adopted ASU 2018-07 “Improvements to Nonemployee Share-Based Payment Accounting” for the periods presented. In accordance with ASU 2018-07, it clarifies that equity-classified nonemployee share-based awards are measured at the grant date. Nonemployee share-based awards are measured at the grant date fair value of the awards and recognized as expenses using a straight-line method over the requisite service period, which is the vesting period.

The Group applies the binominal option pricing model in determining the fair value of options granted. Forfeitures are estimated at the time of grant, with such estimate updated periodically and with actual forfeitures recognized currently to the extent they differ from the estimate. Share-based compensation expense is recorded net of estimated forfeitures such that expense is recorded only for those share-based awards that are expected to vest.

KANZHUN LIMITED

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, unless otherwise noted)

2. PRINCIPAL ACCOUNTING POLICIES (CONTINUED)

2.20 Operating leases

The Group applied ASC 842, Leases, on January 1, 2019 on modified retrospective basis and has elected not to recast comparative periods. The Group determines if an arrangement is a lease at inception. Operating leases are primarily for office and are included in Operating lease right-of-use assets, net, Operating lease liabilities, current and Operating lease liabilities, non-current on its Unaudited Interim Condensed Consolidated Balance Sheet. Operating lease right of use assets represent the Group’s right-to-use an underlying asset for the lease term and Operating lease liabilities represent obligation to make lease payment arising from the lease. The operating lease right-of-use assets and liabilities are recognized at lease commencement date based on the present value of lease payment over the lease term. As most of the Group’s leases do not provide an implicit rate, the Group uses its incremental borrowing rate based on the information available at lease commencement date in determining the present value of lease payments. The Operating lease right-of-use assets also includes any lease payments made and excludes lease incentives. The Group’s lease term may include options to extend or terminate the lease. Termination options are considered when it is reasonably certain that the Group will not exercise such options. Renewal options are considered within the Operating lease right-of-use assets and liabilities when it is reasonably certain that the Group will exercise that option. Lease expense is recognized on a straight-line basis over the lease term.

For operating lease with a term of one year or less, the Group has elected to not recognize a lease liability or lease right-of-use asset on its Unaudited Interim Condensed Consolidated Balance Sheet. Instead, it recognizes the lease payment as expense on a straight-line basis over the lease term. Short-term lease costs are immaterial to its Unaudited Interim Condensed Consolidated Statements of Comprehensive Loss. The Group has operating lease agreements with insignificant non-lease components and have elected the practical expedient to combine and account for lease and non-lease components as single lease component.

2.21 Government grants

Government grants are recognized as other operating income, net or as a reduction of specific costs and expenses for which the grants are intended to compensate. Such amounts are recognized in the Unaudited Interim Condensed Consolidated Statements of Comprehensive Loss upon receipts and all conditions attached to the grants are fulfilled.

2.22 Taxation

Current income taxes are recorded in accordance with the regulations of the relevant tax jurisdiction. The Group accounts for income taxes under the asset and liability method in accordance with ASC 740, Income Tax. Under this method, deferred tax assets and liabilities are recognized for the tax consequences attributable to differences between carrying amounts of existing assets and liabilities in the financial statements and their respective tax basis, and operating loss carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred taxes of a change in tax rates is recognized in the Unaudited Interim Condensed Consolidated Statements of Comprehensive Loss in the period of change. Valuation allowances are

KANZHUN LIMITED

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, unless otherwise noted)

2. PRINCIPAL ACCOUNTING POLICIES (CONTINUED)

2.22 Taxation (continued)

established when necessary to reduce the amount of deferred tax assets if it is considered more likely than not that amount of the deferred tax assets will not be realized.

The Group recognizes in its unaudited interim condensed consolidated financial statements the benefit of a tax position if the tax position is “more likely than not” to prevail based on the facts and technical merits of the position. Tax positions that meet the “more likely than not” recognition threshold is measured at the largest amount of tax benefit that has a greater than fifty percent likelihood of being realized upon settlement. The Group estimates its liability for unrecognized tax benefits which are periodically assessed and may be affected by changing interpretations of laws, rulings by tax authorities, changes and/or developments with respect to tax audits, and expiration of the statute of limitations. The ultimate outcome for a particular tax position may not be determined with certainty prior to the conclusion of a tax audit and, in some cases, appeal or litigation process. The actual benefits ultimately realized may differ from the Group’s estimates. As each audit is concluded, adjustments, if any, are recorded in the Group’s unaudited interim condensed consolidated financial statements in the period in which the audit is concluded. Additionally, in future periods, changes in facts, circumstances and new information may require the Group to adjust the recognition and measurement estimates with regard to individual tax positions. Changes in recognition and measurement estimates are recognized in the period in which the changes occur. As of December 31, 2020 and March 31, 2021, the Group did not have any significant unrecognized uncertain tax positions.

2.23 Statutory reserves

The Company’s subsidiaries, consolidated VIE and VIE’s subsidiaries established in the PRC are required to make appropriations to certain non-distributable reserve funds.

In accordance with the laws applicable to the Foreign Investment Enterprises established in the PRC, the Group’s subsidiaries registered as wholly-owned foreign enterprise have to make appropriations from their after-tax profits (as determined under generally accepted accounting principles in the PRC (“PRC GAAP”) to reserve funds including general reserve fund, enterprise expansion fund and staff bonus and welfare fund. The appropriation to the general reserve fund must be at least 10% of the after-tax profits calculated in accordance with PRC GAAP. Appropriation is not required if the general reserve fund has reached 50% of the registered capital of the company. Appropriations to the enterprise expansion fund and staff bonus and welfare fund are made at the respective company’s discretion.

In addition, in accordance with the PRC Company Laws, the Group’s consolidated VIE and VIE’s subsidiaries, registered as Chinese domestic companies, must make appropriations from their after-tax profits as determined under the PRC GAAP to non-distributable reserve funds including statutory surplus fund and discretionary surplus fund on an annual basis. The appropriation to the statutory surplus fund must be 10% of the after-tax profits as determined under PRC GAAP. Appropriation is not required if the statutory surplus fund has reached 50% of the registered capital of the company. Appropriation to the discretionary surplus fund is made at the discretion of the respective company.

The use of the statutory surplus fund and discretionary surplus fund are restricted to the offsetting of losses or increasing of the registered capital of the respective company. The staff bonus and welfare

KANZHUN LIMITED

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, unless otherwise noted)

2. PRINCIPAL ACCOUNTING POLICIES (CONTINUED)

2.23 Statutory reserves (continued)

fund is a liability in nature and is restricted to fund payments of special bonus to employees and for the collective welfare of employees. None of these reserves are allowed to be transferred to the company in terms of cash dividends, loans or advances, nor can they be distributed except under liquidation.

For the three months ended March 31, 2020 and 2021, profit appropriation to statutory surplus fund for the Group’s entities incorporated in the PRC was nil.

2.24 Comprehensive income

Comprehensive income is defined as the change in equity of a company during a period from transactions and other events and circumstances excluding those resulting from investments by shareholders and distributions to shareholders. The Group recognizes foreign currency translation adjustments as other comprehensive income in the Unaudited Interim Condensed Consolidated Statements of Comprehensive Loss. As such adjustments relate to subsidiaries for which the functional currency is not RMB and which do not incur income tax obligations, there are no tax adjustments to arrive at other comprehensive income on a net of tax basis.

2.25 Segment reporting

ASC 280, Segment Reporting, establishes standards for companies to report in their financial statements information about operating segments, products, services, geographic areas, and major customers.

Based on the criteria established by ASC 280, the Group’s chief operating decision maker (“CODM”) has been identified as the Chief Executive Officer, who reviews consolidated results when making decisions about allocating resources and assessing performance of the Group. As a whole and hence, the Group has only one reportable segment. The Group does not distinguish between markets or segments for the purpose of internal reporting. As the Group’s long-lived assets are substantially located in the PRC and substantially all the Group’s revenue is derived from within the PRC, no geographical segments are presented.

2.26 Loss per share

Basic earnings per share is computed by dividing net earnings attributable to holders of ordinary shares by the weighted average number of ordinary shares outstanding during the period using the two class method. The net earnings will be adjusted by deducting (1) dividends declared in the period on preferred shares (if any), (2) cumulative dividends on preferred shares (whether or not declared) and (3) deemed dividends as required by U.S. GAAP. Using the two class method, net earnings is allocated between ordinary shares and other participating securities based on their participating rights, if applicable. For the periods presented herein, the computation of basic loss per share using the two-class method is not applicable as the Company is in a net loss position and the participating securities do not have contractual rights and obligations to share in the losses of the Company.

KANZHUN LIMITED

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, unless otherwise noted)

2. PRINCIPAL ACCOUNTING POLICIES (CONTINUED)

2.26 Loss per share (continued)

Diluted loss per share is calculated by dividing net loss attributable to ordinary shareholders by the weighted average number of ordinary and dilutive ordinary equivalent shares outstanding during the period. Ordinary equivalent shares consist of shares issuable upon the conversion of the preferred shares using the if-converted method, and shares issuable upon the exercise of share options using the treasury stock method. Ordinary equivalent shares are not included in the denominator of the diluted loss per share calculation when inclusion of such shares would be anti-dilutive.

2.27 Recent accounting pronouncements

The Group qualifies as an “emerging growth company”, or EGC, pursuant to the Jumpstart Our Business Startups Act of 2012, as amended, or the JOBS Act. As an EGC, the Group does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards. The Group adopts the following standards based on extended transition period provided to private companies or early adopts as necessary as permitted by the respective standards.

New and Amended Standards Adopted by the Group

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), which requires that a lessee should recognize the assets and liabilities that arise from operating leases. A lessee should recognize in the balance sheet a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term. For leases with a term of 12 months or less, a lessee is permitted to make an accounting policy election by class of underlying asset not to recognize lease assets and lease liabilities. If a lessee makes this election, it should recognize lease expenses for such lease generally on a straight-line basis over the lease term. The new leases standard also provides lessees with a practical expedient, by class of underlying asset, to not separate non-lease components from the associated lease component. If a lessee makes that accounting policy election, it is required to account for the non-lease components together with the associated lease component as a single lease component and to provide certain disclosures. Lessors are not afforded a similar practical expedient. The amendments in this Update are effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years for public entities. For all other entities, the amendments in this Update are effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. Early application of the amendments in this Update is permitted for all entities. Entities are required to adopt the new leases standard using a modified retrospective transition method. Under that transition method, an entity initially applies the new leases standard (subject to specific transition requirements and optional practical expedients) at the beginning of the earliest period presented in the financial statements. The Company adopted this new guidance for the year ended December 31, 2019 and interim periods in the year ended December 31, 2019. In July 2018, the FASB issued ASU 2018-11, which provides another transition method in addition to the existing transition method by allowing entities to initially apply the new leases standard at the adoption date and recognize a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption consistent with preparers’ requests. This ASU also addresses stakeholders’ concerns about the requirement for lessors to separate components of a contract by providing lessors with a practical expedient, by class

KANZHUN LIMITED

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, unless otherwise noted)

2. PRINCIPAL ACCOUNTING POLICIES (CONTINUED)

2.27 Recent accounting pronouncements (continued)

of underlying asset, to not separate non-lease components from the associated lease component, similar to the expedient provided for lessees. However, the lessor practical expedient is limited to circumstances in which the non-lease component or components otherwise would be accounted for under the new revenue guidance and both (1) the timing and pattern of transfer are the same for the non-lease component(s) and associated lease component and (2) the lease component, if accounted for separately, would be classified as an operating lease. The Group elected to early adopt ASC 842, Leases, on January 1, 2019 on modified retrospective basis and has elected not to recast comparative periods.

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement, which eliminates, adds and modifies certain disclosure requirements for fair value measurements. Under the guidance, public companies will be required to disclose the range and weighted average used to develop significant unobservable inputs for Level 3 fair value measurements. The guidance is effective for all entities for fiscal years beginning after December 15, 2019 and for interim periods within those fiscal years, but entities are permitted to early adopt either the entire standard or only the provisions that eliminate or modify the requirements. The Company adopted ASU 2018-13 on January 1, 2019. The impact of the adoption is not material.

In June 2018, the FASB issued ASU 2018-07, Compensation—Stock Compensation (Topic 718)—Improvements to Nonemployee Share-Based Payment Accounting, to align the accounting for share-based payment awards issued to nonemployees with the guidance applicable to grants to employees and remove requirement to reassess classification of nonemployee awards under other literature upon vesting. ASU 2018-07 is effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020, with early adoption permitted but no earlier than the entity’s adoption of ASC 606. The Company adopted ASU 2018-07 on January 1, 2019. Based on ASU 2018-07, entities will generally apply the same guidance to both employee and nonemployee share-based awards, which nonemployee share-based payment equity awards are measured at the grant-date fair value of the equity instruments, similar to employee share-based payment equity awards. The impact of the adoption is not material.

In December 2019, the FASB issued ASU 2019-12, Simplifying the Accounting for Income Taxes, as part of its initiative to reduce complexity in accounting standards. The amendments in the ASU are effective for fiscal years beginning after December 15, 2020, including interim periods therein. Early adoption of the standard is permitted, including adoption in interim or annual periods for which financial statements have not yet been issued. Subsequent to the periods presented, the Group adopted the ASU prospectively on January 1, 2021. The impact of the adoption is not material.

Recent accounting pronouncements not yet adopted

In June 2016, the FASB amended guidance related to the impairment of financial instruments as part of ASU 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. For public business entities that are U.S. SEC filers, the amendments in this Update are effective for fiscal years beginning after December 15, 2019, including interim

KANZHUN LIMITED

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, unless otherwise noted)

2. PRINCIPAL ACCOUNTING POLICIES (CONTINUED)

2.27 Recent accounting pronouncements (continued)

periods within those fiscal years. For all other public business entities, the amendments in this Update are effective for fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. For all other entities, including not-for-profit entities and employee benefit plans within the scope of Topics 960 through 965 on plan accounting, the amendments in this Update are effective for fiscal years beginning after December 15, 2020, and interim periods within fiscal years beginning after December 15, 2021. All entities may adopt the amendments in this Update earlier as of the fiscal years beginning after December 15, 2018, including interim periods within those fiscal years.

In April 2019, the FASB issued ASU 2019-04 “Codification Improvements to Topic 326, Financial Instruments—Credit Losses, Topic 815, Derivatives and Hedging, and Topic 825, Financial Instruments.” Apart from the amendments to ASU 2016-13 mentioned above, the ASU also included subsequent amendments to ASU 2016-01, which the Company adopted in January 2018. For entities that have not yet adopted ASU 2017-12, the effective date is the same as ASU 2017-12. ASU 2017-12 is effective for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years. For entities that have adopted ASU 2017-12, the effective date is as of the beginning of the first annual reporting period beginning after issuance of this Update.

In December 2019, the FASB issued ASU 2019-12, “Simplifying the Accounting for Income Taxes” to remove specific exceptions to the general principles in Topic 740 and to simplify accounting for income taxes. The standard is effective for public companies for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020. For all other entities, the standard is effective for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. Early adoption is permitted. The standard is effective for the Group’s fiscal year beginning January 1, 2022. The Group is currently evaluating the impact of this accounting standard update on its consolidated financial statements.

3. CONCENTRATION AND RISKS

3.1 Concentration of credit risk

Financial instruments that potentially subject the Group to the concentration of credit risks consist of cash and cash equivalents, short-term investments and accounts receivable. The maximum exposures of such assets to credit risk is their carrying amounts as of the balance sheet dates. The Group deposits its cash and cash equivalents, and short-term investments with financial institutions located in jurisdictions where the subsidiaries are located. The Group believes that no significant credit risk exists as these financial institutions have high credit quality.

3.2 Concentration of customers and suppliers

Substantially all revenue was derived from customers located in China. There are no customers from whom revenues individually represent greater than 10% of the total revenues of the Group in any of the periods presented.

KANZHUN LIMITED

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, unless otherwise noted)

3. CONCENTRATION AND RISKS (CONTINUED)

3.2 Concentration of customers and suppliers (continued)

Suppliers contributed more than 10% of total purchases are as below:

	For the three months ended March 31,
	2020	2021
Supplier A	21%	*

*	Less than 10%

3.3 Foreign currency exchange rate risk

In July 2005, the PRC government changed its decades-old policy of pegging the value of the RMB to the US$, and the RMB appreciated more than 20% against the US$ over the following three years. Between July 2008 and June 2010, this appreciation halted and the exchange rate between the RMB and the US$ remained within a narrow band. Since June 2010, the RMB has fluctuated against the US$, at times significantly and unpredictably. The depreciation of the RMB against the US$ was approximately 1.56% in three months of March 31, 2020. The depreciation of the RMB against the US$ was approximately 0.71% in three months of March 31, 2021. It is difficult to predict how market forces or PRC or U.S. government policy may impact the exchange rate between the RMB and the US$ in the future.

4. SHORT TERM INVESTMENT

	As of
	December 31,	March 31,
	2020	2021
	RMB	RMB
Wealth management products	536,401	550,331

As of December 31, 2020 and March 31, 2021, the Group’s wealth management products mainly consisted of financial products issued by commercial banks and investment banks with a variable interest rate indexed to the performance of underlying assets and a maturity date within one year when purchased or revolving terms. As of March 31, 2021, the weighted average return of the wealth management products was 2.98%.

The investment income from wealth management products recorded in “investment income” for the three months ended March 31, 2020 and 2021 was RMB5,439 and RMB2,811, respectively.

KANZHUN LIMITED

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, unless otherwise noted)

5. PREPAYMENTS AND OTHER ASSETS

The current and non-current portions of prepayments and other assets consist of the following:

	As of
	December 31,	March 31,
	2020	2021
	RMB	RMB
Prepaid service fee and marketing expenses(1)	47,398	103,469
Receivables from third-party on-line payment platforms(2)	41,221	84,324
Staff loans and advances	32,902	32,108
Deposits	37,780	39,943
Prepaid rental expenses and property management fee	4,241	7,920
Others	1,368	3,257

	164,910	271,021

Non-current assets
Deferred initial public offering related costs	—	608

(1)	Prepaid service fee and marketing expenses represent prepayment to suppliers which provide online or offline advertising services and IT related services to the Group.
(2)

Receivables from third-party on-line payment platforms represent receivables due from third-party on-line payment service providers in relation to the cash collection for the Group, but not yet paid to the Group.

6. PROPERTY, EQUIPMENT AND SOFTWARE, NET

Property, equipment and software, net, consist of the following:

	As of
	December 31,	March 31,
	2020	2021
	RMB	RMB
Leasehold improvement	39,460	45,175
Motor vehicles	2,316	3,904
Electronic equipment	204,805	238,971
Furniture and fixtures	9,486	9,713
Software	1,615	1,833

Subtotal	257,682	299,596
Less: accumulated depreciation/amortization	(66,327)	(83,374)

Property, equipment and software, net	191,355	216,222

KANZHUN LIMITED

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, unless otherwise noted)

6. PROPERTY, EQUIPMENT AND SOFTWARE, NET (CONTINUED)

Depreciation expenses were RMB4,997 and RMB17,067 for the three months ended March 31, 2020 and 2021, respectively. No impairment charges were recorded for the three months ended March 31, 2020 and 2021.

The loss on the disposal of property, equipment and software were nil and RMB29 for the three months ended March 31, 2020 and 2021, respectively, and were recognized in the Unaudited Interim Condensed Consolidated Statements of Comprehensive Loss.

7. ACCOUNTS PAYABLE

	As of
	December 31,	March 31,
	2020	2021
	RMB	RMB
Marketing expenses payables	16,831	92,060
Server procurement payables	22,344	2,809
Others	2,681	2,734

	41,856	97,603

8. OTHER PAYABLES AND ACCRUED LIABILITIES

	As of
	December 31,	March 31,
	2020	2021
	RMB	RMB
Payables to shareholders(1)	103,596	103,596
Salaries, welfare and bonus payable	260,123	162,558
Virtual accounts used in the Group’s platform(2)	24,815	29,893
Accrued professional service expense	2,115	1,533
Tax payable(3)	21,704	26,897
Others	5,906	3,895

	418,259	328,372

(1)

As of December 31, 2020 and March 31, 2021, Huapin received RMB103,596 respectively from certain preferred shareholder during Series E financing. However, these funds have not yet been received by the Company level due to certain regulation limitations. Accordingly, the Company recorded the related subscription receivables from shareholders in the mezzanine equity section, as the outstanding balance due has not yet been settled in cash prior to the issuance of these financial statements.

(2)

Customers own their virtual accounts in the Group’s platform- “BOSS Zhipin”, and could deposit cash into their own virtual accounts on the platform. As the customers have rights to withdraw the balances upon their requests without any further conditions, the Group reports the relevant amount as other payables and accrued liabilities.

(3)	Tax payable mainly included value-added tax and individual income tax payable.

KANZHUN LIMITED

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, unless otherwise noted)

9. OPERATING LEASE

The Group has operating leases primarily for office and operation space. The Group’s operating lease arrangements have remaining terms of one year to six years with no variable lease costs.

The components of lease expense are as follows:

	For the three months ended March 31,
	2020	2021
	RMB	RMB
Operating lease costs	17,572	23,254
Expenses for short term lease within 12 months	653	597

Total lease expense	18,225	23,851

Supplemental balance sheet information related to leases is as follows:

	As of
	December 31,	March 31,
	2020	2021
	RMB	RMB
Operating lease right-of-use assets	144,063	159,422

Operating lease liabilities, current	59,559	61,666
Operating lease liabilities, non-current	76,373	93,647

Total lease liabilities	135,932	155,313

Supplemental cash flow information related to leases is as follows:
	For the three months ended March 31,
	2020	2021
	RMB	RMB
Cash paid for amounts included in the measurement of lease liabilities	18,076	25,584
Right-of-use assets obtained in exchange for operating lease liabilities	25,555	36,645

Weighted average remaining lease term (in years)	1.84	3.44
Weighted average discount rate	4.75%	4.75%

KANZHUN LIMITED

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, unless otherwise noted)

9. OPERATING LEASE (CONTINUED)

Maturities of lease liabilities are as follows:

As of March 31,
2021
RMB
Succeeding periods in 2021	58,515
2022	51,308
2023	20,898
2024	14,813
2025	13,214
2026	9,911

Total undiscounted lease payments	168,659
Less: imputed interest	(13,346)

Total lease liabilities	155,313

As of March 31, 2021, the Group had additional operating leases commitment for office buildings that have not yet commenced of RMB32,234. These operating leases will commence in the second quarter of 2021. (Note 18)

10. OTHER OPERATING INCOME, NET

	For the three months ended March 31,
	2020	2021
	RMB	RMB
VAT-in super deduction(1)	1,251	1,946
Government grants(2)	90	42
Others	22	330

	1,363	2,318

(1)

From 2019, in accordance with “the Announcement on Relevant Policies for Deepening the Value-added Tax Reform” and relevant government policies announced by the Ministry of Finance, the State Taxation Administration and the General Administration of Customs of China, Huapin and Glory, as consumer service companies, are allowed to enjoy additional 10% VAT-in deduction for any services or goods they purchased (“VAT-in super deduction”) from April 1, 2019 to December 31, 2021. The VAT-in super deduction obtained is considered as operating given that all VAT-in was derived from the purchases for that VIE’s daily operations in nature, and therefore is presented in other operating income in the Consolidation Statements of Comprehensive Loss (Note 13).

(2)

Government grants mainly represent cash subsidies received from PRC local governments for companies operating business in their jurisdictions and compliance with specific policies promoted by the local governments. These cash subsidies were not subject to meeting any specific future conditions.

KANZHUN LIMITED

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, unless otherwise noted)

11. FINANCIAL INCOME, NET

	For the three months ended March 31,
	2020	2021
	RMB	RMB
Interest income	386	2,031
Bank charges	(35)	(70)

	351	1,961

12. RELATED PARTIES BALANCES AND TRANSACTIONS

The table below sets forth the major related parties and their relationships with the Group as of March 31, 2021:

Name of related parties	Relationship with the Group
Mr. Peng Zhao and companies controlled by him	Founder, and CEO of the Group, and his controlled companies
Image Frame Investment (HK) Limited (under Tencent Holding’s control)	Principal shareholder of the Group
Individual executive officer	Executive officer of the Group

Details of related parties balances as of December 31, 2020 and March 31, 2021, and transactions for the three months ended March 31, 2020 and 2021, are as follows:

Amounts due from related parties

	As of
	December 31,	March 31,
	2020	2021
	RMB	RMB
Mr. Peng Zhao and companies controlled by him	31,132	—
Advance to individual executive officer	5,093	—
Receivables from Tencent Group’s on-line payment platforms	3,018	5,686
Prepaid cloud services fee to Tencent Group	1,556	2,584

	40,799	8,270

Tencent Group represented companies under Tencent Holding’s control, including Image Frame Investment (HK) Limited.

The amount due from Mr. Peng Zhao was cash advance with original one-year term and bearing no interest which was settled through the repurchase of Class B ordinary shares from Technwolf Limited (Note 14). The advance to individual executive officer was advances granted to Mr. Tao Zhang, Chief Technology Officer of the Group, which was settled in cash in March 2021.

KANZHUN LIMITED

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, unless otherwise noted)

12. RELATED PARTIES BALANCES AND TRANSACTIONS (CONTINUED)

Transactions with related parties

	For the three months ended March 31,
	2020	2021
	RMB	RMB
Cloud services from Tencent Group	488	3,195
On-line payment platform clearing services from Tencent Group	139	1,157

	627	4,352

The Group utilizes the cloud services provided by Tencent Group to process large amount of complicated data in-house, which reduces the risks involved in data storage and transmission. The Group also utilizes on-line platform clearing service provided by Tencent to facilitate customers’ online payments.

13. TAXATION

(a) Value added tax (“VAT”) and surcharges

The Group is subject to statutory VAT rate of 6% for revenues from online recruitment service in the PRC. Huapin and Glory, as consumer service companies, are allowed to enjoy additional 10% VAT-in super deduction from April 1, 2019 to December 31, 2021 (Note 10).

(b) Income tax

Cayman Islands

Under the current laws of the Cayman Islands, the Company and its subsidiaries incorporated in the Cayman Islands are not subject to tax on income or capital gain. Additionally, the Cayman Islands does not impose a withholding tax on payments of dividends to shareholders.

Hong Kong

Under the current Hong Kong Inland Revenue Ordinance, the Group’s subsidiaries in Hong Kong are subject to 16.5% Hong Kong profit tax on its taxable income generated from operations in Hong Kong. Additionally, payments of dividends by the subsidiaries incorporated in Hong Kong to the Company are not subject to any Hong Kong withholding tax.

China

On March 16, 2007, the National People’s Congress of PRC enacted a new Enterprise Income Tax Law (“new EIT law”), under which Foreign Investment Enterprises (“FIEs”) and domestic companies would be subject to enterprise income tax at a uniform rate of 25%. The new EIT law became effective on January 1, 2008. In accordance with the implementation rules of EIT Law, a qualified “High and New Technology Enterprise” (“HNTE”) is eligible for a preferential tax rate of 15%. The HNTE certificate is effective for a period of three years. An entity could re-apply for the HNTE certificate when the prior certificate expires.

KANZHUN LIMITED

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, unless otherwise noted)

13. TAXATION (CONTINUED)

(b) Income tax (continued)

Huapin has been qualified as HNTE and enjoys a preferential income tax rate of 15% from 2019 to 2022.

The Group’s PRC subsidiary, and Huapin’s subsidiaries are subject to the statutory income tax rate of 25%.

According to relevant laws and regulations promulgated by the State Administration of Tax of the PRC effective from 2008 onwards, enterprises engaging in research and development activities are entitled to claim 150% of their qualified research and development expenses so incurred as tax deductible expenses when determining their assessable profits for the year (‘Super Deduction’). The additional deduction of 50% of qualified research and development expenses can only be claimed directly in the annual EIT filing and subject to the approval from the relevant tax authorities. Effective from 2018 onwards, enterprises engaging in research and development activities are entitled to claim 175% of their qualified research and development expenses so incurred as tax deductible expenses. The additional deduction of 75% of qualified research and development expenses can be directly claimed in the annual EIT filing.

United States

The Company’s subsidiary in California, United States is subject to U.S. federal corporate tax and California corporate franchise tax on its taxable income as reported in its statutory financial statements adjusted in accordance with relevant U.S. tax laws. The applicable U.S. federal corporate tax rate is 21% and the California corporate franchise tax rate is 8.84% in the three months ended March 31, 2020 and 2021, respectively.

As the Group incurred income tax expense mainly from PRC tax jurisdictions, the following information is based mainly on PRC income taxes.

Composition of income tax

The components of loss before tax are as follow:

	For the three months ended March 31,
	2020	2021
	RMB	RMB
Loss before tax
Loss from PRC entities	234,538	153,650
Loss from overseas entities	44,294	22,529

Total loss before tax	278,832	176,179

KANZHUN LIMITED

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, unless otherwise noted)

13. TAXATION (CONTINUED)

(b) Income tax (continued)

Reconciliation of the Differences between Statutory Tax Rate and the Effective Tax Rate

The following table sets forth a reconciliation between the statutory PRC EIT rate of 25% and the effective tax rate:

	For the three months ended March 31,
	2020	2021
Statutory income tax rate	25.00%	25.00%
Tax rate difference from statutory rate in other jurisdictions(1)	(3.32)%	(0.94)%
Permanent difference(2)	1.54%	2.39%
Effect of preferential tax rates(3)	(8.54)%	(8.64)%
Change in valuation allowance(4)	(14.77)%	(17.80)%
Others	0.09%	(0.01)%

Effective tax rate	—	—

(1)	The tax rate difference is attributed to varying rates in other jurisdictions where the Group is established or operates, such as the Cayman Islands or the United States.
(2)	The permanent differences are primarily related to additional tax deductions for qualified research and development expenses offset by non-deductible share-based compensation expenses.
(3)	Huapin has been qualified as HNTE and enjoys a preferential income tax rate of 15% from 2019 to 2022.
(4)	The change in valuation allowance is primarily attributed to fully provisioning for net operating loss carry-forwards of KANZHUN LIMITED.

For the three months ended March 31, 2020 and 2021, substantially all the amounts of current and deferred income tax expense are attributable to PRC entities.

	For the three months ended March 31,
	2020	2021
	RMB	RMB
Current income tax expenses	—	—
Deferred income tax benefit	(41,172)	(31,353)
Change in valuation allowance	41,172	31,353

Income expenses	—	—

KANZHUN LIMITED

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, unless otherwise noted)

13. TAXATION (CONTINUED)

(c) Deferred tax assets

The following table sets forth the significant components of the deferred tax assets:

	As of
	December 31,	March 31,
	2020	2021
	RMB	RMB
Deferred tax assets
Net accumulated losses-carry forward	86,679	72,122
Deductible advertising expenses	161,842	207,762
Others	1,511	1,501
Less: valuation allowance	(250,032)	(281,385)

Total deferred tax assets	—	—

As of March 31, 2021, the Group had net losses of approximately RMB555.5 million mainly deriving from entities in the PRC. The tax losses in PRC can be carried forward for five years to offset future taxable profit. Since Huapin is qualified for HNTE, its tax losses can be carried forward for ten years. The tax losses in Hong Kong can be carried forward without an expiration date. Under the U.S. tax law, federal tax loss carry-forwards arising in tax years beginning after December 31, 2017 can be carried forward indefinitely but the maximum deduction is reduced to 80% of Facehired Inc.’s taxable income, while loss carry-forwards arising in 2017 or prior can be carried back two tax years and carried forward up to 20 years. California state tax loss carry-forwards may be carried forward for up to 20 years.

The Group considers positive and negative evidence to determine whether some portion or all of the deferred tax assets will be more likely than not realized. This assessment considers, among other matters, the nature, frequency and severity of recent losses and forecasts of future profitability. These assumptions require significant judgment and the forecasts of future taxable income are consistent with the plans and estimates the Group is using to manage the underlying businesses. Valuation allowances are established for deferred tax assets based on a more likely than not threshold. The Group’s ability to realize deferred tax assets depends on its ability to generate sufficient taxable income within the carry forward periods provided for in the tax law. The Group believes that it is more likely than not that these net accumulated operating losses deferred tax assets will not be utilized in the future. Therefore, the Group has provided full valuation allowances for the deferred tax assets derived from accumulated operating losses as of March 31, 2020 and 2021.

Movement of valuation allowance

	For the three months ended March 31,
	2020	2021
	RMB	RMB
Balance at the beginning of the period	(175,757)	(250,032)
Additions in the current period	(41,172)	(31,353)

Balance at the end of the period	(216,929)	(281,385)

KANZHUN LIMITED

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, unless otherwise noted)

14. ORDINARY SHARES

As of January 1, 2019, the Company had 1,500,000,000 shares authorized and 110,000,000 shares issued at a par value of $0.0001 per share. 9,920,000 ordinary shares were issued on May 20, 2014 to TECHWOLF LIMITED, controlled by Mr. Peng Zhao, Founder and CEO of the Group, for nominal consideration and these ordinary shares were reserved and held by Mr. Peng Zhao on behalf of the Company solely for the purpose of implementing the Company’s share award plan. The Company accounted for these shares as issued but not outstanding and presented as treasury shares in the Unaudited Interim Condensed Consolidated Balance Sheet and Unaudited Interim Condensed Consolidated Statement of Changes in Shareholders’ Deficit throughout all the periods until July 4, 2019, when the Company cancelled these ordinary shares. The original commercial intent behind the arrangement regarding such 9,920,000 ordinary shares was later reflected in the Company’s share award plan, whose pool of available shares for future grants encompassed such 9,920,000 shares.

As of December 31, 2019, 1,500,000,000 shares had been authorized, 100,080,000 ordinary shares were issued and outstanding.

On February 10, 2020, all issued and outstanding ordinary shares of the Company were re-designated as Class B ordinary shares, and each Class B ordinary share was entitled to 10 votes. Mr. Peng Zhao, Founder and CEO of the Group was deemed to beneficially own all of the Company’s issued Class B ordinary shares.

On August 21, 2020, the Company newly issued a total of 4,122,853 Class A ordinary shares to Coatue PE Asia 26 LLC with a total consideration of US$11,431. Meanwhile, TECHWOLF LIMITED sold a total of 3,752,934 Class B ordinary shares (“Transferred Shares”) to Image Frame Investment (HK) Limited, and immediately after the completion of the transfer, the Company re-designated Transferred Shares into Class A ordinary shares.

On September 19, 2020, the Company issued 3,657,853 Class A ordinary shares to TWL Fellows Holding Limited. TWL Fellows Holding Limited, a consolidated VIE of the Company incorporated on January 14, 2020 in the British Virgin Islands, was established as an employee shareholding vehicle (a “Trust”) for the purpose of implementing the Company’s share award plan. Therefore, the Company’s ordinary shares issued to TWL Fellows Holding Limited are presented as treasury shares in the Unaudited Interim Condensed Consolidated Balance Sheet and Unaudited Interim Condensed Consolidated Statement of Changes in Shareholders’ Deficit. Other than holding the Company’s ordinary shares, the Trust does not have any assets.

The Company’s treasury shares only represent the aforementioned ordinary shares issued to the Company’s consolidated VIE, the Trust, for the implementation of the Company’s share award plan.

On November 27, 2020, the Company issued and granted 24,780,971 Class B ordinary shares to TECHWOLF LIMITED. On the same day, the voting rights of a total of 121,108,037 Class B ordinary shares was modified and each Class B ordinary share was entitled to 15 votes.

As of December 31, 2020, 1,500,000,000 shares had been authorized. 11,533,640 Class A ordinary shares were issued, out of which 7,875,787 Class A ordinary shares were outstanding, and 121,108,037 Class B ordinary shares were issued and outstanding.

KANZHUN LIMITED

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, unless otherwise noted)

14. ORDINARY SHARES (CONTINUED)

On March 12, 2021, TECHWOLF LIMITED transferred a total of 1,965,361 and 1,876,467 Class B ordinary shares to two new external investors named Index Capital International Limited and Duckling Fund L.P., respectively, and those shares were automatically converted into Class A ordinary shares upon the closing of share transfer between the shareholders.

The Company repurchased a total of 1,181,339 Class B ordinary shares from TECHWOLF LIMITED at a price of US$ 5.33 per Class B ordinary share in March 2021. Immediately after the repurchase, those Class B ordinary shares were cancelled. The difference between the purchase price and the fair value of Class B ordinary share was recorded as additional paid-in capital in the unaudited interim condensed financial statements.

As of March 31, 2021, 1,500,000,000 shares had been authorized. 15,375,468 Class A ordinary shares were issued, out of which 11,717,615 Class A ordinary shares were outstanding, and 116,084,870 Class B ordinary shares were issued and outstanding.

15. CONVERTIBLE REDEEMABLE PREFERRED SHARES

On May 20, 2014, the Company entered into a shares purchase agreement with certain investors, pursuant to which 60,000,000 Convertible Redeemable Series A Preferred Shares (“Series A Preferred Shares”) were issued on May 20, 2014 for an aggregated consideration of US$3,000. The Company incurred issuance costs of US$20 in connection with this offering.

On December 16, 2014, the Company entered into a shares purchase agreement with certain investors, pursuant to which 26,666,667 Convertible Redeemable Series B Preferred Shares (the “Series B Preferred Shares”) were issued on December 16, 2014 for an aggregated consideration of US$4,000. The Company incurred issuance costs of US$41 in connection with the offering of Series B Preferred Shares. Besides, the Company also issued 13,333,333 Series B Preferred Shares to TECHWOLF LIMITED, controlled by Mr. Peng Zhao, the Company’s founder, chairman and chief executive officer, with no consideration received.

On April 8, 2015, the Company entered into a shares purchase agreement with certain investors, pursuant to which 48,000,000 Convertible Redeemable Series C Preferred Shares (the “Series C Preferred Shares”) were issued on April 8, 2015 for an aggregated consideration of US$10,000. The Company incurred issuance costs of US$40 in connection with this offering. Besides, the Company repurchased a total of 13,333,333 Series B Preferred Shares issued to TECHWOLF LIMITED at par value. Those Series B Preferred Shares were sold to one of previous Series B investor on April 8, 2015 at the Series B Preferred Shares issuance price.

On July 7, 2016, the Company entered into a shares purchase agreement with certain investors, pursuant to which 45,319,316 Convertible Redeemable Series C-1 Preferred Shares (the “Series C Preferred Shares”, “Series C-1 Preferred Shares, or Series C Preferred Shares Tranche I”) were issued on July 7, 2016 for an aggregated consideration of US$12,508. The Company incurred issuance costs of US$86 in connection with this offering of Series C-1 Preferred Shares Tranche I.

On August 15, 2016, the Company entered into a shares purchase agreement with certain investors, pursuant to which 42,251,744 Convertible Redeemable Series C-2 Preferred Shares (the

KANZHUN LIMITED

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, unless otherwise noted)

15. CONVERTIBLE REDEEMABLE PREFERRED SHARES (CONTINUED)

“Series C Preferred Shares”, “Series C-2 Preferred Shares, or Series C Preferred Shares Tranche II”) were issued on August 15, 2016 for an aggregated consideration of US$18,000. The Company incurred issuance costs of US$100 in connection with this offering.

On February 10, 2017, the Company entered into a shares purchase agreement with certain investors, pursuant to which 11,497,073 Convertible Redeemable Series C-3 Preferred Shares (the “Series C Preferred Shares”, “Series C-3 Preferred Shares, or Series C Preferred Shares Tranche III”) were issued on February 10, 2017 for an aggregated consideration of US$6,001. The Company incurred issuance costs of US$32 in connection with this offering.

On November 2, 2017, the Company entered into a shares purchase agreement with certain investors, pursuant to which 60,856,049 Convertible Redeemable Series D Preferred Shares (the “Series D Preferred Shares”) were issued on November 2, 2017 for an aggregated consideration of US$43,394. The Company incurred issuance costs of US$1,132 in connection with this offering.

On December 18, 2018, the Company entered into a shares purchase agreement with certain investors, pursuant to which 83,474,263 Convertible Redeemable Series E Preferred Shares (the “Series E Preferred Shares”) were issued on December 18, 2018 for an aggregated consideration of US$130,000. The Company incurred issuance costs of US$3,376 in connection with this offering.

On March 8, 2019, the Company entered into a shares purchase agreement with certain investors, pursuant to which 32,373,031 Convertible Redeemable Series E-1 Preferred Shares (the “Series E Preferred Shares”, “Series E-1 Preferred Shares, or Series E Preferred Shares Tranche I”) were issued on March 8, 2019 for an aggregated consideration of US$55,000. The Company incurred issuance costs of US$1,982 in connection with this offering.

On July 4, 2019, the Company entered into a shares purchase agreement with certain investors, pursuant to which 28,226,073 Convertible Redeemable Series E-2 Preferred Shares (the “Series E Preferred Shares”, “Series E-2 Preferred Shares, or Series E Preferred Shares Tranche II”) were issued on July 4, 2019 for an aggregated consideration of US$50,000. The Company incurred issuance costs of US$1,917 in connection with this offering.

On February 10, 2020, the Company entered into a shares purchase agreement with certain investors, pursuant to which 48,689,976 Convertible Redeemable Series F Preferred Shares (the “Series F Preferred Shares”) were issued on February 10, 2020 for an aggregated consideration of US$150,000. The Company incurred issuance costs of US$1 in connection with this offering.

On November 27, 2020, the Company entered into a shares purchase agreement with certain investors, pursuant to which 50,664,609 Convertible Redeemable Series F+ Preferred Shares (the “Series F Preferred Shares”, “Series F-plus Preferred Shares, or Series F Preferred Shares”) were issued on November 27, 2020 for an aggregated consideration of US$270,000. The Company incurred issuance costs of US$3,080 in connection with this offering.

KANZHUN LIMITED

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, unless otherwise noted)

15. CONVERTIBLE REDEEMABLE PREFERRED SHARES (CONTINUED)

The Series A, B, C, D, E and F Preferred Shares are collectively referred to as the Preferred Shares. The holders of Preferred Shares are collectively referred to as the Preferred Shareholders. The key terms of the Preferred Shares issued by the Company are as follows:

Conversion Rights

Optional Conversion

Each Series A, B, C, D, E and F Preferred Share shall be convertible, at the option of the holder thereof, at any time and without the payment of additional consideration by the holder thereof, into such number of Class A ordinary shares as is determined by the quotient of the applicable issue price divided by the then effective applicable conversion price with respect to such particular series of Preferred Shares, which shall initially be the applicable issue price for the Series A B, C, D, E and F Preferred Shares, as the case may be, resulting in an initial conversion ratio for the Preferred Shares of 1:1, and shall be subject to adjustment and readjustment from time to time, including but not limited to additional equity securities issuances, share dividends, distributions, subdivisions, redemptions, combinations, or reorganizations, mergers, consolidations, reclassifications, exchanges or substitutions.

Automatic Conversion

Each Preferred Share is convertible, at the option of the holder, at any time after the date of issuance of such Preferred Shares according to a conversion ratio, subject to adjustments for dilution, including but not limited to stock splits, stock dividends and capitalization and certain other events. Each Preferred Share is convertible into a number of ordinary shares determined by dividing the applicable original issuance price by the conversion price (initially being 1 to 1 conversion ratio). The conversion price of each Preferred Share is the same as its original issuance price and no adjustments to conversion price have occurred so far.

Each Series A, B, C, D, E and F Preferred Share shall automatically be converted into Class A ordinary shares, at the then applicable preferred share conversion price upon (i) closing of a Qualified Initial Public Offering (“Qualified IPO”), or (ii) the written approval of the holders of a majority of each series of Preferred Shares (calculated and voting separately in their respective single class on an as-converted basis).

Prior to the Series D Preferred Shares issuance on November 2, 2017, a “Qualified IPO” was defined as an initial public offering with gross proceeds no less than US$60 million and capitalization of the Company of no less than US$350 million prior to such initial public offering. Upon the issuance of Series D Preferred Shares, the gross proceeds and market capitalization criteria for a “Qualified IPO” were increased to US$90 million and US$900 million, respectively. Upon the issuance of Series E Preferred Shares, the gross proceeds and market capitalization criteria for a “Qualified IPO” were increased to US$100 million and US$2,000 million, respectively. Upon the issuance of Series F Preferred Shares, the gross proceeds and market capitalization criteria for a “Qualified IPO” were increased to US$100 million and US$3,300 million, respectively. Upon the issuance of Series F-plus Preferred Shares, the gross proceeds and market capitalization criteria for a “Qualified IPO” were increased to US$300 million and US$5,000 million, respectively.

KANZHUN LIMITED

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, unless otherwise noted)

15. CONVERTIBLE REDEEMABLE PREFERRED SHARES (CONTINUED)

Voting Rights

Each holder of Series A, B, C, D, E and F Preferred Shares is entitled to cast the number of votes equal to the number of Class A ordinary shares such Preferred Shares would be entitled to convert into at the then effective conversion price. There was a modification to the voting rights of the shares controlled by Mr. Peng Zhao when the Series F and Series F-plus Preferred Shares were issued as follows:

•	the voting rights of ordinary shares controlled by Mr. Peng Zhao was modified to carry 10 votes in connection with the Series F Preferred Shares financing; and

•	the voting rights of shares controlled by Mr. Peng Zhao was modified to carry 15 votes in connection with the Series F-plus Preferred Shares financing.

Dividend Rights

Each Preferred Share shall have the right to receive dividends, on an as-converted basis, when, as and if declared by the Board. No dividend shall be paid on the ordinary shares at any time unless and until all dividends on the Preferred Shares have been paid in full. No dividends on preferred and ordinary shares have been declared since the issuance date until March 31, 2021.

Liquidation Preference

In the event of any liquidation (unless waived by the majority of Preferred Shareholders) including deemed liquidation, dissolution or winding up of the Company, Preferred Shareholders shall be entitled to receive a per share amount equal to 100% of the original preferred share issuance price of the respective series of Preferred Shares, as adjusted for share dividends, share splits, combinations, recapitalizations or similar events, plus all accrued and declared but unpaid dividends thereon, in the sequence of Series F Preferred Shares, Series E Preferred Shares, Series D Preferred Shares, Series C Preferred Shares, Series B Preferred Shares, and Series A Preferred Shares. After such liquidation amounts have been paid in full, any remaining funds or assets of the Company legally available for distribution to shareholders shall be distributed on a pro rata, pari passu basis among the holders of the Preferred Shares, on an as-converted basis, together with the holders of the ordinary shares.

Redemption Rights

At any time commencing on a date specified in the shareholders’ agreement (the “Redemption Start Date”), holders of majority (more than 50%) of the then outstanding Series A, B, C, D, E, and F Preferred Shares may request a redemption of the Preferred Shares of such series. On receipt of a redemption request from the holders, the Company shall redeem all or part, as requested, of the outstanding Preferred Shares of such series.

The Redemption Start Date of Preferred Shares have been amended for a number of times historically. If any holder of any series of Preferred Shares exercises its redemption right, any holder of other series of Preferred Shares shall have the right to exercise the redemption of its series at the same time.

KANZHUN LIMITED

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, unless otherwise noted)

15. CONVERTIBLE REDEEMABLE PREFERRED SHARES (CONTINUED)

The redemption prices have been modified historically. Prior to the issuance of Series F Preferred Shares, the price at which each Preferred Share shall be redeemed shall equal to the original Preferred Shares issue price for such series plus 10% compound interest per annum (calculated from the issuance dates of the respective series of Preferred Shares), and declared but unpaid dividends. Upon the issuance of Series F Preferred Shares, the price at which each Preferred Share shall be redeemed shall equal to the original Preferred Shares issue price for such series plus 8% simple interest per annum (calculated from the issuance dates of the respective series of Preferred Shares), and declared but unpaid dividends.

If on the redemption date triggered by the occurrence of any redemption event, the Company’s assets or funds which are legally available are insufficient to pay in full the aggregate redemption price for Preferred Shares requested to be redeemed, upon the request of a redeeming shareholder, the Company shall execute and deliver a two-year note, bearing an interest of ten percent (10%) per annum and with repayment of the principal and interest to be made on a monthly basis over a period of twenty-four (24) months. Preferred Shares subject to redemption with respect to which the Company has become obligated to pay the redemption price but which it has not paid in full shall continue to have all the rights and privileges which such Preferred Shareholders had prior to such date, until the redemption price has been paid in full with respect to such Preferred Shares.

Accounting for Preferred Shares

The Company classified the Preferred Shares in the mezzanine section of the Consolidated Balance Sheets because they were redeemable at the holders’ option any time after a certain date and were contingently redeemable upon the occurrence of certain liquidation event outside of the Company’s control. The Preferred Shares are recorded initially at fair value, net of issuance costs.

The Company records accretion on the Preferred Shares, where applicable, to the redemption value from the issuance dates to the earliest redemption dates. The accretion, calculated using the effective interest method, is recorded against retained earnings, or in the absence of retained earnings, by charging against additional paid-in capital. Once additional paid-in capital has been exhausted, additional charges are recorded by increasing the accumulated deficit. The accretion of Preferred Shares was RMB64,794(US$9,143) and RMB92,263 (US$14,041) for the three months ended March 31, 2020 and 2021, respectively.

The Company has determined that, under the whole instrument approach, host contract of the Preferred Shares is more akin to a debt host, given the Preferred Shares holders have potential creditors’ right in the event of insufficient fund upon redemption, along with other debt-like features in the terms of the Preferred Shares, including the redemption rights. However, the Company determined that the embedded feature, including conversion feature, do not require bifurcation as they either are clearly and closely related to the host or do not meet definition of a derivative.

The Company has determined that there was no beneficial conversion feature attributable to all Preferred Shares because the initial effective conversion prices of these Preferred Shares were higher than the fair value of the Company’s ordinary shares determined by the Company taking into account of an independent third-party appraiser.

KANZHUN LIMITED

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, unless otherwise noted)

15. CONVERTIBLE REDEEMABLE PREFERRED SHARES (CONTINUED)

Modification of Preferred Shares

The Company assesses whether an amendment to the terms of its convertible redeemable preferred shares is an extinguishment or a modification based on a qualitative evaluation of the amendment. If the amendment adds, removes, significantly changes to a substantive contractual term or to the nature of the overall instrument, the amendment results in an extinguishment of the preferred shares. The Company also assess if the change in terms results in value transfer between Preferred Shareholders or between Preferred Shareholders and ordinary shareholders.

When convertible redeemable preferred shares are extinguished, the difference between the fair value of the consideration transferred to the convertible redeemable Preferred Shareholders and the carrying amount of such preferred shares (net of issuance costs) is treated as a deemed dividend to the Preferred Shareholders. When convertible redeemable preferred shares are modified and such modification results in value transfer between Preferred Shareholders and ordinary shareholders, the change in fair value resulted from the amendment is treated as a deemed dividend to or from the Preferred Shareholders.

Preferred Shares modification were mainly included below:

•

Starting from the issuance of Series C Preferred Shares, optional redemption date of each pre-existing Preferred Shares was modified and extended to the fifth anniversary of each newly issued series of Preferred Shares applicable closing date; and

•

On February 10, 2020, the Redemption Start Date of Series A, B, C, D, and E Preferred Shares was extended from July 5, 2024 to February 10, 2025, which is to be in line with the optional redemption date of Series F Preferred Shares. In the meanwhile, redemption price interest rate was lowered from 10% compound interest per annum to 8% simple interest per annum commencing from Series F Preferred Shares original issuance date and ending on the date of redemption.

From both quantitative and qualitative perspectives, the Company assessed the impact of these modifications and concluded that they represent a modification rather than extinguishment of pre-existing Preferred Shares, and the impact of the modification is immaterial.

KANZHUN LIMITED

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, unless otherwise noted)

15. CONVERTIBLE REDEEMABLE PREFERRED SHARES (CONTINUED)

The Company’s convertible redeemable Preferred Shares activities for the three months ended March 31, 2020 and 2021 are summarized below:

	Series A Shares		Series B Shares		Series C Shares		Series D Shares		Series E Shares		Series F Shares
	Number of shares	Amount (RMB)	Number of shares	Amount (RMB)	Number of shares	Amount (RMB)	Number of shares	Amount (RMB)	Number of shares	Amount (RMB)	Number of shares	Amount (RMB)
Balance as of January 1, 2020	60,000,000	33,434	40,000,000	62,785	147,068,133	443,367	60,856,049	352,586	144,073,367	1,711,329	—	—
Issuance of Series F Preferred Shares, net of issuance cost	—	—	—	—	—	—	—	—	—	—	48,689,976	1,048,706
Accretion on convertible redeemable preferred shares to redemption value	—	721	—	1,364	—	9,262	—	7,528	—	36,176	—	9,743

Balance as of March 31, 2020	60,000,000	34,155	40,000,000	64,149	147,068,133	452,629	60,856,049	360,114	144,073,367	1,747,505	48,689,976	1,058,449

Balance as of January 1, 2021	60,000,000	36,177	40,000,000	67,976	147,068,133	478,565	60,856,049	380,782	144,073,367	1,845,033	99,354,585	2,882,063
Accretion on convertible redeemable preferred shares to redemption value	—	595	—	1,128	—	7,638	—	6,087	—	28,725	—	48,088

Balance as of March 31, 2021	60,000,000	36,772	40,000,000	69,104	147,068,133	486,203	60,856,049	386,869	144,073,367	1,873,758	99,354,585	2,930,151

KANZHUN LIMITED

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, unless otherwise noted)

16. SHARE-BASED COMPENSATION

From year of 2014 through March 31, 2021, the Company has granted options to certain directors, executive officers and employees. The maximum aggregate number of ordinary shares that are authorized to be issued under the Company’s share award plans is 145,696,410 as of December 31, 2020 and March 31, 2021, respectively. The share options have a contractual term of ten years.

Share options granted contained service conditions. With respect to the service conditions, there are 3 types of vesting schedule, which are: (i) 25% of the share options shall become vested on each anniversary of the vesting commencement date for 4 years thereafter; (ii) 50% of the share options shall become vested on each anniversary of the vesting commencement date for 2 years thereafter; (iii) immediately vested upon grant.

For share options contained service conditions only, those awards are measured at the grant date fair value and recognized as expenses over the requisite service period, which is the vesting period. For certain options granted to employees, even though the service condition might have been satisfied, employees are required to provide continued service through the occurrence of an initial public offering or change of control (“Trigger Event”). Given the vesting of the share options granted is contingent upon the occurrence of Trigger Event, no share-based compensation expense is recognized related with those grants with performance condition. Instead, those expense will be accelerated upon the occurrence of Trigger Event.

The following table sets forth the stock options activity for the three months ended March 31, 2020 and 2021:

	Number of options	Weighted- average exercise price per share	Weighted average remaining contractual term	Aggregate intrinsic value	Weighted average fair value of options per share
		US$	Years	US$’000	US$
Outstanding as of January 1, 2020	86,221,721	0.76	7.22	65,994	0.27
Granted	13,452,727	2.28	—	—	—
Forfeited	(1,283,375)	0.73	—	—	—

Outstanding as of March 31, 2020	98,391,073	0.97	6.57	85,510	0.46

Outstanding as of January 1, 2021	107,133,353	1.16	6.84	226,639	0.64
Granted	10,725,102	2.84	—	—	—
Forfeited	(604,059)	1.79	—	—	—

Outstanding as of March 31, 2021	117,254,396	1.31	6.88	640,967	1.07

Vested and expected to vest as of March 31, 2021	117,254,396	1.31	6.88	640,967	1.07

Exercisable as of March 31, 2021	93,749,810	1.54	7.65	491,406	1.25

The aggregate intrinsic value is calculated as the difference between the exercise price of the underlying awards and the estimated fair value of the underlying stock at each reporting date.

KANZHUN LIMITED

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, unless otherwise noted)

16. SHARE-BASED COMPENSATION (CONTINUED)

Prior to the completion of the IPO, the Company has used binomial option-pricing model to determine the fair value of the share options as of the grant dates. Key assumptions (or ranges thereof) are set as below:

	For the three months ended March 31,
	2020	2021
Exercise price (US$)	0.66-3.0807	0.0001-5.33
Fair value of the ordinary shares on the date of option grant	1.84	6.78
Risk-free interest rate(1)	1.70%	1.96%
Expected term (in years)	10	10
Expected dividend yield(2)	0%	0%
Expected volatility(3)	56.5%	59.8%
Expected early exercise multiple	2.2x-2.8x	2.2x-2.8x

(1)

The risk-free interest rate of periods within the contractual life of the share option is based on the market yield of U.S. Treasury Strips with a maturity life equal to the expected life to expiration.

(2)	The Company has no history or expectation of paying dividends on its ordinary shares.
(3)	Expected volatility is estimated based on the average of historical volatilities of the comparable companies in the same industry as at the valuation dates.

The following table sets forth the amount of share-based compensation expense included in each of the relevant financial statement line items:

	For the three months ended March 31,
	2020	2021
	RMB	RMB
Cost of revenues	257	3,485
Sales and marketing expenses	4,557	1,946
Research and development expenses	4,972	16,572
General and administrative expenses	6,485	26,655

	16,271	48,658

As of March 31, 2021, there were RMB22,154 of unrecognized compensation expenses related to stock options for which the service conditions had been met and are expected to be recognized when Trigger Events occurs, the performance conditions are achieved, and RMB93,142 of unrecognized compensation expenses related to stock options for which the service conditions will be met over a weighted average period of 1.58 years.

KANZHUN LIMITED

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, unless otherwise noted)

17. BASIC AND DILUTED NET LOSS PER SHARE

Basic and diluted net loss per share have been calculated in accordance with ASC 260, Earnings Per Share. Basic net loss per share is computed using the weighted average number of ordinary shares outstanding during the period. Diluted net loss per share is computed using the weighted average number of ordinary shares and dilutive potential ordinary shares outstanding during the period. The computation of earnings per share for the three months ended March 31, 2020 and 2021 is as follows:

	For the three months ended March 31,
	2020	2021
	RMB	RMB
Numerator:
Net loss	(278,832)	(176,179)
Accretion on convertible redeemable Preferred Shares to redemption value	(64,794)	(92,263)

Net loss attributable to KANZHUN LIMITED’s ordinary shareholders, basic and diluted	(343,626)	(268,442)

Denominator:
Weighted average number of ordinary shares used in computing net loss per share	107,305,026	136,255,542

Net loss per share attributable to ordinary shareholders:
—Basic	(3.20)	(1.97)
—Diluted	(3.20)	(1.97)

The following ordinary shares equivalent were excluded from the computation of diluted net loss per ordinary share for the periods presented because including them would have had an anti-dilutive effect:

	As of March 31,
	2020	2021
Shares issuable upon conversion of Preferred Shares	479,285,338	551,352,134
Shares issuable upon exercise of share options	42,175,611	81,475,642

18. COMMITMENTS AND CONTINGENCIES

Commitments

The Group engaged third parties for promoting its brand image through various advertising channels, including advertising on internet search engines, platforms and other traditional off-line media. The amount of advertising commitments relates to the committed advertising services that have not been delivered and paid. As of March 31, 2021, future minimum advertising commitments under non-cancelable agreements are RMB93.2 million.

The Group has outstanding commitments on several non-cancellable operating lease agreements. Operating lease commitment within one year or less lease term, for which the Group

KANZHUN LIMITED

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, unless otherwise noted)

18. COMMITMENTS AND CONTINGENCIES (CONTINUED)

elected not recognize any lease liability or right-of-use asset, and operating lease contracts which lease commencement date has not been started yet, therefore not yet reflected in the unaudited interim condensed consolidated financial statements as of December 31, 2020 and March 31, 2021 were RMB1,342 and RMB48,207, respectively.

Contingencies

From time to time, the Group is subject to legal proceedings, investigations and claims incidental to the conduct of its business. As of December 31, 2020 and March 31, 2021, the Group was not involved in any legal or administrative proceedings that the Group believes may have a material adverse impact on the Group’s business, balance sheets or results of operations and cash flows.

19. FAIR VALUE MEASUREMENTS

As of December 31, 2020 and March 31, 2021, information about inputs into the fair value measurement of the Group’s assets and liabilities that are measured or disclosed at fair value on a recurring basis in periods subsequent to their initial recognition is as follows:

		Fair value measurement at reporting date using
Description	Fair value as of December 31, 2020	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	RMB	RMB	RMB	RMB
Assets:
Short-term investments wealth management products	536,401	—	536,401	—

		Fair value measurement at reporting date using
Description	Fair value as of March 31, 2021	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	RMB	RMB	RMB	RMB
Assets:
Short-term investments wealth management products	550,331	—	550,331	—

When available, the Group uses quoted market prices to determine the fair value of an asset or liability. If quoted market prices are not available, the Group will measure fair value using valuation techniques that use, when possible, current market-based or independently sourced market parameters, such as interest rates and currency rates. Following is a description of the valuation techniques that the Group uses to measure the fair value of assets that the Group reports in its Unaudited Interim Condensed Consolidated Balance Sheets at fair value on a recurring basis.

Short-term investments

Short-term investment consists of wealth management products, which are valued by the Group on a recurring basis. The Group values its short-term wealth management products investments held

KANZHUN LIMITED

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, unless otherwise noted)

19. FAIR VALUE MEASUREMENTS (CONTINUED)

in certain banks using model-derived valuations based upon discounted cash flow, in which significant inputs, mainly including expected return, are observable or can be derived principally from, or corroborated by, observable market data, and accordingly, the Group classifies the valuation techniques that use these inputs as Level 2. The expected return of the financial products were determined based on the prevailing interest rates in the market.

20. SUBSEQUENT EVENTS

The Group has evaluated subsequent events through May 12, 2021, which is the date the unaudited interim condensed consolidated financial statements are issued.

Events Subsequent to Original Issuance of Financial Statements

In connection with the reissuance of the unaudited interim condensed consolidated financial statements, the Group has evaluated subsequent events through May 21, 2021, the date the financial statements are reissued. The Group concluded that no subsequent events have occurred that would require recognition or disclosure in the unaudited interim condensed consolidated financial statements other than as discussed below.

On May 21, 2021, the Company resolved certain Board resolutions. Firstly, the board of directors and shareholders approved to issue 24,745,531 Class B ordinary shares to TECHWOLF LIMITED, controlled by Mr. Peng Zhao, Founder and CEO of the Group, at a par value of US$0.0001 per share, immediately after the listing of the Company’s American Depositary Shares (“ADSs”) on the Nasdaq Global Select Market. Besides, immediately prior to the completion of the IPO, the Company’s authorized shares will be increased from 1,500,000,000 shares to 2,000,000,000 shares.

On the same day, the Company amended and restated its current share incentive plan (“the Plan”). Upon the completion of the IPO, the maximum number of shares of the Company available for issuance pursuant to all awards under the Plan shall initially be 145,696,410 shares, plus an annual increase on the first day of each fiscal year of the Company during the five-year term of the Plan commencing with the fiscal year beginning January 1, 2022, by an amount equal to the 1.5% of total number of shares issued and outstanding on as-converted basis on the last day of the immediately preceding fiscal year.

21. STATUTORY RESERVES AND RESTRICTED NET ASSETS

Pursuant to laws applicable to entities incorporated in the PRC, the Group’s subsidiaries in the PRC must make appropriations from after-tax profit to non-distributable reserve funds. These reserve funds include one or more of the following: (i) a general reserve, (ii) an enterprise expansion fund and (iii) a staff bonus and welfare fund. Subject to certain cumulative limits, the general reserve fund requires an annual appropriation of 10% of after tax profit (as determined under accounting principles generally accepted in the PRC at each year-end) until the accumulative amount of such reserve fund reaches 50% of a company’s registered capital, the other fund appropriations are at the subsidiaries’ discretion. These reserve funds can only be used for specific purposes of enterprise expansion and staff bonus and welfare and are not distributable as cash dividends. During the three months ended March 31, 2020 and 2021, no appropriations to the statutory reserve have been made by the Group.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

The post-offering memorandum and articles of association that we expect to adopt and to become effective immediately prior to the completion of this offering provide that we shall indemnify our directors and officers (each an indemnified person) against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such indemnified person, other than by reason of such person’s own dishonesty, willful default or fraud, in or about the conduct of our company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including, without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such indemnified person in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere.

Pursuant to the indemnification agreements, the form of which is filed as Exhibit 10.2 to this registration statement, we agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

The underwriting agreement, the form of which will be filed as Exhibit 1.1 to this registration statement, will also provide indemnification for us and our officers and directors for certain liabilities.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7.	RECENT SALES OF UNREGISTERED SECURITIES.

In the past three years, we have issued the following securities. We believe that each of the following issuances was exempt from registration under the Securities Act pursuant to Section 4(a)(2) of the Securities Act regarding transactions not involving a public offering or in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions. No underwriters were involved in these issuances of securities.

Securities/Purchaser	Date of Issuance	Number of Securities	Consideration
Class A ordinary shares
Coatue PE Asia 26 LLC	August 21, 2020	4,122,853	US$11,431,206

Class B ordinary shares
TECHWOLF LIMITED	November 27, 2020	24,780,971	US$2,478

Series E preferred shares
GGV Capital VI L.P.	December 18, 2018	12,311,525	US$19,173,554
GGV Capital VI Entrepreneurs Fund L.P.	December 18, 2018	530,669	US$826,446
GGV Capital VI Plus L.P.	December 18, 2018	19,263,291	US$30,000,000
Global Private Opportunities Partners II Offshore Holdings LP	December 18, 2018	3,350,528	US$5,218,000
Global Private Opportunities Partners II LP	December 18, 2018	3,070,569	US$4,782,000
Banyan Partners Fund II, L.P.	December 18, 2018	3,210,549	US$5,000,000
Shenzhen Hina New Economic Equity Investment Fund Partnership (Limited Partnership)	December 18, 2018	9,631,646	US$15,000,000
Hina Group Fund V, L.P.	December 18, 2018	8,989,536	US$14,000,000
Magic Stone Special Opportunity Fund VIII L.P.	December 18, 2018	6,421,097	US$10,000,000
CTG Evergreen Investment X Limited	December 18, 2018	12,842,194	US$20,000,000
Shunwei Technology III Limited	December 18, 2018	642,110	US$1,000,000
DELICATE MASTER LIMITED	December 18, 2018	3,210,549	US$5,000,000

Series E+ preferred shares
INSPIRING LINK LIMITED	March 8, 2019	14,715,014	US$25,000,000
Sunshine Life Insurance Corporation Limited	June 3, 2019	17,658,017	US$30,000,000

Series E-2 preferred shares
Image Frame Investment (HK) Limited	July 4, 2019	28,226,073	US$50,000,000

Series F preferred shares
Coatue PE Asia 26 LLC	February 10, 2020	32,459,984	US$100,000,000
Image Frame Investment (HK) Limited	February 10, 2020	16,229,992	US$50,000,000

Series F+ preferred shares
SCC Growth VI Holdco E, Ltd.	November 27, 2020	18,764,670	US$100,000,000
Internet Fund VI PTE. LTD.	November 27, 2020	18,764,670	US$100,000,000
Coatue PE Asia 26 LLC	November 27, 2020	7,505,868	US$40,000,000
Huaxing Growth Capital III, L.P.	November 27, 2020	3,752,934	US$20,000,000
GGV Capital VI L.P.	November 27, 2020	899,463	US$4,793,388
GGV Capital VI Entrepreneurs Fund L.P.	November 27, 2020	77,541	US$413,224
GGV Capital VI Plus L.P.	November 27, 2020	899,463	US$4,793,388

Options
Certain employees and consultants	Various dates	87,922,156 outstanding options	Past and future services provided by these individuals to us

ITEM 8.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits

See Exhibit Index beginning on page II-4 of this registration statement.

The agreements included as exhibits to this registration statement contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties were made solely for the benefit of the other parties to the applicable agreement and (i) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (ii) may have been qualified in such agreement by disclosure that was made to the other party in connection with the negotiation of the applicable agreement; (iii) may apply contract standards of “materiality” that are different from “materiality” under the applicable securities laws; and (iv) were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement.

We acknowledge that, notwithstanding the inclusion of the foregoing cautionary statements, we are responsible for considering whether additional specific disclosure of material information regarding material contractual provisions is required to make the statements in this registration statement not misleading.

(b) Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

ITEM 9.	UNDERTAKINGS.

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)

For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)

For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering.

For the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(1)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(2)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(3)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

KANZHUN LIMITED

Exhibit Index

Exhibit Number		Description of Document
1.1	*	Form of Underwriting Agreement
3.1	†	Memorandum and Articles of Association of the Registrant, as currently in effect
3.2	†	Form of Amended and Restated Memorandum and Articles of Association of the Registrant, effective immediately prior to the completion of this offering
4.1		Registrant’s Specimen American Depositary Receipt (included in Exhibit 4.3)
4.2		Registrant’s Specimen Certificate for Class A Ordinary Shares
4.3		Form of Deposit Agreement, among the Registrant, the depositary and the holders and beneficial owners of American Depositary Shares issued thereunder
4.4	†	Eleventh Amended and Restated Shareholders Agreement between the Registrant and other parties thereto dated November 27, 2020
5.1	†	Opinion of Harney Westwood & Riegels regarding the validity of the Class A ordinary shares being registered and certain Cayman Islands tax matters
8.1	†	Opinion of Harney Westwood & Riegels regarding certain Cayman Islands tax matters (included in Exhibit 5.1)
8.2	†	Opinion of Tian Yuan Law Firm regarding certain PRC tax matters (included in Exhibit 99.2)
10.1	†	2020 Share Incentive Plan
10.2	†	Form of Indemnification Agreement between the Registrant and its directors and executive officers
10.3	†	Form of Employment Agreement between the Registrant and its executive officers
10.4	†	English translation of the executed form of the Powers of Attorney respectively granted by each shareholders of our VIE, dated February 21, 2020 and as currently in effect, and a schedule of all executed Powers of Attorney adopting the same form
10.5	†	English translation of the Equity Interest Pledge Agreement among our WFOE, our VIE and shareholders of our VIE dated February 21, 2020
10.6	†	English translation of the Exclusive Technology Development, Consulting and Service Agreement between our WFOE and our VIE dated February 10, 2017
10.7	†	English translation of the Exclusive Call Option Agreement among our WFOE, our VIE and shareholders of our VIE dated February 21, 2020
10.8	†	English translation of executed form of the Spousal Consent Letter respectively granted by the spouse of each individual shareholder of our VIE, dated February 21, 2020 and as currently in effect, and a schedule of all executed Spousal Consent Letters adopting the same form
21.1	†	Principal Subsidiaries and VIE of the Registrant
23.1		Consent of PricewaterhouseCoopers Zhong Tian LLP
23.2	†	Consent of Harney Westwood & Riegels (included in Exhibit 5.1)
23.3	†	Consent of Tian Yuan Law Firm (included in Exhibit 99.2)
23.4	†	Consent of Charles Zhaoxuan Yang
23.5	†	Consent of Yonggang Sun
24.1	†	Powers of Attorney (included on signature page)
99.1	†	Code of Business Conduct and Ethics of the Registrant
99.2	†	Opinion of Tian Yuan Law Firm regarding certain PRC law matters
99.3	†	Consent of China Insights Consultancy

*	To be filed by amendment.
†	Previously filed.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, China, on June 4, 2021.

KANZHUN LIMITED

By:	/s/ Peng Zhao
Name: Peng Zhao
Title: Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on June 4, 2021.

Signature	Title

/s/ Peng Zhao Peng Zhao	Chairman and Chief Executive Officer (Principal Executive Officer)

* Xin Xu	Director

* Haiyang Yu	Director

/s/ Yu Zhang Yu Zhang	Director and Chief Financial Officer (Principal Financial and Accounting Officer)

* Xu Chen	Director and Chief Marketing Officer

* Tao Zhang	Director and Chief Technology Officer

*By:	/s/ Peng Zhao
Name: Peng Zhao
Attorney-in-fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of KANZHUN LIMITED has signed this registration statement or amendment thereto in New York, New York on June 4, 2021.

Authorized U.S. Representative Cogency Global Inc.

By:	/s/ Colleen A. De Vries
Name: Colleen A. De Vries
Title: Senior Vice President